The information in this prospectus supplement and the accompanying prospectus relates to an effective registration statement under the Securities Act of 1933, but is not complete may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)5
Registration No. 333-144796

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2007
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 6, 2007

$500,000,000

% Senior Subordinated Notes due 2015
% Senior Subordinated Notes due 2017

          We are offering $          aggregate principal amount of our          % Senior Subordinated Notes due 2015 (the “2015 notes”) and $          aggregate principal amount of our          % Senior Subordinated Notes due 2017 (the “2017 notes” and, together with the 2015 notes, the “notes”). We will pay interest on the notes semi-annually on each          and          , commencing on          , 2008. The 2015 notes will mature on          , 2015 and the 2017 notes will mature on          , 2017. We may redeem the 2015 notes, in whole or in part, on or after          , 2011 and the 2017 notes, in whole or in part, on or after           , 2012, at the respective redemption prices set forth in this prospectus supplement. Prior to          , 2011 and          , 2012, respectively, we may redeem the 2015 notes and/or the 2017 notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium set forth in this prospectus supplement. In addition, prior to          , 2010, we may redeem up to 35% of the 2015 notes and up to 35% of the 2017 notes from the proceeds of certain equity offerings.

          The notes will be our senior subordinated obligations and will be subordinated in right of payment to all of our senior indebtedness. See “Description of the Notes” for a complete description of the terms of the notes.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-13.

	Price to Public		Underwriters’ Discounts and Commissions		Proceeds to the Company

Per note		%		%		%
Total	$		$		$

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Delivery of the notes, in book-entry form only through The Depository Trust Company, will be made on or about           , 2007.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Joint Book-Running Managers
Credit Suisse	Citi	UBS Investment Bank

Lead Manager

Banc of America Securities LLC

Co-Managers

ABN AMRO Incorporated Dresdner Kleinwort		CALYON HSBC

Morgan Stanley

The date of this prospectus supplement is          , 2007.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

          You should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus delivered in connection with this offering. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus delivered in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

          This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in the accompanying prospectus from time to time and in one or more offerings. Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under the heading “Incorporation of Documents by Reference.”

S-i

FORWARD-LOOKING STATEMENTS

          This prospectus supplement, including the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the accompanying prospectus, including the documents incorporated therein by reference, contains forward-looking statements that involve certain contingencies and uncertainties. Generally, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negative thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on our current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:

•	our businesses are highly cyclical and weak general economic conditions may affect the sales of our products and our financial results;

•	our business is sensitive to fluctuations in interest rates and government spending;

•	our ability to successfully integrate acquired businesses;

•	our retention of key management personnel;

•	our businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors;

•	the effects of changes in laws and regulations;

•	our business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics;

•	our continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices;

•	the financial condition of suppliers and customers, and their continued access to capital;

•	our ability to timely manufacture and deliver products to customers;

•	possible work stoppages and other labor matters;

•	our debt outstanding and the need to comply with restrictive covenants contained in our debt agreements;

•	our ability to maintain adequate disclosure controls and procedures, maintain adequate internal control over financial reporting and file our periodic reports with the SEC on a timely basis;

•	our implementation of a global enterprise system and its performance;

•	the investigations by the SEC and the U.S. Department of Justice, Antitrust Division;

•	compliance with applicable environmental laws and regulations;

•	product liability claims and other liabilities arising out of our business; and

•	other factors, including those identified under the caption “Risk Factors.”

          Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements made in this prospectus supplement reflect our expectations and projections as of the date of this prospectus supplement. We do not undertake any obligation to update publicly any forward-looking statement, which may result from changes in events, conditions, circumstances or expectations on which we have based any forward-looking statement, except as required by law.

S-ii

SUMMARY

          This summary highlights information contained elsewhere in this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement carefully, including the “Risk Factors” section and the financial statements and notes to these statements contained or incorporated by reference in this prospectus supplement or in our filings with the Securities and Exchange Commission. All references in this prospectus supplement to “we,” “us,” “our,” “Terex” or the “Company” mean Terex Corporation and its subsidiaries, unless indicated otherwise. All financial information herein excludes discontinued operations, unless the context otherwise requires or where otherwise indicated. In this prospectus supplement, we refer to certain financial measures that are not recognized under U.S generally accepted accounting principles, or GAAP. See “—Summary Consolidated Financial Information—Presentation of Financial and Other Information.”

Our Company

          We are a diversified global manufacturer of capital equipment focused on delivering reliable, customer relevant solutions for the construction, infrastructure, quarrying, mining, shipping, transportation, refining and utility industries. We operate in five reportable segments: (i) Terex Aerial Work Platforms; (ii) Terex Construction; (iii) Terex Cranes; (iv) Terex Materials Processing & Mining; and (v) Terex Roadbuilding, Utility Products and Other. We remain focused on delivering products that are reliable, cost-effective and improve our customers’ return on invested capital, or ROIC. Our products are manufactured at plants in North America, Europe, Australia, Asia and South America, and are sold worldwide. The diversity and balance of our business are shown below in the composition of our net sales by segment and by geography for the fiscal year ended December 31, 2006, excluding the impact of corporate eliminations:

          Our Company was originally incorporated in Delaware in October 1986 as Terex U.S.A., Inc. We have grown at a rapid rate since that time, achieving $7.6 billion of net sales in 2006, a 24.2% increase from our $6.2 billion of net sales in 2005. Since 2002, most of our growth has been achieved organically, as we focus on becoming a superb operating company under the Terex franchise. Our significant net sales growth and operating margin expansion from 2002 through 2006 are shown below.

          We continue to focus on integrating the companies that we have acquired. In the past, our Company operated in a decentralized manner. However, we have increasingly coordinated our operations to improve our business. We are becoming a more unified operating company, one that combines the strengths of many different people, products and technologies under one global umbrella. We have concentrated on improving our financial reporting and will continue to focus on integrating other aspects of our business as well.

          In 2005, we announced an internal improvement plan, the “Terex Business System” or “TBS.” The Terex Business System is based on lean principles and lean thinking as applied to every aspect of our business. This initiative provides the framework for our Company’s activities for years to come, with progress already achieved during 2006. We use ROIC to measure the effectiveness of these initiatives, and have established the goal of delivering an average of 20% or greater ROIC through an economic cycle.

          In addition, we are focusing on expanding our business globally, with an increased emphasis on developing markets such as China, India, Russia, the Middle East and Latin America. We have established several joint ventures as well as a number of wholly owned operations as part of this business development process.

Backlog

          Our backlog, which we define as firm orders that are expected to be filled within one year, has increased substantially over the past several years, rising from $399.9 million as of December 31, 2002 to $4.1 billion as of September 30, 2007. This represents an increase of more than $3.6 billion over that period. We believe the disclosure of backlog aids in the analysis of our customers’ demand for our products, as well as our ability to meet that demand. We anticipate continued strong end markets for the remainder of 2007 and 2008, with most of our products continuing to participate in an expanding global marketplace. The growth in our backlog, as shown in the table below, mainly reflects a continued sharp increase in crane orders, which are outpacing our ability to manufacture and deliver products to our customers, as well as favorable order activity in the Construction segment and the Materials Processing & Mining segment.

          Below is a chart showing our backlog as of September 30, 2007, as well as a year-over-year comparison:

	As of September 30,		Variance

	2007	2006	$	%

	($ amounts in millions)
Aerial Work Platforms	$649.8	$517.3	$132.5	25.6%
Construction	731.6	335.5	396.1	118.1%
Cranes	1,741.8	1,017.6	724.2	71.2%
Materials Processing & Mining	792.5	372.2	420.3	112.9%
Roadbuilding, Utility Products and Other	142.4	224.1	(81.7)	(36.5)%

Total	$4,058.1	$2,466.7	$1,591.4	64.5%

Terex Aerial Work Platforms

          Our Aerial Work Platforms segment designs, manufactures and markets aerial work platform equipment, telehandlers, light construction equipment and construction trailers. Products include material lifts, portable aerial work platforms, trailer-mounted articulating booms, self-propelled articulating and telescopic booms, scissor lifts, telehandlers, construction trailers, trailer-mounted light towers, power buggies, generators, related components and replacement parts, and other products. Customers in the construction and building maintenance industries use these products to build and/or maintain large physical assets and structures. For the nine months ended September 30, 2007, our Aerial Work Platforms segment accounted for approximately 26% of our net sales, delivering 11.1% growth year-over-year with operating margin improving from 18.3% to 20.5%.

Terex Construction

          Our Construction segment designs, manufactures and markets two primary categories of equipment and their related components and replacement parts: heavy construction equipment (including off-highway trucks, scrapers, hydraulic excavators, large wheel loaders, material handlers and truck mounted articulated hydraulic cranes) and compact construction equipment (including loader backhoes, compaction equipment, mini and midi excavators, site dumpers and wheel loaders). Construction, logging, mining, industrial and government customers use these products in construction and infrastructure projects and in coal, minerals, sand and gravel operations. For the nine months ended

September 30, 2007, our Construction segment accounted for approximately 21% of our net sales, delivering 18.5% growth year-over-year with operating margin improving from 2.1% to 3.2%.

Terex Cranes

          Our Cranes segment designs, manufactures and markets mobile telescopic cranes, tower cranes, lattice boom crawler cranes, truck mounted cranes (boom trucks) and telescopic container stackers, as well as their related replacement parts and components. These products are used primarily for construction, repair and maintenance of infrastructure, building and manufacturing facilities. For the nine months ended September 30, 2007, our Cranes segment accounted for approximately 24% of our net sales, delivering 26.9% growth year-over-year with operating margin improving from 8.2% to 11.0%.

Terex Materials Processing & Mining

          Our Materials Processing & Mining segment designs, manufactures and markets crushing and screening equipment (including crushers, impactors, washing systems, screens, trommels and feeders), hydraulic mining excavators, high capacity surface mining trucks, drilling equipment, related components and replacement parts, and other products. Construction, mining, quarrying and government customers use these products in construction and commodity mining. For the nine months ended September 30, 2007, our Materials Processing & Mining segment accounted for approximately 22% of our net sales, delivering 20.8% growth year-over-year with operating margin improving from 11.6% to 11.8%.

Terex Roadbuilding, Utility Products and Other

          Our Roadbuilding, Utility Products and Other (“Roadbuilding/Utility”) segment designs, manufactures and markets asphalt and concrete equipment (including pavers, plants, mixers, reclaimers, stabilizers and profilers), landfill compactors and utility equipment (including digger derricks, aerial devices and cable placers), as well as related components and replacement parts. Government, utility and construction customers use these products to build roads, construct and maintain utility lines, trim trees and for other commercial operations. We also own much of the North American distribution channel for the utility products group through our Terex Utilities distribution network. These operations distribute, install and rent our utility aerial devices and digger derricks as well as other products that service the utility industry. They also provide parts and service support for a variety of our other products, including mixers and aerial devices. We also operate a fleet of rental utility products in the United States and Canada. In addition, this segment includes Terex Financial Services (“TFS”), through which we facilitate loans and leases between customers and various financial institutions. In Europe, Terex Financial Services Holding B.V. (“TFSH”), our joint venture with a European financial institution, assists customers in the acquisition of our products. For the nine months ended September 30, 2007, our Roadbuilding/Utility segment accounted for approximately 7% of our net sales, declining 10.1% year-over-year with operating margin decreasing from 4.4% to 0.8%.

Business Strategy

          Our mission is to delight our current and future construction, infrastructure, mining and other customers with value added offerings that exceed their current and future needs. To achieve our mission we must attract the best people by creating a Terex culture that is safe, exciting, creative, fun and embraces continuous improvement.

          Our vision focuses on the Company’s core constituencies of customers, stakeholders and team members:

•	Customers: We aim to be the most customer responsive company in the industry as determined by our customers.

•	Stakeholders: We aim to be the most profitable company in the industry as measured by ROIC.

•	Team Members: We aim to be the best place to work in the industry as determined by our team members.

          We have grown our net sales and operating income from $2.8 billion and $38.2 million in 2002 to $7.6 billion and $709.5 million in 2006. Over the same period, our backlog has grown from $399.9 million to $2.7 billion and further increased to $4.1 billion as of September 30, 2007. We believe the building blocks of our growth strategy are in place today to sustain our success for the coming years: our people, our facilities, our perspective, our customers, our business model and our operating foundation in the Terex Business System.

Operating Strategy

          We continue to seek improvements through operating initiatives such as the Terex Business System. The Terex Business System is the framework around which we intend to build a better company and achieve our long term goals. The key elements of the Terex Business System are illustrated by the following “TBS House” diagram:

          The TBS House provides a common framework, language and direction for Terex as we work together to build the Company’s future.

        The three foundational elements of the Terex Business System are:

•	Leadership Commitment for Competitive Advantage;

•	Superb Human Resource Practices; and

•	Customer Driven Business Processes, evidenced by continuous improvement in quality, speed and simplicity.

Acquisition Strategy

          Over the last ten years we have completed over 40 acquisitions. Acquisitions and new product development are important components of our growth strategy. We selectively pursue acquisitions through targeting product categories and geographies where we believe we can enhance the customers’ value proposition and grow market share. We seek acquisitions that offer an attractive financial proposition or an opportunity to quickly improve operating performance. We regularly review and may make additional acquisitions in the future, particularly those that would complement our existing operations and be of significant strategic importance, such as expanding our geographic range and/or product diversity.

          Our three largest acquisitions during the last ten years demonstrate the successful execution of our acquisition strategy. These three acquisitions include Genie (September 2002), Demag (August 2002) and Powerscreen (July 1999). With the construction equipment market in which we operate, relatively fragmented and with a number of attractive bolt-on acquisitions available, we believe we are well-positioned to take advantage of attractive acquisition opportunities. See “Use of Proceeds” and “Risk Factors—Risk Related to Our Business—We may face limitations on our ability to integrate acquired businesses.”

Competitive Strengths

          We believe our competitive strengths, together with our balanced and comprehensive business strategy, provide us with the flexibility and capability to achieve our goals.

Diversified and Balanced Revenue Base

          Our business is highly diversified by products, end markets and geography. For the nine months ended September 30, 2007, our net sales were divided into five separate segments with Aerial Work Platforms, Construction, Cranes, Materials Processing & Mining and Roadbuilding/Utility accounting for approximately 26%, 21%, 24%, 22% and 7%, respectively, of total net sales. Additionally, our net sales are highly diversified by end market with less than 10% of our revenues derived from the North American residential construction market. Finally, given our global scale, we benefit from strong growth in non-North American markets, with non-North American sales accounting for approximately 60% of total net sales for year ended December 31, 2006.

Leading Positions in Certain Construction Equipment Markets

          We compete and maintain leading market positions in certain construction equipment markets. Over 60% of our net sales are derived from markets where our primary competitor is smaller than us. Our markets are often characterized by high fragmentation with fewer well-capitalized participants, thereby enabling us to differentiate ourselves through our scale, diverse product offering and breadth of services and gain market share. Additionally, in many markets we compete with smaller niche participants or with industrial conglomerates where construction equipment is not the primary focus, resulting in less direct competition with larger global construction equipment competitors.

Driving Operating Excellence

          Driving operating excellence across the entire value chain is vital to our delivering high quality, reliable products on time and at a low cost to our customers. This means working with our suppliers to cut lead times and increase inventory turnover, improving the quality of our existing and new products, improving our order entry and scheduling activities, and developing effective management systems for all of our processes, products and people. To achieve operating excellence in the supply chain, in design and in manufacturing, we apply lean principles and lean thinking to every aspect of our business. The core applications of the lean approach involve our promoting a culture of continuous improvement and removing waste (anything that does not add value) at every organizational level of the Company, and we have established Terex learning centers to teach these principles to key team members throughout the Company. ROIC is an important element of our operating effectiveness. For the calendar year 2007, we expect to achieve a targeted ROIC of greater than 40%, compared to approximately 38% in the comparable period in 2006.

Proven Ability to Identify and Integrate Acquisitions

          We have a history of successfully identifying and integrating acquisitions and continue to selectively consider acquisitions that meet our criteria, while maintaining our highly selective approach to acquisition opportunities. Over the last ten years, we have identified and successfully integrated over 40 acquisitions. We believe our scale, diversification and integration expertise allow us to consummate acquisitions resulting in synergies, high returns on invested capital and strong free cash flow generation.

Highly Experienced and Proven Management Team

          Our senior and operating level management has extensive experience in the industry. Under the leadership of this team, we have generated a compound annual net sales growth rate of 28.4% from 2002 to the twelve months ended December 31, 2006 and improved operating margin from 1.4% to 9.3% over that period.

Recent Developments

          For the nine months ended September 30, 2007, we realized year-over-year net sales growth of 16.6% for the period, mainly as a result of strong international demand and favorable product sales mix. We also improved our operating margin from 9.6% to 11.0%. The table below shows net sales growth and operating margin improvements in our business segments for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006.

	Net Sales Nine Months Ended September 30,			Operating Margin Nine Months Ended September 30,

	2007	2006	% Change	2007	2006	% Change

	($ amounts in millions)
Aerial Work Platforms	$1,751.9	$1,576.3	11.1%	20.5%	18.3%	2.2%
Construction	1,362.4	1,150.1	18.5%	3.2%	2.1%	1.0%
Cranes	1,571.9	1,238.3	26.9%	11.0%	8.2%	2.8%
Materials Processing & Mining	1,438.7	1,191.1	20.8%	11.8%	11.6%	0.2%
Roadbuilding, Utility Products and Other	496.5	552.3	(10.1)%	0.8%	4.4%	-3.6%
Corporate/Eliminations	(70.0)	(90.0)	(22.2)%	38.4%	42.8%	-4.4%

Total	$6,551.4	$5,618.1	16.6%	11.0%	9.6%	1.4%

          For the nine months ended September 30, 2007, the Aerial Work Platforms segment realized an 11.1% increase in net sales through the period, driven by international sales in Europe, Latin America and Asia Pacific. The Construction segment recognized a net sales increase of 18.5% as strong demand for compact equipment and construction-class excavators in Europe continued. Net sales for the Cranes segment increased 26.9% due to favorable pricing actions and a higher mix of crawler and rough terrain cranes. The Materials Processing & Mining segment reported a net sales increase of 20.8% driven by rising demand for mining trucks and mobile crushing and screening products. The Roadbuilding/Utility segment experienced a net sales decline of 10.1% due primarily to ongoing softness in the North American residential construction market. This segment represented less than 8% of our consolidated net sales for the period. While production capabilities of both the Roadbuilding and Utility Products businesses within this segment continued to improve, end market demand remains soft for certain of their products, particularly for cement mixers within North America. Segment results were also adversely impacted in the third quarter by a bad debt charge of $4.0 million associated with our re-rental business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Other Information

          Our principal executive offices are located at 200 Nyala Farm Road, Westport, Connecticut 06880, and our telephone number is (203) 222-7170.

The Offering

Issuer	Terex Corporation.

Securities Offered	$ aggregate principal amount of % Senior Subordinated Notes due 2015 and $ aggregate principal amount of % Senior Subordinated Notes due 2017.

Maturity	, 2015 for the 2015 notes, 2017 for the 2017 notes.

Interest Payment Dates	We will pay interest on the notes semi-annually on and of each year, beginning , 2008.

Ranking

The notes will be our senior subordinated unsecured obligations. They will rank senior in right of payment to any of our future subordinated indebtedness, equal in right of payment with any of our existing and future senior subordinated indebtedness, and subordinated in right of payment to any of our existing and future senior indebtedness. The notes will be effectively subordinated to indebtedness and other liabilities of our subsidiaries, including guarantees of the Existing Notes. As of September 30, 2007, on an adjusted basis after giving effect to the offering and the repayment of certain indebtedness as described in “Use of Proceeds,” we would have had approximately $246 million of senior indebtedness and approximately $298 million of senior subordinated indebtedness, other than the notes, substantially all of such indebtedness would have been guaranteed by our domestic subsidiaries and, accordingly, would be structurally senior to the notes. See “Risk Factors—Risks Related to this Offering—Your right to receive payment on the notes offered hereby is junior to our existing and future senior debt” and “Risk Factors—Risks Related to this Offering— The notes will be structurally subordinated to all liabilities of our subsidiaries. In addition, our obligations under our bank credit facilities and the Existing Notes are guaranteed by substantially all of our domestic subsidiaries. The notes offered hereby initially will not have the benefit of any guarantees.”

Optional Redemption by Us
2015 notes

We may redeem some or all of the 2015 notes at any time prior to                    , 2011, at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date and a “make-whole” premium. At any time on or after                    , 2011 (which may be more than once), we can choose to redeem some or all of the notes at certain specified prices plus accrued interest. See “Description of the Notes—Optional Redemption.”

2017 notes

We may redeem some or all of the 2017 notes at any time prior to                    , 2012, at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date and a “make-whole” premium. At any

time on or after                    , 2012 (which may be more than once), we can choose to redeem some or all of the notes at certain specified prices plus accrued interest. See “Description of the Notes—Optional Redemption.”

Optional Redemption after Equity Offerings
2015 notes

At any time (which may be more than once) before              , 2010, we can choose to redeem up to 35% of the outstanding 2015 notes with money that we raise in certain equity offerings, as long as we pay                    % of the principal amount of the notes plus accrued interest and at least 65% of the notes originally issued remain outstanding afterwards. See “Description of the Notes—Optional Redemption.”

2017 notes

At any time (which may be more than once) before                  , 2010, we can choose to redeem up to 35% of the outstanding 2017 notes with money that we raise in certain equity offerings, as long as we pay                    % of the principal amount of the notes plus accrued interest and at least 65% of the notes originally issued remain outstanding afterwards. See “Description of the Notes—Optional Redemption.”

Change of Control

Upon a change of control, each holder may require us to repurchase all or a portion of the notes at a purchase price of 101% of their principal amount plus accrued interest, if any, to the date of purchase. See “Description of the Notes— Change of Control.”

Covenants	The indenture will contain covenants that limit what we (and most or all of our subsidiaries) may do. The indenture will limit our ability to:

	•	incur additional indebtedness;

	•	pay dividends and make distributions;

	•	make certain investments;

	•	permit payment or dividend restrictions on certain of our subsidiaries;

	•	transfer and sell assets;

	•	create certain liens;

	•	engage in certain transactions with affiliates;

	•	issue stock of subsidiaries; and

	•	consolidate or merge or sell all or substantially all of our assets and the assets of our subsidiaries.

In addition, we will be obligated to offer to repurchase the notes at a price of 100% of their principal amount plus accrued interest to the date of repurchase in the event of certain asset sales.

These restrictions and prohibitions are subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	Repayment of existing debt, fees and expenses and general corporate purposes, including acquisitions. See “Use of Proceeds.”

Form	The notes will initially be issued in book-entry form through the facilities of DTC and Euroclear. Such notes will be issued in the form of one or more permanent global notes.

Risk Factors

Your investments in the notes will involve certain risks. You should carefully consider the discussion of risks beginning on page S-13 and the other information included in this prospectus supplement and in the documents incorporated by reference herein prior to making an investment in the notes.

          For more complete information about the notes, see the “Description of the Notes” section of this prospectus supplement.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

          The following table sets forth our selected consolidated financial data for the periods presented. The consolidated statements of operations for the years ended December 31, 2006, 2005 and 2004 and the consolidated balance sheet data as of December 31, 2006 and 2005 are derived from our audited consolidated financial statements and related notes as presented elsewhere in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus supplement. The consolidated statements of operations for the years ended December 31, 2002 and 2003 and the consolidated balance sheet data as of December 31, 2004, 2003 and 2002 are derived from our historical consolidated financial statements not included in this prospectus supplement. The selected historical financial data as of and for the nine months ended September 30, 2007 and 2006 is derived from our unaudited interim financial statements as presented elsewhere in this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, which is incorporated by reference in this prospectus supplement and includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for these periods. The results of operations for prior accounting periods are not necessarily indicative of the results to be expected for any future accounting periods. You should read this information together with “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Ratio of Earnings to Fixed Charges,” “Selected Historical Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement.

	Year Ended December 31,					Nine Months Ended September 30,

	2006	2005	2004	2003	2002	2007	2006

	(dollars in millions)
Summary of Operations:
Net sales	$7,647.6	$6,156.5	$4,799.3	$3,844.2	$2,816.5	$6,551.4	$5,618.1
Income from operations	709.5	370.4	211.6	55.8	38.2	721.5	540.1
Income (loss) from continuing operations before cumulative effect of change in accounting principle and discontinued operations	396.5	187.6	320.6	(228.4)	(45.0)	683.3	457.7
Income from discontinued operations – net of tax	11.1	0.9	3.5	1.8	—	—	11.1
Loss on disposition of discontinued operations – net of tax	(7.7)	—	—	—	—	—	(7.7)

Net income (loss)	$399.9	$188.5	$324.1	$(226.6)	$(158.4)	$439.9	$299.0

	As of December 31,								As of September 30,
	2006		2005	2004	2003		2002		2007

	(dollars in millions)
Current Assets and Liabilities:
Current assets	$3,432.8		$2,903.5	$2,647.1	$2,219.5		$2,215.5		$4,063.6
Current liabilities	2,027.2		1,524.6	1,529.5	1,168.6		1,102.1		2,011.0

Property, Plant and Equipment
Net property, plant and equipment	$338.5		$329.9	$362.6	$353.8		$308.1		$386.6
Capital expenditures	78.9		48.6	35.5	27.1		29.2		73.7
Depreciation	61.2		61.4	60.1	67.5		46.9		46.9
Total assets	4,785.9		4,200.3	4,179.1	3,554.2		3,609.8		5,489.0

Capitalization:
Long-term debt, less current portion	$536.1		$1,075.8	$1,114.2	$1,274.8		$1,487.1		$678.0
Stockholders’ equity	1,751.0		1,161.0	1,135.2	674.6		726.9		2,254.4
Dividends per share of Common Stock	—		—	—	—		—		—
Shares of Common Stock outstanding at period end	101.1		99.8	98.8	97.2		94.8		101.6

Other Data:
Ratio of earnings to fixed charges (1)(2)(3)	6.0x		3.4x	2.2x	—	(4)	—	(4)	11.5x
As adjusted ratio of earnings to fixed charges	4.7x	(5)							8.0x (6)

(1)

For purposes of this definition, earnings are defined as income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle excluding minority interest in consolidated subsidiaries and undistributed (income) loss of less than 50% owned investments, plus distributions from less than 50% owned investments and fixed charges. Fixed charges are the sum of interest expense, including debt discount amortization, amortization/writeoff of debt issuance costs and portion of rental expense representative of interest factor.

(2)	There are no shares of preferred stock outstanding.

(3)	See “Ratio of Earnings to Fixed Charges.”

(4)	Less than 1.0x.

(5)

The as adjusted ratio of earnings to fixed charges as of December 31, 2006 assumes first, the incurrence of $500 million of senior subordinated debt at an assumed weighted average interest rate of 7.50% pursuant to this offering, net of the repayment of an average revolving credit balance of $62.0 million at a 5.32% weighted average interest rate, and second, incremental loan origination costs for 8 and 10 years at 1.25%. No incremental interest income is assumed. A 1/8% change in the assumed average interest rate would not change the ratio as adjusted.

(6)

The as adjusted ratio of earnings to fixed charges as of September 30, 2007 assumes first, the incurrence of $500 million of senior subordinated debt at an assumed weighted average interest rate of 7.50% pursuant to this offering, net of the repayment of an average revolving credit balance of $166.9 million at a 7.75% weighted average interest rate, and second, incremental loan origination costs for 8 and 10 years at 1.25%. No incremental interest income is assumed. A 1/8% change in the assumed average interest rate would not change the ratio as adjusted.

Presentation of Financial and Other Information

          In this prospectus supplement, we refer to certain non-GAAP financial measures and our goals for such measures, which we believe provide useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. Furthermore, we believe that non-GAAP financial measures and goals may serve as a complement to, but not a substitute for, GAAP financial measures. You should consider the non-GAAP measures in this prospectus supplement together with “Summary Consolidated Financial Information,” “Selected Historical Consolidated Financial Information” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement.

          We believe that this information is useful to understanding our operating results and the ongoing performance of our underlying businesses. Our management uses these non-GAAP financial measures to establish internal budgets and targets and to evaluate our financial performance against such budgets and targets.

Backlog

          Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of our customers’ demand for product, as well our ability to meet that demand. The backlog of our business is not necessarily indicative of sales to be recognized in a specified future period. Customers may default on their obligations to us due to bankruptcy, lack of liquidity or for other reasons.

Debt

          Debt is calculated using the Consolidated Balance Sheet amounts for notes payable and current portion of long-term debt plus long-term debt, less current portion.

Gross Margin

          Gross margin is defined as the ratio of gross profit to net sales.

Operating Margin

          Operating margin is defined as the ratio of income from operations to net sales.

Return on Invested Capital

          We calculate ROIC by dividing the last four quarters’ income from operations by the average of the sum of total stockholders’ equity plus debt (as defined above) less cash and cash equivalents for the last five quarter ended Consolidated Balance Sheets. ROIC measures how effectively we use money invested in our operations. For example, ROIC highlights the level of value creation when compared to our cost of capital. Our management and board of directors use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs.

Working Capital

          Working capital is calculated using the Consolidated Balance Sheet amounts for trade receivables (net of allowance) plus inventories less trade accounts payable. We view excessive working capital as an inefficient use of our resources, and seek to minimize the level of investment without adversely impacting the ongoing operations of the business.

Market and Industry Data

          This prospectus supplement includes estimates regarding our market and industry, which we based on publicly available information, third-party research, governmental reports and our own estimates. Unless the context otherwise requires, we have given market data for which the most recent information is available, which may be a different time period for different markets. We believe that these sources, in each case, provide reasonable estimates. However, market data is subject to change and cannot be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, we may define our markets in a way that may be different from how third parties, including our competitors, define various markets in which we participate, and market conditions and the competitive landscape are subject to change.

RISK FACTORS

          You should carefully consider the specific risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in the notes. The occurrence of any of the events or actions described in the risk factors below may have a material adverse effect on our business or financial performance. This prospectus supplement and the accompanying prospectus contain or incorporate statements that constitute forward-looking statements regarding, among other matters, our intent, belief or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions.

Risks Related to this Offering

Our level of indebtedness could impair our financial flexibility, competitive position, financial condition and could prevent us from fulfilling our obligations under the notes offered hereby.

          As a result of offering these notes, we will have substantial debt. On an adjusted basis as of September 30, 2007, after giving effect to the offering and the repayment of certain indebtedness as described in “Use of Proceeds,” we would have had $1,044 million of indebtedness. We would also have had significant availability under our revolving credit facility. See “Capitalization.” We are permitted by the terms of the notes offered hereby and our other indebtedness to incur substantial additional indebtedness, subject to the restrictions therein. See “Description of Certain Indebtedness.” Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, could have a material adverse effect on our business, financial condition and results of operations.

          Our substantial indebtedness could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our obligations under our indebtedness, including the notes offered hereby;

•

limit our ability to borrow money or to sell or transfer assets in order to fund future working capital, capital expenditures, any future acquisitions, debt service requirements and other general business requirements;

•

require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to respond to business opportunities; and

•

subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our indebtedness.

          Any of the above listed factors could materially adversely affect our business, financial condition and results of operations.

The terms of our bank credit facilities and the indentures governing our Existing Notes and the notes offered hereby may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

          Our bank credit facilities and the indentures governing our 7-3/8% senior subordinated notes due 2014 (the “Existing Notes”) and the notes offered hereby contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	make certain investments and capital expenditures;

•	acquire new businesses;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

We have debt outstanding and must comply with restrictive covenants in our debt agreements.

          These covenants also require us to meet certain financial tests. Specifically, these financial tests are a consolidated leverage ratio test and a consolidated fixed charge coverage ratio test, as such tests are defined in our debt agreements. While we are currently in compliance with both of the foregoing tests, increases in our debt or decreases in our earnings could cause us to be in default of these financial covenants. A failure to comply with our debt covenants could result in an event of default that, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. If we default on our bank credit facilities or the indentures governing the Existing Notes or the notes offered hereby or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us; and

•	could in certain circumstances elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable,

either of which could result in an event of default under the indentures governing the notes offered hereby. In addition, changes in economic or business conditions, results of operations or other factors could cause us to default under our debt agreements. A default, if not waived by our lenders, could result in acceleration of our debt and possibly bankruptcy.

Servicing our debt will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations, including making payments on the notes.

          Our business may not generate sufficient cash flow from operating activities. Our ability to make payments on and to refinance our debt, including the notes offered hereby, and to fund planned capital expenditures will depend on our ability to generate cash in the future. To some extent, this is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Lower revenues, or uncollectible receivables, generally will reduce our cash flow.

          We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our bank credit facilities or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes offered hereby. We cannot guarantee you that we will be able to obtain enough capital to service our debt and fund our planned capital expenditures and business plan.

          If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes offered hereby. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including our bank credit facilities and the indentures governing the Existing Notes and the notes offered hereby, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate these depositions for fair market value or at all. Furthermore, any proceeds that we could realize from any dispositions may not be adequate to meet our debt service obligations then due.

          Our ratio of earnings to fixed charges was 6.0x and 11.5x, respectively, for the twelve months ended December 31, 2006 and the nine months ended September 30, 2007. On an as adjusted basis after giving effect to this offering and the repayment of debt as described under “Use of Proceeds,” our ratio of earnings to fixed charges would have been 4.7x and 8.0x, respectively, during such periods. We expect our interest expense on borrowings will increase $3.7 million for fiscal 2007 based on an assumed weighted average interest of 7.50% after giving effect to this offering and the repayment of certain indebtedness as described under “Use of Proceeds.” The annual interest expense associated with the notes is expected to be $37.5 million based on an assumed weighted average interest rate of 7.50%. A 1/8% change in the assumed interest rate would change the debt service obligations with respect to the notes offered hereby by $0.6 million annually.

Your right to receive payments on the notes offered hereby is junior to our existing and future senior debt.

          The notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the bank credit facilities due to an event of default under the indenture and in specified other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. In these cases, we may not have sufficient funds to pay all of our creditors, and holders of the notes offered hereby may receive less, ratably, than holders of our senior debt. In addition, all payments on the notes will be blocked in the event of a payment default on certain senior indebtedness. As of September 30, 2007, we had $246 million outstanding that would constitute senior indebtedness. In addition, we may incur additional debt, including senior debt, in the future as permitted by the indentures governing the Existing Notes and the notes offered hereby and the credit agreement governing our bank credit facilities. For a description of our credit facility, see “Description of Certain Indebtedness.”

          In addition to being subordinated to all of our senior indebtedness, the notes will not be secured by any of our assets. Our obligations under our bank credit facilities are secured by a security interest in substantially all of our property, including inventory, equipment, receivables and intangible assets such as licenses, trademarks and customer lists. If we become insolvent or are liquidated, or if payment under our bank credit facilities is accelerated, lenders under the bank credit facilities would be entitled to exercise the remedies available to a secured lender. Therefore, our bank lenders would have a claim on such assets before the holders of the notes offered hereby. We cannot assure you that the liquidation value of our assets would be sufficient to repay in full the indebtedness under the bank credit facilities and our other indebtedness, including the notes offered hereby.

The notes will be structurally subordinated to all liabilities of our subsidiaries. In addition, our obligations under our bank credit facilities and the Existing Notes are guaranteed by substantially all of our domestic subsidiaries. The notes offered hereby initially will not have the benefit of any guarantees.

          The notes are structurally subordinated to indebtedness and other liabilities of substantially all of our domestic subsidiaries. For the nine months ended September 30, 2007, before intercompany eliminations, our guarantors under the Existing Notes contributed $2,243.3 million to our net sales and held $1,208.1 million of our total assets. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries would pay the holders of their debts, preferred equity interests and their trade creditors before they would be able to distribute any of their assets to us. In addition, our bank credit facilities and our Existing Notes are guaranteed by substantially all of our domestic subsidiaries. Initially, the notes offered hereby will not have the benefit of these guarantees and may never have the benefit of these guarantees. See “Description of the Notes.” As a result of the guarantees of our bank credit facilities and the Existing Notes, holders of the notes offered by this prospectus supplement are structurally subordinated to the lenders under our bank credit facilities and the holders of our Existing Notes, with respect to the assets of the subsidiaries providing a guarantee. See “Capitalization.”

          Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we have to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes offered hereby.

          Any default under the agreements governing our indebtedness could prohibit us from making payments of principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes offered hereby. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our revolving credit facilities could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or litigation.

Despite our current levels of debt, we may still incur substantially more debt and increase the risks associated with our proposed leverage.

          The provisions contained or to be contained in the agreements relating to our indebtedness do not completely prohibit our ability to incur additional indebtedness and the amount of indebtedness that we could incur could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. If we incur any additional debt that ranks equally with the notes offered hereby, the holders of that debt will be entitled to share ratably with the holders of these notes in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceedings. If new debt is added to our current debt levels, the related risks that we now face could intensify.

We may not be able to repurchase the notes upon a change of control.

          Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. A change of control under the indenture governing the notes offered hereby would also constitute a change of control under the indentures governing the Existing Notes and the credit agreement governing the bank credit facility. We may not have sufficient financial resources to purchase all of the notes and/or the Existing Notes that are tendered upon a change of control offer or prepay loans under our bank credit facility. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indentures governing the notes offered hereby and the Existing Notes as well as the credit agreement governing the bank credit facilities. See “Description of the Notes—Change of Control.”

There may be no active trading market for the notes offered hereby, and if one develops, it may not be liquid.

          The notes are new issues of securities for which there currently are no trading markets. We do not intend to apply for a listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, we cannot assure you that a market will develop for the notes or that you will be able to sell your notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, the price of our underlying common stock, general economic conditions and our financial condition, performance and prospects. The underwriters have advised us that they intend to make markets in the notes, but they are not obligated to do so. The underwriters may terminate their market making activities at any time, in their sole discretion, which could negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.

Risks Related to Our Business

Our business is affected by the cyclical nature of the markets we serve.

          Demand for our products depends upon general economic conditions in the markets in which we compete. Our sales depend in part upon our customers’ replacement or repair cycles. Adverse economic conditions, including a decrease in commodity prices, may cause customers to forego or postpone new purchases in favor of repairing existing machinery. Downward economic cycles may result in reductions in sales of our products, which may reduce our profits. We have taken a number of steps to reduce our fixed costs and diversify our operations to decrease the negative impact of these cycles. There can be no assurance, however, that these steps will prevent the negative impact of poor economic conditions.

Our business is sensitive to increases in interest rates.

          We are exposed to interest rate volatility with regard to existing variable rate debt and future issuances of fixed rate debt. Primary exposure includes movements in the U.S. prime rate and the London Interbank Offer Rate (“LIBOR”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contingencies and Uncertainties—Foreign Currencies and Interest Rate Risk” and “Quantitative and Qualitative Disclosures About Market Rate Risk—Interest Rate Risk.” We use interest rate swaps to manage our interest rate risk.

          If interest rates continue to rise, it becomes more costly for our customers to borrow money to pay for the equipment they buy from us. Should the various central banks in our key markets raise interest rates, prospects for business investment and manufacturing could deteriorate sufficiently to impact sales opportunities.

Our business is sensitive to government spending.

          Many of our customers depend substantially on funding of highway construction, maintenance and other infrastructure projects by U.S. federal and state governments and governments in other nations. In addition, we sell products to governments and government agencies in the United States and other nations. Any decrease or delay in government funding of highway construction and maintenance, other infrastructure projects and overall government spending could cause our revenues and profits to decrease.

We operate in a highly competitive industry.

          Our industry is highly competitive. See “Business—Competition.” To compete successfully, our products must excel in terms of quality, price, product line, ease of use, safety and comfort, and we must also provide excellent customer service. The greater financial resources of certain of our competitors may put us at a competitive disadvantage. If competition in our industry intensifies or if our current competitors enhance their products or lower their prices for competing products, we may lose sales or be required to lower the prices we charge for our products. This may reduce revenue from our products and services, lower our gross margin or cause us to lose market share.

We rely on key management.

          We rely on the management and leadership skills of Ronald M. DeFeo, our Chairman of the Board and Chief Executive Officer. Mr. DeFeo has been with us since 1992, has been Chief Executive Officer since 1995 and Chairman since 1998, and has overseen the transformation of Terex during that time. We have an employment agreement with Mr. DeFeo, which expires on December 31, 2012. The loss of his services could have a significant, negative impact on our business. Mr. DeFeo also served as President and Chief Operating Officer of Terex from October 1993 through January 2007. In January 2007, Mr. DeFeo stepped down from those posts, and we hired an executive from outside of Terex to serve in that role, which, among other benefits, is intended to limit the detrimental impact should we lose Mr. DeFeo’s services. In addition, we rely on the management and leadership skills of our other senior executives. During 2006, we added a number of new senior executives to our management team from outside of Terex. These executives are not bound by employment agreements. We could be harmed by the loss of any of these senior executives or other key personnel in the future.

Some of our customers rely on financing with third parties to purchase our products.

          We rely on sales of our products to generate cash from operations. A significant portion of our sales are financed by third-party finance companies on behalf of our customers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements—Guarantees.” The availability of financing by third parties is affected by general economic conditions, the creditworthiness of our customers and the estimated residual value of our equipment. Deterioration in the credit quality of our customers or the estimated residual value of our equipment could negatively impact the ability of our customers to obtain the resources they need to make purchases of our equipment.

We provide financing for some of our customers.

          We, directly and through joint ventures, provide financing for some of our customers, primarily in Europe and the United States, to purchase our equipment. For the most part, this financing represents sales type leases and operating leases. It has been our policy to provide such financing to our customers in situations where we anticipate that we will be able to sell the financing obligations to a third-party financial institution within a short period. However, until such financing obligations are sold to a third party or if we are unable to sell such obligations to a third party, we retain the risks resulting from such customer financing. Our results could be adversely affected in the event that such customers default on their contractual obligations to us. Our results also could be adversely affected if the residual values of such leased equipment declines below its original estimated values and we are forced to subsequently sell such equipment at a loss.

          We insure and sell a portion of our accounts receivable to third-party finance companies. These third party finance companies are not obligated to purchase accounts receivable from us, and may choose to limit or discontinue further purchases from us at any time. Changes in our customers’ creditworthiness, in the market for credit insurance or in the willingness of third-party finance companies to purchase accounts receivable from us could impact our cash flow from operations.

We are dependent upon third-party suppliers, making us vulnerable to supply shortages and price increases.

          We obtain materials and manufactured components from third-party suppliers. Any delay in our suppliers’ abilities to provide us with necessary materials and components may affect our capabilities at a number of our manufacturing locations, or may require us to seek alternative supply sources. Delays in obtaining supplies may result from a number of factors affecting our suppliers, including capacity constraints, labor disputes, impaired supplier financial condition, suppliers’ allocations to other purchasers, weather emergencies or acts of war or terrorism. For example, we have recently had difficulty in obtaining some of our necessary components, including large off-highway tires, steel and steel products, bearings, gear boxes and various fabricated weldments. Any delay in receiving supplies could impair our ability to deliver products to our customers and, accordingly, could have a material adverse effect on our business, results of operations and financial condition.

          Recently, market prices of some of our key materials have increased significantly as a result of higher global demand for these materials caused by recovering end-markets in our product areas and by higher consumption from emerging economies such as China. While we have been able to pass a portion of such increased costs to our customers by way of surcharges and price increases, there is no assurance that increasing costs can continue to be addressed by increases in pricing. Continued increases in material prices could negatively impact our gross margin and financial results.

          In addition, we purchase material and services from our suppliers on terms extended based on our overall credit rating. Negative changes in our credit rating may impact suppliers’ willingness to extend terms and in turn increase the cash requirements of our business.

We are subject to currency fluctuations.

          Our products are sold in over 100 countries around the world. Our revenues are generated in U.S. dollars and foreign currencies, including the euro and British pound sterling, while costs incurred to generate our revenues are only partly incurred in the same currencies. Since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our earnings. To reduce this currency exchange risk, we may buy protecting or offsetting positions (known as “hedges”) in certain currencies to reduce the risk of an adverse currency exchange movement. We have not engaged in any speculative or profit motivated hedging activities. Although we partially hedge our revenues and costs, currency fluctuations may impact our financial performance in the future.

We are exposed to political, economic and other risks that arise from operating a multinational business.

          Our international operations are subject to a number of potential risks. Such risks principally include:

•	trade protection measures and currency exchange controls;

•	labor unrest;

•	regional economic uncertainty;

•	political instability;

•	terrorist activities and the United States and international response thereto;

•	restrictions on the transfer of funds into or out of a country;

•	export duties and quotas;

•	domestic and foreign customs and tariffs;

•	current and changing regulatory environments;

•	difficulty in obtaining distribution support; and

•	current and changing tax laws in foreign countries.

          In addition, many of the nations in which we operate have developing legal and economic systems, adding a level of uncertainty to our operations in those countries relative to those that would be expected domestically. These factors may have an adverse effect on our international operations in the future.

We may be adversely impacted by work stoppages and other labor matters.

          As of December 31, 2006, we employed approximately 18,000 persons worldwide. Approximately 33% of our employees are represented by labor unions, or similar employee organizations outside the United States, which have entered into various separate collective bargaining agreements with us. While we have no reason to believe that we will be impacted by work stoppages or other labor matters, we cannot assure that future issues with our labor unions will be resolved favorably or that we will not encounter future strikes, further unionization efforts or other types of conflicts with labor unions or our employees. Any of these factors may have an adverse effect on us or may limit our flexibility in dealing with our workforce.

Compliance with environmental regulations could be costly and require us to make significant expenditures.

          We generate hazardous and nonhazardous wastes in the normal course of our manufacturing operations. As a result, we are subject to a wide range of federal, state, local and foreign environmental laws and regulations. These laws and regulations govern actions that may have adverse environmental effects and require compliance with certain practices when handling and disposing of hazardous and nonhazardous wastes. These laws and regulations also impose liability for the costs of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances, should any of such events occur. No such incidents have occurred which required us to pay material amounts to comply with such laws and regulations.

          Compliance with these laws and regulations has required, and will continue to require, us to make expenditures. We do not expect that these expenditures will have a material adverse effect on our business or profitability.

We face product liability claims and other liabilities due to the nature of our business.

          In our lines of business, numerous suits have been filed alleging damages for accidents that have occurred during the use or operation of our products. We are self-insured, up to certain limits, for these product liability exposures, as well as for certain exposures related to general, workers’ compensation and automobile liability. Insurance coverage is obtained for catastrophic losses as well as those risks required to be insured by law or contract. We do not believe that the outcome of such matters will have a material adverse effect on our consolidated financial position; however, any liabilities not covered by insurance could have an adverse effect on our financial condition.

We are currently the subject of government investigations.

          We have received a Formal Order of Private Investigation from the SEC advising us that they have commenced an investigation of our accounting. We also received a subpoena from the SEC in an investigation entitled “In the Matter of United Rentals, Inc.” This subpoena requested information to assist the SEC in its investigation of four transactions during 2000 and 2001 involving United Rentals, on the one hand, and Terex or a Terex subsidiary (prior to its acquisition by Terex), on the other. We have been cooperating with the SEC, and will continue to cooperate fully to furnish the SEC staff with information needed to complete their investigations. Until the SEC’s investigation of the Company is complete, we are not able to predict the outcome of the SEC’s investigation.

          We have also received subpoenas from the U.S. Department of Justice, Antitrust Division (“DOJ”), with respect to an investigation by the DOJ into pricing practices in the rock crushing and screening equipment industry. We are cooperating fully with the DOJ in its investigation and will continue to cooperate fully to furnish the DOJ with information needed to complete its investigation. Until the DOJ investigation is complete, we are not able to predict the outcome of the DOJ investigation.

As of September 30, 2007, we did not maintain adequate disclosure controls and procedures and adequate internal control over financial reporting.

          A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. As of December 31, 2005, we did not maintain adequate internal control over financial reporting, as there were two material weaknesses that existed as of December 31, 2005. One of these material weaknesses was remediated in 2006. However, one material weakness that existed as of December 31, 2005 still existed as of December 31, 2006 and September 30, 2007, related to internal control over our accounting for income taxes. If we do not remediate our material weakness that existed as of December 31, 2006 and September 30, 2007, this material weakness could result in a misstatement of our accounts in a future period that would result in a material misstatement to our annual or interim financial statements that would not be prevented or detected. In addition, if we do not improve our disclosure controls and procedures, in this regard, we may be delayed in filing future periodic reports with the SEC. See Item 9A in our Annual Report on Form 10-K for the year ended December 31, 2006 and Item 4 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

We are in the process of implementing a global enterprise system.

          We have begun the implementation of a global enterprise system which will replace many of our existing operating and financial systems. Such an implementation is a major undertaking both financially and from a management and personnel perspective. Should the system not be implemented successfully and within budget, or if the system does not perform in a satisfactory manner, it could be disruptive and or adversely affect our operations and results of operations, including our ability to report accurate and timely financial results.

We may face limitations on our ability to integrate acquired businesses.

          We have completed a number of acquisitions since 2000 and we regularly consider other acquisition opportunities. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. While we believe we have successfully integrated these acquisitions to date, we cannot ensure that these acquired companies will operate profitably or that the intended beneficial effect from these acquisitions will be realized. Further, in connection with acquisitions, we may need to consolidate or restructure our acquired or existing facilities, which may require expenditures for severance obligations related to reductions in workforce and other charges resulting from the consolidations or restructurings, such as write-down of inventory and lease termination costs. See “Use of Proceeds.”

USE OF PROCEEDS

          The net proceeds from the issuance and sale of the notes will be approximately $       million. We intend to use the net proceeds from the sale of the notes, first, to pay down all outstanding amounts under our revolving credit facility, which fluctuates day-to-day but was $292 million as of November 6, 2007 and $161.8 million as of September 30, 2007, and, second, for our general corporate purposes, including acquisitions, capital expenditures, investments and the repurchase of our outstanding securities. Amounts outstanding under our revolving credit facility may be reborrowed. The interest rate under our revolving credit facility is variable and was 6.40% as of November 6, 2007 and 7.75% as of September 30, 2007. Our revolving credit facility will be available through July 14, 2012.

          Certain of our net proceeds may be used to acquire related businesses. We have made a number of strategic acquisitions in the past, and we are continually considering potential acquisitions. One or more of these potential transactions may be of a significant scale. There can be no assurance that we will decide to pursue or will be successful in completing additional acquisitions, and we cannot predict the timing of any transaction. Should we complete other acquisitions of businesses, we could be required to assume or incur additional debt financing, resulting in additional leverage and complex debt structures. If such acquisitions are consummated, the risks we describe in “Risk Factors—Risks Related to Our Business” will be applicable to such acquired businesses.

CAPITALIZATION

          The following table shows our cash and cash equivalents and actual capitalization as of September 30, 2007, and as adjusted to give effect to this offering and the repayment of certain indebtedness, as described in “Use of Proceeds.” This table should be read together with our “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and the related notes thereto included in this prospectus supplement.

	As of September 30, 2007

	Historical	As Adjusted

	(dollars in millions)

Cash and cash equivalents	$517	$849

Debt:
7-3/8% Senior Subordinated Notes due January 15, 2014	$298	$298
Notes issued pursuant to this offering	—	500
Term loan facility	198	198	(1)
Revolving credit facility	162	—
Capital lease obligations and other	48	48

Total debt	$706	$1,044

Stockholders’ equity:
Common stock, $0.01 par value—authorized 300 million; issued 106.1 million at September 30, 2007	1	1
Additional paid-in capital	986	986
Retained earnings	1,110	1,110
Accumulated other comprehensive income (loss)	268	268
Less cost of shares of common stock in treasury; 4.5 million shares at September 30, 2007	(111)	(111)

Total stockholders’ equity	2,254	2,254

Total capitalization	$2,960	$3,298

(1)

Our 2006 Credit Agreement provides us with a revolving line of credit of up to $700 million. The 2006 Credit Agreement includes facilities for issuance of letters of credit. Letters of credit issued under the 2006 Credit Agreement decrease availability under the $700 million revolving line of credit. See “Description of Certain Indebtedness.”

RATIO OF EARNINGS TO FIXED CHARGES

          The following table shows our ratio of earnings to fixed charges for the periods indicated:

	For the Year Ended December 31,								Nine Months Ended September 30,

(dollars in millions)	2006		2005		2004		2003		2002		2007

Ratio of earnings to fixed charges (1)(2)	6.0	x	3.4	x	2.2	x	—	(3)	—	(3)	11.5	x
As adjusted ratio of earnings to fixed charges	4.7	x(4)									8.5	x(5)
Amount of earnings deficiency for coverage of fixed charges	—		—		—		$51.5		$55.3		—

(1)

For purposes of this definition, earnings are defined as income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle excluding minority interest in consolidated subsidiaries and undistributed (income) loss of less than 50% owned investments, plus distributions from less than 50% owned investments and fixed charges. Fixed charges are the sum of interest expense, including debt discount amortization, amortization/writeoff of debt issuance costs and portion of rental expense representative of interest factor.

(2)	There are no shares of preferred stock outstanding.

(3)	Less than 1.0x.

(4)

The as adjusted ratio of earnings to fixed charges as of December 31, 2006 assumes first, the incurrence of $500 million of senior subordinated debt at an assumed weighted average interest rate of 7.50% pursuant to this offering, net of the repayment of an average revolving credit balance of $62.0 million at a 5.32% weighted average interest rate, and second, incremental loan origination costs for 8 and 10 years at 1.25%. No incremental interest income is assumed. A 1/8% change in the assumed average interest rate would not change the ratio as adjusted.

(5)

The as adjusted ratio of earnings to fixed charges as of September 30, 2007 assumes first, the incurrence of $500 million of senior subordinated debt at an assumed weighted average interest rate of 7.50% pursuant to this offering, net of the repayment of an average revolving credit balance of $166.9 million at a 7.75% weighted average interest rate, and second, incremental loan origination costs for 8 and 10 years at 1.25%. No incremental interest income is assumed. A 1/8% change in the assumed average interest rate would not change the ratio as adjusted.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

          The following table sets forth our selected consolidated financial data for the periods presented. The consolidated statements of operations for the years ended December 31, 2006, 2005 and 2004 and the consolidated balance sheet data as of December 31, 2006 and 2005 are derived from our audited consolidated financial statements and related notes as presented elsewhere in this prospectus supplement and in Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus supplement. The consolidated statements of operations for the years ended December 31, 2002 and 2003 and the consolidated balance sheet data as of December 31, 2004, 2003 and 2002 are derived from our historical consolidated financial statements not included in this prospectus supplement. The selected historical financial data as of and for the nine months ended September 30, 2007 and 2006 is derived from our unaudited interim financial statements as presented elsewhere in this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, which is incorporated by reference in this prospectus supplement and includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for these periods. The results of operations for prior accounting periods are not necessarily indicative of the results to be expected for any future accounting periods. You should read this information together with “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Ratio of Earnings to Fixed Charges” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement.

	Year Ended December 31,					Nine Months Ended September 30,

	2006	2005	2004	2003	2002	2007	2006

	(dollars in millions, except per share amounts)
Summary of Operations:
Net sales	$7,647.6	$6,156.5	$4,799.3	$3,844.2	$2,816.5	$6,551.4	$5,618.1
Income from operations	709.5	370.4	211.6	55.8	38.2	721.5	540.1
Income (loss) from continuing operations before cumulative effect of change in accounting principle and discontinued operations	396.5	187.6	320.6	(228.4)	(45.0)	683.3	457.7
Income from discontinued operations – net of tax	11.1	0.9	3.5	1.8	—	—	11.1
Loss on disposition of discontinued operations – net of tax	(7.7)	—	—	—	—	—	(7.7)
Net income (loss)	399.9	188.5	324.1	(226.6)	(158.4)	439.9	299.0
Per Common and Common Equivalent Share:
Basic
Income (loss) from continuing operations before cumulative effect of change in accounting principle and discontinued operations	$3.94	$1.89	$3.26	$(2.39)	$(0.52)	$4.29	$2.95
Income from discontinued operations – net of tax	0.11	0.01	0.04	0.01	—	—	0.11
Loss on disposition of discontinued operations – net of tax	(0.08)	—	—	—	—	—	(0.08)

Net income (loss)	3.97	1.90	3.30	(2.38)	(1.83)	4.29	2.98
Diluted
Income (loss) from continuing operations before cumulative effect of change in accounting principle and discontinued operations	$3.85	$1.84	$3.14	$(2.39)	$(0.52)	$4.20	$2.88
Income from discontinued operations – net of tax	0.10	—	0.03	0.01	—	—	0.11
Loss on disposition of discontinued operations – net of tax	(0.07)	—	—	—	—	—	(0.08)

Net income (loss)	3.88	1.84	3.17	(2.38)	(1.83)	4.20	2.91

	As of December 31,					As of September 30,

	2006	2005	2004	2003	2002	2007

	(dollars in millions, except share amounts)
Current Assets and Liabilities:
Current assets	$3,432.8	$2,903.5	$2,647.1	$2,219.5	$2,215.5	$4,063.6
Current liabilities	2,027.2	1,524.6	1,529.5	1,168.6	1,102.1	2,011.0

Property, Plant and Equipment
Net property, plant and equipment	$338.5	$329.9	$362.6	$353.8	$308.0	$386.6
Capital expenditures	78.9	48.6	35.5	27.1	29.2	73.7
Depreciation	61.2	61.4	60.1	67.5	46.9	46.9
Total assets	4,785.9	4,200.3	4,179.1	3,554.2	3,609.8	5,489.0

Capitalization:
Long-term debt, less current portion	$536.1	$1,075.8	$1,114.2	$1,274.8	$1,487.1	$678.0
Stockholders’ equity	1,751.0	1,161.0	1,135.2	674.6	726.9	2,254.4
Dividends per share of Common Stock	—	—	—	—	—	—
Shares of Common Stock outstanding at period end	101.1	99.8	98.8	97.2	94.8	101.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          This section should be read in conjunction with the consolidated financial statements and the accompanying notes included in this prospectus supplement. Please refer to “Risk Factors” for a summary of factors that could cause actual results to differ materially from those projected in a forward-looking statement. As you read the material below, we urge you to carefully consider our consolidated financial statements and related information provided herein. In this Management’s Discussion and Analysis of Financial Condition and Results of Operations section, when we use the terms the “Company,” “we,” “our” or “us,” or “our management,” we refer to Terex and its subsidiaries and the management of Terex, respectively, unless otherwise indicated or the context requires otherwise.

Business

          Terex is a diversified global manufacturer of capital equipment focused on delivering reliable, customer relevant solutions for the construction, infrastructure, quarrying, mining, shipping, transportation, refining and utility industries. We operate in five reportable segments: (i) Terex Aerial Work Platforms; (ii) Terex Construction; (iii) Terex Cranes; (iv) Terex Materials Processing & Mining; and (v) Terex Roadbuilding, Utility Products and Other.

          Our Aerial Work Platforms segment designs, manufactures and markets aerial work platform equipment, telehandlers, light construction equipment and construction trailers. Products include material lifts, portable aerial work platforms, trailer-mounted articulating booms, self-propelled articulating and telescopic booms, scissor lifts, telehandlers, construction trailers, trailer-mounted light towers, power buggies, generators, related components and replacement parts, and other products. Customers in the construction and building maintenance industries use these products to build and/or maintain large physical assets and structures.

          Our Construction segment designs, manufactures and markets two primary categories of equipment and their related components and replacement parts: heavy construction equipment (including off-highway trucks, scrapers, hydraulic excavators, large wheel loaders, material handlers and truck mounted articulated hydraulic cranes) and compact construction equipment (including loader backhoes, compaction equipment, mini and midi excavators, site dumpers and wheel loaders). Construction, logging, mining, industrial and government customers use these products in construction and infrastructure projects and in coal, minerals, sand and gravel operations.

          Our Cranes segment designs, manufactures and markets mobile telescopic cranes, tower cranes, lattice boom crawler cranes, truck mounted cranes (boom trucks) and telescopic container stackers, as well as their related replacement parts and components. These products are used primarily for construction, repair and maintenance of infrastructure, building and manufacturing facilities. We acquired Power Legend International Limited (“Power Legend”) and its affiliates, including a controlling 50% ownership interest in Sichuan Changjiang Engineering Crane Co., Ltd. (“Sichuan Crane”), on April 4, 2006. The results of Power Legend and Sichuan Crane are included in the Cranes segment from their date of acquisition.

          Our Materials Processing & Mining segment designs, manufactures and markets crushing and screening equipment (including crushers, impactors, washing systems, screens, trommels and feeders), hydraulic mining excavators, high capacity surface mining trucks, drilling equipment, related components and replacement parts, and other products. Construction, mining, quarrying and government customers use these products in construction and commodity mining. We acquired Halco Holdings Limited and its affiliates (“Halco”) on January 24, 2006, and established the Terex NHL Mining Equipment Company Ltd. (“Terex NHL”) joint venture on March 9, 2006. The results of Halco and Terex NHL are included in the Materials Processing & Mining segment from their date of acquisition and formation, respectively.

          Our Roadbuilding, Utility Products and Other segment designs, manufactures and markets asphalt and concrete equipment (including pavers, plants, mixers, reclaimers, stabilizers and profilers), landfill compactors and utility equipment (including digger derricks, aerial devices and cable placers), as well as related components and replacement parts. Government, utility and construction customers use these products to build roads, construct and maintain utility lines, trim trees and for other commercial operations. We own much of the North American distribution channel for the utility products group through our Terex Utilities distribution network. These operations distribute, install and rent our utility aerial devices and digger derricks as well as other products that service the utility industry. They also provide parts and service support for a variety of our other products, including mixers and aerial devices. Additionally, we operate a fleet of rental utility products in the United States and Canada. On April 27, 2007, we acquired the remaining 50% interest in Duvalpilot Equipment Outfitters, LLC (“Duvalpilot”), a distributor of our products and other light construction equipment, which we did not already own. Through Terex Financial Services (“TFS”), we also facilitate loans and leases between customers and various financial institutions. In Europe, Terex Financial Services Holding B.V. (“TFSH”), our joint venture with a European financial institution, assists customers in the acquisition of our products.

          Included in Eliminations/Corporate are the eliminations among the five segments, as well as certain general and corporate expenses that have not been allocated to the segments.

Overview

          We seek to grow and improve the Terex franchise on a global basis. We intend to achieve net sales growth through a combination of developing our existing businesses, particularly by expanding our production and sales infrastructure in emerging markets, and by making selective acquisitions of other businesses as appropriate opportunities present themselves. Operating margin improvements are expected to be generated through the implementation of Company-wide and individual business initiatives in areas such as supply management, process redesign to improve productivity and throughput, leverage from volume increases, and pricing actions.

          We continue to be encouraged by current global demand trends and our performance for the nine months ended September 30, 2007. Specifically, we experienced strong sales growth, resulting from continued robust end-markets, previously implemented pricing actions, operational improvements and the favorable impact of foreign currency exchange rate movement. A major factor contributing to our sales performance was the significantly improving economic condition of many of our end-markets and customers, including the global crane market, European demand for compact construction equipment, international demand for aerial work platform products and the market for mobile crushing and screening products, all of which favorably impacted our financial performance. Global crane and mining equipment demand continues to outpace our current ability to produce and supply product, leading to a large current order backlog. Our construction products have shown signs of improvement relative to the prior year period, as evidenced by our Construction segment’s backlog more than doubling.

          However, we also have faced challenges to our growth during the past nine months, including shortages in component deliveries impacting production output, capacity constraints on certain of our products, and a softer North American marketplace for certain products. Our U.S. telehandler and concrete mixer truck businesses continue to experience the effects of market contraction, relative to the prior year period. The weakness of the U.S. dollar relative to other currencies has had an overall positive impact on our business, although, because our businesses have both import and export transactions with companies in the U.S., the weakness in the U.S. dollar has both a positive and negative effect on our net sales and other metrics.

          We anticipate continued strong end-markets for the remainder of 2007, with most products continuing to participate in an expanding global marketplace. For example, we expect opportunities for continued strength internationally in the aerial work platforms and materials processing and mining businesses. Additionally, our crane businesses have been experiencing strong end-market demand globally due to numerous infrastructure initiatives, and we continue to improve our operating performance. We expect modest improvements in the roadbuilding and utility end-markets that will partially offset the slowdown in the concrete mixer truck business, which is impacted by the decline in residential construction spending in the U.S. Our construction businesses are beginning to show improvement in demand. We expect more meaningful short-term improvements from these businesses, as new construction products should contribute to our profitability and growth.

          Longer term, we plan to build a more cohesive and expansive distribution network and to source production in more efficient and cost effective markets, which should benefit all of our businesses. We have begun production of compact construction equipment in China, with full production scheduled to start in the first quarter of 2008. In addition, we are developing a new factory campus in India that is initially targeted for use by the Materials Processing & Mining segment, with production anticipated to start by the end of 2008. Our Aerial Work Platforms segment is also engaged in identifying a site in China to be used as a home base for its Asian production and supply.

          We continue to implement strategic decisions that are expected to positively contribute to our future financial performance. In December 2006, our Board of Directors authorized the repurchase of up to $200 million of our outstanding common shares through June 30, 2008, as a method to return capital to our investors and to improve the ratio of debt to equity on our balance sheet, and we repurchased approximately $74 million of our common stock during the first nine months of 2007. We anticipate additional expenditures to support certain business initiatives and objectives, taking advantage of our improved balance sheet position, including expanding the TFS business, developing global sales and service organizations, enterprise management system investment, supply chain management and growing Asian manufacturing capability, which will increase our selling, general and administrative costs in the near term.

          In 2005, we introduced the Terex Business System, or “TBS,” an operating initiative aimed at improving our internal processes for the benefit of our customers, stakeholders and team members. The TBS strategy is a long-term initiative to foster continuous improvement in quality, speed and simplicity. TBS has become a vital part of how we do business, with nearly 553 “kaizen” improvement events involving nearly 5,000 participants held during the first nine months of 2007. We remain committed to delivering strong incremental margin improvement by realizing the benefits of pricing actions, volume leverage and an increasingly effective management of supply costs. One key non-GAAP metric we use to measure our performance in this area is working capital as a percentage of the current quarter’s annualized net sales. We calculate working capital using the Condensed Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. We have experienced difficulty in meeting the goals we have set for ourselves due to heightened inventory levels, which resulted from longer transport times for finished goods, as well as supplier parts availability at certain locations. These negative influences are expected to moderate over the next six to twelve months, which should improve our cash flow profile. To address the transport time of finished goods globally, we are continuing to research and invest in our manufacturing footprint to position production closer to our customers. For example, our Aerial Work Platforms segment has recently launched two production lines in Europe. We will concentrate on the implementation of lean practices across our locations, and continue to strive for a target of 15% working capital investment as a percentage of current quarter’s annualized sales, driven mainly by inventory turn improvement.

          ROIC continues to be the unifying non-GAAP metric we use to measure our operating performance. ROIC measures how effectively we use money invested in our operations. We aim to achieve our 2007 ROIC target of 41.9%. ROIC is determined by dividing the last four quarters’ Income from operations (including operating income from discontinued operations) by the average of the sum of total stockholders’ equity plus Debt less Cash and cash equivalents for the last five quarters. Debt is calculated using the Condensed Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion.

Results of Operations

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

          Terex Consolidated

	Nine Months Ended September 30,

	2007		2006

		% of Sales		% of Sales	% Change In Reported Amounts

		($ amounts in millions)
Net sales	$6,551.4	—	$5,618.1	—	16.6%
Gross profit	$1,383.4	21.1%	$1,067.6	19.0%	29.6%
SG&A	$661.9	10.1%	$527.5	9.4%	25.5%
Income from operations	$721.5	11.0%	$540.1	9.6%	33.6%

          Net sales for the nine months ended September 30, 2007 increased $933.3 million when compared to the same period in 2006. Our sales increased across all segments, with the exception of Roadbuilding, Utility Products and Other, due to strong global demand across many product categories. Additionally, the favorable impact of foreign currency exchange rate fluctuations contributed approximately $196 million of the net sales increase.

          Gross profit for the nine months ended September 30, 2007 increased $315.8 million over the comparable period in 2006. Gross profit increased across all segments, with the exception of Roadbuilding, Utility Products and Other. The increase in gross profit was the result of increasing international business, favorable product mix in certain businesses, and the positive impact of pricing initiatives and production efficiencies.

          SG&A costs increased by $134.4 million for the nine months ended September 30, 2007 when compared to the same period in 2006. Each of the segments’ SG&A costs rose due to increased infrastructure investment and Company-wide initiatives.

          Income from operations increased by $181.4 million for the nine months ended September 30, 2007 when compared to the same period in 2006. We experienced improvement in operating profit in all segments except for Roadbuilding, Utility Products and Other, which experienced a decline.

          Terex Aerial Work Platforms

	Nine Months Ended September 30,

	2007		2006

		% of Sales		% of Sales	% Change In Reported Amounts

		($ amounts in millions)
Net sales	$1,751.9	—	$1,576.3	—	11.1%
Gross profit	$502.6	28.7%	$401.4	25.5%	25.2%
SG&A	$144.1	8.2%	$112.3	7.1%	28.3%
Income from operations	$358.5	20.5%	$289.1	18.3%	24.0%

          Net sales for the Aerial Work Platforms segment for the nine months ended September 30, 2007 increased $175.6 million when compared to the same period in 2006. Net sales increased due to strong international demand for our products, particularly in Europe as well as in the Middle East, Australia and Latin America and, to a lesser extent, improved parts sales. We experienced sales growth across most product lines, particularly in large booms servicing major construction projects, offset in part by lower telehandler sales. The slow down in the U.S. housing market has decreased demand for the telehandler product line, and we have lost some market share to competition.

          Gross profit for the nine months ended September 30, 2007 increased $101.2 million when compared to the same period in 2006. The strengthening of European markets, the impact of prior pricing actions, favorable product mix and the favorable effect of foreign currency exchange rate fluctuations primarily drove the increase. The shift in sales concentration towards boom lifts is favorable for us. Boom lifts, our highest technology product as well as our best margin product, are in high demand to support global economic development. In contrast, our telehandler product line, and our North American telehandler product in particular, delivers a significantly lower margin, reflecting its simpler technology, and faces a larger number of competitors. In addition, we continue to make progress in controlling costs and improving production efficiencies as a result of our lean manufacturing focus.

          SG&A costs for the nine months ended September 30, 2007 increased $31.8 million when compared to the same period in 2006. Increased costs were driven by expenditures to support our continued global expansion, which included investment in sales and service operations in the European and several other global markets. Additionally, we incurred higher engineering costs related to new product development.

          Income from operations for the nine months ended September 30, 2007 increased $69.4 million over the comparable period in 2006. The increase was the result of a more favorable product mix, the impact of volume in markets outside of the U.S. and the favorable impact of foreign currency exchange rate fluctuations, combined with the impact of prior pricing actions, partially offset by the costs of expansion into new and growing markets and our on-going Company-wide initiatives.

          Terex Construction

	Nine Months Ended September 30,

	2007		2006

		% of Sales		% of Sales	% Change In Reported Amounts

	($ amounts in millions)
Net sales	$1,362.4	—	$1,150.1	—	18.5%
Gross profit	$184.5	13.5%	$139.1	12.1%	32.6%
SG&A	$140.9	10.3%	$114.4	9.9%	23.2%
Income from operations	$43.6	3.2%	$24.7	2.1%	76.5%

          Net sales in the Construction segment increased by $212.3 million for the nine months ended September 30, 2007 when compared to the same period in 2006. The increase was due to growth in demand for our off-highway trucks, construction class excavators and compact equipment in reaction to favorable global non-residential construction trends, particularly in European markets. We also experienced year over year improved performance in our material handler lines resulting from improved scrap steel industry dynamics. Additionally, the favorable impact of foreign currency exchange rate fluctuations accounted for approximately $59 million of the net sales growth.

          Gross profit increased $45.4 million for the nine months ended September 30, 2007 when compared to 2006 results for the same period. Gross profit improved from the prior year due to production cost efficiencies from increased volume and favorable pricing actions, offset by reduced North American demand.

          SG&A cost for the nine months ended September 30, 2007 increased $26.5 million when compared to the same period in 2006. The increase was due to higher selling costs associated with improving our global sales and support network, certain promotional programs, trade show activities and the approximately $6 million unfavorable impact of foreign currency exchange rate fluctuations. We also incurred increased engineering costs associated with product improvements.

          Income from operations for the nine months ended September 30, 2007 increased $18.9 million when compared to the same period in 2006, resulting primarily from improved sales and the impact of prior pricing actions, partially offset by increased selling and engineering costs.

          Terex Cranes

	Nine Months Ended September 30,

	2007		2006

		% of Sales		% of Sales	% Change In Reported Amounts

		($ amounts in millions)
Net sales	$1,571.9	—	$1,238.3	—	26.9%
Gross profit	$313.0	19.9%	$197.8	16.0%	58.2%
SG&A	$140.0	8.9%	$96.0	7.8%	45.8%
Income from operations	$173.0	11.0%	$101.8	8.2%	69.9%

          Net sales for the Cranes segment for the nine months ended September 30, 2007 increased $333.6 million when compared to the same period in 2006. The increase in net sales was due to improvement in all businesses and product categories, particularly mobile telescopic and lattice boom crawler cranes and the favorable impact of approximately $76 million due to foreign currency exchange rate fluctuations. We are benefiting from pricing actions implemented during 2006. In addition, we have increased sales by expanding our operations in Asia and the Middle East.

          Gross profit for the nine months ended September 30, 2007 increased by $115.2 million relative to the same period in 2006. Gross profit benefited from increased sales volume, the positive impact of pricing actions and a larger proportion of higher margin large crawler and mobile telescopic cranes in our sales mix, offset partially by increased material costs.

          SG&A costs for the nine months ended September 30, 2007 increased $44.0 million over the same period in 2006. The increase was primarily due to increased investment in sales and administrative infrastructure to support increasing sales and production volumes, an approximate $7 million impact of foreign currency exchange rate fluctuations, additional allocation of Company-wide initiatives of approximately $14 million, as well as costs associated with operations in Asia and the Middle East.

          Income from operations for the nine months ended September 30, 2007 increased $71.2 million over the same period in 2006. Income from operations in 2007 was positively impacted by the benefit of higher sales volume and pricing increases in excess of cost pressures from suppliers, offset in part by higher operating costs resulting from our significant growth and investment in infrastructure.

          Terex Materials Processing & Mining

	Nine Months Ended September 30,

	2007		2006

		% of Sales		% of Sales	% Change In Reported Amounts

		($ amounts in millions)
Net sales	$1,438.7	—	$1,191.1	—	20.8%
Gross profit	$310.1	21.6%	$249.2	20.9%	24.4%
SG&A	$140.8	9.8%	$110.5	9.3%	27.4%
Income from operations	$169.3	11.8%	$138.7	11.6%	22.1%

          Net sales in the Materials Processing & Mining segment increased $247.6 million for the nine months ended September 30, 2007 compared to the same period in 2006. The increase in net sales was attributable to the continued growth of our crushing and screening product lines worldwide, with the exception of North America, where sales were slightly lower. All mining product lines experienced increased sales, resulting from sustained high levels of commodity prices as well as the favorable impact of foreign currency exchange rate fluctuations, which contributed approximately $44 million of the increase.

          Gross profit increased $60.9 million in the nine months ended September 30, 2007 relative to the comparable period in 2006. Gross profit improved because of increased sales volume, the impact of prior pricing actions in our material processing product lines and a favorable mix of parts volume, combined with improved manufacturing productivity.

          SG&A costs increased by $30.3 million in the nine months ended September 30, 2007 relative to the comparable period in 2006. The increase in SG&A expense was due to increased personnel and legal costs combined with other infrastructure requirements in support of the segment’s ongoing growth, an approximate $5 million impact from foreign currency exchange rate fluctuations, as well as an additional allocation of corporate costs of approximately $8 million.

          Income from operations for the Materials Processing & Mining segment for the nine months ended September 30, 2007 increased $30.6 million from the comparable period in 2006. The increase was a result of higher demand for mobile commercial grade crushing and screening equipment, mining equipment and the impact of pricing actions, partially offset by higher operating and selling costs associated with the segment’s growth.

          Terex Roadbuilding, Utility Products and Other

	Nine Months Ended September 30,

	2007		2006		% Change In Reported Amounts

	% of Sales		% of Sales

	($ amounts in millions)
Net sales	$496.5	—	$552.3	—	(10.1)%
Gross profit	$72.0	14.5%	$79.0	14.3%	(8.9)%
SG&A	$68.0	13.7%	$54.7	9.9%	24.3%
Income from operations	$4.0	0.8%	$24.3	4.4%	(83.5)%

          Net sales for the Roadbuilding, Utility Products and Other segment for the nine months ended September 30, 2007 decreased $55.8 million when compared to the same period in 2006. The decrease in net sales was mainly due to reduced demand for concrete mixer trucks resulting from the downturn in the North American residential housing market, partially offset by increased sales of roadbuilding products in Brazil.

          Gross profit for the nine months ended September 30, 2007 decreased $7.0 million over the comparable period in 2006. Gross profit as a percentage of net sales during this period remained essentially flat when compared to the same period in 2006. Gross profit as a percentage of net sales was negatively impacted by costs related to the continued wind-down of our re-rental fleet and charges associated with Duvalpilot.

          SG&A costs for the nine months ended September 30, 2007 increased $13.3 million when compared to the same period in 2006. The increase was due to higher engineering costs for new product development, increased selling costs in the roadbuilding business and an increase of approximately $3 million in the corporate cost allocation, as well as continued investment in the administrative support functions in this segment, mainly in the TFS operation. We also incurred a bad debt charge of $4.0 million related to a customer of Terex Asset Services, our re-rental business that we continue to wind down.

          Income from operations for the Roadbuilding, Utility Products and Other segment for the nine months ended September 30, 2007 decreased $20.3 million when compared to the same period in 2006. The decrease reflects declining concrete mixer truck volume, charges related to the re-rental fleet and Duvalpilot, and higher corporate costs.

          Terex Corporate / Eliminations

	Nine Months Ended September 30,

	2007		2006		% Change In Reported Amounts

		% of Sales		% of Sales

	($ amounts in millions)
Net sales	$(70.0)	—	$(90.0)	—	(22.2)%
Income (loss) from operations	$(26.9)	38.4%	$(38.5)	42.8%	(30.1)%

          Our consolidated results include the elimination of intercompany sales activity among segments. The reduction in loss from operations versus the prior year reflects the increase of approximately $36 million in the allocation of corporate costs to the business segments in 2007 versus the prior year. Corporate costs before allocations to the business segments increased, as we continued to invest in Company-wide initiatives, including supply management, manufacturing strategy, an enterprise management system, marketing, and TBS.

          Interest Expense, Net of Interest Income

          During the nine months ended September 30, 2007, our interest expense net of interest income was $32.1 million, or $27.6 million lower than the comparable period in the prior year. This decrease was primarily related to a $174.4 million reduction in the Condensed Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion, less Cash and cash equivalents.

          Loss on Early Extinguishment of Debt

          We recorded a pre-tax charge on early extinguishment of debt of $12.5 million in the nine months ended September 30, 2007, which included a $9.3 million expense associated with the call premium for the repayment of $200 million of outstanding debt on January 15, 2007 and $3.2 million of amortization of debt acquisition costs accelerated because of this debt repayment.

          Other Income (Expense) – Net

          Other income (expense) – net for the nine months ended September 30, 2007 was income of $6.4 million, an increase of $5.8 million when compared to the same period in the prior year, primarily due to gains on the sale of assets recorded during the period and foreign exchange gains.

          Income Taxes

          During the nine months ended September 30, 2007, we recognized income tax expense of $243.4 million on income from continuing operations before income taxes of $683.3 million, an effective rate of 35.6%, as compared to income tax expense of $162.1 million on income from continuing operations before income taxes of $457.7 million, an effective rate of 35.4%, for the nine months ended September 30, 2006. An income tax benefit of $0.8 million was recorded within Income from discontinued operations for the three months ended September 30, 2006. This benefit offsets the Provision for income taxes recorded in the six months ended June 30, 2006 for discontinued operations. Utilization of net operating loss carry forwards resulted in no Provision for income taxes for the nine months ended September 30, 2006 for discontinued operations. Income tax expense of $1.2 million was recorded on the disposition of discontinued operations. For tax purposes, the cash received on the disposition was greater than the Company’s basis and, therefore, income tax expense was recorded.

          In the third quarter of 2007, legislation was enacted to reduce the statutory tax rates in Germany and the United Kingdom for years beginning on or after January 1, 2008 and April 1, 2008, respectively. These statutory tax rate reductions caused the revaluation of deferred tax assets and liabilities in these jurisdictions. The revaluation of the German and United Kingdom deferred tax balances caused a discrete charge increasing the tax provision $3.1 million in the third quarter of 2007.

Twelve Months Ended December 31, 2006 Compared to Twelve Months Ended December 31, 2005

          Terex Consolidated

	2006		2005		% Change In Reported Amounts

		% of Sales		% of Sales

	($ amounts in millions)
Net sales	$7,647.6	—	$6,156.5	—	24.2%
Gross profit	$1,443.1	18.9%	$947.3	15.4%	52.3%
SG&A	$733.6	9.6%	$573.6	9.3%	27.9%
Goodwill impairment	$—	—	$3.3	0.1%	(100.0)%
Income from operations	$709.5	9.3%	$370.4	6.0%	91.5%

          Net sales for 2006 were $7,647.6 million, an increase of $1,491.1 million when compared to 2005. We continued to realize the benefits of pricing actions in 2006 and end-market recoveries. Net sales relative to 2005 significantly increased in the Terex Aerial Work Platforms segment because of improved economic conditions in the rental equipment market and an increasing proportion of sales from international markets. Net sales in the Terex Construction segment were higher, due to increased demand for compact construction equipment and heavy truck products, offset by weaker sales in the material handling product line and production delays in certain other product lines. Net sales in the Terex Cranes segment increased significantly from 2005 levels, with the recovery broad-based across most product categories and aided by expansion in China. Net sales in the Terex Materials Processing & Mining segment benefited relative to 2005 from improvements in commodity prices, mainly for coal and iron ore, and increasing overall demand for its products, particularly hydraulic excavators. Net sales in the Terex Roadbuilding, Utility Products and Other segment increased relative to 2005 in most product categories.

          Gross profit for 2006 was $1,443.1 million, an increase of $495.8 million from 2005. Improvements relative to 2005 were realized in most of our segments due to the impact of pricing actions and volume leverage, despite continued component cost pressures negatively impacting operating results.

          Total selling, general and administrative costs (“SG&A”) increased in 2006 by $160.0 million when compared to 2005. SG&A increased as a result of higher selling and related costs arising from increased sales levels during 2006, increased costs attributable to certain equity and long term compensation programs, and expenses incurred related to our global enterprise system implementation.

          Income from operations increased by $339.1 million in 2006 when compared to 2005. Our Aerial Work Platforms segment experienced significant improvement in income from operations relative to the same period in 2005, due to improved realization of pricing actions and increased unit volume, resulting from an improving economy in the United States, Europe and Australia. Income from operations in our Construction segment decreased versus 2005, due to the reduced demand for our material handler product, start up delays in the launch of certain new product lines and the unfavorable impact of foreign currency on imports to the United States. Income from operations in our Cranes segment increased as compared to 2005, as this segment experienced broad-based increased demand across most product categories and expansion in Asian markets. Income from operations improved in our Materials Processing & Mining segment because of increased demand from the mining and infrastructure markets. Income from operations in our Roadbuilding, Utility Products and Other segment improved due to the positive impact resulting from prior cost saving initiatives and pricing actions.

          Terex Aerial Work Platforms

	2006		2005

		% of Sales		% of Sales	% Change In Reported Amounts

		($ amounts in millions)
Net sales	$2,090.3	—	$1,479.5	—	41.3%
Gross profit	$525.5	25.1%	$293.0	19.8%	79.4%
SG&A	$152.9	7.3%	$102.8	6.9%	48.7%
Income from operations	$372.6	17.8%	$190.2	12.9%	95.9%

          Net sales for our Aerial Work Platforms segment in 2006 were $2,090.3 million, an increase of $610.8 million, or 41%, when compared to 2005. Net sales increased when compared to 2005 as a result of stronger demand from the rental channel in the United States, improving demand for our products internationally, increasing market penetration of our telehandler product line and the impact of price increases implemented in 2006. Rental market demand increased relative to 2005 as rental channel customers continued to buy new equipment, particularly booms and scissor lifts, primarily to address increased utilization of their existing equipment. Sales of telehandler products increased significantly when compared to the same period in 2005, as this product line continued to see the benefits of integrating the Genie sales and marketing strategy and selling through the same rental distribution channels as the aerial work platforms products, although these sales showed signs of easing in the fourth quarter of 2006. Light construction products also contributed to the segment’s sales growth over the prior year.

          Gross profit for 2006 was $525.5 million, an increase of $232.5 million when compared to 2005. While gross profit benefited from increased unit volume, it was also favorably impacted by the realization of pricing actions that were implemented to offset the increased cost of components over the past few years. In addition, gross profit was positively impacted by improved margin on sales in European markets, partially due to the relatively weaker U.S. dollar.

          SG&A costs for 2006 were $152.9 million, an increase of $50.1 million when compared to 2005. Resources added to address the increasing sales levels and to expand the international sales and service infrastructure were the primary reasons for the additional costs. Increased investment in new product development also contributed to the increase in SG&A costs.

          Income from operations for 2006 was $372.6 million, an increase of $182.4 million, or 96%, when compared to 2005. The increase was due to the favorable impact of pricing and volume, partially offset by the impact of increased component costs and the increased costs associated with the significant expansion of production.

          Terex Construction

	2006		2005

		% of Sales		% of Sales	% Change In Reported Amounts

		($ amounts in millions)
Net sales	$1,582.4	—	$1,489.7	—	6.2%
Gross profit	$179.1	11.3%	$166.6	11.2%	7.5%
SG&A	$163.1	10.3%	$137.5	9.2%	18.6%
Income from operations	$16.0	1.0%	$29.1	2.0%	(45.0)%

          Net sales in our Construction segment increased by $92.7 million in 2006 when compared to 2005, and totaled $1,582.4 million. The increase was mainly due to increased revenue from our off highway truck, loader backhoe, crawler and wheeled excavator, and mini excavator product lines, offset partially by lower revenue in our material handler product line and production delays in certain other product lines.

          Gross profit increased to $179.1 million in 2006, an increase of $12.5 million when compared to 2005. Gross profit was positively impacted by sales volume and price increases across most product lines, adversely impacted by lower material handler volumes and margins, by higher than expected production related costs for the new crawler excavator line due in part to numerous supplier delivery issues, and by foreign currency movements.

          SG&A costs for 2006 totaled $163.1 million, an increase of $25.6 million when compared to 2005. Costs related to product development efforts, engineering expenses ahead of new product launches, business development in China, targeted product promotion programs, and increased resources to manage sales growth in certain businesses were the primary drivers for the increase in SG&A.

          Income from operations for 2006 totaled $16.0 million, a decrease of $13.1 million when compared to $29.1 million in 2005, resulting primarily from reduced material handler sales volume and margins, increased production costs for the new crawler excavator line, and increased personnel expenses.

          Terex Cranes

	2006		2005

		% of Sales		% of Sales	% Change In Reported Amounts

		($ amounts in millions)
Net sales	$1,740.1	—	$1,271.9	—	36.8%
Gross profit	$293.0	16.8%	$170.4	13.4%	71.9%
SG&A	$138.5	8.0%	$110.2	8.7%	25.7%
Income from operations	$154.5	8.9%	$60.2	4.7%	156.6%

          Net sales for our Cranes segment for 2006 increased by $468.2 million and totaled $1,740.1 million. The strong increase in net sales was due to a general improvement in all businesses and product categories, with particular strength in the North American cranes and tower cranes product lines when compared to 2005. Approximately 18% of the increase in net sales was due to the April 2006 acquisition of a controlling interest in Sichuan Crane.

          Gross profit for 2006 increased by $122.6 million relative to 2005 and totaled $293.0 million. Gross profit benefited from increased sales volume, the positive impact of pricing actions taken during 2005 and the strong recovery in the North American cranes market, more than offsetting the negative impact of component cost pressures. Approximately 12% of the increase in gross profit was due to the inclusion of Sichuan Crane.

          SG&A costs for 2006 totaled $138.5 million, an increase of $28.3 million over 2005. The increase was due to higher spending levels in all cranes businesses, mainly driven by higher sales volume. However, as a percentage of net sales, SG&A spending decreased to 8.0% as compared to 8.7% in 2005, reflecting the higher pace of increased sales volume relative to increased costs. Approximately 26% of the increase in SG&A costs were due to the inclusion of Sichuan Crane.

          Income from operations for 2006 totaled $154.5 million, an increase of $94.3 million when compared to $60.2 million in 2005. Income from operations in 2006 was positively impacted by pricing increases in excess of cost pressures from suppliers, the benefit of higher sales volume and increased manufacturing throughput. Approximately 8% of the increase in income from operations was due to the inclusion of Sichuan Crane.

          Terex Materials Processing & Mining

	2006		2005

		% of Sales		% of Sales	% Change In Reported Amounts

	($ amounts in millions)
Net sales	$1,625.0	—	$1,359.5	—	19.5%
Gross profit	$341.0	21.0%	$233.9	17.2%	45.8%
SG&A	$151.0	9.3%	$117.7	8.7%	28.3%
Income from operations	$190.0	11.7%	$116.2	8.5%	63.5%

          Net sales in our Materials Processing & Mining segment increased by $265.5 million to $1,625.0 million in 2006 compared to $1,359.5 million in 2005. The increase in net sales was attributable to the overall strong demand for mining products, mainly the hydraulic mining excavators manufactured in Dortmund, Germany and related spare parts sales, both of which benefited from a broader distribution network, and the continued growth of our mobile crushing and screening product lines.

          Gross profit increased by $107.1 million in 2006 when compared to 2005 and totaled $341.0 million. Gross profit improved as a result of the increased sales volume, more favorable sales mix and pricing actions from existing operations across all product categories, both in terms of new machines, parts and service.

          SG&A expense increased by $33.3 million in 2006 relative to 2005, to $151.0 million. The increase in SG&A expense was mainly due to additional staffing needed to address sales growth and period costs associated with the relocation of the U.S. mining truck business personnel.

          Income from operations for our Materials Processing & Mining segment was $190.0 million in 2006, an increase of $73.8 million from $116.2 million in 2005. The increase was a result of higher demand for the segment’s products, due primarily to continued strong commodity pricing, increasing global distribution for hydraulic mining excavators and the benefits of prior pricing actions, partially offset by increased component costs.

          Terex Roadbuilding, Utility Products and Other

	2006		2005

		% of Sales		% of Sales	% Change In Reported Amounts

	($ amounts in millions)
Net sales	$746.0	—	$665.3	—	12.1%
Gross profit	$102.4	13.7%	$80.7	12.1%	26.9%
SG&A	$77.2	10.3%	$72.0	10.8%	7.2%
Goodwill impairment	$—	—	$3.3	0.5%	(100.0)%
Income from operations	$25.2	3.4%	$5.4	0.8%	366.7%

          Net sales for our Roadbuilding, Utility Products and Other segment in 2006 were $746.0 million, an increase of $80.7 million when compared to 2005. Net sales increased in most business units and product categories.

General market conditions continued to be positive, except for concrete mixer trucks, where results were impacted by a slowdown in residential construction. End markets in the United States continued to show improvement linked to the passage of the federal highway and energy spending bills.

          Gross profit in 2006 totaled $102.4 million, an increase of $21.7 million when compared to 2005. Gross profit margin improved in the utilities business, with the other businesses showing a slight decline. Gross profit margin in this largely United States based business segment was favorably impacted by pricing actions, as well as the positive effects of certain reorganization activities that were implemented over the prior few years, partially offset by increases in component costs. This was partially offset by costs associated with the reduction in the Company’s re-rental fleet, mainly in the third and fourth quarters of 2006.

          SG&A costs for the segment in 2006 totaled $77.2 million, an increase of $5.2 million when compared to 2005. The net increase was mainly due to increased sales commission costs in the roadbuilding businesses, primarily in support of growth in the Brazilian roadbuilding operation, as well as costs related to sales growth in other asphalt products. General and administration costs increased primarily due to increased personnel related costs to support management’s on-going initiative to improve talent throughout this segment and the current consolidation of a previously existing distribution joint venture.

          During the fourth quarter of 2005, a goodwill impairment in the ATC reporting unit was recognized due to an evaluation of carrying value in excess of its projected discounted cash flow, due mainly to a reduction in anticipated military vehicle contracts and the impact of continued funding delays from our minority partner in ATC.

          Income from operations for our Roadbuilding, Utility Products and Other segment in 2006 was $25.2 million, an increase of $19.8 million when compared to 2005. The increase was due primarily to the favorable impact of pricing actions and the positive effect of recent cost reduction activities.

          Corporate/Eliminations

	2006		2005

		% of Sales		% of Sales	% Change In Reported Amounts

	($ amounts in millions)
Net sales	$(136.2)	—	$(109.4)	—	(24.5)%
Income from operations	$(48.8)	35.8%	$(30.7)	28.1%	(59.0)%

          Our consolidated results include the elimination of intercompany sales activity between segments. Additionally, certain expenses at the corporate level were not allocated to the business segments, which in 2006 were primarily attributable to the increased cost of certain equity and long term compensation programs as well as certain unallocated expenses related to our global enterprise system implementation.

          Net Interest Expense

          During 2006, our net interest expense decreased by $13.4 million to $75.2 million as compared to net interest expense of $88.6 million in the prior year. This decrease was primarily driven by our lower debt balances.

          Loss on Early Extinguishment of Debt

          We recorded a charge on early extinguishment of debt of $23.3 million, including a $15.6 million expense associated with the call premiums for the repayment of $300 million of outstanding debt in June and August 2006. In addition, we recorded $7.7 million of amortization of debt acquisition costs accelerated because of this debt repayment and the termination of our previous credit facility.

          Other Income (Expense) – Net

          Other income (expense) – net for 2006 was income of $3.7 million, compared to income of $7.1 million for the prior year. The decrease in Other income (expense) relates primarily to higher minority interest expense in consolidated subsidiaries combined with non-recurring gains on the sale of fixed assets in 2005.

          Income Taxes

          During the year ended December 31, 2006, we recognized income tax expense of $218.2 million on income from continuing operations before income taxes of $614.7 million, an effective rate of 35.5%, as compared to income tax expense of $101.3 million on income from continuing operations before income taxes of $288.9 million, an effective rate of 35.1%, in the prior year. The effective tax rate for 2006 was slightly higher than in the prior year, primarily due to changes in the geographical distribution of earnings.

Twelve Months Ended December 31, 2005 Compared to Twelve Months Ended December 31, 2004

          Terex Consolidated

	2005		2004

		% of Sales		% of Sales	% Change In Reported Amounts

		($ amounts in millions)
Net sales	$6,156.5	—	$4,799.3	—	28.3%
Gross profit	$947.3	15.4%	$679.7	14.2%	39.4%
SG&A	$573.6	9.3%	$468.1	9.8%	22.5%
Goodwill impairment	$3.3	0.1%	$—	—	100.0%
Income from operations	$370.4	6.0%	$211.6	4.4%	75.0%

          During 2005, we continued to focus on external growth and on internal process improvement actions. Increasing demand for our products from general economic recovery in several end markets, as well as increasing penetration in new and existing markets, contributed to strong sales growth. Growth in income from operations from increased sales volume was dampened by cost pressures experienced in many purchased commodities and components, mainly steel, as well as certain internal inefficiencies arising from significantly increased production levels. We also generated approximately $273 million of cash from operations and reduced our net debt (defined as total debt less cash) by approximately $210 million during 2005.

          Net sales for 2005 were $6,156.5 million, an increase of $1,357.2 million when compared to 2004. We continued to realize the benefits of end-market recoveries, the integration of our businesses, cost-savings initiatives put in place over the prior three years, and the impact of the Terex Business System. Net sales increased in all segments when compared to 2004. Our Aerial Work Platforms segment experienced an increase in sales reflecting strong demand by the rental equipment market. Net sales in our Construction segment improved relative to 2004 as a result of strong demand for products in most of the businesses. Net sales in our Materials Processing & Mining segment benefited relative to 2004 from sustained improvements in commodity prices, mainly coal and iron ore, and incremental sales of $112.5 million from the Reedrill drilling equipment acquisition completed at the end of 2004. Net sales in our Roadbuilding, Utility Products and Other segment increased relative to 2004 across all product lines. While sales of roadbuilding products improved over 2004 levels, they remain low relative to historic levels, and future improvements are dependent on increased state and federal funding for road projects. Net sales in our Cranes segment improved from 2004 levels, driven by a robust tower crane market and a recovering North American rough terrain and boom truck crane marketplace.

          Gross profit for 2005 was $947.3 million, an increase of $267.6 million when compared to 2004. Improvements relative to 2004 were realized in all of our segments from higher sales volume, despite sustained higher steel costs and other component issues. We initiated price increases across many of our businesses, accounting for some of the gross margin improvement. We will continue to design and implement plans to mitigate the impact of future increases in component prices, including the use of alternate suppliers, leveraging our overall purchase volumes to obtain favorable costs and increasing the price of our products. Gross profit also benefited from several of the programs initiated as part of the Terex Business System, as well as from restructuring initiatives launched over the prior three years.

          Total SG&A increased in 2005 by $105.5 million when compared to 2004. SG&A costs increased as a result of compensation and related costs due to increased sales levels, as well as engineering costs due to product development efforts. Administrative costs increased for staffing and external professional fees as we focused on building resources to address financial reporting weaknesses. During 2005, we incurred approximately $8.8 million of external professional fees related to our accounting review of prior periods. In addition, the acquisition of Reedrill increased SG&A by $13.9 million. As a percentage of net sales, SG&A fell to 9.3% in 2005 from 9.8% in 2004.

          During the fourth quarter of 2005, we recorded a charge of $3.3 million for the impairment of goodwill in the ATC reporting unit of our Roadbuilding, Utility Products and Other segment, as the ATC reporting unit was determined to have a carrying value in excess of its projected discounted cash flow. This was primarily due to a reduction in anticipated military vehicle contracts and the impact of continued funding delays from our minority partner in ATC.

          Income from operations increased by $158.8 million in 2005 when compared to 2004. Our Aerial Work Platforms and Construction segments’ income from operations improved relative to 2004 because of an improving economy in North America and Europe. Income from operations improved in our Material Processing & Mining segment because of increased demand driven by improved commodity price levels and the acquisition of Reedrill, which added $11.4 million. Income from operations in our Cranes segment grew as a result of increased demand for tower cranes, as well as improving rough terrain and boom truck crane businesses in North America. While the concrete mixing truck and utility businesses provided growth in income from operations for our Roadbuilding, Utility Products and Other segment, this segment incurred an impairment charge of $3.3 million during 2005 related to ATC and additional costs related to a reduction in the fleet size of the rental program and operating inefficiencies at utility distribution sites.

          Terex Aerial Work Platforms

	2005		2004

		% of Sales		% of Sales	% Change In Reported Amounts

		($ amounts in millions)
Net sales	$1,479.5	—	$958.4	—	54.4%
Gross profit	$293.0	19.8%	$189.7	19.8%	54.5%
SG&A	$102.8	6.9%	$79.4	8.3%	29.5%
Income from operations	$190.2	12.9%	$110.3	11.5%	72.4%

          Net sales for our Aerial Work Platforms segment in 2005 were $1,479.5 million, an increase of $521.1 million when compared to 2004. Demand improved on a worldwide basis, with particular strength in Asia and the Americas. Net sales increased when compared to 2004 as a result of stronger demand from the rental channel in the United States and, to a lesser extent, improved parts sales. Rental market demand increased relative to 2004 as rental channel customers continued to buy new equipment to reduce the age of their fleets and address increased utilization of their existing fleets. Net sales of telehandler products increased when compared to 2004, due to the use of the overall Genie sales and marketing approach through the same rental distribution channels as the aerial work platforms products. Light construction products also contributed to the sales growth over the prior year along with additional order activity generated to replace lost or damaged equipment resulting from Hurricane Katrina.

          Gross profit for 2005 was $293.0 million, an increase of $103.3 million when compared to 2004. While gross profit benefited from increased sales, this was partially offset by higher steel costs and a delay in the impact of pricing actions taken in late 2004 due to the substantial backlog that existed entering 2005. In addition, the segment experienced some inefficiencies associated with additional manufacturing resources required to respond to the significant product demand.

          SG&A costs for 2005 were $102.8 million, an increase of $23.4 million when compared to 2004. The increase was due primarily to staffing and related costs arising from the significant volume increase.

          Income from operations for 2005 was $190.2 million, an increase of $79.9 million when compared to 2004. The increase was due to higher sales volumes, offset somewhat by the impact of increased steel costs and costs to ramp-up production.

          Terex Construction

	2005		2004

	% of Sales			% of Sales	% Change In Reported Amounts

	($ amounts in millions)
Net sales	$1,489.7	—	$1,319.3	—	12.9%
Gross profit	$166.6	11.2%	$131.4	10.0%	26.8%
SG&A	$137.5	9.2%	$121.0	9.2%	13.6%
Income from operations	$29.1	2.0%	$10.4	0.8%	179.8%

          Net sales in our Construction segment increased by $170.4 million in 2005 when compared to 2004, and totaled $1,489.7 million. Net sales increased across most of the businesses in this segment, as improved economic conditions in the United States and Europe, as well as an emerging Asian construction equipment business, drove demand for construction equipment. Net sales of heavy construction equipment remained strong during 2005, driven primarily by demand for off-highway trucks and material handling equipment. The material handling equipment business benefited from the high price of steel globally.

          Gross profit increased to $166.6 million in 2005, an increase of $35.2 million when compared to 2004. Gross profit was positively impacted by sales volume and price increases. These favorable items were partially offset by increases in steel and other commodity costs; certain increased costs related to higher manufacturing volume, foreign currency movement and inventory charges.

          SG&A costs for 2005 totaled $137.5 million, an increase of $16.5 million when compared to 2004. SG&A costs were related mainly to increased resources needed to support sales growth, while financial infrastructure and product development costs also increased over the prior year.

          Income from operations for 2005 totaled $29.1 million, an increase of $18.7 million when compared to $10.4 million in 2004. Increased income from operations, and the resulting increased margin as a percentage of net sales, reflects the positive impact of pricing actions taken in the marketplace and the benefit of increased production levels, which helped to partially offset steel cost increases.

          Terex Cranes

	2005		2004

	% of Sales			% of Sales	% Change In Reported Amounts

	($ amounts in millions)
Net sales	$1,271.9	—	$1,076.8	—	18.1%
Gross profit	$170.4	13.4%	$131.9	12.2%	29.2%
SG&A	$110.2	8.7%	$96.6	9.0%	14.1%
Income from operations	$60.2	4.7%	$35.3	3.3%	70.5%

          Net sales for our Cranes segment for 2005 increased by $195.1 million and totaled $1,271.9 million when compared to $1,076.8 million in 2004. The strong increase in net sales was due to a general improvement in all businesses and product categories, with particular strength in the tower crane group, when compared to 2004. Net sales also increased due to price increases introduced for North American crane products in the fourth quarter of 2004 in reaction to increasing cost pressures.

          Gross profit for 2005 increased by $38.5 million relative to 2004 and totaled $170.4 million. Gross profit from the European rough terrain crane business, the container stacker business and the North American lattice boom crane business improved in 2005 as compared to 2004 levels. The benefits of increased sales volume more than offset the negative impact of steel cost increases. Negatively impacting gross profit for 2005 was the expiration of favorable long-term steel pricing contracts, mainly in the German crane operation, as well as the impact of a five week strike at the Waverly, Iowa cranes facility. A field retrofit program had a $4.0 million negative impact. Additionally, North American operations incurred costs to increase production to satisfy heightened product demand, resulting in some production inefficiencies.

          SG&A costs for 2005 totaled $110.2 million, an increase of $13.6 million over 2004. SG&A as a percentage of sales decreased from 9.0% in 2004 to 8.7% in 2005. Overall, costs increased due to staffing and related costs required to address the increased sales and production volume.

          Income from operations for 2005 totaled $60.2 million, an increase of $24.9 million when compared to $35.3 million in 2004. The increase was due to increased sales volume, particularly from the segment’s tower cranes, which was partially offset by the increased cost of steel and increased staffing and related costs at the North American operations.

          Terex Materials Processing & Mining

	2005		2004

	% of Sales			% of Sales	% Change In Reported Amounts

	($ amounts in millions)
Net sales	$1,359.5	—	$951.0	—	43.0%
Gross profit	$233.9	17.2%	$158.1	16.6%	47.9%
SG&A	$117.7	8.7%	$85.6	9.0%	37.5%
Income from operations	$116.2	8.5%	$72.5	7.6%	60.3%

          Net sales in our Materials Processing & Mining segment increased by $408.5 million to $1,359.5 million in 2005 compared to $951.0 million in 2004. The increase in sales was attributable to the overall strong demand for mining products, mainly the mining hydraulic excavators manufactured in Dortmund, Germany and electric drive mining trucks, as well as $112.5 million due to the acquisition of Reedrill in the fourth quarter of 2004. The mobile crushing & screening business reported double-digit growth across all business units.

          Gross profit increased by $75.8 million in 2005 when compared to 2004 and totaled $233.9 million. Gross profit improved as a result of increased volume and higher margin earned on the sale of new machines. The performance of Reedrill added $25.2 million of gross profit and improvement in the materials processing business also contributed to the increase in gross profit. This improvement was partially offset by increased steel costs.

          SG&A expense increased by $32.1 million in 2005 relative to 2004, to $117.7 million. The increase in SG&A was mainly due to costs related to additional resources needed to address higher net sales and $13.9 million due to the inclusion of Reedrill.

          Income from operations for our Materials Processing & Mining segment was $116.2 million in 2005, an increase of $43.7 million from $72.5 million in 2004. The increase was a result of higher demand for the segment’s products resulting primarily from improved commodity pricing relative to 2004, the additional income from operations of $11.4 million related to Reedrill and improved performance in the materials processing business, offset to some degree by increased steel costs.

          Terex Roadbuilding, Utility Products and Other

	2005		2004

	% of Sales			% of Sales	% Change In Reported Amounts

	($ amounts in millions)
Net sales	$665.3	—	$581.1	—	14.5%
Gross profit	$80.7	12.1%	$65.0	11.2%	24.2%
SG&A	$72.0	10.8%	$67.1	11.5%	7.3%
Goodwill impairment	$3.3	0.5%	$—	—	100.0%
Income from operations	$5.4	0.8%	$(2.2)	(0.4)%	345.5%

          Net sales for our Roadbuilding, Utility Products and Other segment in 2005 were $665.3 million, an increase of $84.2 million when compared to 2004. Growth was achieved in most business units, especially in the concrete mixer truck business.

          Gross profit in 2005 totaled $80.7 million, an increase of $15.7 million when compared to 2004. Gross profit generally improved across all businesses. However, this improvement was partially offset by steel cost increases, as steel is a major material component for many of this group’s products, as well as continued weak end-markets in the roadbuilding and utility areas. Gross profit was also negatively impacted by operating inefficiencies at utility distribution sites regarding installation of products; additional costs for the specialty vehicle businesses, including inventory charges; and rental fleet reduction costs.

          SG&A costs for the segment in 2005 totaled $72.0 million, an increase of $4.9 million when compared to 2004. The increase in SG&A costs compared to 2004 is mainly due to the sales volume increase, additional proposal activities and product development efforts.

          During the fourth quarter of 2005, a goodwill impairment in the ATC reporting unit was recognized as the carrying value of goodwill was in excess of its projected discounted cash flow, due mainly to a reduction in anticipated military vehicle contracts and the impact of continued funding delays from our minority partner in ATC.

          Income from operations for our Roadbuilding, Utility Products and Other segment in 2005 was $5.4 million, an increase of $7.6 million when compared to 2004. The positive change reflected strong performance by the concrete mixer truck business and the improvement initiatives taken over the past few years. This was partially offset by the impact of increased steel costs and the additional costs for the specialty vehicle businesses.

          Corporate/Eliminations

	2005		2004

	% of Sales			% of Sales	% Change In Reported Amounts

	($ amounts in millions)
Net sales	$(109.4)	—	$(87.3)	—	(25.3)%
Income from operations	$(30.7)	28.1%	$(14.7)	16.8%	(108.8)%

          Net sales eliminations increased in 2005 over the prior year, due mainly to the efforts to cross sell our products through existing distribution channels, largely our Construction and Cranes products being distributed through our Aerial Work Platforms segment channels.

          The decrease in income from operations in 2005 was due mainly to external professional fees related to our investigation and audit of our historical accounting of approximately $9 million, increased costs associated with long-term incentive programs, and additional expenses resulting from increases in internal staffing to support ongoing efforts to address financial reporting weaknesses.

          Net Interest Expense

          During 2005, our net interest expense increased by $4.3 million to $88.6 million as compared to net interest expense of $84.3 million in the prior year. Higher interest rates more than offset the decrease in debt balances.

          Loss on Early Extinguishment of Debt

          We initiated three debt reductions during 2004. On June 30, 2004, we prepaid $75.0 million aggregate principal amount of term debt under our bank credit facility. In connection with this prepayment, we recorded a related non-cash charge of $1.5 million. On July 21, 2004, we prepaid $50.0 million aggregate principal amount of term debt under our bank credit facility. In connection with this prepayment, we recorded a related non-cash charge of $1.0 million. On December 29, 2004, we prepaid $22.0 million aggregate principal amount of term debt under our bank credit facility. In connection with this prepayment, we recorded a related non-cash charge of $0.4 million. The non-cash charges in 2004 related to the write-off of unamortized debt acquisition costs.

          Other Income (Expense) – Net

          Other income (expense) – net for 2005 was income of $7.1 million as compared to income of $19.5 million for the prior year. The primary drivers of other income in 2005 were the gains related to the sale of fixed assets and the allocation of equity income (loss) to minority interests, which more than offset the amortization of debt acquisition costs. In 2004, $16.2 million of Other income (expense) – net related primarily to the gain on sale of idle facilities and a favorable settlement related to the acquisition of the O&K mining shovel business, which was offset partly by amortization of debt acquisition costs.

          Income Taxes

          During the year ended December 31, 2005, we recognized income tax expense of $101.3 million on income before income taxes of $288.9 million, an effective rate of 35.1%, as compared to income tax benefit of $176.7 million on income before income taxes of $143.9 million, an effective rate of (122.8%), in the prior year. The 2005 effective tax rate was higher than the prior year due mainly to the release of a valuation allowance of $200.7 million on U.S. deferred tax assets in 2004, resulting from improved performance in several U.S. businesses indicating that it was more likely than not that the assets would be realized. The 2005 effective tax rate was favorably impacted by the release of valuation allowances in certain of our German businesses as a result of activities to simplify the legal entity structure and the improved performance of these businesses that indicated that it was more likely than not that the assets would be realized. Also in 2005, we repatriated certain non-U.S. earnings from controlled foreign subsidiaries, pursuant to the provisions of the American Jobs Creation Act of 2004. The tax expense on repatriated earnings partially offset the valuation allowance release impact on the tax rate in 2005.

Critical Accounting Policies

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in the estimates and assumptions used by management could have significant impact on our financial results. Actual results could differ from those estimates.

          We believe that the following are among our most significant accounting polices which are important in determining the reporting of transactions and events and which utilize estimates about the effect of matters that are inherently uncertain and therefore are based on management judgment. Please refer to Note A – “Basis of Presentation” in the accompanying Consolidated Financial Statements for a complete listing of our accounting policies.

Inventories

          Inventories are stated at the lower of cost or market value. Cost is determined principally by the first-in, first-out (“FIFO”) method. In valuing inventory, we are required to make assumptions regarding the level of reserves required to value potentially obsolete or over-valued items at the lower of cost or market. The valuation of used equipment taken in trade from customers requires us to use the best information available to determine the value of the equipment to potential customers. This value is subject to change based on numerous conditions. Inventory reserves are established taking into account age, frequency of use, or sale, and in the case of repair parts, the installed base of machines. While calculations are made involving these factors, significant management judgment regarding expectations for future events is involved. Future events which could significantly influence our judgment and related estimates include general economic conditions in markets where our products are sold, new equipment price fluctuations, competitive actions, including the introduction of new products and technological advances, as well as new products and design changes we introduce. At September 30, 2007 and December 31, 2006, reserves for excess and obsolete inventory totaled $105.8 million and $97.9 million, respectively.

Accounts Receivable

          We are required to make judgments relative to our ability to collect accounts receivable from our customers. Valuation of receivables includes evaluating customer payment histories, customer leverage, availability of third party financing, political and exchange risks and other factors. Many of these factors, including the assessment of a customer’s ability to pay, are influenced by economic and market factors that cannot be predicted with certainty. At September 30, 2007 and December 31, 2006, reserves for potentially uncollectible accounts receivable totaled $70.8 million and $60.3 million, respectively.

Guarantees

          We have issued guarantees to financial institutions of customer financing to purchase equipment as of September 30, 2007 and December 31, 2006. We must assess the probability of losses or non-performance in ways similar to the evaluation of accounts receivable, including consideration of a customer’s payment history, leverage, availability of third party finance, political and exchange risks and other factors. Many of these factors, including the assessment of a customer’s ability to pay, are influenced by economic and market factors that cannot be predicted with certainty. To date, losses related to guarantees have been negligible.

          Our customers, from time to time, may fund acquisition of our equipment through third-party finance companies. In certain instances, we may provide a credit guarantee to the finance company, by which we agree to make payments to the finance company should the customer default. Our maximum liability is limited to the remaining payments due to the finance company at the time of default. In the event of customer default, we are generally able to dispose of the equipment at a minimal loss, if any, to the Company.

          As of September 30, 2007 and December 31, 2006, our maximum exposure to such credit guarantees was $242.7 million and $212.4 million, respectively. This included total guarantees issued by Terex Demag, part of the Cranes segment, and Genie, part of the Aerial Work Platforms segment, of $162.0 million and $41.7 million, respectively, as of September 30, 2007, and $155.7 million and $25.4 million, respectively, as of December 31, 2006. The terms of these guarantees coincide with the financing arranged by the customer and generally does not exceed five years. Given our position as the original equipment manufacturer and our knowledge of end markets, when called upon to fulfill a guarantee, we have generally been able to liquidate the financed equipment at a minimal loss, if any.

          We issue residual value guarantees under sales-type leases. A residual value guarantee involves a guarantee that a piece of equipment will have a minimum fair market value at a future point in time. As described in Note S - “Litigations and Contingencies” in the Notes to the Consolidated Financial Statements for the year ended December 31, 2006, our maximum exposure related to residual value guarantees under sales-type leases was $38.0 million at September 30, 2007 and $30.1 million at December 31, 2006, respectively. We are able to mitigate the risk associated with these guarantees because the maturity of the guarantees is staggered, which limits the amount of used equipment entering the marketplace at any one time.

          We guarantee, from time to time, that we will buy equipment from our customers in the future at a stated price if certain conditions are met by the customer. Such guarantees are referred to as buyback guarantees. These conditions generally pertain to the functionality and state of repair of the machine. Our maximum exposure pursuant to buyback guarantees was $127.3 million as of September 30, 2007 and $106.7 million as of December 31, 2006. We are able to mitigate the risk of these guarantees by staggering the timing of the buybacks and through leveraging our access to the used equipment markets provided by our original equipment manufacturer status.

          We record a liability for the estimated fair value of guarantees issued pursuant to Financial Accounting Standards Board (the “FASB”) Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of Statement of Financial Accounting Standards Nos. 5, 57 and 107 and rescission of FIN 34.” We recognize a loss under a guarantee when our obligation to make payment under the guarantee is probable and the amount of the loss can be estimated. A loss would be recognized if our payment obligation under the guarantee exceeds the value we can expect to recover to offset such payment, primarily through the sale of the equipment underlying the guarantee.

          We have recorded an aggregate liability within Other current liabilities and Retirement plans and other non-current liabilities in the Consolidated Balance Sheet of approximately $18 million and $16 million for the estimated fair value of all guarantees provided as of September 30, 2007 and December 31, 2006, respectively.

Revenue Recognition

          Revenue and costs are generally recorded when products are shipped and invoiced to either independently owned and operated dealers or to customers.

          Revenue generated in the United States is recognized when title and risk of loss pass from us to our customers, which occurs upon shipment when terms are FOB shipping point (which is customary) and upon delivery when terms are FOB destination. We also have a policy requiring that certain criteria be met in order to recognize revenue, including satisfaction of the following requirements:

•	Persuasive evidence that an arrangement exists;

•	The price to the buyer is fixed or determinable;

•	Collectibility is reasonably assured; and

•	We have no significant obligations for future performance.

          In the United States, we have the ability to enter into a security agreement and receive a security interest in the product by filing an appropriate Uniform Commercial Code (“UCC”) financing statement. However, a significant portion of our revenue is generated outside of the United States. In many countries outside of the United States, as a matter of statutory law, a seller retains title to a product until payment is made. The laws do not provide for a seller’s retention of a security interest in goods in the same manner as established in the UCC. In these countries, we retain title to goods delivered to a customer until the customer makes payment so that we can recover the goods in the event of customer default on payment. In these circumstances, where we only retain title to secure our recovery in the event of customer default, we also have a policy, which requires meeting certain criteria in order to recognize revenue, including satisfaction of the following requirements:

•	Persuasive evidence that an arrangement exists;

•	Delivery has occurred or services have been rendered;

•	The price to the buyer is fixed or determinable;

•	Collectibility is reasonably assured;

•	We have no significant obligations for future performance; and

•

We are not entitled to direct the disposition of the goods, cannot rescind the transaction, cannot prohibit the customer from moving, selling, or otherwise using the goods in the ordinary course of business and have no other rights of holding title that rest with a titleholder of property that is subject to a lien under the UCC.

          In circumstances where the sales transaction requires acceptance by the customer for items such as testing on site, installation, trial period or performance criteria, revenue is not recognized unless the following criteria have been met:

•	Persuasive evidence that an arrangement exists;

•	Delivery has occurred or services have been rendered;

•	The price to the buyer is fixed or determinable;

•	Collectibility is reasonably assured; and

•

The customer has given their acceptance, the time period for acceptance has elapsed or we have otherwise objectively demonstrated that the criteria specified in the acceptance provisions have been satisfied.

          In addition to performance commitments, we analyze factors such as the reason for the purchase to determine if revenue should be recognized. This analysis is done before the product is shipped and includes the evaluation of factors that may affect the conclusion related to the revenue recognition criteria as follows:

•	Persuasive evidence that an arrangement exists;

•	Delivery has occurred or services have been rendered;

•	The price to the buyer is fixed or determinable; and

•	Collectibility is reasonably assured.

          In limited circumstances, certain new units may be invoiced prior to the time customers take physical possession. Revenue is recognized in such cases only when the customer has a fixed commitment to purchase the units, the units have been completed, tested and made available to the customer for pickup or delivery, and the customer has requested that we hold the units for pickup or delivery at a time specified by the customer. In such cases, the units are invoiced under our customary billing terms, title to the units and risks of ownership pass to the customer upon invoicing, the units are segregated from our inventory and identified as belonging to the customer and we have no further obligations under the order.

          Revenue from sales-type leases is recognized at the inception of the lease. Income from operating leases is recognized ratably over the term of the lease. We routinely sell equipment subject to operating leases and the related lease payments. If we do not retain a substantial risk of ownership in the equipment, the transaction is recorded as a sale. If we do retain a substantial risk of ownership, the transaction is recorded as a borrowing, the operating lease payments are recognized as revenue over the term of the lease and the debt is amortized over a similar period.

Goodwill

          Goodwill represents the difference between the total purchase price paid in the acquisition of a business and the fair value of the assets, both tangible and intangible, and liabilities we acquired. We review the value of our recorded goodwill annually, and more frequently as circumstances warrant, to determine if this value is potentially impaired. The initial recognition of goodwill, as well as the annual review of the carrying value of goodwill, requires that we develop estimates of future business performance. These estimates are used to derive expected cash flow and include assumptions regarding future sales levels, the impact of cost reduction programs, and the level of working capital needed to support a given business. We rely on data developed by business segment management as well as macroeconomic data in making these calculations. The estimate also includes a determination of the reporting units’ weighted average cost of capital. The cost of capital is based on assumptions about interest rates as well as a risk-adjusted rate of return required by our equity investors. Changes in these estimates can impact the present value of the expected cash flow that is used in determining the fair value of goodwill as well as the overall expected value of a given business.

Impairment of Long Lived Assets

          Our policy is to assess the realizability of our long-lived assets, including intangible assets, and to evaluate such assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the asset’s carrying value. Future cash flow projections include assumptions regarding future sales levels, the impact of cost reduction programs, and the level of working capital needed to support each business. We rely on data developed by business segment management as well as macroeconomic data in making these calculations. There are no assurances that future cash flow assumptions will be achieved. The amount of any impairment then recognized would be calculated as the difference between the estimated fair value and the carrying value of the asset.

Accrued Warranties

          We record accruals for unasserted warranty claims based on our prior claim experience. Warranty costs are accrued at the time revenue is recognized. However, adjustments to the initial warranty accrual are recorded if actual claim experience indicates that adjustments are necessary. These warranty costs are based upon management’s assessment of past claims and current experience. However, actual claims could be higher or lower than amounts estimated, as the amount and value of warranty claims are subject to variation as a result of many factors that cannot be predicted with certainty, including the performance of new products, models and technology, changes in weather conditions for product operation, different uses for products and other similar factors.

Accrued Product Liability

          We record accruals for product liability claims based on our prior claim experience. Accruals for product liability claims are valued based upon our prior claims experience, including consideration of the jurisdiction, circumstances of the accident, type of loss or injury, identity of plaintiff, other potential responsible parties, analysis of outside legal counsel, analysis of internal product liability counsel and the experience of our director of product safety. We provide accruals for estimated product liability experience on known claims. We do not accrue for reported incidents until such time as a claim is made against us. Actual product liability costs could be different due to a number of variables such as the decisions of juries or judges.

Pension Benefits

          Pension benefits represent financial obligations that will be ultimately settled in the future with employees who meet eligibility requirements. As of December 31, 2006, we maintained four qualified defined benefit pension plans and one nonqualified plan covering certain U.S. employees. The benefits for the qualified plan covering salaried employees are based primarily on years of service and employees’ qualifying compensation during the final years of employment. Participation in the plan for salaried employees was frozen on or before October 15, 2000. The benefits for the three qualified plans covering bargaining unit employees are based primarily on years of service and a flat dollar amount per year of service. Participation was frozen effective December 31, 2000 for one plan, February 18, 2006 for another plan, and June 29, 2007 for the third plan. For all four qualified plans, no participants will be credited with service following the effective dates of their freeze, except that participants are credited with post-freeze service for purposes of determining vesting and retirement eligibility only. It is our policy, generally, to fund the qualified U.S. plans based on the minimum requirements of the Employee Retirement Income Security Act of 1974. The nonqualified plan provides retirement benefits to certain senior executives of the Company and is unfunded. Generally, the nonqualified plan provides a benefit based on average total compensation earned over a participant’s final five years of employment and years of service reduced by benefits earned under any Company retirement program excluding salary deferrals and matching contributions. We maintain defined benefit plans in Germany, France, China and the United Kingdom (“U.K.”) for some of our subsidiaries. The plans in Germany, France and China are unfunded plans. Plan assets consist primarily of common stocks, bonds, and short-term cash equivalent funds. For the U.S. plans, approximately 41% of the assets are in equity securities and 59% are in fixed income securities. For the U.K. funded plans, approximately 52% of the assets are in equity securities, 44% are in fixed income securities and 4% in real estate. This allocation is reviewed periodically and updated to meet the long-term goals of the plan.

          The determination of defined benefit pension and postretirement plan obligations and their associated expenses requires the use of actuarial valuations to estimate the benefits that employees earn while working, as well as the present value of those benefits. We use the services of independent actuaries to assist with these calculations. Inherent in these valuations are economic assumptions including expected returns on plan assets, discount rates at which liabilities may be settled, rates of increase of health care costs, rates of future compensation increases as well as employee demographic assumptions such as retirement patterns, mortality and turnover. The actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower turnover rates or longer or shorter life spans of participants. Actual results that differ from the actuarial assumptions used are recorded as unrecognized gains and losses. Unrecognized gains and losses that exceed 10 percent of the greater of the plan’s projected benefit obligations or the market-related value of assets are amortized to earnings over the shorter of the estimated future service period of the plan participants or the period until any anticipated final plan settlements.

          Several key assumptions are used in actuarial models to calculate pension expense and liability amounts recorded in the financial statements. We believe the three most significant variables in the models are expected long-term rate of return on plan assets, the discount rate, and the expected rate of compensation increase. The actuarial models also use assumptions for various other factors including employee turnover, retirement age and mortality, which are evaluated periodically and are updated to reflect experience. We believe the assumptions used in the actuarial calculations are reasonable and are within accepted practices in each of the respective geographic locations in which we operate.

          The expected long-term rates of return on pension plan assets were 8.00% for U.S. plans and 6.50% for the U.K. plans at December 31, 2006. These rates are determined annually by management based on a weighted average of current and historical market trends, historical portfolio performance and the portfolio mix of investments. The expected long-term rate of return on plan assets at December 31 is used to measure the earnings effects for the subsequent year. The difference between the expected return and the actual return on plan assets affects the calculated value of plan assets and, ultimately, future pension expense (income).

          Our strategy with regard to the investments in the pension plans is to earn a rate of return sufficient to match or exceed the long term growth of pension liabilities. The expected rate of return of plan assets represents an estimate of long-term returns on the investment portfolio. While we examine performance and future expectations annually, we also view historic asset portfolios and performance over a long period of years. In the short term, there may be fluctuations of positive and negative yields year over year, but over the long-term, the actual return is expected to match the expected assumptions. Actual results that differ from the assumptions are accumulated and amortized over future periods, and therefore, generally affect the recognized pension expense or benefit and our pension obligation in future periods.

          The discount rates for pension plan liabilities were 5.75% for U.S. plans and 4.00% to 5.25% for international plans at December 31, 2006. The discount rate enables us to estimate the present value of expected future cash flows on the measurement date. The rate used reflects a rate of return on high-quality fixed income investments that match the duration of expected benefit payments at the December 31 measurement date. The discount rate at December 31 is used to measure the year-end benefit obligations and the earnings effects on the subsequent year. A lower discount rate increases the present value of benefit obligations and increases pension expense.

          The expected rates of compensation increase for our international pension plans were 2.20% to 10.00% at December 31, 2006. These estimated annual compensation increases are determined by management every year and are based on historical trends and market indices.

          Effective December 31, 2006, upon adoption of SFAS 158, we have recorded the underfunded status on our balance sheet as a liability and the unrecognized prior service costs and actuarial gains/losses as a reduction in Stockholders’ Equity on the Consolidated Balance Sheet. The change in assumptions from the previous year primarily increases in the discount rate offset by an update in mortality rates for the foreign plans, resulted in a net decrease in the projected benefit obligation of $2.7 million.

          Actual results in any given year will often differ from actuarial assumptions because of demographic, economic and other factors. The market value of the plan assets can change significantly in a relatively short period of time. Additionally, the measurement of the plan benefit obligations is sensitive to changes in interest rates. As a result, if the equity market declines and/or interest rates decrease, the plan estimated benefit obligations could increase, causing an increase in liability and a reduction in Stockholders’ Equity.

          We expect that any future obligations under our plans that are not currently funded will be funded from future cash flows from operations. If our contributions are insufficient to adequately fund the plans to cover our future obligations, or if the performance of the assets in our plans does not meet expectations, or if our assumptions are modified, contributions could be higher than expected, which would reduce the cash available for our business. Changes in U.S. or foreign laws governing these plans could require additional contributions. In addition, changes in generally accepted accounting principles in the United States could require the recording of additional liabilities and costs related to these plans.

          The assumptions used in computing our net pension expense and projected benefit obligation have a significant effect on the amounts reported. A 0.25% change in each of the assumptions below would have the following effects upon net pension expense and projected benefit obligation, respectively, as of and for the year ended December 31, 2006:

	Increase		Decrease

	Discount Rate	Expected long- term rate of return	Discount Rate	Expected long- term rate of return

	($ amounts in millions)
U. S. Plans:
Net pension expense	$(0.2)	$(0.3)	$0.2	$0.3
Projected benefit obligation	$(3.9)	$—	$4.0	$—

Foreign Plans:
Net pension expense	$(1.0)	$(0.3)	$1.2	$0.3
Projected benefit obligation	$(12.7)	$—	$13.8	$—

Income Taxes

          We estimate income taxes based on enacted tax laws in the various jurisdictions where we conduct business. We recognize deferred income tax assets and liabilities, which represent future tax benefits or obligations of the Company. These deferred income tax balances arise from temporary differences due to differing treatment of certain items for accounting and income tax purposes.

          We evaluate deferred tax assets each period to ensure that estimated future taxable income will be sufficient in character, amount and timing to result in the use of our deferred tax assets. “Character” refers to the type (capital gain vs. ordinary income) as well as the source (foreign vs. domestic) of the income we generate. “Timing” refers to the period in which future income is expected to be generated. Timing is important because some net operating losses (“NOLs”) expire if not used within an established statutory time frame. Based on these evaluations, we have determined that it is more likely than not that expected future U.S. earnings will be sufficient to use certain of our U.S. deferred tax assets.

          During the fourth quarter of 2006, we reviewed our ability to use these NOLs on a jurisdiction-by-jurisdiction and entity-by-entity basis. In performing our analysis, we reviewed the past and anticipated future earnings for each foreign entity, and, where necessary, recorded a valuation allowance for all deferred tax assets which we believed were not more likely than not to be realized in the future.

          Judgments and estimates are required to determine tax expense and deferred tax valuation allowances and in assessing exposures related to tax matters. Tax returns are subject to audit and local taxing authorities could challenge tax-filing positions we take. Our practice is to review tax-filing positions by jurisdiction and to record provisions for probable tax liabilities, including interest and penalties, if applicable. As our business has grown in size and complexity, so has our potential exposure to uncertain tax positions. Given the subjective nature of certain areas of tax law, the results of any audits of tax returns could have an adverse impact on our financial statements. We believe that we record and disclose tax liabilities as appropriate and have reasonably estimated our income tax liabilities and recoverable tax assets.

Recent Accounting Pronouncements

          In November 2004, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 151, “Inventory Costs an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 discusses the general principles applicable to the pricing of inventory. Paragraph 5 of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4 provides guidance on allocating certain costs to inventory. SFAS No. 151 amends ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires allocation of fixed production overheads to the costs of conversion be based on normal capacity of production facilities. We adopted this accounting standard on January 1, 2006. Adoption of SFAS No. 151 did not have a material impact on our financial statements.

          In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment.” SFAS No.123R requires that cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS No. 123R also establishes fair value as the measurement method in accounting for share-based payments to employees. In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB No. 107”), which provides interpretive guidance on SFAS No. 123R. SAB No. 107 does not change the accounting required by SFAS No. 123R. We adopted this accounting standard on January 1, 2006. We used the modified prospective method for our transition to this accounting standard. Adoption of SFAS No. 123R did not have a material impact on our financial statements. Prior to the adoption of SFAS No. 123R, the Company accounted for its stock-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation.”

          In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 changes requirements for the accounting for and reporting of a change in accounting principle. This statement requires retrospective applications to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. In addition, this statement requires that a change in depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. We adopted this accounting standard on January 1, 2006. Adoption of SFAS No. 154 did not have a material impact on our financial statements.

          In June 2005, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 05-5 (“EITF No. 05-5”), “Accounting for Early Retirement or Postemployment Programs with Specific Features (such as Terms Specified in Altersteilzeit Early Retirement Arrangements).” Altersteilzeit (“ATZ”) is an early retirement program in Germany designed to create an incentive for employees, within a certain age group, to retire before the legal retirement age. Although established by law, the actual arrangement is negotiated between the employer and employee. Under an ATZ Early Retirement Program (Type I and Type II) or an arrangement with the same terms, salary payments should be recognized ratably over the portion of the ATZ period when the employee is providing active services. Accruals for the termination benefit under Type II should be accrued ratably from the date the employee signs the ATZ contract to the end of the active service period. We adopted this EITF on January 1, 2006. Adoption of EITF No. 05-5 did not have a material impact on our financial statements.

          In June 2006, the FASB ratified EITF Issue No. 06-3 (“EITF No. 06-3”), “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation).” The classification in the income statement of taxes is considered an accounting policy and any change in presentation would require the application of SFAS No. 154, “Accounting Changes and Error Corrections.” In addition, under the scope of EITF No. 06-3, significant taxes recorded in the Condensed

Consolidated Statement of Operations would require disclosure of the accounting policy elected and amounts reflected in gross revenue for all periods presented. Provisions of EITF No. 06-3 are effective for fiscal years beginning after December 15, 2006. The Company adopted this accounting standard on January 1, 2007. Adoption of EITF No. 06-3 did not have a material impact on the Company’s financial statements.

          In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN No. 48”), which clarifies accounting for uncertainty in tax positions. FIN No. 48 requires that the Company recognize in its financial statements the impact of a tax position, if that position is more likely than not to be sustained on audit, based on the technical merits of the position. Provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to retained earnings as of January 1, 2007. The Company adopted this accounting standard on January 1, 2007. See Note C – “Income Taxes” to the Condensed Consolidated Financial Statements as of September 30, 2007 for the impact of adoption of FIN No. 48.

          In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”), to address diversity in practice in quantifying financial statement misstatements. SAB No. 108 requires us to quantify misstatements based on their impact on each of our financial statements and related disclosures. SAB No. 108 is effective as of the end of our 2006 fiscal year, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006 for errors that were not previously deemed material, but are material under the guidance in SAB No. 108. We adopted this accounting standard in the fourth quarter of the year ended December 31, 2006. Adoption of SAB No. 108 did not have a material impact on our financial statements.

          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective as of the beginning of the Company’s 2008 fiscal year. We are currently evaluating the impact of adopting SFAS No. 157 on our financial statements.

          In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires that we recognize the funded status of our defined benefit and other postretirement benefit plans in our December 31, 2006 balance sheet, with changes in the funded status recognized through comprehensive income, net of tax, in the year in which they occur. SFAS No. 158 also requires the measurement of the funded status of our plans as of our year-end balance sheet date no later than 2008. We currently use our year-end balance sheet date as our measurement date. The impact of adopting SFAS No. 158 on Total Assets, Total Liabilities and Total Stockholders’ equity was $2.4 million, $20.7 million and $18.3 million, respectively.

          In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of our 2008 fiscal year. We are currently evaluating the impact of adopting SFAS No. 159 on our financial statements.

Liquidity and Capital Resources

          Our main sources of funding are cash generated from operations, loans from our bank credit facilities and funds raised in capital markets. We believe that cash generated from operations, together with access to our bank credit facilities and cash on hand, provide adequate liquidity to meet our operating and debt service requirements. We had cash and cash equivalents of $516.6 million and $676.7 million at September 30, 2007 and December 31, 2006, respectively. In addition, we had $420.6 million and $560.2 million available for borrowing under our revolving credit facilities at September 30, 2007 and December 31, 2006, respectively. As adjusted for this offering and the repayment of certain indebtedness as described in “Use of Proceeds,” we would have had cash and cash equivalents of $849 million at September 30, 2007.

          Generating cash from operations depends primarily on our ability to earn net income through sales of our products and manage our investment in working capital. We continue to focus on collecting receivables in a timely manner. Consistent with past practice, each quarter we sell receivables to various third party financial institutions through several pre-arranged facilities. During the third quarter of each of 2007 and 2006, we sold, without recourse, accounts receivable approximating 11% of our revenue to provide additional liquidity. During the fourth quarter of 2006 and 2005, we sold, without recourse, accounts receivable approximating 12% and 13% of our fourth quarter revenue in 2006 and 2005, respectively, to provide additional liquidity. The discontinuance of these facilities could reduce our liquidity.

          We are focused on increasing inventory turns by sharing, throughout our Company, many of the best practices and lean manufacturing processes that several of our business units have implemented successfully. We continue to experience challenges with supply chain capacities and deliveries. Substantial effort has gone into reviewing and improving our materials planning and forecasting methods, and, despite the high level of inventory, we are seeing improvements in many areas. We are also in the process of starting up sourcing teams in India and China to support our cost objectives. We expect these initiatives to reduce the level of inventory needed to support the business and allow us to reduce our manufacturing lead times, thereby reducing our working capital requirements.

          Our ability to generate cash from operations is subject to numerous factors, including the following:

•

Many of our customers fund their purchases through third party finance companies that extend credit based on the credit worthiness of the customers and the expected residual value of our equipment. Changes either in the customers’ credit profile or in used equipment values may impact the ability of customers to purchase equipment.

•	As our sales levels increase, the absolute amount of working capital needed to support our business may increase, with a corresponding reduction in cash generated by operations.

•

We insure and sell a portion of our accounts receivable to third party finance companies. These third party finance companies are not obligated to purchase accounts receivable from us, and may choose to limit or discontinue further purchases from us at any time. Changes in customers’ credit worthiness, in the market for credit insurance or in the willingness of third party finance companies to purchase accounts receivable from us can impact our cash flow from operations.

•

Our suppliers extend payment terms to us based on our overall credit rating. Declines in our credit rating may impact suppliers’ willingness to extend terms and in turn increase the cash requirements of our business.

•

Sales of our products are subject to general economic conditions, weather, competition and foreign currency fluctuations, and other such factors that in many cases are outside our direct control. For example, during periods of economic uncertainty, many of our customers have tended to delay purchasing decisions, which has had a negative impact on cash generated from operations.

          We negotiate, when possible, advance payments from our customers for products with long lead times to help fund the substantial working capital investment in these projects.

          As we have grown, diversified our product offerings and expanded the geographic reach of our products, our sales have become less dependent on construction products and sales in the United States and Europe and have become less seasonal. In addition, high levels of backlog in a number of our segments have led to longer wait times and deliveries being accepted regardless of the season. As a result, we expect first and second half sales to be relatively equal in 2007.

          Because of the quarterly pattern of our sales, we have recently used cash to fund our operations in the first quarter of the year and generate cash in the remaining three quarters of the year. In 2007, we used cash in the first quarter and generated cash in the second and third quarter. We expect our cash flow performance in the fourth quarter of 2007 to be heavily influenced by our ability to reduce inventory driven by efficiency improvements, easing of supplier constraints and the delivery of several large orders in the fourth quarter, principally in the crane and mining businesses.

          In 2007, our income tax payments increased. In 2005 and 2006, we used net operating losses to reduce our cash income tax payments, most notably in the U.S., Germany and the United Kingdom. The U.S. net operating loss was substantially utilized in 2006, resulting in higher cash payments in the U.S. for 2007. However, increasing profitability resulted in increased utilization of net operating loss carry forwards in Germany, partially offsetting the increased cash payments in the U.S.

          To help fund our cash pattern, which requires significant cash expenditures during the first quarter of the year, we have maintained significant cash balances and a revolving line of credit in addition to term borrowings from our bank group. Our bank credit facilities provide us with a revolving line of credit of up to $700 million that is available through July 14, 2012 and term debt of $200 million that will mature on July 14, 2013. The revolving line of credit consists of $500 million of available domestic revolving loans and $200 million of available multicurrency revolving loans. The credit facilities also provide for incremental loan commitments of up to $300 million, which may be extended at the option of the lenders, in the form of revolving credit loans, term loans or a combination of both.

          Our bank credit facilities require compliance with a number of covenants. These covenants require us to meet certain financial tests, namely (a) to maintain a consolidated leverage ratio not in excess of 3.75 to 1.00 on the last day of any fiscal quarter, and (b) to maintain a consolidated fixed charge coverage ratio of not less than 1.25 to 1.00 for any period of four consecutive fiscal quarters. The covenants also limit, in certain circumstances, our ability to take a variety of actions, including: incur indebtedness; create or maintain liens on our property or assets; make investments, loans and advances; engage in acquisitions, mergers, consolidations and asset sales; and pay dividends and distributions, including share repurchases. Our bank credit facilities also contain customary events of default.

          We are currently in compliance with all of our financial covenants under the bank credit facilities. Our future compliance with our financial covenants under the bank credit facilities will depend on our ability to generate earnings and manage our assets effectively. Our bank credit facilities also have various non-financial covenants, requiring us to refrain from taking certain actions (as described above) and requiring us to take certain actions, such as keeping in good standing our corporate existence, maintaining insurance, and providing our bank lending group with financial information on a timely basis.

          On January 15, 2007, we redeemed the outstanding $200 million principal amount of our 9-1/4% Senior Subordinated Notes due 2011 (the “9-1/4% Notes”). The total cash paid was $218.5 million, and included a call premium of 4.625%, as set forth in the indenture for the 9-1/4% Notes, plus accrued interest of $46.25 per $1,000 principal amount at the redemption date. We recorded pre-tax charges of $12.5 million in the first quarter of 2007 for the call premium and accelerated amortization of debt acquisition costs as a loss on early extinguishment of debt.

          The interest rates charged under our bank credit facilities are subject to adjustment based on our consolidated leverage ratio. The weighted average interest rate on the outstanding portion of the revolving credit component under our bank credit facilities was 7.75% and 5.32% at September 30, 2007 and December 31, 2006, respectively. The weighted average interest rate on the term loans under the bank credit facilities was 6.95% and 7.11% at September 30, 2007 and December 31, 2006, respectively.

          We have also positioned ourselves to repurchase some of our outstanding common stock as conditions warrant. In December 2006, our Board of Directors authorized the repurchase of up to $200 million of our outstanding common shares through June 30, 2008. During the nine months ended September 30, 2007, we repurchased 935,800 shares for $74.2 million under this program.

          We manage our interest rate risk by maintaining a balance between fixed and floating rate debt, including the use of interest rate derivatives when appropriate. Over the long term, we believe this mix will produce lower interest cost than a purely fixed rate mix without substantially increasing risk.

          We anticipate that acquisitions will be a part of our growth strategy, and with the recent volatility in the financial markets, we are uniquely positioned to take advantage of opportunities as they arise. The use of our cash and debt balances in the future will be targeted to acquisitions and to fund internal expansion activities, including capital expenditures.

          Our ability to access the capital markets to raise funds, through the sale of equity or debt securities, is subject to various factors, some specific to us, and others related to general economic and/or financial market conditions. These include results of operations, projected operating results for future periods and debt to equity leverage. In July 2007, we filed a shelf registration statement with the SEC to allow for easier access to the capital markets. Our ability to access the capital markets is also subject to our timely filing of periodic reports with the SEC. In addition, the terms of our bank credit facility and senior subordinated notes restrict our ability to make further borrowings and to sell substantial portions of our assets.

Cash Flows for the Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

          Cash used in operations for the nine months ended September 30, 2007 totaled $34.5 million, compared to cash provided by operations of $216.8 million for the nine months ended September 30, 2006. This increase in cash used resulted from: higher working capital due to logistics issues related to our increased level of international business, which is causing longer transport times; certain supplier constraints limiting production throughput; and payment of certain longer-term incentive compensation and taxes in the first nine months of 2007.

          Cash used in investing activities for the nine months ended September 30, 2007 was $62.5 million, or $24.0 million more than cash used in investing activities for the nine months ended September 30, 2006, primarily due to higher capital expenditures in the current year, including costs associated with implementing our enterprise management system, partially offset by receipt of proceeds from the sale of assets in the current year period. Additionally, cash used in the prior year included a payment for acquisition of a business, which was more than offset by proceeds from the sale of a discontinued operation.

          We used cash for financing activities of $99.7 million for the nine months ended September 30, 2007, compared to cash used in financing activities for the nine months ended September 30, 2006 of $326.2 million. The change in financing cash flows was primarily due to $300 million in repayment of long-term debt and net repayments under our credit facility in 2006 compared to repayment of $200 million of long-term debt in the nine months ended September 30, 2007. Additionally, in the current year we had net borrowings under our credit facilities that were invested in working capital in support of our strong order backlog, which was partially offset by share repurchases.

Cash Flows for the Twelve Months Ended December 31, 2006 Compared to Twelve Months Ended December 31, 2005

          Cash provided by operations for the year ended December 31, 2006 totaled $484.4 million, compared to cash provided by operations of $273.4 million for the year ended December 31, 2005. The increase in cash provided by operations is consistent with the increase in sales volume, and reflects the improvement in our financial performance.

          Cash used in investing activities in the year ended December 31, 2006 was $51.9 million, as compared to cash used in investing activities of $56.7 million for the year ended December 31, 2005. This decrease was primarily due to proceeds we received from the sale of our discontinued operations and other assets in 2006, partially offset by cash used in the acquisitions of Sichuan Crane and Halco, as well as higher capital expenditures incurred as we invested in our infrastructure and our management information system during 2006.

          We used cash for financing activities of $344.8 million in the year ended December 31, 2006, compared to $49.0 million in the year ended December 31, 2005. This increase was primarily driven by the payment of long-term debt and our former credit facility loans in 2006, partially offset by increased stock option exercise activity and the new classification of excess tax benefits from stock-based compensation.

Contractual Obligations

          The following table sets out our specified contractual obligations at December 31, 2006. These amounts do not reflect the notes to be issued in the offering contemplated by this prospectus supplement:

	Payments Due by Year
	Total Committed	2007	2008	2009	2010	2011	Thereafter

Long-term debt obligations	$1,013.9	$264.9	$45.6	$40.8	$40.6	$38.2	$583.8
Capital lease obligations	6.8	2.0	1.9	1.0	0.9	0.6	0.4
Operating lease obligations	297.6	56.5	45.7	33.8	28.4	22.2	111.0

Total	$1,318.3	$323.4	$93.2	$75.6	$69.9	$61.0	$695.2

          Long-term debt obligations include expected interest expense. Interest expense is calculated using fixed interest rates for indebtedness that has fixed rates and the implied forward rates as of December 31, 2006 for indebtedness that has floating interest rates.

          Additionally, at December 31, 2006, we had outstanding letters of credit that totaled $120.2 million and had issued $212.4 million in guarantees of customer financing to purchase equipment, $30.1 million in residual value guarantees and $106.7 million in buyback guarantees.

          We maintain defined benefit pension plans for some of our operations in the United States and Europe. It is our policy to fund the pension plans at the minimum level required by applicable regulations. In 2006, we made cash contributions to the pension plans of $13.9 million, and we estimate that our pension plan contributions will be approximately $15 million in 2007.

          We participate in a joint venture arrangement with a European financial institution as described below in “—Off-Balance Sheet Arrangements—Variable Interest Entities.”

Off-Balance Sheet Arrangements

Guarantees

          Our customers, from time to time, may fund the acquisition of our equipment through third-party finance companies. In certain instances, we may provide a credit guarantee to the finance company, by which we agree to make payments to the finance company should the customer default. Our maximum liability is generally limited to the remaining payments due to the finance company at the time of default. In the event of customer default, we are generally able to dispose of the equipment at a minimal loss, if any, to us.

          Our maximum exposure to such credit guarantees was $242.7 million as of September 30, 2007 and $212.4 million as of December 31, 2006. This included total credit guarantees issued by Terex Demag, part of our Cranes segment, and Genie, part of our Aerial Work Platforms segment, of $162.0 million and $41.7 million, respectively, as of September 30, 2007 and $155.7 million and $25.4 million, respectively, as of December 31, 2006. The terms of these guarantees coincide with the financing arranged by the customer and generally do not exceed five years. Given our position as the original equipment manufacturer and our knowledge of end markets, when called upon to fulfill a guarantee, we have generally been able to liquidate the financed equipment at a minimal loss, if any.

          We issue, from time to time, residual value guarantees under sales-type leases. A residual value guarantee involves a guarantee that a piece of equipment will have a minimum fair market value at a future date. As described in Note O - “Litigation and Contingencies” in the Notes to the Condensed Consolidated Financial Statements as of and for the period ended September 30, 2007 and Note S - “Litigation and Contingencies” in the Notes to the Consolidated Financial Statements as of and for the year ended December 31, 2006, our maximum exposure related to residual value guarantees under sales-type leases was $38.0 million at September 30, 2007 and $30.1 million at December 31, 2006. We are able to mitigate the risk associated with these guarantees because the maturity of the guarantees is staggered, which limits the amount of used equipment entering the marketplace at any one time.

          We guarantee, from time to time, that we will buy equipment from our customers in the future at a stated price if certain conditions are met by the customer. Such guarantees are referred to as buyback guarantees. These conditions generally pertain to the functionality and state of repair of the machine. Our maximum exposure pursuant to buyback guarantees was $127.3 million as of September 30, 2007 and $106.7 million as of December 31, 2006.

We are able to mitigate the risk of these guarantees because the timing of the buybacks is staggered and through leveraging our access to the used equipment markets provided by our original equipment manufacturer status.

          We have recorded an aggregate liability within Other current liabilities and Retirement plans and other non-current liabilities in the Condensed Consolidated Balance Sheet and Consolidated Balance Sheet of approximately $18 million and $16 million for the estimated fair value of all guarantees provided as of September 30, 2007 and December 31, 2006, respectively.

Variable Interest Entities

          We own a forty percent (40%) interest in the TFSH joint venture. A European financial institution owns the majority sixty percent (60%) interest in TFSH. As defined by FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51,” TFSH is a variable interest entity. Based on the legal, financial and operating structure of TFSH, we have concluded that we are not the primary beneficiary of TFSH and that we do not control the operations of TFSH. Accordingly, we do not consolidate the results of TFSH into our consolidated financial results. We apply the equity method of accounting for our investment in TFSH. The scope of TFSH’s operations includes the opportunity to facilitate the financing of our products sold in certain areas of Europe.

          TFSH had total assets of approximately $555 million as of September 30, 2007 and approximately $452 million as of December 31, 2006, consisting primarily of financing receivables and lease related equipment, and total liabilities of approximately $504 million as of September 30, 2007 and approximately $407 million as of December 31, 2006, consisting primarily of debt issued by the joint venture partner. Prior to March 31, 2006, we provided guarantees related to potential losses arising from shortfalls in the residual values of financed equipment or credit defaults by the joint venture’s customers. The maximum exposure to loss under these guarantees was approximately $19 million as of September 30, 2007 and approximately $25 million as of December 31, 2006. Additionally, we are required to maintain a capital account balance in TFSH, pursuant to the terms of the joint venture, which could result in our reimbursement to TFSH of losses to the extent of our ownership percentage.

Sale-Leaseback Transactions

          Our rental business typically rents equipment to customers for periods of no less than three months. To better match cash outflows in the rental business to cash inflows from customers, we finance the equipment through a series of sale-leasebacks classified as operating leases. The leaseback period is typically 60 months in duration. The historical cost of equipment being leased back from the financing companies was approximately $45 million at September 30, 2007 and $72 million at December 31, 2006. The minimum lease payments for the remainder of 2007 will be approximately $2 million.

Contingencies and Uncertainties

Foreign Currencies and Interest Rate Risk

          Our products are sold in over 100 countries around the world and, accordingly, some of our revenues are generated in foreign currencies, while the costs associated with those revenues are only partly incurred in the same currencies. The major foreign currencies, among others, in which we do business are the Euro and British Pound. We may, from time to time, hedge specifically identified committed and forecasted cash flows in foreign currencies using forward currency sale or purchase contracts. We had foreign exchange contracts with an aggregate notional value of $1,102.7 million at September 30, 2007 and $943.9 million at December 31, 2006.

          We manage exposure to interest rates by incurring a mix of indebtedness bearing interest at both floating and fixed rates at inception and maintaining an on-going balance between floating and fixed rates on this mix of indebtedness using interest rate swaps when necessary.

          Certain of our obligations, including our senior subordinated notes, bear interest at a fixed interest rate. We entered into an interest rate agreement to convert a fixed rate to a floating rate with respect to $200 million of the principal amount of our indebtedness under our 7-3/8% Senior Subordinated Notes. To maintain an appropriate balance between floating and fixed rate obligations on our mix of debt, we exited this interest rate swap agreement on January 15, 2007 and paid $5.4 million. We recorded this loss as an adjustment to the carrying value of the hedged debt and are amortizing it through the debt maturity date.

Other

          We are subject to a number of contingencies and uncertainties including, without limitation, product liability claims, workers’ compensation liability, intellectual property litigation, self-insurance obligations, tax examinations and guarantees. Many of the exposures are unasserted or the proceedings are at a preliminary stage, and it is not presently possible to estimate the amount or timing of any of our costs. However, we do not believe that these contingencies and uncertainties will, in the aggregate, have a material adverse effect on us. When it is probable that a loss has been incurred and possible to make reasonable estimates of our liability with respect to such matters, a provision is recorded for the amount of such estimate or for the minimum amount of a range of estimates when it is not possible to estimate the amount within the range that is most likely to occur.

          We generate hazardous and non-hazardous wastes in the normal course of our manufacturing operations. As a result, we are subject to a wide range of federal, state, local and foreign environmental laws and regulations. These laws and regulations govern actions that may have adverse environmental effects, such as discharges to air and water, and also require compliance with certain practices when handling and disposing of hazardous and non-hazardous wastes. These laws and regulations also impose liability for the costs of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances, should any of such events occur. No such incidents have occurred which required us to pay material amounts to comply with such laws and regulations. Compliance with such laws and regulations has required, and will continue to require, us to make expenditures. We do not expect that these expenditures will have a material adverse effect on our business or profitability.

          On February 1, 2006, we received a copy of a written order of a private investigation from the SEC with respect to our accounting. We have been cooperating with the SEC and will continue to cooperate fully to furnish the SEC staff with information needed to complete their investigation.

          We have also received a subpoena from the SEC dated May 9, 2005, in a matter entitled “In the Matter of United Rentals, Inc.” The subpoena principally requested information to assist the SEC in its investigation of four transactions involving us and our subsidiaries, on the one hand, and United Rentals, on the other, in 2000 and 2001. We are also cooperating fully with this investigation. The U.S. Attorney’s office responsible for this matter also has requested information from us about these transactions and we are fully cooperating with this request.

          On November 2, 2006 and January 19, 2007, we received subpoenas from the United States Department of Justice, Antitrust Division (“DOJ”) with respect to its investigation into pricing practices in the rock crushing and screening equipment industry. We have been cooperating fully with the DOJ and will continue to cooperate fully to furnish the DOJ staff with information needed to complete their investigation.

Transactions with Former Employees

          On November 13, 2003, we entered into an agreement with FILVER S.A. (“FILVER”), an entity affiliated with Fil Filipov, the President of our Cranes segment until his retirement effective January 1, 2004. Pursuant to this agreement, FILVER provided consulting services to us as assigned by our Chief Executive Officer. The term of the agreement was for three years commencing January 1, 2004, with an initial base consulting fee of $0.5 million per year, subject to adjustment based on usage of FILVER’s services and FILVER’s performance (determined at our discretion), plus reimbursement of certain expenses. The terms of the agreement between FILVER and us were similar to terms that we believe would have been agreed upon in an arm’s length transaction. During 2006, we incurred a total cost of $0.5 million under this contract. This contract expired on December 31, 2006.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          We are exposed to certain market risks that exist as part of our ongoing business operations and we use derivative financial instruments, where appropriate, to manage these risks. As a matter of policy, we do not engage in trading or speculative transactions. See Note M – “Derivative Financial Instruments” to the Consolidated Financial Statements as of December 31, 2006 for further information on accounting policies related to derivative financial instruments.

Foreign Exchange Risk

          We are exposed to fluctuations in foreign currency cash flows related to third-party purchases and sales, intercompany product shipments and intercompany loans. We are also exposed to fluctuations in the value of foreign currency investments in subsidiaries and cash flows related to repatriation of these investments. Additionally, we are exposed to volatility in the translation of foreign currency earnings to U.S. Dollars. Primary exposures include the U.S. Dollar versus functional currencies of our major markets, which include the Euro and British Pound. We assess foreign currency risk based on transactional cash flows and identify naturally offsetting positions and purchase hedging instruments to protect anticipated exposures. At September 30, 2007, we had foreign exchange contracts with an aggregate notional value of $1,102.7 million. The fair market value of these arrangements, which represents the cost to settle these contracts, was a net gain of $1.2 million at September 30, 2007.

Interest Rate Risk

          We are exposed to interest rate volatility with regard to future issuances of fixed rate debt and existing issuances of variable rate debt. Primary exposure includes movements in the U.S. prime rate and London Interbank Offer Rate (“LIBOR”). We manage interest rate risk by incurring a mix of indebtedness bearing interest at both floating and fixed rates at inception and maintain an on-going balance between floating and fixed rates on this mix of indebtedness through the use of interest rate swaps when necessary. At September 30, 2007, approximately 54% of our debt was floating rate debt and the weighted average interest rate for all debt was approximately 7.35%.

          At December 31, 2006, we had a $200.0 million interest rate swap that converted a fixed rate to a floating rate. In order to maintain an appropriate balance between floating and fixed rate obligations on our mix of debt, we exited this interest rate swap agreement on January 15, 2007 and paid $5.4 million. We recorded this loss as an adjustment to the carrying value of the hedged debt and we are amortizing it through the debt maturity date.

          At September 30, 2007, we performed a sensitivity analysis for our derivatives and other financial instruments that have interest rate risk. We calculated the pretax earnings effect on our interest sensitive instruments. Based on this sensitivity analysis, we have determined that an increase of 10% in our average floating interest rates at September 30, 2007 would have increased interest expense by approximately $2 million in the nine months ended September 30, 2007.

Commodities Risk

          Principal materials that we use in our various manufacturing processes include castings, engines, bearings, gear boxes, hydraulic cylinders, drive trains, electric controls and motors, steel, tires and a variety of other commodities and fabricated or manufactured items. Our performance may be impacted by extreme movements in material costs and from availability of these materials. As our manufacturing volume has increased, our need for these commodities and manufactured items also has increased, which in turn has created pressure on our existing supplier base to deliver us materials on a timely basis and in sufficient amounts when requested. This supply constraint has been exacerbated because of higher global demand for the same materials caused by recovering end-markets in our product areas and by higher consumption from emerging economies such as China. The inability of suppliers to deliver materials promptly has resulted, and could result, in production delays and increased costs to manufacture our products. Some of the necessary components for which we have experienced supply constraints over the recent past include bearings, gear boxes, hydraulics and various fabricated weldments. Furthermore, as demand for these materials has increased, we have experienced increased costs to obtain these components.

          In the absence of labor strikes or other unusual circumstances, substantially all materials are normally available from multiple suppliers. Current and potential suppliers are evaluated on a regular basis on their ability to meet our requirements and standards. We actively manage our material supply sourcing, and may employ various methods to limit risk associated with commodity cost fluctuations and availability. To address some of the recent supply constraints we have experienced, for example, we designed and implemented plans to mitigate their impact by using alternate suppliers, leveraging our overall purchasing volumes to obtain favorable quantities and costs, and increasing the price of our products. We continue to search for acceptable alternative supply sources and less expensive supply options on a regular basis. One key TBS initiative has been developing and implementing world-class capability in supply chain management, logistics and global purchasing. We are focusing on gaining efficiencies with suppliers based on our global purchasing power and resources.

BUSINESS

Our Company

          Terex is a diversified global manufacturer of capital equipment focused on delivering reliable, customer relevant solutions for the construction, infrastructure, quarrying, mining, shipping, transportation, refining and utility industries. We operate in five reportable segments: (i) Terex Aerial Work Platforms, (ii) Terex Construction, (iii) Terex Cranes, (iv) Terex Materials Processing & Mining and (v) Terex Roadbuilding, Utility Products and Other. We remain focused on delivering products that are reliable, cost-effective and improve our customers’ ROIC. Our products are manufactured at plants in North America, Europe, Australia, Asia and South America, and are sold worldwide.

          Our Company was originally incorporated in Delaware in October 1986 as Terex U.S.A., Inc. We have grown a tremendous amount since that time, achieving $7.6 billion of net sales in 2006, up from $6.2 billion of net sales in 2005. Through 2002, much of this growth was achieved through acquisitions. More recently, most of this growth has been achieved organically, as we focus on becoming a superb operating company under the Terex franchise.

          We continue to focus on integrating the companies that we have acquired. In the past, our Company operated in a decentralized manner. However, we have increasingly coordinated our operations to improve and streamline our business. We are becoming a more unified operating company, one that combines the strengths of many different people, products and technologies under one global umbrella. We have concentrated on improving our financial reporting and will continue to focus on integrating other aspects of our business as well.

          In 2005, we announced an internal improvement plan, the “Terex Business System” or “TBS.” The Terex Business System is based on lean principles and lean thinking as applied to every aspect of our business. This initiative will provide the framework for our Company’s activities for years to come, with substantial progress already achieved during 2006. We are using ROIC to measure the effectiveness of these initiatives, and have established the goal of delivering an average of 20% or greater returns on invested capital through an economic cycle.

          In addition, we are focusing on expanding our business globally, with an increased emphasis on developing markets such as China, India, Russia, the Middle East and Latin America. We have established several joint ventures as well as a number of wholly owned operations as part of this business development process.

Terex Aerial Work Platforms

          Our Aerial Work Platforms segment designs, manufactures and markets aerial work platform equipment, telehandlers, light construction equipment and construction trailers. Products include material lifts, portable aerial work platforms, trailer-mounted articulating booms, self-propelled articulating and telescopic booms, scissor lifts, telehandlers, construction trailers, trailer-mounted light towers, concrete finishing equipment, power buggies, generators, related components and replacement parts, and other products. Customers in the construction and building maintenance industries use these products to build and/or maintain large physical assets and structures. We market our Aerial Work Platforms products principally under the TEREX and GENIE brand names and the TEREX name in conjunction with these historic brand names: Amida, Bartell and Load King.

Aerial Work Platforms has seven significant manufacturing operations:

•	Aerial work platform equipment is manufactured in Redmond and Moses Lake, Washington;

•	Construction trailers are manufactured in Elk Point, South Dakota;

•	Telehandlers are manufactured in Baraga, Michigan; Redmond, Washington and Perugia, Italy; and

•	Trailer-mounted light towers, power buggies and generators are manufactured in Rock Hill, South Carolina.

Terex Construction

          Our Construction segment designs, manufactures and markets two primary categories of construction equipment and their related components and replacement parts:

•

Heavy construction equipment, including off-highway trucks, scrapers, hydraulic excavators, large wheel loaders, material handlers, pumps, gear boxes and truck mounted articulated hydraulic cranes; and

•	Compact construction equipment, including loader backhoes, compaction equipment, mini and midi excavators, site dumpers and wheel loaders.

          Construction, logging, mining, industrial and government customers use these products in construction and infrastructure projects and in coal, minerals, sand and gravel operations. We market our Construction products principally under the TEREX brand name and the TEREX name in conjunction with these historic brand names: Atlas, Fuchs, Powertrain and Schaeff.

          Construction has 13 significant manufacturing operations:

Heavy Construction Equipment

•	Off-highway rigid haul trucks and articulated haul trucks and scrapers are manufactured in Motherwell, Scotland;

•	Wheel loaders are manufactured in Crailsheim, Germany;

•	Pumps and gear boxes are manufactured in Peterhead, Scotland;

•	Excavators, material handlers and truck mounted articulated hydraulic cranes are manufactured in Delmenhorst, Ganderkesee and Vechta, Germany; and

•	Material handlers are manufactured in Bad Schoenborn, Germany.

Compact Construction Equipment

•	Site dumpers, compaction equipment, material handlers and loader backhoes are manufactured in Coventry, England; and

•	Small and midsized wheel loaders, mini excavators and midi excavators are manufactured in Langenburg, Gerabronn, Rothenburg, Crailsheim and Clausnitz, Germany.

          Construction’s North American distribution center is in Southaven, Mississippi and serves as a parts center for Construction and other Terex operations. We are developing facilities in Sanhe and Tianjin, China to assemble and manufacture compact construction equipment, namely mini excavators and midi excavators.

Terex Cranes

          Our Cranes segment designs, manufactures and markets mobile telescopic cranes, tower cranes, lattice boom crawler cranes, truck mounted cranes (boom trucks) and telescopic container stackers, as well as their related replacement parts and components. These products are used primarily for construction, repair and maintenance of infrastructure, building and manufacturing facilities. We market our Cranes products principally under the TEREX brand name and the TEREX name in conjunction with these historic brand names: American, Bendini, Changjiang, Comedil, Demag, Franna, Peiner and PPM.

Terex Cranes has 12 significant manufacturing operations:

•	Rough terrain cranes are manufactured in Crespellano, Italy;

•	All terrain cranes, truck cranes and telescopic container stackers are manufactured in Montceau-les-Mines, France;

•	Rough terrain cranes, truck cranes and truck mounted cranes are manufactured in Waverly, Iowa;

•	Truck cranes are manufactured in Luzhou, China;

•	Lift and carry cranes are manufactured in Brisbane, Australia;

•	Tower cranes are manufactured in Fontanafredda and Milan, Italy;

•	Lattice boom crawler cranes and tower cranes are manufactured in Wilmington, North Carolina; and

•	Lattice boom crawler cranes, all terrain cranes and tower cranes are manufactured in Zweibruecken, Wallerscheid and Bierbach, Germany, and Pecs, Hungary.

Terex Materials Processing & Mining

          Our Materials Processing & Mining segment designs, manufactures and markets crushing and screening equipment (including crushers, impactors, washing systems, screens, trommels and feeders), hydraulic mining excavators, high capacity surface mining trucks, drilling equipment, related components and replacement parts, and other products. Construction, mining, quarrying and government customers use these products in construction and commodity mining. We market our Materials Processing & Mining products principally under the TEREX brand name and the TEREX name in conjunction with these historic brand names: Canica, Cedarapids, Finlay, Halco, Jaques, O&K, Pegson, Powerscreen, Reedrill, Simplicity and Unit Rig.

Materials Processing & Mining has 12 significant manufacturing operations:

•	Hydraulic mining excavators are manufactured in Dortmund, Germany;

•	Drilling equipment is manufactured in Denison, Texas and Southowram, England;

•	High capacity surface mining trucks are manufactured, and components for other Terex businesses are fabricated, in Acuña, Mexico;

•

Crushing and screening equipment is manufactured, assembled, sold and serviced in Melbourne, Australia; Subang Jaya, Malaysia; Chomburi, Thailand; Durand, Michigan; Coalville, England; Omagh, Northern Ireland; and Dungannon, Northern Ireland; and

•	Crushing and screening equipment, along with asphalt pavers for the Roadbuilding/Utility segment, are manufactured in Cedar Rapids, Iowa.

          We own a controlling 50% interest in Terex NHL Equipment Co., Ltd., a company incorporated under the laws of China, which was formed to provide manufacturing capability for surface mining trucks in China.

Terex Roadbuilding, Utility Products and Other

          Our Roadbuilding/Utility segment designs, manufactures and markets asphalt and concrete equipment (including pavers, plants, mixers, reclaimers, stabilizers and profilers), landfill compactors, and utility equipment (including digger derricks, aerial devices and cable placers), as well as related components and replacement parts. Government, utility and construction customers use these products to build roads, construct and maintain utility lines, trim trees, and for other commercial operations. We market our Roadbuilding/Utility products principally under the TEREX brand name and the TEREX name in conjunction with these historic brand names: Bid-Well, Cedarapids, Cifali and CMI. We also own much of the North American distribution channel for the utility products group through our Terex Utilities distribution network. These operations distribute, install and rent our utility aerial devices and digger derricks as well as other products that service the utility industry. They also provide parts and service support for a variety of other Terex products, including mixers and aerial devices. We also operate a fleet of rental utility products in the United States and Canada.

          On April 27, 2007, the Company acquired the remaining 50% interest in Duvalpilot Equipment Outfitters, LLC, a distributor of the Company’s products and other light construction equipment, which it did not already own.

          We also assist customers in their rental, leasing and acquisition of our products. We facilitate loans and leases between our customers and various financial institutions under the name Terex Financial Services (“TFS”) in the United States, Europe and elsewhere. In Europe, we also have established a joint venture with a leading European financial institution to assist our customers with financing our products.

Terex Roadbuilding/Utility has six significant manufacturing operations:

•	Pavement profilers, reclaimers/stabilizers, asphalt plants, concrete plants, concrete pavers and landfill compactors are manufactured in Oklahoma City, Oklahoma;

•	Asphalt pavers and asphalt plants are manufactured in Cachoeirinha, Brazil;

•	Concrete pavers are manufactured in Canton, South Dakota and Opglabbeek, Belgium;

•	Front and rear discharge concrete mixer trucks are manufactured in Fort Wayne, Indiana; and

•	Utility aerial devices and digger derricks are manufactured in Watertown, South Dakota.

Other Businesses

          We have a 40% ownership interest in a joint venture, Terex Financial Services Holding B.V. (“TFSH”). De Lage Landen International B.V. (“DLL”), a wholly owned subsidiary of Rabobank, owns the other 60% of TFSH. TFSH facilitates the financing of our products sold in certain areas of Europe. TFSH is a direct lender and makes its loans with funds obtained from equity contributions made by DLL and the Company and a debt facility made available to TFSH by DLL and Rabobank.

          We have an interest in a joint venture in India under the name Terex Vectra Equipment Pvt. Ltd., which manufactures and markets compact construction equipment. We have a minority interest in Inner Mongolia North Hauler Joint Stock Company Limited (“North Hauler”), a company incorporated under the laws of China, which manufactures rigid and articulated haulers in China. Trucks manufactured by North Hauler, which is located in Baotou, Inner Mongolia, are principally used in China under the TEREX brand name. We also have a minority interest in Atlas Construction Machinery Company Ltd., a company incorporated under the laws of China, which manufactures excavators in China. We also participate in joint ventures in China under the names Wieland International Trading (Shanghai) Co. Ltd. and Shanghai Wieland Engineering Co. Ltd., which manufacture replacement and wear parts for crushing equipment.

Business Strategy

          Terex’s purpose is to improve the lives of people around the world. Our mission is to delight our current and future construction, infrastructure, mining and other customers with value added offerings that exceed their current and future needs. To achieve our mission we must attract the best people by creating a Terex culture that is safe, exciting, creative, fun and embraces continuous improvement.

Our vision focuses on the Company’s core constituencies of customers, stakeholders and team members:

•	Customers: We aim to be the most customer responsive company in the industry as determined by our customers.

•	Stakeholders: We aim to be the most profitable company in the industry as measured by ROIC.

•	Team Members: We aim to be the best place to work in the industry as determined by our team members.

          We first introduced the “Terex Business System,” or “TBS,” in 2005. The Terex Business System is the framework around which we intend to build a better company and achieve our long-term goals. The key elements of the Terex Business System are illustrated by the following “TBS House” diagram:

          The TBS House provides a common framework, language and direction for Terex as we work together to build the Company’s future.

          The three foundational elements of the Terex Business System are:

•	Leadership Commitment for Competitive Advantage;

•	Superb Human Resource Practices; and

•	Customer Driven Business Processes, evidenced by continuous improvement in quality, speed and simplicity.

Leadership Commitment for Competitive Advantage

          Leadership Commitment for Competitive Advantage is the first foundational element in the TBS House. The commitment of our leaders to the TBS House and its underlying values and principles is the best way to increase our chances of success going forward. It means using a compelling vision about an exciting, shared future and fostering trust and teamwork among our team members. Leaders focus on continuous improvement in all our business processes and, therefore, on results. Finally, leadership commitment means that our leaders be role models of our Company’s values and behaviors.

Superb Human Resource Practices

          Superb Human Resource Practices is the second step of the TBS House. Our team members are the Company’s most valuable asset. We are committed to creating a great work environment. In order to be a Company with superb human resource practices, we are committed to following these guidelines:

•	To develop a shared future with our team members, all working toward the same mission and vision;

•	To create a high energy, enthusiastic, threat-free work environment; and

•	To develop the commitment and competency of our team members.

Customer Driven Business Processes

          Customer Driven Business Processes is the third and final step of the TBS foundation and deals with how we conduct our business by focusing on our customer. We endeavor to engage in only value added activities across the Company and constantly work to eliminate waste. We strive to create and improve our business processes in a way that is organized around the customer, and our process initiatives focus on four key attributes for the customer interface: continuous improvement, quality, speed and simplicity.

          The foundation of the TBS House supports the four pillars of the Terex Business System:

•	Achieving Intense Customer Focus;

•	Planning Excellence and Annual Deployment;

•	Developing Operating Excellence Across the Entire Value Chain; and

•	Rapidly Delivering New Products and Services.

Achieving Intense Customer Focus

          Achieving Intense Customer Focus represents the importance of our customer to our business success. Terex is committed to being centered on the customer, and applying this to all aspects of our products and operations. This entails an intense understanding of what our customers need and striving to satisfy the customer on all occasions. We understand that our success will flow from our customers’ success.

Planning Excellence and Annual Deployment

          Planning Excellence and Annual Deployment recognizes that we need to know where we are headed in order to achieve our objectives. This requires dedication to planning to achieve the strategic intent of our business, based on quality information about our customers, competitors, markets, economic trends and technological developments. We also must deploy our assets appropriately to align our business performance with our objectives. In the spirit of continuous improvement, we are committed to reviewing our performance based on strategic metrics and improving our planning based on our conclusions.

Developing Operating Excellence Across the Entire Value Chain

          Developing Operating Excellence Across the Entire Value Chain is vital to our delivering high quality, reliable products on time and at a low cost to our customers. This means working with our suppliers to cut lead times and increase inventory turnover, improving the quality of our existing and new products, improving our order entry and scheduling activities, and developing effective management systems for all of our processes, products and people. To achieve operating excellence in the supply chain, in design and in manufacturing, we apply lean principles and lean thinking to every aspect of our business. The core applications of the lean approach involve our promoting a culture of continuous improvement and removing waste (anything that does not add value) at every organizational level of the Company, and we have established Terex learning centers to teach these principles to key team members throughout the Company.

Rapidly Delivering New Products and Services

          Rapidly Delivering New Products and Services means listening to the voice of the customer and quickly moving to develop products and services that the customer prefers. It involves listening to the customer’s needs and wants, understanding them, and then focusing design and production efforts around these core factors. This requires innovation and efficiency, and a commitment beyond providing products to also providing the services that our customers require.

          We will measure our success by how we satisfy our constituencies of customers, stakeholders and team members, which will be reflected in our financial statements by increasing sales, improving margins and a reduction in working capital in relation to sales. Improved efficiencies in purchasing and manufacturing should lead to operating margin improvement. Increasing production without a commensurate investment in plant and equipment and transferring production lines around the world without undue complication further tests how we apply lean principles and thinking.

          With our purpose, mission, goal and vision in mind, and using the TBS House as a framework, we have launched numerous strategic initiatives to move us forward. These include:

Being Easier to Do Business With

          We continue to streamline our interface with our customers. We remain committed to becoming more customer-centric and making it easier for customers to do business with us, with the goal of Terex being the most customer responsive company in our industry. We have added staff at the senior level in the marketing area to better address customer needs and to present “one face” for Terex to the customer. To this end, we are building a franchise under the Terex brand name by migrating historic brand names for many of our products to the Terex brand, including in some cases using the historic brand in conjunction with the Terex brand for a transitional period. We are continuing to work on ways to streamline our customer interaction, before, during and after the sale of a product. We remain dedicated to providing our customers with products that improve their performance and productivity.

Horizontal Integrators

          All of the elements of the Terex Business System focus us to think about Terex as a unified company, rather than a portfolio of individual companies acquired over time to form Terex. A unified Terex combines the strengths of many different people, products and technologies under one global umbrella, allowing us to realize synergies across our operations.

          To improve manufacturing facility utilization around the world, we will connect each business location, although geographically separate, through an integrated operating strategy, so that each facility should not be viewed as belonging to a particular segment, but rather is understood as a Terex facility that may be used by multiple segments of our business for the greater good of the overall Company.

          To facilitate our transition to being a unified operating company, we are in the early stages of a multi-year implementation of a worldwide enterprise resource-planning tool. Our operations will implement this system in a gradual and staged process, concentrating on the larger operations initially, and every location eventually. We expect to drive cost savings and improve customer responsiveness through the greater visibility into our business that this tool will provide.

Supply Chain Management

          In 2006, our corporate operations group made progress in its goals of developing and implementing world-class capability in supply chain management, logistics and global purchasing. Generally, our supply chain decisions are made site by site, which provides limited opportunity to leverage our size. Now, we are focusing on gaining efficiencies with suppliers based on our global purchasing power and resources. We made tremendous progress in 2006, realizing efficiencies in purchasing raw steel, fabricated steel and hydraulics. These three areas were chosen for our initial work, as together they represent a significant portion of our cost of sales. We expect our efforts to result in material savings across the entire organization.

Delivering Diverse Products and Services to Diverse End-Markets

          During 2006, we continued to focus on growing and improving the operations of our core business segments. The role of President and Chief Operating Officer was separated from the dual role previously performed by our Chairman and Chief Executive Officer, and filled with an experienced operating executive from outside of the Company. We have expanded the size and scope of our core businesses through targeted acquisitions during the year and development of new products to increase our market share. In addition, we are focused on expanding the geographic reach of our products, emphasizing developing areas such as China, Russia, India, the Middle East and Latin America. We believe that these initiatives help to offset the effect of potential cyclical changes in any one product category or geographic market. These initiatives have also expanded our product lines and geographic reach, added new technology and improved our distribution network.

          As a result, we have developed a geographically diverse revenue base with approximately 42% of our revenues derived from North America, 38% from Europe and 20% from the rest of the world. Our long-term goal continues to be a revenue base of 1/3 of revenue from the Americas, 1/3 from Europe and 1/3 from the rest of the world, particularly Asia.

          Our revenue base is also diverse by product category. The following table lists our main product categories and their percentage of our total sales.

	Percentage of Sales

Product Category	2006	2005	2004

Aerial Work Platforms	21%	18%	15%
Mobile Telescopic & Truck Cranes	16	14	19
Heavy Construction Equipment	11	16	16
Materials Processing Equipment	10	12	13
Mining & Drilling Equipment	9	8	7
Lattice Boom Crawler & Tower Cranes and Telescopic Container Stackers	8	8	5
Compact Construction Equipment	8	6	8
Telehandlers, Construction Trailers & Light Construction Equipment	7	6	4
Roadbuilding Equipment	5	6	6
Utility Equipment	4	4	5
Other	1	2	2

Total	100%	100%	100%

Products

Terex Aerial Work Platforms

          Aerial Work Platforms

          Aerial work platform equipment positions workers and materials easily and quickly to elevated work areas. These products have developed over the past twenty years as alternatives to scaffolding and ladders. We offer a variety of aerial lifts that are categorized into six product families: material lifts; portable aerial work platforms; trailer-mounted articulating booms; self-propelled articulating booms; self-propelled telescopic booms; and scissor lifts. All of these aerial lifts are manufactured in Redmond and Moses Lake, Washington.

          Material lifts are used primarily indoors in the construction, industrial, theatrical and homeowner markets. They safely and easily lift up to 1,000 pounds from ground level to heights of up to 26 feet.

          Portable aerial work platforms are used primarily indoors in a variety of markets to perform overhead maintenance. These aerial work platforms lift one or two people to working heights of up to 46 feet. Most models will roll through a standard doorway and can be transported in the back of a pick-up truck. Some models are drivable when fully elevated.

          Trailer-mounted articulating booms are used both indoors and outdoors, provide versatile reach, and have the ability to be towed between job sites. Our trailer-mounted articulating booms have rated capacities of 500 pounds and a working height of up to 56 feet.

          Self-propelled articulating booms are primarily used in construction and industrial applications, both indoors and out. They feature lifting versatility with up, out and over position capabilities to access difficult to reach overhead areas that typically cannot be reached with a scissor lift or telescopic boom. Many options are available, including: two- and four-wheel drive; rough terrain models; narrow access models that roll through standard double doorways; gas/LPG, diesel, electric, and hybrid capabilities. Models have working heights from 36 to 141 feet and horizontal reach up to 70 feet.

          Self-propelled telescopic booms are used outdoors in commercial and industrial construction as well as highway and bridge maintenance projects. Our telescopic booms offer working heights from 46 to 131 feet, articulated jibs on some models, and options including two- and four-wheel drive, rough terrain packages and multi-power capabilities.

          Scissor lifts are used in outdoor and indoor applications in a variety of construction, industrial and commercial settings. Our scissor lifts are offered in slab or rough terrain models. Some of their features include narrow access capability, slide-out platform extension, quiet electric drives, rough terrain models, and working heights from 21 to 59 feet.

          Construction Trailers

          We produce construction trailers at our facility in Elk Point, South Dakota. Construction trailers are used in the construction and rental industries to haul materials and equipment. We also produce trailers used by the United States military for critical hauling applications. These trailers range from 10 to 70 ton capacity designed for off-road use as well as for on-road applications. Bottom dump material trailers are used to transport raw aggregates, crushed aggregates and finished hot mix asphalt paving material. Lowbed trailers have capacities from 25 to 100 tons, designed with several gooseneck systems, and used primarily to transport construction equipment.

          Telehandlers

          We manufacture telehandlers at our facilities in Baraga, Michigan; Perugia, Italy and Redmond, Washington. Telehandlers are used to move and place materials on residential and commercial job sites and are used in the landscaping, recycling and agricultural industries. We manufacture a wide range of compact and high reach rough terrain telehandlers with load capacities up to 13,200 pounds. Our telescoping telehandlers also offer a wide variety of working envelopes. With the flexibility of up to 62 feet of extended reach and 82 feet of lift height, our telehandler family offers a versatile machine for almost any jobsite application. We also manufacture rotating telescopic telehandlers, with 360-degree boom rotation, for those unique applications where the combination of crane and telehandler is required.

          Light Construction Equipment

          We produce light construction equipment including trailer-mounted light towers, concrete finishing equipment, power buggies and generators.

          Trailer-mounted light towers are used primarily to light work areas for night construction activity. They are towed to the work-site where the telescopic tower is extended and outriggers are deployed for stability. They are diesel powered and provide lighting for construction activity for a radius of approximately 300 feet from the tower. Light towers are manufactured in Rock Hill, South Carolina.

          Concrete finishing equipment, which includes power trowels, screeds and surface grinders, are primarily used to provide a smooth finish on concrete surfaces. Power trowels are used on soft cement as the concrete hardens and are manufactured as walk-behind and ride-on models. Power trowels are typically used in conjunction with other products manufactured by Terex, including light towers, power buggies, screeds, and material spreaders.

          Power buggies are used primarily to transport concrete from the mixer to the pouring site. Our power buggies have dump capacities from 16 to 21 cubic feet. Terex manufactures power buggies in Rock Hill, South Carolina.

          Generators are used to provide electric power on construction sites and other remote locations. Generators up to 225 kilowatts are manufactured in Rock Hill, South Carolina.

Terex Construction

          Heavy Construction Equipment

          We manufacture and/or market off-highway trucks, scrapers, excavators and wheel loaders used in earthmoving applications, material handlers and truck mounted articulated hydraulic cranes.

          Articulated off-highway trucks are three-axle, six-wheel drive machines with a capacity range of 25 to 40 tons. An articulating connection between the cab and body allows the cab and body to move independently, enabling all six tires to maintain ground contact for traction on rough terrain. This allows the truck to move effectively through extremely rough or muddy off-road conditions. Articulated off-highway trucks are typically used together with an excavator or wheel loader to move dirt in connection with road, tunnel or other infrastructure construction and commercial, industrial or major residential construction projects. Our articulated off-highway trucks are manufactured in Motherwell, Scotland.

          Rigid off-highway trucks are two-axle machines, which generally have larger capacities than articulated off-highway trucks, but can operate only on improved or graded surfaces. The capacities of rigid off-highway trucks range from 35 to 100 tons, and are used in large construction or infrastructure projects, aggregates and smaller surface mines. Our rigid trucks are manufactured in Motherwell, Scotland.

          Scrapers move dirt by elevating it from the ground to a bowl located between the two axles of the machine. Scrapers are used most often in relatively dry, flat terrains. Our scrapers are manufactured in Motherwell, Scotland.

          Excavators are used for a wide variety of construction applications, including non-residential construction (such as commercial sites and road construction) and residential construction. These machines are crawler type excavators ranging in size from 13 to 36 tons and wheeled type excavators ranging in size from 13.4 to 22.5 tons. Our excavators are manufactured in Ganderkesee, Germany and sold throughout the world. We also market excavators manufactured for us in South Korea that are sold in North America.

          Wheel Loaders are used for loading and unloading materials. Applications include mining and quarrying, non-residential construction, airport and industrial snow removal, waste management and general construction. These machines range in size from two to seven cubic yards capacity, and are manufactured in Crailsheim, Germany and are sold in Europe, Africa, the Middle East and elsewhere. We also market wheel loaders manufactured for us in South Korea that are sold in North America.

          Material handlers are designed for handling logs, scrap and other bulky materials with clamshell, magnet or grapple attachments. There are stationary and mobile models for loading barges and various operations in scrap, manufacturing and materials handling. We produce material handlers ranging from 11 to 66 tons at our facilities in Bad Schoenborn and Ganderkesee, Germany.

          Truck mounted articulated hydraulic cranes are available in two product categories. The “knuckle boom” crane can be mounted on either the front or the rear of commercial trucks and is folded within the width of the truck while in transport. The “V-boom” crane is also mounted on the front or the rear of the truck and spans the length of the truck while folded. These machines are manufactured in Delmenhorst, Germany.

          Compact Construction Equipment

          We manufacture a wide variety of compact construction equipment used primarily in the construction and rental industries. Products include loader backhoes, compaction equipment, excavators, material handlers, site dumpers and wheel loaders.

          Loader backhoes incorporate a front-end loader and rear excavator arm. They are used for loading, excavating and lifting in many construction and agricultural related applications. We offer four models of loader backhoes, ranging from 69 to 90 horsepower. Our loader backhoes are manufactured in Coventry, England.

          Compaction equipment manufactured by Terex ranges from small portable plates to heavy duty ride-on rollers. Single and reversible direction plates are used in the compaction of trench backfill material, paths and driveways. A range of tandem rollers from 1.5 to 10 tons cover larger applications, including road formation, construction and asphalt surfacing. Self-propelled rollers from 6 to 12 tons are used in landfill site construction and on soil and sub-base materials. Included in the range are sophisticated infrared trench compactors that enable the operator to use the machine at a distance. Our compaction equipment is manufactured in Coventry, England.

          Excavators in the compact equipment category include mini and midi excavators used in the general construction, landscaping and rental businesses. Mini excavators are crawler type excavators ranging in size from 1.5 to 5.5 tons. These machines are equipped with either rubber or steel tracks. Midi excavators are manufactured in a mobile (wheeled) version in the 6 to 11 ton sizes for the world market. These excavators are commonly used for excavation and lifting in confined areas in communities and are often supplied through rental businesses. Midi excavators are also manufactured as crawler excavators in sizes between 5.5 and 12.5 tons. In the 6 to 12 ton sizes, we offer standard steel tracks and optional rubber tracks. These excavators are manufactured in Gerabronn, Germany.

          Site dumpers are used to move smaller quantities of materials from one location to another, and are primarily used for landscaping and concrete applications. We offer a variety of two-wheel and four-wheel drive models. Our site dumpers are manufactured in Coventry, England.

          Wheel loaders are used for loading and unloading materials. Due to the large variety of attachments, these machines are also multi-equipment carriers used in not only the field of construction but also in industrial, rental and landscaping business. Our wheel loaders are manufactured at our facilities in Crailsheim, Germany.

Terex Cranes

          We offer a wide variety of cranes, including mobile telescopic cranes, tower cranes, lattice boom crawler cranes, boom trucks and telescopic container stackers.

          Mobile Telescopic Cranes

          Mobile telescopic cranes are used primarily for industrial applications, in commercial and public works construction and in maintenance applications, to lift equipment or material to heights in excess of 490 feet. We offer a complete line of mobile telescopic cranes, including rough terrain cranes, truck cranes, all terrain cranes, and lift and carry cranes.

          Rough terrain cranes move materials and equipment on rough or uneven terrain, and are often located on a single construction or work site such as a building site, a highway or a utility project for long periods. Rough terrain cranes cannot be driven on highways and accordingly must be transported by truck to the work site. We offer rough terrain cranes with lifting capacities ranging from 20 to 100 tons and maximum tip heights of up to 195 feet. We manufacture our rough terrain cranes at facilities located in Waverly, Iowa, and Crespellano, Italy.

          Truck cranes have two cabs and can travel rapidly from job site to job site at highway speeds. Truck cranes are often used for multiple local jobs, primarily in urban or suburban areas. Our truck cranes have maximum lifting capacities of up to 90 tons and maximum tip heights of up to 202 feet. We manufacture truck cranes at our facilities in Waverly, Iowa; Montceau-les-Mines, France; and Luzhou, China.

          All terrain cranes were developed in Europe as a cross between rough terrain and truck cranes, and are designed to travel across both rough terrain and highways. Our all terrain cranes have lifting capacities of up to 800 tons and maximum tip heights of up to 490 feet. We manufacture all terrain cranes at our Montceau-les-Mines, France, and Zweibruecken and Wallerscheid, Germany, facilities.

          Lift and carry cranes are designed primarily for site work, such as at mine sites, big fabrication yards and building and construction sites, and combine high road speed and all terrain capability without the need for outriggers. We offer five models of lift and carry cranes with lifting capacities ranging from 11 to 28 tons. Lift and carry cranes are manufactured in our Brisbane, Australia, facility.

          Tower Cranes

          Tower cranes are often used in urban areas where space is constrained and in long-term or very high building sites. Tower cranes lift construction material and place the material at the point where it is being used. They include a vertical tower with a horizontal jib with a counterweight at the top (except for self-erecting tower cranes where the counter weight is at the bottom and the entire tower rotates). On the jib is a trolley through which runs a load carrying cable that moves the load along the jib length. On larger cranes, the operator is located above the work site where the tower and jib meet, providing superior visibility. The jib also rotates 360 degrees, creating a large working area equal to twice the jib length. Our tower cranes are currently produced in Fontanafredda and Milan, Italy; Zweibruecken, Germany; and Wilmington, North Carolina. We produce the following types of tower cranes:

          Self-erecting tower cranes are trailer-mounted and unfold from four sections (two for the tower and two for the jib); certain larger models have a telescopic tower and folding jib. These cranes can be assembled on site in a few hours. Applications include residential and small commercial construction. Crane heights range from 58 to 106 feet and jib lengths from 52 to 131 feet.

          Hammerhead tower cranes have a tower and a horizontal jib assembled from sections. The tower extends above the jib to which suspension cables supporting the jib are attached. These cranes are assembled on-site in one to three days depending on height, and can increase in height with the project. They have a maximum freestanding height of 250 to 300 feet and a maximum jib length of 240 feet.

          Flat top tower cranes have a tower and a horizontal jib assembled from sections. There is no A-frame above the jib, which reduces cost and facilities assembly. The jib is self-supporting and consists of reinforced jib sections. These cranes are assembled on site in one to two days, and can increase in height with the project. They have a maximum freestanding height of 346 feet and a maximum jib length of 279 feet.

          Luffing jib tower cranes have a tower and an angled jib assembled from sections. There is one A-frame above the jib to which suspension cables supporting the jib are attached. Unlike other tower cranes, there is no trolley to control lateral movement of the load, which is accomplished by changing the jib angle. These cranes are assembled on site in two to three days, and can increase in height with the project. They have a maximum freestanding height of 185 feet and a maximum jib length of 200 feet. Luffing jib tower cranes operate like a traditional lattice boom crane mounted on a tower.

          Lattice Boom Crawler Cranes

          Lattice boom crawler cranes are designed to lift material on rough terrain and can maneuver while bearing a load. The boom is made of tubular steel sections, which are transported to and erected, together with the base unit, at a construction site.

          Hydraulic lattice boom crawler cranes manufactured in Wilmington, North Carolina, have lifting capacities from 50 to 275 tons. Larger crawler cranes manufactured in Zweibruecken, Germany, have lifting capacities ranging from 300 to 1,750 tons.

          Truck Mounted Cranes (Boom Trucks)

          We manufacture telescopic boom cranes for mounting on commercial truck chassis. Truck mounted cranes are used primarily in the construction industry to lift equipment or materials to various heights. Boom trucks are generally lighter and have less lifting capacity than truck cranes, and are used for many of the same applications when lower lifting capabilities are required. An advantage of a boom truck is that the equipment or material to be lifted by the crane can be transported by the truck, which can travel at highway speeds. Applications include the installation of air conditioners and other roof equipment.

          Telescopic truck mounted cranes enable an operator to reach heights of up to 163 feet and have a maximum lifting capacity of up to 35 tons. We manufacture telescopic truck mounted cranes at our Waverly, Iowa facility.

          Telescopic Container Stackers

          Telescopic container stackers are used to pick up and stack containers at dock and terminal facilities. At the end of a telescopic container stacker’s boom is a spreader which enables it to attach to containers of varying lengths and weights and to rotate the container up to 280 (+95/-185) degrees.

          Our telescopic container stackers have lifting capacities up to 49.5 tons, can stack up to five full containers and are able to maneuver through very narrow areas. We manufacture telescopic container stackers at our Montceau-les-Mines, France facility.

Terex Materials Processing & Mining

          Mining Equipment

          We offer high capacity surface mining trucks and hydraulic mining excavators used in the surface mining industry.

          High capacity surface mining trucks are off-road dump trucks with capacities in excess of 120 tons. They are powered by a diesel engine driving an electric alternator that provides power to individual electric motors in each of the rear wheels. Our product line consists of a series of rear dump trucks with payload capabilities ranging from 120 to 360 tons, and bottom dump trucks with payload capacities ranging from 180 to 300 tons. Our high capacity surface mining trucks are manufactured in Acuña, Mexico.

          Hydraulic mining excavators in shovel or backhoe versions are primarily used to dig overburden and minerals and load them into trucks. These excavators are utilized in surface mines, quarries and large construction sites around the world. Our excavators have operating weights ranging from 90 to 1,100 tons and bucket sizes ranging from 7 to 65 cubic yards. They are manufactured in Dortmund, Germany.

          Drilling Equipment

          We offer a wide selection of drilling equipment and tools for surface and underground mining, quarrying, construction, and utility applications. We manufacture drilling equipment in Denison, Texas and Southowram, England.

          Our drilling equipment includes jumbo drills used in underground hard rock mining and tunneling, hydraulic track drills for quarrying, construction, and mining, rotary drills for open pit mining and auger drills used in construction and foundation applications. Drilling tools also include a broad line of auger tools. We also design, manufacture and distribute down-the-hole drill bits and hammers for drills.

          Materials Processing Equipment

          Materials processing equipment is used in processing aggregate materials for roadbuilding applications and is also used in the quarrying, demolition and recycling industries. Typical crushing and screening operations utilize a combination of components for reducing virgin aggregate materials to required product sizes for final usage in road building and related applications. Crushing and screening plants can be either stationary or portable. Portable crushing and screening plants are configured with a variety of components to provide easy site-to-site mobility, application versatility, flexible on-demand finished product and reduced set-up time.

          We manufacture a range of track-mounted jaw, impactor and cone crushers as well as base crushers for integration within static plants. Our crushing equipment also includes jaw crushers, horizontal shaft impactors, vertical shaft impactors and cone crushers. We manufacture crushing equipment in Cedar Rapids, Iowa; Durand, Michigan; Coalville, England; Melbourne, Australia; and Subang Jaya, Malaysia.

          Jaw crushers are primary crushers with reduction ratios of 6:1 for crushing larger rock. Jaw crushers are used mostly for primary applications at the quarry face or on recycling duties. Applications include hard rock, sand and gravel and recycled materials. Models offered provide a range of capabilities from 100 to 1,700 tons per hour. Impactor crushers are used in quarries for primary and secondary applications as well as in recycling. Generally, they are better suited for larger reduction on materials with low to medium abrasiveness.

          Cone crushers are used in secondary and tertiary applications to reduce a number of materials, including quarry rock and riverbed gravel. High production, low maintenance and enhanced final material cubicle shape are the principal features of these compression-type roller bearing crushers.

          Horizontal shaft impactors are primary and secondary crushers, which utilize rotor impact bars and breaker plates to achieve high production tonnages and improved aggregate particle shape. They are typically applied to reduce soft to medium hard materials, as well as recycled materials.

          Vertical shaft impactors are secondary and tertiary crushers that reduce material utilizing various rotor configurations and are highly adaptable to any application. Vertical shaft impactors can be customized to material conditions and desired product size/shape. A full range of models provides customers with increased tonnages, better circuit balance and screen efficiency.

          We manufacture screening equipment in Durand, Michigan; Cedar Rapids, Iowa; Dungannon, Northern Ireland; Omagh, Northern Ireland; Melbourne, Australia; Subang Jaya, Malaysia; and Chomburi, Thailand.

          Heavy duty inclined screens and feeders are found in high tonnage applications. These units are typically custom designed to meet the needs of each customer. Although primarily found in stationary installations, we supply a variety of screens and feeders for use on heavy-duty portable crushing and screening spreads.

          Inclined screens are used in all phases of plant design from handling quarried material to fine screening. Capable of handling much larger capacity than a flat screen, inclined screens are most commonly found in large stationary installations where maximum output is required. This requires the ability to custom design and manufacture units that meet both the engineering and application requirements of the end user.

          Dry screening is used to process materials such as sand, gravel, quarry rock, coal, construction and demolition waste, soil, compost and wood chips.

          Washing screens are used to separate, wash, scrub, dewater and stockpile sand and gravel. Our products include a completely mobile single chassis washing plant incorporating separation, washing, dewatering and stockpiling, mobile and stationary screening rinsers, bucket-wheel dewaterers, scrubbing devices for aggregate, a mobile cyclone for maximum retention of sand particles, silt extraction systems, stockpiling conveyors and a sand screw system as an alternative to the bucket-wheel dewaterers.

          Horizontal screens combine high efficiency with the capacity, bearing life and low maintenance of an inclined screen. They are adaptable for heavy scalping, standard duty and fine screening applications and are engineered for durability and user friendliness.

          Trommels are used in the recycling of construction and demolition waste materials, as well as soil, compost and wood chips. Trommels incorporate conveyors and variable speed fingertip control of the belts and rotating drum to separate the various materials. We manufacture a range of trommel and soil shredding equipment. Trommels also are used to process construction and demolition waste, as well as decasing, segmenting and processing empty bottles. The soil shredding units are used mainly by landscape contractors and provide a high specification end product.

          Feeders are generally situated at the primary end of the processing facility, requiring rugged design in order to handle the impact of the material being fed from front-end loaders and excavators. The feeder moves material to the crushing and screening equipment in a controlled fashion.

Terex Roadbuilding, Utility Products and Other

          We offer a diverse range of products for the roadbuilding, utility and construction industries and governments. Products in this group include asphalt, concrete and utility equipment.

          Roadbuilding Equipment

          We manufacture asphalt pavers, asphalt plants, concrete production plants, concrete mixers, concrete pavers, pavement profilers, reclaimers/stabilizers and landfill compactors at our roadbuilding facilities.

          Asphalt pavers are available in rubber tire and steel or rubber track designs. We sell asphalt pavers with maximum widths from 18 to 30 feet. The smaller units have a maximum paving width of 18 feet and are used for commercial work such as parking lots, development streets and construction overlay projects. Mid-sized pavers are used for mainline and commercial projects and have maximum paving widths ranging from 24 to 28 feet. High production pavers are engineered and built for heavy-duty, mainline paving and are capable of 30-foot maximum paving widths. All of the above feature direct hydrostatic drive for maximum uptime, patented frame raise for maneuverability and three-point suspension for smooth, uniform mats. Our asphalt pavers are manufactured in Cedar Rapids, Iowa and in Cachoeirinha, Brazil.

          Asphalt plants are used by road construction companies to produce hot mix asphalt. The asphalt plants are available in portable, relocatable and stationary configurations; and with production rates from 80 to 600 tons per hour. Associated plant components and control systems are manufactured to offer customers a wide variety of equipment to meet individual production requirements. Asphalt plants are manufactured in Oklahoma City, Oklahoma and in Cachoeirinha, Brazil.

          Concrete production plants are used in residential, commercial, highway, airport and other markets. Our products include a full range of portable and stationary transit mix and central mix production facilities and are manufactured in Oklahoma City, Oklahoma.

          Concrete mixers are machines with a large revolving drum in which cement is mixed with other materials to make concrete. We offer models mounted on trucks with three, four, five, six or seven axles and other front and rear discharge models. They are manufactured in Fort Wayne, Indiana.

          Our concrete pavers are used by paving contractors to place and finish concrete streets, highways and airport surfaces. We manufacture slipform pavers, which pave widths ranging from 2 to 35 feet in a single pass. We also produce concrete pavers, which require paving forms, usually metal, to contain the paving material. These pavers are used on bridge decks, elevated highways and for general conduction paving needs. Concrete pavers are manufactured in Oklahoma City, Oklahoma; Canton, South Dakota and Opglabbeek, Belgium.

          Pavement profilers mill and reclaim deteriorated asphalt pavement, leaving a level, textured surface upon which new paving material is placed. The process is less costly than complete removal, and produces a by-product; RAP (Reclaimed Asphalt Pavement), that can be processed through our hot mix asphalt plants to produce lower cost paving materials. We produce pavement profilers in Oklahoma City, Oklahoma.

          Our reclaimers/stabilizers are used to add load-bearing strength to the base structures of new highways and new building sites. They are also used for in-place reclaiming of deteriorated asphalt pavement. Our reclaimers/stabilizers are manufactured in Oklahoma City, Oklahoma.

          We produce landfill compactors used to compact garbage and refuse at landfill sites. Our landfill compactors are manufactured in Oklahoma City, Oklahoma.

          Utility Equipment

          Our utility products include digger derricks, aerial devices and cable placers. These products are used by electric utilities, tree care companies, telecommunications companies and the electric construction industry, as well as by government organizations. These products are primarily mounted on commercial truck chassis. Digger derricks and aerial devices are primarily used for the construction and maintenance of electric utility lines.

          Digger derricks are used to dig holes and set utility poles. They include a telescopic boom with an auger mounted on the boom, which digs the hole, and a winch and devices to lift, maneuver and set the pole. Our digger derricks have sheave heights up to 95 feet and lifting capacities up to 48,000 pounds. These digger derricks are manufactured in Watertown, South Dakota.

          Aerial devices are used to elevate workers and material to work areas at the top of utility poles, transmission lines and for trimming trees away from electrical lines, as well as for miscellaneous purposes such as sign maintenance. Our aerial devices include telescopic, articulated telescopic and non-overcenter and overcenter models that range in working heights from 34 to 200 feet and material handling capacity up to 2,000 pounds. These aerial devices are manufactured in Watertown, South Dakota.

          Cable placers are used to install fiber optic, copper and strand telephone and cable lines. Each cable placer includes a basket with a working height of 37 feet. Our cable placers are manufactured in Watertown, South Dakota.

Distribution

          We distribute our products through a global network of dealers, major accounts and direct sales to customers.

Terex Aerial Work Platforms

          Our aerial work platform and telehandler products are distributed principally through a global network of rental companies, independent dealers and, to a lesser extent, strategic accounts. We employ sales representatives who service these channel partners from offices located throughout the world.

          Construction trailers are distributed primarily through dealers in the United States and are also sold directly to users when local dealers are not available.

          Our light construction products are distributed through a global network of dealers, rental companies and strategic accounts. We employ sales representatives who service these dealers throughout the world.

Terex Construction

          We distribute heavy construction equipment (trucks, scrapers and replacement parts) manufactured in the United Kingdom primarily through worldwide dealership networks. Our truck dealers are independent businesses, which generally serve the construction, mining, timber and/or scrap industries. Although these dealers may carry products from a variety of manufacturers, they generally carry only one manufacturer’s “brand” of each particular type of product. Excavators manufactured in Germany and China are sold through a network of independent dealers and distributors. Wheel loaders manufactured in Germany are sold through a network of independent dealers and distributors. Excavators and wheel loaders manufactured for us in South Korea are only sold in North America through our existing heavy construction equipment dealer network. Material handling machines manufactured in Germany are sold worldwide through a network of independent dealers and distributors.

          We distribute compact construction equipment primarily through a network of independent dealers and distributors throughout the world. Although some dealers represent only one of our product lines, we have recently focused on developing the dealer network to represent our broader range of compact equipment.

Terex Cranes

          We market our crane products globally, optimizing assorted channel marketing systems including a distribution network and a direct sales force. We have direct sales, primarily to specialized crane rental companies, in certain crane markets such as the United States, United Kingdom, Germany, Spain, Italy, France and Scandinavia to offer comprehensive service and support to customers. Distribution via a dealer network is often utilized in other geographic areas.

Terex Materials Processing & Mining

          We distribute surface mining truck products and services directly to customers through our own sales organization, as well as through independent dealers. Our hydraulic excavators and after-market parts and services are sold through an export sales department in Dortmund, Germany, through a global network of wholly owned subsidiaries and through dealership networks. In addition, our excavators may be sold and serviced through authorized Caterpillar dealers.

          Drilling equipment is distributed through a combination of regional sales and support offices and a global network of independent distributors.

          Crushing and screening equipment is distributed principally through a worldwide network of independent distributors and dealers.

Terex Roadbuilding, Utility Products and Other

          We sell asphalt pavers, reclaimers, stabilizers, profilers, concrete pavers and landfill compactors to end user customers principally through independent dealers and distributors and, to a lesser extent, on a direct basis in areas where distributors are not established. We sell asphalt and concrete plants primarily direct to end user customers.

          We sell concrete mixers primarily direct to customers, but concrete mixers are also available through distributors in the United States.

          We sell utility equipment to the utility and municipal markets through a network of both company-owned and independent distributors in North America.

Research and Development

          We maintain engineering staff at most of our locations. Our engineers design new products and improvements in existing product lines. Our engineering expenses are primarily incurred in connection with the improvements of existing products, efforts to reduce costs of existing products and, in certain cases, the development of products, which may have additional applications or represent extensions of the existing product line. Such costs incurred in the development of new products, cost reductions, or improvements to existing products of continuing operations amounted to $52.6 million, $46.8 million and $43.0 million in 2006, 2005 and 2004, respectively. The increase from 2005 to 2006 was mainly due to new product development and improvements on our existing products in our Aerial Work Platforms, Construction and Cranes segment businesses. The increase from 2004 to 2005 was mainly due to costs incurred to develop design changes to meet specifications for a proposal on military contracts.

Materials

          Principal materials that we use in our various manufacturing processes include castings, engines, bearings, gear boxes, hydraulic cylinders, drive trains, electric controls and motors, steel, tires and a variety of other commodities and fabricated or manufactured items. Our performance may be impacted by extreme movements in material costs and from availability of these materials. As our manufacturing volume has increased, our need for these commodities and manufactured items also has increased, which in turn has created pressure on our existing supplier base to deliver us materials on a timely basis and in sufficient amounts when requested. This supply constraint has been exacerbated because of higher global demand for the same materials caused by recovering end-markets in our product areas and by higher consumption from emerging economies such as China. The inability of suppliers to deliver materials promptly has resulted, and could result, in production delays and increased costs to manufacture our products. Some of the necessary components for which we have experienced supply constraints over the recent past include bearings, gear boxes, hydraulics and various fabricated weldments. Furthermore, as demand for these materials has increased, we have experienced increased costs to obtain these components.

          In the absence of labor strikes or other unusual circumstances, substantially all materials are normally available from multiple suppliers. Current and potential suppliers are evaluated on a regular basis on their ability to meet our requirements and standards. We actively manage our material supply sourcing, and may employ various methods to limit risk associated with commodity cost fluctuations and availability. To address some of the recent supply constraints we have experienced, for example, we designed and implemented plans to mitigate their impact by using alternate suppliers, leveraging our overall purchasing volumes to obtain favorable quantities and costs, and increasing the price of our products. We continue to search for acceptable alternative supply sources and less expensive supply options on a regular basis. One key TBS initiative has been developing and implementing world-class capability in supply chain management, logistics and global purchasing. We are focusing on gaining efficiencies with suppliers based on our global purchasing power and resources.

Competition

          We face a competitive global manufacturing market for all of our products. We compete with other manufacturers based on many factors, particularly price, performance and product reliability. We generally operate under a best value strategy, where we attempt to offer our customers products that are designed to improve the customer’s ROIC. However, in some instances, customers may prefer the pricing, performance or reliability aspects of a competitor’s product despite our product pricing or performance. The following table shows the primary competitors for our products in the following categories:

Business Segment	Products	Primary Competitors

Terex Aerial Work Platforms	Boom Lifts	Oshkosh (JLG), Haulotte, Skyjack, Snorkel and Upright

	Scissor Lifts	Oshkosh (JLG), Skyjack, Haulotte, Snorkel and Upright

	Construction Trailers	Trail King, Talbert, Fontaine, Rogers, Etnyre, Ranco, Clement, CPS, as well as regional suppliers

	Telehandlers	Oshkosh (JLG with Skytrak, Gradall and Lull brands), Gehl, JCB, CNH, Merlo and Manitou

	Trailer-mounted Light Towers	Allmand Bros., Magnum and Ingersoll-Rand

	Concrete Finishing Equipment	Multiquip, Allen Engineering and Wacker

	Power Buggies	Multiquip and Stone

	Generators	Ingersoll-Rand, Multiquip, Magnum, Wacker and Caterpillar

Terex Construction	Articulated Off-highway Trucks & Rigid Off-highway Trucks	Volvo, Caterpillar, Moxy, John Deere, Bell, Caterpillar and Komatsu

	Scrapers	Caterpillar

	Excavators	Caterpillar, Komatsu, Volvo, John Deere, Hitachi, CNH, Link-Belt (Sumitomo Corporation), Doosan, Hyundai and Liebherr

	Truck Mounted Articulated Hydraulic Cranes	Palfinger, HIAB, HMF, Effer and Fassi

	Material Handlers	Liebherr, Sennebogen and Caterpillar

	Wheel Loaders	Caterpillar, Volvo, Kubota, Kawasaki, John Deere, Komatsu, Hitachi, CNH, Liebherr and Doosan

	Loader Backhoes	Caterpillar, CNH (Case and New Holland brands), JCB, Komatsu, Volvo and John Deere

	Compaction Equipment	Ingersoll-Rand, Caterpillar, Bomag, Amman, Dynapac and Hamm

	Mini Excavators	Bobcat (Ingersoll-Rand), Yanmar, Volvo, Takeuchi, IHI, CNH, Caterpillar, John Deere, Neuson and Kubota

	Midi Excavators	Komatsu, Hitachi, Volvo and Yanmar

	Site Dumpers	Thwaites and AUSA

Terex Cranes	Mobile Telescopic Cranes	Liebherr, Grove Worldwide (Manitowoc), Tadano-Faun, Link-Belt (Sumitomo Corporation) and Kato

	Tower Cranes	Liebherr, Potain (Manitowoc) and MAN Wolff

	Lattice Boom Crawler Cranes	Manitowoc, Link-Belt (Sumitomo Corporation), Liebherr, Hitachi and Kobelco

	Boom Trucks	National Crane (Manitowoc), Palfinger, Hiab, Altec, Fassi and PM

	Telescopic Container Stackers	Kalmar, SMV, CVS Ferrari, Fantuzzi, Liebherr and Linde

Terex Materials Processing & Mining	Hydraulic Mining Excavators	Hitachi, Komatsu and Liebherr

	High Capacity Surface Mining Trucks	Caterpillar, Komatsu, Liebherr and Euclid/Hitachi

	Drilling Equipment	Sandvik, Atlas Copco, Furukawa, Altec

	Materials Processing Equipment	Metso, Astec Industries, Sandvik, Extec, Komatsu, Deister Machine, and McClusky Brothers

Terex Roadbuilding, Utility Products & Other	Asphalt Pavers	Blaw-Knox (Volvo), Caterpillar, Ciber, Wirtgen and Roadtec (Astec Industries)

	Asphalt Plants	Astec Industries, Gencor Corporation, All-Mix, Dillman Equipment, Ciber and ADM

	Pavement Profilers	Caterpillar, Wirtgen and Roadtec (Astec Industries)

	Reclaimers/Stabilizers	Caterpillar, Wirtgen and Bomag

	Concrete Production Plants	Con-E-Co, Erie Strayer, Helco, Hagen and Stephens

	Concrete Pavers	Gomaco, Wirtgen, Power Curbers, Gunter and Zimmerman

	Concrete Mixers	McNeilus, Oshkosh, London and Continental Manufacturing

	Landfill Compactors	Caterpillar, Bomag and Al-Jon

	Utility Equipment	Altec and Time Manufacturing

Major Customers

          None of our customers accounted for more than 10% of our consolidated sales in 2006 or the first nine months of 2007. We are not dependent upon any single customer.

Employees

          As of December 31, 2006, we had approximately 18,000 employees. We generally consider our relations with our employees to be satisfactory. Approximately 33% of our employees are represented by labor unions, or similar employee organizations outside the United States, which have entered into various separate collective bargaining agreements with us. See “Risk Factors—Risks Related to Our Business—We may be adversely impacted by work stoppages and other labor matters.”

Patents, Licenses and Trademarks

          We make use of proprietary materials such as patents, trademarks and trade names in our operations and take actions to protect these rights.

          We make use of several significant trademarks and trade names, most notably the TEREX, BID-WELL, GENIE and POWERSCREEN trademarks. The P&H trademark is a registered trademark of Joy Global, Inc. that a subsidiary of the Company has the right to use for certain products until 2011 pursuant to a license agreement. We also have the right to use the O&K and Orenstein & Koppel names (which are registered trademarks of O&K Orenstein & Koppel AG) for most applications in the mining business for an unlimited period. The other trademarks and trade names of the Company referred to in this Annual Report include registered trademarks of Terex Corporation or its subsidiaries.

          We have many patents that we use in connection with our operations, and most of our products contain some proprietary components. Many of these patents and related proprietary technology are important to the production of particular products; however, overall, our patents, individually and taken together, are not material to our business or our financial results nor does our proprietary technology provide us with a competitive advantage over our competitors.

          We protect our patent, trademark and trade name proprietary rights through registration, confidentiality agreements and litigation to the extent we deem appropriate. We own and maintain trademark registrations and patents in countries where we conduct business, and monitor the status of our trademark registrations and patents to maintain them in force and renew them as required. The duration of these registrations is the maximum permitted under the law and varies based upon the relevant statutes in the applicable jurisdiction. We also take further actions to protect our trademark, trade name and patent rights when circumstances warrant, including the initiation of legal proceedings if necessary.

          Currently, we are engaged in various legal proceedings with respect to intellectual property rights, both as a plaintiff and as a defendant. We believe that the outcome of such matters will not have a material adverse effect, individually or in the aggregate, on our business or operating performance.

Safety and Environmental Considerations

          All employees are required to obey all applicable national, local or other health, safety and environmental laws and regulations and must observe the proper safety rules and environmental practices in work situations. We are committed to complying with these standards and monitoring our workplaces to determine if equipment, machinery and facilities meet specified safety standards. We are dedicated to seeing that safety and health hazards are adequately addressed through appropriate work practices, training and procedures.

          We generate hazardous and non-hazardous wastes in the normal course of our manufacturing operations. As a result, we are subject to a wide range of federal, state, local and foreign environmental laws and regulations. These laws and regulations govern actions that may have adverse environmental effects, such as discharges to air and water, and require compliance with certain practices when handling and disposing of hazardous and non-hazardous wastes.

          These laws and regulations would also impose liability for the costs of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances, should any of such events occur. No such incidents have occurred which required us to pay material amounts to comply with such laws and regulations.

          Compliance with such laws and regulations has required, and will continue to require, us to make expenditures. We do not expect that these expenditures will have a material adverse effect on our business or profitability.

DESCRIPTION OF CERTAIN INDEBTEDNESS

2006 Credit Agreement

General

          On July 14, 2006, we and certain of our subsidiaries entered into a credit agreement (the “2006 Credit Agreement”) with the lenders party thereto (the “Lenders”) and Credit Suisse, as administrative agent and collateral agent. The 2006 Credit Agreement provides us with a revolving line of credit of up to $700 million and term debt of $200 million. The revolving line of credit provides for up to $500 million of domestic revolving loans and up to $200 million of multicurrency revolving loans, in each case including subfacilities for issuance of letters of credit. Letters of credit issued under the 2006 Credit Agreement decrease availability under the $700 million revolving line of credit. The 2006 Credit Agreement also allows us to request incremental loan commitments of up to $300 million, which may be extended at the option of the Lenders, in the form of revolving credit loans, term loans or a combination of both.

          As of September 30, 2007, we had $197.5 million of term loans outstanding under the 2006 Credit Agreement. Term loans under the 2006 Credit Agreement bear interest at a rate based on, at our option, LIBOR plus 1.75% or Credit Suisse’s base rate plus 0.75%.

          As of September 30, 2007, we had a balance of $161.8 million outstanding under the revolving credit component of the 2006 Credit Agreement and letters of credit issued under the 2006 Credit Agreement totaled $153.3 million. We pay a facility fee to the revolving facility Lenders under the 2006 Credit Agreement that ranges from 0.25% per annum to 0.50% per annum, based on our consolidated leverage ratio at the time, on the full amount of the revolving facility commitments, whether used or unused. Revolving loans under the 2006 Credit Agreement bear interest at a rate based on, at our option, LIBOR plus spreads ranging from 1.00% to 1.25% or Credit Suisse’s base rate plus spreads ranging from 0.00% to 0.25%, based on our consolidated leverage ratio at the time.

Maturity

          The revolving line of credit is available through July 14, 2012 and term debt under the 2006 Credit Agreement will mature on July 14, 2013, and is subject to scheduled amortization of 0.25% of the outstanding term loan balance per quarter before then.

Guarantee and Collateral

          We and certain of our subsidiaries agreed to take certain actions to secure our obligations under the 2006 Credit Agreement, and certain of our subsidiaries have guaranteed our obligations under the 2006 Credit Agreement, as well as our obligations under hedging agreements entered into from time to time with counterparties that are Lenders or affiliates of Lenders. As a result, on July 14, 2006, we and certain of our subsidiaries entered into a Guarantee and Collateral Agreement with Credit Suisse, as collateral agent for the Lenders, granting security to the Lenders for our obligations under the 2006 Credit Agreement, as well as our obligations under hedging agreements entered into from time to time with counterparties that are Lenders or affiliates of Lenders. The security granted by us under the 2006 Credit Agreement is tied to our credit ratings. Unless the credit ratings of our debt under the 2006 Credit Agreement are BB and Ba2 or better by Standard and Poor’s and Moody’s, respectively, with no negative outlook (the “Initial Ratings Threshold”), then we are required to (a) pledge as collateral the capital stock of our material domestic subsidiaries and 65% of the capital stock of certain of our material foreign subsidiaries (the “Stock Collateral”) and (b) provide a first priority security interest in, and mortgages on, substantially all of our domestic assets (the “Non-Stock Collateral”). If the credit ratings of our debt under the 2006 Credit Agreement exceed the Initial Ratings Threshold for a period of 90 consecutive days, then we are no longer required to pledge the Non-Stock Collateral. Further, if the credit ratings of our debt under the 2006 Credit Agreement are higher than BBB- and Baa3 by Standard and Poor’s and Moody’s, respectively, with no negative outlook (the “Investment Grade Threshold”), for a period of 90 consecutive days, then we also are no longer required to pledge the Stock Collateral. These security triggers operate in both directions. Should we exceed the Investment Grade Threshold, but subsequently decline in ratings below the Investment Grade Threshold for a period longer than 30 consecutive days, we would once again need to pledge the Stock Collateral. Similarly, if we exceed the Initial Ratings Threshold and subsequently decline below the Initial Ratings Threshold for a period longer than 30 consecutive days, we would again need to grant security in the Non-Stock Collateral.

          At the time the New Credit Agreement was executed, we were below the Initial Ratings Threshold, and had to pledge as security the Stock Collateral and the Non-Stock Collateral. Currently, the ratings of our debt under the New Credit Agreement are BBB- from Standard and Poor’s and Ba1 from Moody’s, which is above the Initial Ratings Threshold but below the Investment Grade Threshold. As a result, while we continue to pledge the Stock Collateral as security, we have obtained a release of the pledge of the Non-Stock Collateral.

Optional and Mandatory Prepayments

          We may prepay our borrowings under the 2006 Credit Agreement in whole or in part any time without premium or penalty, except to indemnify lenders for customary breakage costs (including losses associated with currency conversions). Each partial prepayment must be in an amount that is an integral multiple of $100,000 (or an alternative currency equivalent thereof) and not less than $2,500,000 (or an alternative currency equivalent thereof).

          We must prepay the term loans under the 2006 Credit Agreement with the net cash proceeds of certain asset sales, casualty or condemnation events or debt issuances. Each such mandatory prepayment is required to be applied first, against the remaining scheduled installments of principal due in the next twelve months in the order of maturity and second, pro rata against remaining scheduled installments of principal.

Covenants

          The 2006 Credit Agreement requires us to comply with a number of covenants. These covenants require us to meet certain financial tests, namely (a) a requirement that we maintain a consolidated leverage ratio, as defined in the 2006 Credit Agreement, not in excess of 3.75 to 1.00 on the last day of any fiscal quarter, and (b) a requirement that we maintain a consolidated fixed charge coverage ratio, as defined in the 2006 Credit Agreement, of not less than 1.25 to 1.00 for any period of four consecutive fiscal quarters. The covenants also limit, in certain circumstances, our ability to take a variety of actions, including: incur indebtedness; create or maintain liens on our property or assets; make investments, loans and advances; engage in acquisitions, mergers, consolidations and asset sales; and pay dividends and distributions, including share repurchases. As of September 30, 2007, we were in compliance with all of our covenants under the 2006 Credit Agreement.

Events of Default

The 2006 Credit Agreement also contains customary events of default (which, in some cases are subject to grace periods and materiality thresholds), including: (1) incorrectness of representations and warranties in any material respect, (2) failure to make principal or interest payments when due, (3) breach of certain covenants, (4) defaults under other material indebtedness, (5) noncompliance with covenants in other indebtedness, (6) bankruptcy or insolvency events, (7) material judgments, (8) certain events related to ERISA, (8) impairment of security interests in collateral or invalidity of guarantees, and (9) a change of control.

7-3/8% Senior Subordinated Notes

          On November 25, 2003, we sold and issued $300 million aggregate principal amount of 7-3/8% Senior Subordinated Notes Due 2014 discounted to yield 7-1/2% in a private placement made in reliance upon an exemption from registration under the Securities Act of 1933. On May 18, 2004, we completed the exchange of $300 million aggregate principal amount of new 7-3/8% Senior Subordinated Notes due 2014 (“7-3/8% Notes”), which have been registered under the Securities Act of 1933, for a like amount of the previously outstanding 7-3/8% Senior Subordinated Notes due 2014. There are no sinking fund requirements on the 7-3/8% Notes. The 7-3/8% Notes mature on January 15, 2014. As of September 30, 2007, we had $298.3 million aggregate principal amount of the 7-3/8% Notes outstanding.

Redemption

          We will be entitled at our option to redeem all or a portion of the notes, in whole or in part, at any time or from time to time on or after January 15, 2009, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date, if redeemed during the 12-month period commencing on January 15, of the years set forth below:

Redemption Period	Price

2009	103.688%
2010	102.458%
2011	101.229%
2012 and thereafter	100.000%

          Further, if we undergo certain kinds of change of control, each holder has the right to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. We also may be required to repurchase a holders’ notes with the proceeds of certain assets at a purchase price in cash of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to date of purchase.

Guarantees; Ranking

          The 7-3/8% Notes are jointly and severally guaranteed by certain of our domestic subsidiaries. The 7-3/8% Notes will rank equally with the notes offered hereby; however, the notes offered hereby will effectively be subordinated to the obligations of certain of our domestic subsidiaries because those domestic subsidiaries have guaranteed our obligations under the 7-3/8% Notes. See “Risk Factors—Risks Related to This Offering— The notes will be structurally subordinated to all liabilities of our subsidiaries. In addition, our obligations under our bank credit facilities and the Existing Notes are guaranteed by substantially all of our domestic subsidiaries. The notes offered hereby initially will not have the benefit of any guarantees.”

Covenants

          The indenture governing the 7-3/8% Notes contains covenants that, among others, limit our ability and the ability of our subsidiaries to: (1) incur additional indebtedness; (2) create or incur certain liens; (3) pay dividends and make other restricted payments; (4) create restrictions on dividend and other payments to us from certain of our subsidiaries; (5) sell assets and subsidiary stock; (6) engage in transactions with affiliates; (7) sell or issue capital stock of certain of our subsidiaries; (8) consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; (9) enter into certain lines of business; and (10) create unrestricted subsidiaries. All of the covenants are subject to a number of important qualifications and exceptions.

Events of Default

          The indenture governing the existing notes contains certain events of default, including (subject, in some cases, to cure periods and materiality thresholds) defaults based on (1) the failure to make payments under the indenture when due, (2) breach of covenants, (3) acceleration of other material indebtedness, (4) bankruptcy events and (5) material judgments.

DESCRIPTION OF THE NOTES

          The Company will issue $       million aggregate principal amount of senior subordinated notes due 2015 (the “2015 Notes”) and $ million aggregate principal amount of senior subordinated notes due 2017 (the “2017 Notes” and, together with the 2015 Notes, the “notes”) under an Indenture, dated as of July 20, 2007 (the “Base Indenture”), between the Company and HSBC Bank USA, National Association, as trustee (the “Trustee” or the “trustee”), as supplemented by the supplemental indenture dated as of November    , 2007 (such supplemental indenture together with the Base Indenture, the “Indenture”), between the Company and the Trustee. Unless the context requires otherwise, references herein to the notes include the 2015 Notes and the 2017 Notes. However, the 2015 Notes and the 2017 Notes will each be issued as a separate series of notes under the Indenture for purposes of, among other things, payments of principal and interest, rescinding certain Events of Default and consenting to certain amendments to the Indenture and the notes. The 2015 Notes and the 2017 Notes are sometimes referred to herein as a series of notes.

          The following description of the particular terms of the notes offered by this prospectus supplement supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the senior subordinated debt securities set forth under the caption “Description of the Debt Securities” in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined have the meanings given to them in the accompanying prospectus.

          The following is a summary of certain provisions of the Indenture and the notes. The following summary of certain provisions of the Indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. We urge you to read the Indenture and form of notes because they, not this description, define your rights as holders of these notes. You may request copies of these documents at our address set forth under the heading “Where You can Find More Information.”

          In this section, entitled “Description of the Notes,” references to “Terex,” “we,” “our” or “us,” are to Terex Corporation and not its subsidiaries. Certain terms used in this description are defined under the subheading “—Certain Definitions.”

General

          Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of Terex in the Borough of Manhattan, the City of New York (which initially shall be the corporate trust office of the Trustee, at 452 Fifth Avenue, New York, New York 10018, Attention: Corporate Trust & Loan Agency), except that, at the option of Terex, payment of interest may be made by check mailed to the address of the holders as such address appears in the note register.

          The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000. See “—Book Entry, Delivery and Form.” No service charge shall be made for any registration or exchange of notes, but Terex may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Brief Description of the Terms of the Notes

The notes:

•	will be unsecured senior subordinated obligations of Terex;

•	will be subordinate in right of payment to certain other debt obligations of Terex, including all Senior Indebtedness;

•	will initially not be guaranteed by any Subsidiaries of the Company;

•	may be guaranteed in the future on a senior subordinated basis by certain of our Restricted Subsidiaries as described under “—Certain Covenants—Future Subsidiary Guarantors;”

•

will be structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Company except those Subsidiaries that in the future Guarantee the notes; and

•	are senior in right of payment to any future Subordinated Obligations of Terex.

          Subject to compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness,” and “—Certain Covenants—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries,” we may issue additional notes of one or both series from time to time after this offering under the Indenture (the “additional notes”). The notes of a series and the additional notes of that series, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, for all purposes of this “Description of the Notes,” references to the notes include any additional notes actually issued. The notes will be subordinate in right of payment to certain of our other debt obligations as described below.

Principal, Maturity and Interest

2015 Notes

          We will issue an aggregate principal amount of $       million of 2015 Notes. The 2015 Notes will mature on, 2015. Interest on the 2015 Notes will accrue at a rate of       % per annum. The 2015 Notes will be payable semiannually to holders of record at the close of business on the       or       immediately preceding the interest payment date on       and       of each year, commencing       , 2008. We will pay interest on overdue principal at 1% per annum in excess of such rate, and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the 2015 Notes will be computed on the basis of a 360-day year of twelve 30-day months.

2017 Notes

          We will issue an aggregate principal amount of $       million of 2017 Notes. The 2017 Notes will mature on       , 2017. Interest on the 2017 Notes will accrue at a rate of       % per annum. The 2017 Notes will be payable semiannually to holders of record at the close of business on the       or       immediately preceding the interest payment date on       and       of each year, commencing       , 2008. We will pay interest on overdue principal at 1% per annum in excess of such rate, and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the 2107 Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

2015 Notes

          Except as set forth below, we will not be entitled to redeem the 2015 Notes at our option.

          At any time prior to       , 2011, we may redeem all or a portion of the 2015 Notes, in whole or in part, at any time or from time to time, upon notice as described under “—Selection and Notice,” at a redemption price equal to 100% of the principal amount of the 2015 Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

          On and after       , 2011, we will be entitled at our option to redeem all or a portion of the 2015 Notes, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder’s registered address and otherwise as described under “—Selection and Notice,” at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on       of the years set forth below:

Redemption Period	Price
2011		%
2012		%
2013		%
2014 and thereafter		%

          In addition, before          , 2010, we may at our option on one or more occasions redeem in the aggregate up to 35.0% of the original principal amount of the 2015 Notes (including the original principal amount of any additional notes that are 2015 Notes) with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of          % plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the 2015 Notes originally outstanding remains outstanding (including the original principal amount of any additional notes that are 2015 Notes) after each such redemption.

2017 Notes

          Except as set forth below, we will not be entitled to redeem the 2017 Notes at our option.

          At any time prior to          , 2012, we may redeem all or a portion of the 2017 Notes, in whole or in part, at any time or from time to time, upon notice as described under “—Selection and Notice,” at a redemption price equal to 100% of the principal amount of the 2017 Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

          On and after          , 2012, we will be entitled at our option to redeem all or a portion of the 2017 Notes, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder’s registered address and otherwise as described under “—Selection and Notice,” at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on          of the years set forth below:

Redemption Period	Price
2012		%
2013		%
2014		%
2015 and thereafter		%

          In addition, before          , 2010, we may at our option on one or more occasions redeem in the aggregate up to 35.0% of the original principal amount of the 2017 Notes (including the original principal amount of any additional notes that are 2017 Notes) with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of          % plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the 2017 Notes originally outstanding remains outstanding (including the original principal amount of any additional notes that are 2017 Notes) after each such redemption.

Selection and Notice

          In the case of any partial redemption, we will select the notes for redemption in accordance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a securities exchange, the trustee will select the notes on a pro rata basis to the extent practicable, although no note in original principal amount of $2,000 or less shall be redeemed in part. If any new note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

          We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase notes in the open market or otherwise.

Subsidiary Guarantees

          The notes are not guaranteed by any of our subsidiaries. Except under certain limited circumstances described under “—Certain Covenants—Future Subsidiary Guarantors,” our obligations pursuant to the notes will not be guaranteed in the future. See “Risk Factors—Risks Related to this Offering—The notes will be structurally subordinated to all liabilities of our subsidiaries. In addition, our obligations under our bank credit facilities and the Existing Notes are guaranteed by substantially all of our domestic subsidiaries. The notes offered hereby initially will not have the benefit of any guarantees.”

Ranking and Subordination

          The Indebtedness evidenced by the notes will be our senior subordinated obligations. The payment of the principal of, premium (if any), and interest on the notes is contractually subordinated in right of payment as set forth in the Indenture, to the prior payment in full of all of our Senior Indebtedness, including the obligations of the Company under the Credit Facility.

          Our Indebtedness that constitutes Senior Indebtedness will rank senior to the notes in accordance with the provisions of the Indenture. The notes will in all respects rank pari passu with all of our other Senior Subordinated Indebtedness, except that the notes will structurally subordinated to the extent any such other Senior Subordinated Indebtedness is guaranteed by our subsidiaries. Furthermore, the notes will rank senior to all of our Subordinated Obligations. See “Risk Factors—Risks Related to this Offering—Since the notes are senior subordinated debt, there may not be sufficient assets to pay amounts owed on the notes if a default occurs” and “—Risks Related to this Offering—The notes will be structurally subordinated to all liabilities of our subsidiaries. In addition, our obligations under our bank credit facilities and the Existing Notes are guaranteed by substantially all of our domestic subsidiaries. The notes offered hereby initially will not have the benefit of any guarantees.”

          As of September 30, 2007, on an as adjusted basis, after giving effect to this offering and the repayment of Indebtedness under the Credit Facility described under “Use of Proceeds,” (i) the Senior Indebtedness of Terex to which the notes are contractually subordinated would have been $246 million, consisting principally of $198 million of Indebtedness Incurred under the Credit Facility (such Credit Facility also being structurally senior to the notes by virtue of the guarantees thereof by certain of our domestic subsidiaries), (ii) there would have been approximately $298 million of Senior Subordinated Indebtedness of Terex ranking pari passu with the notes consisting of the Existing Notes (such Existing Notes are structurally senior to the notes by virtue of the guarantees thereof by certain of our domestic subsidiaries), and (iii) there would have been no Subordinated Obligations ranking junior to the notes.

          Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries.”

          In addition, claims of creditors of our subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including the holders of the notes, even if such obligations do not constitute Senior Indebtedness. The notes therefore will be effectively subordinated to existing and future liabilities of our subsidiaries.

          As of September 30, 2007, on an as adjusted basis after giving effect to this offering and the repayment of Indebtedness under the Credit Facility described under “Use of Proceeds,” the total indebtedness of our subsidiaries would have been approximately $544 million, excluding trade payables, but including guarantees of the Credit Facility and the Existing Notes. We have additional availability under the Credit Facility. See “Capitalization.” Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries” and “Risk Factors—Risks Related to this Offering—Since the notes are senior subordinated debt, there may not be sufficient assets to pay amounts owed on the notes if a default occurs” and “—Risks Related to this Offering—The notes will be structurally subordinated to all liabilities of our subsidiaries. In addition, our obligations under our bank credit facilities and the Existing Notes are guaranteed by substantially all of our domestic subsidiaries. The notes offered hereby initially will not have the benefit of any guarantees.”

          We have agreed in the Indenture that we will not Incur any Indebtedness that is expressly by its terms subordinate or junior in right of payment to any Senior Indebtedness of Terex, and senior in any respect in right of payment to the notes. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

          We may not pay principal of, premium (if any) or interest on, the notes or make any deposit pursuant to the provisions described under “Defeasance” below and may not repurchase, redeem or otherwise retire any notes (collectively, “pay the notes”) if (i) any amount of principal, interest or other payments due under the Designated Senior Indebtedness has not been paid when due and remains outstanding or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, we may pay the notes without regard to the foregoing if we and the trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing.

          During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated either immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, we may not pay the notes for a period (a “Payment Blockage Period”) (a) commencing upon the receipt by the trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and (b) ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the trustee and Terex from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing (solely as evidenced by written notice to the Trustee by the Representative of such Designated Senior Indebtedness which notice shall be promptly delivered) or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions described in the first sentence of the preceding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, we may resume payments on the notes after the end of such Payment Blockage Period. The notes will not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. No default which exists or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of the Company shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the Representative of such Designated Senior Indebtedness of the Company whether or not within a period of 360 consecutive days unless such default shall have been cured or waived in writing for a period of not less than 90 consecutive days. (Any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose.)

          Upon any payment or distribution of our assets upon a total or partial liquidation or dissolution or reorganization of or similar proceeding, or any bankruptcy, insolvency, receivership or similar proceeding, relating to us or our property or an assignment for the benefit of our creditors or marshalling of our assets and liabilities: (i) the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the noteholders are entitled to receive any payment, and (ii) until the Senior Indebtedness is paid in full, any payment or distribution to which noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a payment or distribution is made to noteholders that, due to the subordination provisions, should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

          If payment of the notes is accelerated because of an Event of Default, we or the trustee will promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

          Under the terms of the Indenture, in the event of insolvency: (i) our creditors who are holders of Senior Indebtedness of Terex may recover more, ratably, than the noteholders, and (ii) our creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the noteholders. Creditors of our subsidiaries may recover more, ratably, than the noteholders.

          The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the trustee for the payment of principal of and interest on the notes pursuant to the provisions described under “—Defeasance” or “—Satisfaction and Discharge.”

Change of Control

          If we undergo a Change of Control, each holder shall have the right to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

          Not later than 15 Business Days following any Change of Control, we will mail a notice to the trustee and to each holder stating, among other things:

          (1) that a Change of Control has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by us, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased.

          We will comply in all material respects to the extent applicable with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the Indenture by virtue of our compliance with such securities laws or regulations.

          Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise materially affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries.” However, the covenants are subject to significant exceptions. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders protection in the event of a highly leveraged transaction.

          The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Terex to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Terex. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require Terex to make an offer to repurchase the notes as described above.

          If a Change of Control offer is made, we can not assure the holders that we will have available funds sufficient to pay the purchase price for all of the notes that might be delivered by holders seeking to accept the Change of Control offer. Our failure to make or consummate the Change of Control offer or pay the purchase price when due will give the trustee and the holders the rights described under “Defaults.”

          The existence of a holder’s right to require us to offer to repurchase such holder’s notes upon a Change of Control may deter a third party from acquiring Terex in a transaction that constitutes a Change of Control.

          The Credit Facility, under certain circumstances, prohibits us from purchasing any notes prior to its expiration, and will also provide that the occurrence of certain change of control events with respect to Terex would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we may (but are not required to) seek the consent of our lenders to the purchase of notes or may (but are not required to) attempt to refinance the borrowings that contain such prohibition.

          Future Indebtedness that we may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders following the occurrence of a Change of Control may be limited by our then existing financial resources. We can not assure the holders that sufficient funds will be available when necessary to make any required repurchases.

          The provisions under the Indenture relating to our obligation to make an offer to repurchase the notes after the occurrence a Change of Control may be waived or modified with the written consent of each holder of notes then outstanding. Prior to the occurrence of a Change of Control, the provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

          We will not be required to make a Change of Control offer following a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control offer.

          A Change of Control offer may be made in advance of the Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control offer.

Certain Covenants

          Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) then, the covenants specifically listed under the following captions in this “Description of the Notes” section of this offering circular will not be applicable to the notes (collectively, the “Suspended Covenants”):

(1) “—Limitation on Indebtedness;”

(2) “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries;”

(3) “—Limitation on Liens Securing Subordinated Indebtedness;”

(4) “—Limitation on Other Senior Subordinated Indebtedness;”

(5) “—Limitation on Restricted Payments;”

(6) “—Limitation on Restrictions on Distributions from Restricted Subsidiaries;”

(7) “—Limitation on Sales of Assets and Subsidiary Stock;”

(8) “—Limitation on Affiliate Transactions;”

(9) clause (3) of the first and second paragraphs under “—Merger and Consolidation;”

(10) “—Future Subsidiary Guarantors;” and

(11) “—Limitation on Designations of Unrestricted Subsidiaries.”

          If and while Terex and its Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially less covenant protection. In the event that Terex and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then Terex and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” If there are Subsidiary Guarantees granted by the Subsidiary Guarantors prior to any Suspension Period, they will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

          Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by Terex or any of its Restricted Subsidiaries prior to the Reversion Date will give rise to a Default or Event of Default under the Indenture with respect to the notes; provided that (1) with respect to Restricted Payments made after such Reversion Date, the amount of Restricted Payments made will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect prior to and during the Suspension Period; (2) all Indebtedness incurred or issued, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Indebtedness” or the second paragraph of “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries,” (3) to the extent any Indebtedness is incurred or issued during the Suspension Period that would have required the Restricted Subsidiaries to become Subsidiary Guarantors and such Indebtedness is outstanding on the Reversion Date, such requirement will become effective on the Reversion Date, and (4) if clause (a)(1) of the covenant “—Future Subsidiary Guarantors” is applicable on the Reversion Date, the applicable Restricted Subsidiaries shall be required to comply with such covenant.

          There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

          The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

          (a) Terex will not Incur, directly or indirectly, any Indebtedness (including Acquired Indebtedness) unless, on the date of such Incurrence, and after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing or would occur and (ii) the Consolidated Cash Flow Coverage Ratio for the most recently ended four full fiscal quarters for which financial information is publicly available immediately preceding the date on which such additional Indebtedness is Incurred would have exceeded 2.0 to 1.0 determined on a pro forma basis

(including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period.

          (b) Notwithstanding paragraph (a), Terex may Incur the following Indebtedness:

          (1) Indebtedness Incurred pursuant to the Credit Facility, together with all Indebtedness then outstanding and Incurred pursuant to clause (a)(1) of “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries” below, not to exceed in outstanding principal amount the greater of (1) $1.25 billion at any time outstanding and (2) the sum of (x) 80% of the consolidated book value of the net accounts receivable of Terex and its Restricted Subsidiaries and (y) 50% of the consolidated book value of the inventory of Terex and its Restricted Subsidiaries, in each case determined on a pro forma basis and in accordance with GAAP;

          (2) Indebtedness owed to and held by a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in such Subsidiary ceasing to be a Restricted Subsidiary, or any transfer of such Indebtedness (other than to a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by Terex;

(3) the notes (other than additional notes);

(4) Indebtedness (other than Indebtedness described in clause (1), (2), or (3) above) outstanding on the Issue Date (including the Existing Notes);

          (5) any Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (8) or this clause (5) of this paragraph (b) or pursuant to clause (a)(5) of the covenant described under “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries” below;

          (6) obligations of Terex pursuant to (A) Interest Rate Protection Agreements in respect of Indebtedness of Terex that is permitted by the terms of the Indenture to be outstanding to the extent the notional principal amount of such obligation does not exceed the aggregate principal amount of the Indebtedness to which such Interest Rate Protection Agreements relate, (B) Currency Agreement Obligations in respect of foreign exchange exposures of Terex and (C) commodity agreements of Terex to the extent designed to protect Terex from fluctuations in the prices of raw materials used in its business;

          (7) Indebtedness of Terex consisting of obligations in respect of purchase price adjustments or earn-outs in connection with the acquisition or disposition of assets by Terex or any Restricted Subsidiary permitted under the Indenture;

          (8) Capital Lease Obligations, Purchase Money Indebtedness and Acquired Indebtedness (to the extent not Incurred in connection with, or in anticipation or contemplation of, the relevant transaction) in an aggregate principal amount at any one given time outstanding, together with the principal amount of Indebtedness then outstanding that was Incurred pursuant to clause (a)(8) of “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries,” that does not exceed the greater of (i) $75 million and (ii) 2.0% of Consolidated Tangible Assets at the time of Incurrence;

(9) performance bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred by Terex in the ordinary course of business consistent with past practice;

(10) Floor Plan Guarantees;

(11) Indebtedness resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(12) Indebtedness arising under indemnity agreements to title insurers to cause such title insurers to issue to the Collateral Agent mortgagee title insurance policies;

          (13) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of Terex then outstanding (other than Indebtedness permitted by paragraph (a) or clauses (1) through (12) or clauses (14) through (15) of this paragraph (b)) does not exceed $100.0 million (less the amount of any Subsidiary Indebtedness and Preferred Stock then outstanding and Incurred pursuant to clause (a)(12) of “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries”);

(14) Indebtedness consisting of (A) financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

          (15) Indebtedness Incurred by the Company constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, leases, litigation and appeals thereof, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, environmental and other permits or licenses from governmental authorities and other letters of credit in connection with transactions in the ordinary course of business; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing.

          (c) Except to the extent that such Indebtedness is permitted to be Incurred pursuant to paragraphs (a) and (b) above, Terex will not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the notes to at least the same extent as such Subordinated Obligations.

          (d) For purposes of determining compliance with the covenant entitled “—Limitation on Indebtedness,” in the event that an item of Indebtedness meets the criteria of more than one of the types of permitted Indebtedness described in clauses (1) through (15) of paragraph (b) above or is entitled to be Incurred pursuant to paragraph (a) above, Terex, in its sole discretion, will classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant; provided, however, that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (b)(1) above and Terex shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Terex shall only be required to include the amount and type of any Indebtedness in one of the above clauses. To the extent any item of Indebtedness that is Guaranteed or secured by a Lien is reclassified, each of the Incurrence of the Indebtedness upon reclassification, the Incurrence of the Guarantee of such Indebtedness upon reclassification and the Incurrence of the Lien upon reclassification must be permitted under the Indenture in order for Terex to make such reclassification.

          (e) For purposes of determining amounts of Indebtedness under the covenants entitled “—Limitation on Indebtedness” and “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries,” Indebtedness resulting from security interests granted with respect to Indebtedness otherwise included in the determination of Indebtedness, and Guarantees (and security interests with respect thereof) of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of Indebtedness shall not be included in the determination of Indebtedness.

          (f) Indebtedness of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary of Terex (including upon designation of any subsidiary or other person as a Restricted Subsidiary) or is merged with or into or consolidated with Terex or a Restricted Subsidiary of Terex shall be deemed to have been Incurred at the time such Person becomes such a Restricted Subsidiary of Terex or merged with or into or consolidated with Terex or a Restricted Subsidiary of Terex, as applicable.

          (g) For purposes of determining compliance with the covenant entitled “—Limitation on Indebtedness,” the Incurrence of Indebtedness with respect to keepwell or other comfort letter arrangements or agreements given by the Company for the benefit of Unrestricted Subsidiaries shall be deemed to be an Incurrence of Indebtedness at such time as the amount of the obligation of the Company thereunder is quantifiable.

Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries

          (a) Terex will not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock except for the following:

          (1) Indebtedness Incurred pursuant to the Credit Facility, together with the aggregate amount of all Indebtedness then outstanding and issued pursuant to clause (b)(1) of “—Limitation on Indebtedness” above, not to exceed in outstanding principal amount the greater of (1) $1.25 billion at any time outstanding and (2) the sum of (x) 80% of the consolidated book value of the net accounts receivable of Terex and its Restricted Subsidiaries and (y) 50% of the consolidated book value of the inventory of Terex and its Restricted Subsidiaries, in each case determined on a pro forma basis and in accordance with GAAP;

          (2) Indebtedness or Preferred Stock issued to and held by Terex or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Subsidiary ceasing to be a Restricted Subsidiary or (B) any subsequent transfer of such Indebtedness or Preferred Stock (other than to Terex or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness or Preferred Stock by the issuer thereof;

          (3) Acquired Indebtedness (to the extent not Incurred in connection with, or in anticipation or contemplation of, the relevant transaction) of such Restricted Subsidiary; provided that after giving effect to the Incurrence of such Acquired Indebtedness, Terex could incur $1.00 of Indebtedness pursuant to paragraph (a) under “—Limitation on Indebtedness;”

(4) Indebtedness or Preferred Stock (other than any described in clause (1) or (2)) outstanding on Issue Date (including Guarantees in respect of the Existing Notes);

          (5) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (3), (4), (8) or (16) (subject to the limitation set forth therein) or this clause (5) of this paragraph (a); provided, however, that to the extent such Refinancing Indebtedness Refinances Acquired Indebtedness or Preferred Stock of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;

          (6) Obligations of a Restricted Subsidiary pursuant to (A) Interest Rate Protection Agreements in respect of Indebtedness of the Restricted Subsidiary that is permitted by the terms of the Indenture to be outstanding to the extent the notional principal amount of such obligation does not exceed the aggregate principal amount of the Indebtedness to which such Interest Rate Protection Agreements relate, (B) Currency Agreement Obligations in respect of foreign exchange exposures of the Restricted Subsidiary and (C) commodity agreements of the Restricted Subsidiary to the extent designed to protect such Restricted Subsidiary from fluctuations in the prices of raw materials used in its business;

          (7) Indebtedness of any Restricted Subsidiary consisting of Obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by any Restricted Subsidiary permitted under the Indenture;

          (8) Capital Lease Obligations, Purchase Money Indebtedness and Acquired Indebtedness (to the extent not Incurred in connection with, or in anticipation or contemplation of, the relevant transaction) in an aggregate principal amount at any one time outstanding, together with the principal amount of Indebtedness Incurred pursuant to clause (b)(8) of “—Limitation on Indebtedness,” that does not exceed the greater of (i) $75.0 million and (ii) 2.0% of Consolidated Tangible Assets at the time of Incurrence;

          (9) performance bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred by a Restricted Subsidiary in the ordinary course of business consistent with past practice;

(10) Floor Plan Guarantees;

          (11) Indebtedness and Preferred Stock in an aggregate principal amount which, together with any other Indebtedness or Preferred Stock of Restricted Subsidiaries then outstanding (other than Indebtedness or Preferred Stock permitted by clauses (1) through (10) and clauses (12) and (18) of this paragraph (a)) does not exceed $100.0 million (less the amount of any Indebtedness then outstanding and Incurred pursuant to clause (b)(13) of “—Limitation on Indebtedness”);

          (12) Indebtedness of a Foreign Subsidiary of the Company Incurred to finance working capital or for other operational purposes of such Foreign Subsidiary, including capital expenditures and acquisitions;

          (13) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not with recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(14) Indebtedness consisting of (A) financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(15) Indebtedness resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

          (16) the Guarantee by any Restricted Subsidiary that is a Subsidiary Guarantor of Indebtedness of the Company or any Restricted Subsidiary that is a Subsidiary Guarantor that was permitted to be Incurred by another provision of this covenant or the covenant described under “—Limitation on Indebtedness;” provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee thereof Incurred pursuant to this clause (16) shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being Guaranteed;

          (17) Indebtedness Incurred by any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, leases, litigation and appeals thereof, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, environmental and other permits or licenses from governmental authorities and other letters of credit in connection with transactions in the ordinary course of business; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing; and

          (18) Indebtedness Incurred by an Equipment Subsidiary in a Qualified Equipment Financing that is not with recourse to the Company or any Restricted Subsidiary other than an Equipment Subsidiary (except for Standard Securitization Undertakings).

          (b) For purposes of determining compliance with the covenant entitled “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries,” in the event that an item of Indebtedness meets the criteria of more than one of the types of permitted Indebtedness described in clauses (1) through (13) of paragraph (a) above, Terex, in its sole discretion, will classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant; provided, however, that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a)(1) above and Terex shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Terex shall only be required to include the amount and type of any Indebtedness in one of the above clauses. To the extent any item of Indebtedness that is Guaranteed or secured by a Lien is reclassified, each of the Incurrence of the Indebtedness upon reclassification, the Incurrence of the Guarantee of such Indebtedness upon reclassification and the Incurrence of the Lien upon reclassification must be permitted under the Indenture in order for Terex to make such reclassification.

          (c) For purposes of determining compliance with the covenant entitled “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries,” the Incurrence of Indebtedness with respect to keepwell or other comfort letter arrangements or agreements by any Restricted Subsidiary for the benefit of Unrestricted Subsidiaries shall be deemed to be an Incurrence of Indebtedness at such time as the amount of the obligation of such Restricted Subsidiary thereunder is quantifiable.

Limitation on Liens Securing Subordinated Indebtedness

          Terex will not, and will not permit any Restricted Subsidiary to, create, Incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) upon any of their respective assets or properties now owned or acquired after the date of the Indenture or any income or profits therefrom (an “Initial Lien”) securing either:

          (1) any Indebtedness of Terex or a Restricted Subsidiary which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of Terex or such Restricted Subsidiary, as the case may be, unless the notes or, if applicable, the relevant Subsidiary Guarantee, as the case may be, are equally and ratably secured for so long as such Indebtedness is so secured; provided that, if such Indebtedness which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of Terex or a Restricted Subsidiary is expressly subordinate or junior to the notes or the relevant Subsidiary Guarantee, as the case may be, then the Lien securing such subordinated or junior Indebtedness shall be subordinate and junior to the Lien securing the notes or the relevant Subsidiary Guarantee, as the case may be, with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the notes or the relevant Subsidiary Guarantee, as the case may be, or

          (2) any assumption, guarantee or other liability of Terex or any Restricted Subsidiary in respect of any Indebtedness of Terex or a Restricted Subsidiary which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of Terex or such Restricted Subsidiary, unless the notes or, if applicable, the relevant Subsidiary Guarantee, as the case may be, are equally and ratably secured for so long as such assumption, guaranty or other liability is so secured; provided that, if such subordinated Indebtedness which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of Terex or a Restricted Subsidiary is expressly by its terms subordinate or junior to the notes or the relevant Subsidiary Guarantee, as the case may be, then the Lien securing the assumption, guarantee or other liability of such Subsidiary shall be subordinate and junior to the Lien securing the notes or the relevant Subsidiary Guarantee, as the case may be, with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the notes or the relevant Subsidiary Guarantee, as the case may be.

          Any Lien created for the benefit of the holders pursuant to this covenant will provide by its terms that such Lien will be automatically and unconditionally released and discharged (a) upon the release and discharge of the Initial Lien, (b) upon the sale or other disposition of the assets subject to such Initial Lien (or the sale or other disposition of the Person that owns such assets) in compliance with the terms of the Indenture, (c) upon the designation of a Restricted Subsidiary whose property or assets secure such Initial Lien as an Unrestricted Subsidiary in accordance with the terms of the Indenture or (d) upon the effectiveness of any defeasance or satisfaction and discharge of the notes as specified in the Indenture.

Limitation on Other Senior Subordinated Indebtedness

          Terex will not, and will not permit any Restricted Subsidiary to, create, Incur, assume, guarantee or in any other manner become liable with respect to any Indebtedness that is expressly by its terms subordinate or junior in right of payment to any Senior Indebtedness of Terex or any Restricted Subsidiary and senior in any respect in right of payment to the notes, in the case of Terex, or to the applicable Subsidiary Guarantee (if any) in the case of a Restricted Subsidiary.

          The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Limitation on Restricted Payments

          (a) Terex will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving Terex) or to the direct or indirect holders of its Capital Stock in their capacities as such (except dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to Terex or any Restricted Subsidiary (and, if the Restricted Subsidiary making such dividends or distributions has any stockholders other than Terex or another Restricted Subsidiary, to such stockholders on no more than a pro rata basis, measured by value)), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Terex, any Restricted Subsidiary or any other Affiliate of Terex, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (iv) make any Restricted Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment being herein referred to as a “Restricted Payment”) if at the time Terex or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom); or

(2) Terex would not be permitted to issue an additional $1.00 of Indebtedness pursuant to paragraph (a) under “—Limitation on Indebtedness” after giving pro forma effect to such Restricted Payment; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since March 31, 1998 would exceed the sum of:

          (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first full fiscal quarter commencing after March 31, 1998 to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit) plus

          (B) the aggregate Net Cash Proceeds received by Terex from (x) the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to March 31, 1998 (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust in the benefit of employees) and (y) the issue or sale (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust in the benefit of employees) after March 31, 1998 of Disqualified Stock or debt securities that have been converted or exchanged in accordance with their terms for Capital Stock of Terex (other than Disqualified Stock), in each case to the extent such proceeds are not used to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of Terex or any Restricted Subsidiary or to make any Investment pursuant to clause (8) of the definition of “Permitted Investment.”

          (b) The provisions of clauses (2) and (3) of paragraph (a) shall not prohibit:

          (1) any purchase or redemption of Capital Stock or Subordinated Obligations of Terex made by exchange for, or out of the proceeds of the substantially concurrent sale or issuance of, Capital Stock of Terex (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); provided, however, that the Net Cash Proceeds from such sale shall be excluded from clause (3)(B) of paragraph (a);

          (2) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be deducted in the calculation of the amount of Restricted Payments available to be made referred to in clause (3) of paragraph (a) above;

          (3) the repurchase of shares of, or options to purchase shares of, Capital Stock of Terex or any of its Subsidiaries from employees, former employees, directors or former directors of Terex or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of any repurchases pursuant to this clause (3) and any purchases pursuant to clause (4) below shall not exceed $25.0 million per year;

          (4) provided that no Default or Event of Default shall have occurred or be continuing at the time of such payment or after giving effect thereto, the purchase by Terex of shares of its common stock (for not more than fair market value) in connection with the delivery of such stock to grantees under any stock option plan (upon the exercise by such grantees of their stock options) or any other deferred compensation plan of Terex approved by the Board of Directors; provided, however, that the aggregate amount of any purchases pursuant to this clause (4) and any repurchases pursuant to clause (3) above shall not exceed $25.0 million per year;

          (5) the redemption, purchase, retirement or other payoff of any Subordinated Obligations with the proceeds of any Refinancing Indebtedness permitted to be incurred pursuant to the terms of clause (b)(5) of “—Certain Covenants—Limitation on Indebtedness” and clause (a)(5) of “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries;”

          (6) provided that no Default or Event of Default shall have occurred or be continuing at the time of such payment or after giving effect thereto, other Restricted Payments in an aggregate amount not to exceed $50.0 million; provided, however, that such payment shall be deducted in the calculation of the amount of Restricted Payments available to be made referred to in clause (3) of paragraph (a) above;

          (7) repurchases of Equity Interests deemed to occur upon netting for tax purposes or upon exercise of stock options, restricted stock or warrants if such Equity Interests represent a portion of the exercise price of such options, stock or warrants;

          (8) distributions or payments of (A) Receivables Fees and purchases of receivables and related assets of the type specified in the definition of “Receivables Financing” pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing or (B) Equipment Fees and purchases of assets of the type described under the definition of “Equipment Securitization Transaction” and related assets pursuant to a Equipment Repurchase Obligation in connection with a Qualified Equipment Financing;

          (9) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and Cash Equivalents);

          (10) cash payments, or dividends, distributions or advances by the Company or any Restricted Subsidiary to allow any such entity to make payments in cash, in lieu of the issuance of fractional shares upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or any Restricted Subsidiary;

          (11) the declaration and payment of dividends and distributions to holders of Preferred Stock of the Company or Disqualified Stock of the Company Incurred in accordance with the covenant described under the caption “—Limitation on Indebtedness” to the extent such dividends are included in the definition of Consolidated Interest Expense;

(12) the redemption, repurchase, acquisition or retirement of Equity Interests in any Restricted Subsidiary; and

          (13) purchases of shares of, or options to purchase shares of, Capital Stock of Terex in the open market to satisfy Terex’s obligations under any of its 401(k) plans, employee stock purchase plans or deferred compensation plans.

          For purposes of determining when a Restricted Payment is made in respect of a keepwell or other comfort letter arrangement or agreement by the Company or any Restricted Subsidiary for the benefit of an Unrestricted Subsidiary, such Restricted Payment shall be deemed made at such time as the amount of the obligation of the Company or such Restricted Subsidiary is quantifiable.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

          Terex will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits to Terex or a Restricted Subsidiary or pay any Indebtedness or other obligation owed to Terex or a Restricted Subsidiary, (b) make any loans or advances to Terex or any other Restricted Subsidiary or (c) transfer any of its property or assets to Terex or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

          (1) the Credit Facility as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that such amendments, restatements, renewals, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facility (or, if more restrictive, than those contained in the Indenture) immediately prior to any such amendment, restatement, renewal, replacement or refinancing,

(2) applicable law or any applicable rule, regulation or order,

          (3) any instrument governing Indebtedness or Capital Stock of an Acquired Person acquired by Terex or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition); provided, however, that such restriction is not applicable to any Person, or the properties or assets of any Person, other than the Acquired Person,

(4) by reason of customary non-assignment provisions in leases or other agreements entered into the ordinary course of business and consistent with past practices,

(5) Capital Lease Obligations and Purchase Money Indebtedness that only impose restrictions on the property so acquired,

          (6) an agreement for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary; provided, however, that such restriction is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted under “—Limitation on Sales of Assets and Subsidiary Stock” below; provided further, however, that such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement through a termination date not later than 270 days after such execution and delivery,

          (7) Refinancing Indebtedness permitted under the Indenture; provided, however, that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing,

          (8) provisions in joint venture agreements, sale-leaseback agreements, partnership agreements, limited liability company operating agreements and other similar agreements, in each case entered into in the ordinary course of business,

          (9) any encumbrance or restriction of (A) a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary or (B) an Equipment Subsidiary effected in connection with a Qualified Equipment Financing; provided, however, that such restrictions apply only to such Equipment Subsidiary,

(10) any Restricted Investment not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and any Permitted Investment,

          (11) Indebtedness secured by a Lien otherwise permitted to be Incurred pursuant to the covenants described under “—Certain Covenants—Limitation on Indebtedness,” “—Certain Covenants—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries” and “—Certain Covenants—

Limitation on Liens Securing Subordinated Indebtedness” that limit the right of the debtor to dispose of the assets securing such Indebtedness,

          (12) any agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date by the covenant described under —Certain Covenants—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries” (A) if the encumbrance and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the holders of the notes than the encumbrances and restrictions contained in the Credit Facility in effect as of the Issue Date (as determined in good faith by the Company) or (B) if such encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes as and when they become due or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness; or

          (13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

          Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with past practice, nor (b) Liens permitted under the Indenture, shall in and of themselves be considered a restriction on the ability of the applicable Restricted Subsidiary to transfer such agreements or assets, as the case may be.

Limitation on Sales of Assets and Subsidiary Stock

          (a) Terex will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

          (1) Terex or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by Terex (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 75% of the consideration thereof received by Terex or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, that (A) any promissory notes or other obligations received by Terex or any such Restricted Subsidiary from such transferee that are converted by Terex or such Restricted Subsidiary into cash within 360 days of the receipt thereof (to the extent of the cash received) shall be deemed to be cash solely for purposes of this clause (1), and (B) any Designated Non-cash Consideration received by Terex or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (1)(B) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 3.0% of Consolidated Tangible Assets at the time of receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash solely for purposes of this clause (1);

(2) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Terex (or such Restricted Subsidiary, as the case may be):

          (A) first, (x) to the extent Terex elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness of Terex within 365 days of such Asset Disposition, (y) at Terex’s election to the investment by Terex or such Restricted Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or an asset that (as determined in good faith by Terex) is directly related to the business of Terex and the Restricted

Subsidiaries existing on the Issue Date, in each case within 365 days from the date of such Asset Disposition, or (z) a combination of the foregoing purposes within such 365-day period;

          (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make a pro rata offer to purchase notes at par (and, to the extent required by the instrument governing such Indebtedness, any other Senior Subordinated Indebtedness designated by Terex, at a price no greater than par) plus accrued and unpaid interest, and

          (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), for general corporate purposes otherwise permitted under the Indenture; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (B) above, Terex or such Subsidiary shall retire such Indebtedness and cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

          Notwithstanding the foregoing provisions of this covenant, Terex and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions (including any Asset Dispositions made since the Issue Date) which are not applied in accordance with this covenant exceeds $50 million.

          For the purposes of this covenant, the following is deemed to be cash or Cash Equivalents: the express assumption of Indebtedness (other than any Indebtedness that is by its terms subordinated to the notes) of Terex or any Restricted Subsidiary, but only to the extent that such assumption is effected on a basis under which there is no further recourse to Terex or any of the Restricted Subsidiaries with respect to such liabilities.

          (b) In the event of an Asset Disposition that requires the purchase of the notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(2)(B) above, Terex will purchase notes tendered pursuant to an offer by Terex for the notes (and, to the extent required, other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture which will include, among other things, that the offer shall remain open for 20 Business Days following its commencement. If the aggregate purchase price of notes (and, to the extent required, any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, Terex will be required to apply the remaining Net Available Cash in accordance with clause (a)(2)(C) above. Terex will not be required to make such an offer to purchase notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $50 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

          (c) Terex will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Terex will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

Limitation on Affiliate Transactions

          (a) Terex will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any asset or property or the rendering of any service) with any Affiliate of Terex (other than any employee stock ownership plan for the benefit of Terex’s or a Restricted Subsidiary’s employees) unless the terms of such business, transaction or series of transactions are:

          (1) as favorable to Terex or such Restricted Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arms length dealings with an unrelated third Person; and

          (2) if such business, transaction or series of similar transactions involves an amount in excess of $15.0 million, the terms of such business, transaction or series of similar transactions shall be in writing and a majority of the disinterested members of the Board of Directors shall have, by resolution, determined in good faith that such business or transaction or series of transactions meets the criteria set forth in (1) above;

provided, however, that if such transaction involves an amount in excess of $50.0 million, Terex shall also obtain from a nationally recognized independent investment banking firm, accounting firm or appraisal firm with experience in evaluating the terms and conditions of such type of business or transactions an opinion that such transaction is fair from a financial point of view to Terex or its Restricted Subsidiary, as the case may be; provided further, however, that the provisions of both clause (2) above and the preceding proviso shall not apply with respect to any such business, transaction or series of transactions between Terex or any Restricted Subsidiary, on the one hand, and any Restricted Subsidiary, on the other hand, which business, transaction or series of transactions is entered into in the ordinary course of business.

          (b) The provisions of the foregoing paragraph (a) shall not apply to:

          (1) any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments,” any payment or transaction specifically excepted from the definition of Restricted Payment or any Permitted Investment;

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans entered into in the ordinary course of business and approved by a majority of the entire Board of Directors or by a majority of the disinterested members of the Board of Directors or a majority of the entire board of directors or a majority of the disinterested members of the board of directors of the relevant Restricted Subsidiary;

          (3) the grant of stock options or similar rights to employees and directors pursuant to plans approved by a majority of the entire Board of Directors or by a majority of the disinterested members of the Board of Directors or a majority of the entire board of directors or a majority of the disinterested members of the board of directors of the relevant Restricted Subsidiary;

(4) loans or advances to officers, directors or employees in the ordinary course of business;

(5) the payment of reasonable fees to directors of Terex and its Restricted Subsidiaries who are not employees of Terex or its Restricted Subsidiaries;

(6) any Affiliate transaction between Terex and one or more Restricted Subsidiaries or between Restricted Subsidiaries;

(7) indemnification or insurance provided to officers or directors of Terex or any Subsidiary approved in good faith by the Board of Directors (or a committee thereof);

(8) payment of compensation and benefits to directors, officers and employees of Terex and its Subsidiaries approved in good faith by the Board of Directors (or a committee thereof);

          (9) the purchase of or the payment of Indebtedness of or monies owed by Terex or any of its Restricted Subsidiaries for goods or materials purchased, or services received, in the ordinary course of business;

          (10) the existence of, or the performance by the Company or any of its Restricted Subsidiaries under the terms of, any agreement or instrument as in effect on the Issue Date or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement or instrument as in effect on the Issue Date) or any transaction contemplated thereby;

(11) any transactions, arrangements or agreements effected as part of a Qualified Receivables Financing or a Qualified Equipment Financing;

(12) intercompany transactions, arrangements or agreements in effect on the Issue Date undertaken in good faith and not with the intent of avoiding any covenant in the Indenture;

          (13) transactions with joint ventures, Unrestricted Subsidiaries or other Affiliates entered into in the ordinary course of business or where the Affiliate relationship arises by virtue of its equity ownership interest; and

          (14) the payment of premiums, receipt of proceeds and other finance-related transactions in each case on terms customary for such transactions between the Company or any Restricted Subsidiary of the Company and any Affiliate of the Company that is a “captive finance” entity whose primary business is providing financing to customers of the Company or any Restricted Subsidiary.

Merger and Consolidation

          Terex will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets (computed on a consolidated basis) to, any Person or group of affiliated Persons, unless:

          (1) the resulting, surviving or transferee Person shall be Terex or, if not Terex, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (the “Successor Company”), and such Successor Company shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the trustee, all the obligations of Terex under the notes and this Indenture (and the Subsidiary Guarantees, if applicable, shall be confirmed as applying to such Person’s obligations);

          (2) at the time of and immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person or any Subsidiary as a result of such transaction as having been Incurred by such Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction, the resulting, surviving or transferee Person would be able to Incur at least $1.00 of Indebtedness pursuant to paragraph (a) of the “—Limitation on Indebtedness;” and

          (4) Terex shall have delivered to the trustee an Officers’ Certificate and if a supplemental indenture is required, an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

          The Successor Company will be the successor to Terex and shall succeed to, and be substituted for, and may exercise every right and power of, Terex under the Indenture, and the predecessor company, in the case of a conveyance, transfer or lease, shall be released from its obligations under the notes.

          For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, Terex’s interest in which constitutes all or substantially all of the properties and assets of Terex will be deemed to be the transfer of all or substantially all of the properties and assets of Terex.

          Terex will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:

          (1) the resulting, surviving or transferee Person shall be Terex or a Subsidiary Guarantor or, if not Terex or such a Subsidiary Guarantor, shall be an entity organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a Subsidiary Guarantee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

          (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

          (3) Terex delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Subsidiary Guarantee, if any, complies with the Indenture.

          The provisions of clauses (1), (2) and (3) above shall not apply to any one or more transactions which constitute (a) an Asset Disposition subject to the applicable provisions of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” above or (b) the grant of any Lien on the assets of a Restricted Subsidiary to secure outstanding Bank Indebtedness, which Lien is otherwise permitted by the terms of the Indenture, or any conveyance or transfer of such assets resulting from an exercise of remedies in respect of any such Lien.

          Notwithstanding the foregoing, (x) Terex may merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Subsidiary Guarantor, (y) a Subsidiary Guarantor may merge with or into, or convey, transfer or lease all or substantially all of its assets to, any other Subsidiary Guarantor and (z) a Subsidiary Guarantor may convey, transfer or otherwise dispose of receivables and related assets of the type specified in the definition of “Receivables Financing” in connection with a Qualified Receivables Financing or assets of the type specified in the definition of “Equipment Securitization Transaction” in connection with a Qualified Equipment Financing.

          The phrase “all or substantially all” of the assets of Terex or a Subsidiary Guarantor will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of Terex of a Subsidiary Guarantor has occurred.

          Under certain circumstances, an assumption of Terex’s obligations under the notes and this Indenture by such Successor Company or an assumption of a Subsidiary Guarantor’s obligations under its Subsidiary Guarantee by such a Person might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to such beneficial owners. Beneficial owners of the notes are encouraged to consult their own tax advisors regarding the tax consequences of any such assumptions.

Future Subsidiary Guarantors

          The Indenture will provide that not later than 30 days after the Existing Notes have been satisfied, repaid, discharged, defeased or at any time the covenants in the Existing Notes would not prohibit the Incurrence of Guarantees consisting of the Subsidiary Guarantees (such date, the “Springing Guarantee Date”), Terex will cause each Restricted Subsidiary of Terex (other than a Receivables Subsidiary, Equipment Subsidiary or an Inactive Subsidiary) organized or existing under the laws of the United States, any state thereof or the District of Columbia to execute and deliver an indenture supplemental to the Indenture and thereby give a Subsidiary Guarantee and become a Subsidiary Guarantor which shall be bound by the Subsidiary Guarantee of the notes in the form set forth in the Indenture.

          In addition, the Indenture will provide that (a) prior to the Springing Guarantee Date, except for Guarantees Incurred and outstanding pursuant to clause (a)(1), (3) or (4) of the covenant described under the caption “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries,” the Indenture will provide that Terex will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor (other than a Foreign Subsidiary, a Receivables Subsidiary with respect to a Qualified Receivables Financing or an Equipment Subsidiary with respect to a Qualified Equipment Financing) to Guarantee any other Indebtedness of Terex or any Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes a supplemental indenture to the Indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, and (b) after the Springing Guarantee Date, the Indenture will provide that Terex will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor (other than a Foreign Subsidiary) to Guarantee any other Indebtedness of Terex or any Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes a supplemental indenture to the Indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, in the case of each of clause (a) and (b), which Guarantee of the payment of the notes shall be subordinated to the Guarantee of such other Indebtedness to the same extent as the notes or the Subsidiary Guarantees, as applicable, are subordinated to such other Indebtedness, except that this sentence. Such Restricted Subsidiary shall be deemed released from its obligations under a Subsidiary Guarantee provided pursuant to the preceding sentence at any such time that such Restricted Subsidiary is released from all of its obligations under its Guarantee of such other Indebtedness unless such release results from the payment under such Guarantee of other Indebtedness. In addition, a Subsidiary Guarantor will be automatically released from its Subsidiary Guarantee upon (1) the sale, disposition, exchange or other transfer (including through merger, consolidation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), of the applicable Subsidiary Guarantor if such sale, disposition, exchange or other transfer is made in compliance with, and the release is otherwise in compliance with the Indenture, (2) the Company designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the covenants described under “—Limitation on Restricted Payments” and “—Limitation on Designation of Unrestricted Subsidiaries” and the definition of “Investment,” (3) the Company’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Company’s obligations are discharged in accordance with the terms of the Indenture, and (4) during any Suspension Period.

          Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Limitation on Designations of Unrestricted Subsidiaries

          The Indenture provides that Terex may designate any Subsidiary of Terex as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

          (2) either (x) Terex’s Investment in such Subsidiary does not exceed $1,000 or (y) Terex would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the fair market value of Terex’s Investment in such Subsidiary on such date.

          In the event of any such Designation, Terex shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under “—Limitation on Restricted Payments” for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that Terex will not, and will not permit any Restricted Subsidiary to, at any time:

(1) provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(2) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

          (3) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clauses (1), (2) and (3), to the extent permitted under the covenant described under “—Limitation on Restricted Payments,” “—Limitation on Indebtedness” and “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries;” provided, however, that with respect to entering into keepwell or other comfort letter arrangements, such arrangements and agreements shall be deemed to be an Incurrence of Indebtedness or a Restricted Payment at such time as the amount of the obligation of the Company or such Restricted Subsidiary with respect thereto is quantifiable. The Indenture will provide that Standard Securitization Undertakings with respect to (x) a Qualified Receivables Financing of a Receivables Subsidiary are not prohibited by clauses (1), (2) and (3) above and (y) a Qualified Equipment Financing of an Equipment Subsidiary are not prohibited by clauses (1), (2) and (3) above.

          The Indenture will further provide that Terex may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture and for all purposes of the Indenture shall be deemed to have been Incurred at such time.

          All Designations and Revocations must be evidenced by an Officers’ Certificate delivered to the trustee attaching a certified copy of the resolutions of the Board of Directors giving effect to such Designation or Revocation, as applicable, and certifying compliance with the foregoing provisions.

SEC Reports

          Notwithstanding that Terex may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Terex will file with the SEC and provide within 15 days to the trustee and noteholders such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

Defaults

An “Event of Default” is defined in the Indenture as the following:

(1) a default in the payment of interest on the notes when due, continued for 30 days (whether or not prohibited by the subordination provisions of the Indenture);

          (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not prohibited by the subordination provisions of the Indenture);

(3) the failure by Terex to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

          (4) the failure by Terex to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase notes) or under “—Certain Covenants—Limitation on Indebtedness,” “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries,” “—Limitation on Liens Securing Subordinated Indebtedness,” “—Limitation on Other Senior Subordinated Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase the notes), “—Limitation on Affiliate Transactions,” “—Future Subsidiary Guarantors,” “— Limitation on Designations of Unrestricted Subsidiaries,” or “—SEC Reports;”

(5) the failure by Terex to comply for 60 days after notice with its other covenants, obligations, warranties or agreements contained in the Indenture;

          (6) Indebtedness of Terex or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of Terex or any Significant Subsidiary (the “bankruptcy provisions”);

          (8) any judgment or decree for the payment of money, the portion of which is not covered by insurance is in excess of $50.0 million, which is rendered against Terex or any Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed (including pending appeal); or

          (9) any Subsidiary Guarantee by a Significant Subsidiary ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Subsidiary Guarantee or the Indenture) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee.

          However, a default under clause (4), (5) or (8) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify Terex of the default and Terex does not cure such default within the time specified after receipt of such notice.

          If an Event of Default (other than the bankruptcy provisions relating to Terex) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable; provided, however, in the case of an Event of Default described in clause (1) or (2) with respect to a series of notes, such notice may be given by 25% in principal amount of the outstanding notes of such series. Upon such a declaration, such principal and interest shall be due and payable immediately; provided, however, that for so long as any Designated Senior Indebtedness remains in effect, such declaration shall not become effective until the earlier of (1) five Business Days following delivery of notice to the Representative of such creditors of the intention to accelerate the notes or (2) the acceleration of any Indebtedness under such Designated Senior Indebtedness. If an Event of Default relating to the bankruptcy provisions relating to Terex occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences; provided, however, that if the notes of any series were accelerated as a result of an Event of Default described in clause (1) or (2) above with respect to a note of such series, holders of a majority in principal amount of the outstanding notes of such series must also agree to rescind such acceleration and its consequences.

          Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

          Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the trustee reasonably determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

          The Indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the trustee may withhold notice if and so long as the Board of Directors, the executive committee or a committee of its trust officers reasonably determines that withholding notice is in the best interest of the holders. In addition, Terex is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate regarding knowledge of Terex’s compliance with all covenants and conditions under the Indenture. Terex also is required to deliver to the trustee, within 30 days after the knowledge of the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Terex is taking or proposes to take in respect thereof.

Amendments and Waivers

          Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding voting as a single class (which consents may be obtained in connection with a tender offer or exchange for the notes) and, subject to certain exceptions, any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding voting as a single class (which consents may be obtained in connection with a tender offer or exchange for the notes); provided, however, that if any such amendment or waiver disproportionately affects one series of notes, such amendment or waiver shall also require the consent of the holders of a majority in principal amount of such series of notes; provided further, however, that, if any such amendment or waiver affects only one series of notes, the holders of the other series of notes shall not be required to consent thereto (and, in such case, only the consent of at least a majority in principal amount of the affected series shall be required to consent thereto).

          Notwithstanding the foregoing, without the consent of each holder of an outstanding Note affected thereby, no amendment may:

(1) reduce the amount of notes whose holders must consent to an amendment or waiver;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

          (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above or, after the occurrence of a Change of Control, alter the provisions (including definitions) set forth under “Change of Control” above in a manner adverse to the holders;

(5) make any Note payable in money or payable in a place other than that stated in the Note;

          (6) impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) make any change to the subordination provisions (including definitions) of the Indenture that would adversely affect the holders in any material respect; or

(9) make any change in any Subsidiary Guarantee that would adversely affect the holders in any material respect.

          Notwithstanding the preceding, without the consent of any holder, Terex and the Trustee may amend or supplement the Indenture:

          (1) to cure any ambiguity, omission, defect or inconsistency or to effect any provision of the Indenture (including the release of any Subsidiary Guarantor in accordance with the terms of the Indenture);

(2) to provide for the assumption by a successor corporation of the obligations of Terex under the Indenture;

          (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) to add guarantees with respect to the notes or to secure the notes;

(5) to add to the covenants of Terex for the benefit of the holders or to surrender any right or power conferred upon Terex;

(6) to make any change that does not adversely affect the rights of any holder in any material respect;

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

          (8) to conform any non-conforming language or defined terms in the text of the Indenture or any notes to any provision of this “Description of the Notes” so that such provision reflects a verbatim recitation of a provision of this “Description of the Notes;”

          (9) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the notes; provided, however, that any such action shall not adversely affect the interests of the Holders of notes and any related coupons in any material respect; or

          (10) to evidence and provide for the acceptance of appointment hereunder of a Trustee other than HSBC Bank USA, National Association, as Trustee and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the requirements thereunder.

          However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of Terex or any Restricted Subsidiary then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

          The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

          After an amendment under the Indenture becomes effective, Terex is required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

          The registered holder of a Note will be treated as the owner of it for all purposes. The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. Terex may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

          When we (1) deliver to the Trustee all outstanding notes of a series for cancellation or (2) all outstanding notes of a series (A) have become due and payable whether at maturity or on a Redemption Date, (B) will become due and payable at their stated maturity within one year or (C) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and, in the case of this clause (2), the Company has irrevocably deposited with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes of such series, including interest thereon to maturity or such Redemption Date, premium, if any, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect. The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

          Terex at its option at any time may terminate all of its obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including, but not limited to, those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

          In addition, Terex at its option at any time may terminate its obligations under “Change of Control” and under the covenants described under “—Certain Covenants” (other than with respect to Terex as described under “—Certain Covenants—Merger and Consolidation”) (and any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes), and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”). In the event that a covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “—Defaults” will no longer constitute Events of Default with respect to the notes.

          Terex may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Terex exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto.

          In order to exercise either defeasance option, Terex must irrevocably deposit in trust (the “defeasance trust”) with the trustee money or U.S. Government Obligations in such amounts as will be sufficient, in the report of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders and beneficial owners of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

          If the funds deposited with the trustee to effect legal defeasance or covenant defeasance are insufficient to pay the principal of, premium, if any, and interest on the notes when due, then the obligations of Terex under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Concerning the Trustee

          HSBC Bank USA, National Association, is the trustee under the Indenture and has been appointed by Terex as Registrar and Paying Agent with regard to the notes. Such bank may also act as a depository of funds for, or make loans to and perform other services for, Terex or its Affiliates in the ordinary course of business in the future. HSBC Bank USA, National Association, is the trustee under the Indenture for the Existing Notes. In the event of a conflict, HSBC Bank USA, National Association, would have to resign as trustee with respect to the notes.

          The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture. The trustee may resign at any time or may be removed by Terex. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any cause, a successor trustee shall be appointed in accordance with the provisions of the Indenture.

          If the trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture. The Indenture also contains certain limitations on the right of the trustee, as a creditor of Terex, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise.

Governing Law

          The Indenture provides that it, the Guarantees and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

          “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries (the “Acquired Person”) (i) existing at the time such Person becomes a Restricted Subsidiary of Terex or at the time it merges or consolidates with Terex or any of its Restricted Subsidiaries or (ii) assumed in connection with the acquisition of assets from such Person.

          “Affiliate” of any specified Person means:

(1) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person; or

(2) any other Person who is a director or officer:

(A) of such specified Person;

(B) of any subsidiary of such specified Person; or

(C) any Person described in clause (1) above.

For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          “Applicable Premium” means (a) with respect to any 2015 Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such 2015 Note; and

          (2) the excess, if any, of (A) the present value at such Redemption Date of (i) the redemption price of such 2015 Note at        , 2011 (such redemption price being set forth in the applicable table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such 2015 Note through        , 2011 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate, as of such Redemption Date, plus 50 basis points; over (B) the principal amount of such 2015 Note; and

          (b) with respect to any 2017 Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such 2017 Note; and

          (2) the excess, if any, of (A) the present value at such Redemption Date of (i) the redemption price of such 2017 Note at , 2012 (such redemption price being set forth in the applicable table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such 2017 Note through , 2012 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate, as of such Redemption Date, plus 50 basis points; over (B) the principal amount of such 2017 Note.

          “Asset Disposition” means any sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers or dispositions) by Terex or any Restricted Subsidiary, including any disposition by means of a merger or consolidation (each referred to for the purposes of this definition as a “disposition”), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary to any Person other than Terex or a Restricted Subsidiary (other than directors qualifying shares or shares required by applicable law to be held by a Person other than Terex or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of Terex or any Restricted Subsidiary to any Person other than Terex or a Restricted Subsidiary; or

(3) any other assets of Terex or any Restricted Subsidiary to any Person other than Terex or a Restricted Subsidiary outside of the ordinary course of business of Terex or such Restricted Subsidiary,

in each case other than:

(A) dispositions of (x) cash or Cash Equivalents or (y) property or equipment that is no longer used or that is obsolete, damaged or otherwise unsuitable or no longer required in the business of the Company or a Restricted Subsidiary;

(B) dispositions of assets (including issuances and sales of Capital Stock of Subsidiaries) in one or a series of related transactions for an aggregate consideration of less than $5.0 million for any such transaction or series of transactions;

(C) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described under “--Certain Covenants--Merger and Consolidation” or any disposition that constitutes a Change of Control;

(D) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “--Certain Covenants--Limitation on Restricted Payments;”

(E) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or to any Person in a factoring or similar transaction or transactions;

(F) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein or a security interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(G) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(H) the sale, assignment, lease, sub-lease, rental, license, sub-license, consignment, conveyance or other disposition of equipment, inventory or other assets in the ordinary course of business (including leases or subleases with respect to real or personal property temporarily not in use or pending disposition, or not interfering in any material respect with the business) or the sale or discounting of accounts receivable or notes receivable in the ordinary course of business or in connection with the compromise, settlement or collection thereof or the conversion of accounts receivable to notes receivable;

(I) the sale of financial services products, including loans, leases, rental agreements or other arrangements with purchasers of equipment or (x) retail financing for the purchase or lease of equipment manufactured by the Company, its Restricted Subsidiaries or any other manufacturer whose products are from time to time sold through the Company, (y) other retail and wholesale financing programs reasonably related thereto and (z) insurance and credit card products and services reasonably related thereto, together with the underwriting, marketing, servicing and other related support activities incidental to the offer and sale of such financial services products;

(J) any disposition of assets of the type specified in the definition of “Equipment Securitization Transaction” to an Equipment Subsidiary in a Qualified Equipment Financing or to any Person in a similar transaction or transactions; and

(K) any disposition of assets of the type specified in the definition of “Equipment Securitization Transaction” (or a fractional undivided interest therein or a security interest therein) by an Equipment Subsidiary in a Qualified Equipment Financing.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

          (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Bank Indebtedness” means:

(1) the Indebtedness outstanding or arising under the Credit Facility up to a maximum principal amount of $1.25 billion;

          (2) all obligations and other amounts owing to the holders of such Indebtedness or any agent or representative thereof outstanding or arising under the Credit Facility (including, but not limited to, interest (including interest accruing on or after the filing of any petition in bankruptcy, reorganization or similar proceeding relating to Terex or any Restricted Subsidiary, whether or not a claim for such interest is allowed in such proceeding), fees, charges, indemnities, expense reimbursement obligations and other claims under the Credit Facility); and

(3) all Hedging Obligations arising in connection therewith with any party to the Credit Facility.

          “Board of Directors” means the Board of Directors of Terex or any committee thereof duly authorized to act on behalf of such Board.

          “Business Day” means each day which is not a Legal Holiday.

          “Capital Lease Obligations” of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such capital lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Cash Equivalents” means:

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Services or Moody’s Investors Service, Inc.;

          (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Rating Services or at least P-1 from Moody’s Investors Service, Inc.;

          (4) certificates of deposit or bankers acceptances maturing within one year from the date of acquisition thereof issued by (x) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or (y) a commercial banking institution organized and located in a country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $200 million (or the foreign currency equivalents thereof);

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7) other short-term investments utilized by foreign Restricted Subsidiaries in accordance with normal investment practices for cash management.

          “Cash Flow” for any period means the Consolidated Net Income for such period, plus the following (but without duplication) to the extent deducted in calculating such Consolidated Net Income for such period:

(1) income tax expense;

(2) Consolidated Interest Expense;

          (3) depreciation expense and amortization expense, provided that consolidated depreciation and amortization expense of a Subsidiary that is not a Wholly Owned Subsidiary shall only be added to the extent of the equity interest of Terex in such Subsidiary; and

(4) all other non-cash charges (other than any recurring non-cash charges to the extent such charges represent an accrual of or reserve for cash expenditures in any future period).

Notwithstanding clause (4) above, there shall be deducted from Cash Flow in any period any cash expended in such period that funds a non-recurring, non-cash charge accrued or reserved in a prior period which was added back to Cash Flow pursuant to clause (4) in such prior period.

“Change of Control” means the occurrence of any of the following events:

          (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Terex, whether as a result of issuance of securities of Terex, any merger, consolidation, liquidation or dissolution of Terex, any direct or indirect transfer of securities or otherwise;

(2) (A) another corporation merges into Terex or Terex consolidates with or merges into any other corporation, or

                         (B) Terex conveys, transfers or leases all or substantially all its assets (computed on a consolidated basis) to any person or group, in one transaction or a series of transactions other than any conveyance, transfer or lease between Terex and a Wholly Owned Subsidiary of Terex, in the case of each of clause (2)(A) and (B), in one transaction or a series of related transactions with the effect that either (x) immediately after such transaction any person or entity or group (as so defined) of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors or (y) the securities of Terex that are outstanding immediately prior to such transaction and which represent 100% of the combined voting power of the securities of Terex ordinarily having the right to vote in the election of directors are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the combined voting power of the securities of the surviving corporation ordinarily having the right to vote in the election of directors; or (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Terex (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Terex was approved by a vote of 60% of the directors of Terex then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Terex then in office.

The phrase “all or substantially all” of the assets of Terex will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of Terex has occurred.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Collateral Agent” means Credit Suisse as collateral agent for the lenders pursuant to the Credit Agreement, dated as of July 14, 2006.

          “Consolidated Cash Flow Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of Cash Flow for the period of the most recent four consecutive fiscal quarters for which financial statements are available to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

          (1) if Terex or any Restricted Subsidiary has issued any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Cash Flow Coverage Ratio is an issuance of Indebtedness, or both, Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been issued on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

          (2) if since the beginning of such period Terex or any Restricted Subsidiary shall have made any Asset Disposition, the Cash Flow for such period shall be reduced by an amount equal to the Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Cash Flow (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Terex or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Terex and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the

Indebtedness of such Restricted Subsidiary to the extent Terex and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (3) if since the beginning of such period Terex or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets (including Capital Stock of a Subsidiary), including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the issuance of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Terex or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by Terex or a Restricted Subsidiary during such period, Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Terex. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the average interest rate for the period up to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months). For purposes of this definition, whenever pro forma effect is to be given to any Indebtedness Incurred pursuant to a revolving credit facility the amount outstanding under such Indebtedness shall be equal to the average of the amount outstanding during the period commencing on the first day of the first of the four most recent fiscal quarters for which financial statements are available and ending on the date of determination. For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate, whether or not in accordance with GAAP or Regulation S-X under the Securities Act, to reflect operating expense reductions, cost savings or synergies reasonably expected to result within 12 months from the applicable pro forma event.

          “Consolidated Interest Expense” means, for any period, the total interest expense of Terex and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense but Incurred by Terex or its Restricted Subsidiaries:

(1) interest expense attributable to capital leases;

(2) amortization of debt discount;

(3) capitalized interest;

(4) original issue discount and non-cash interest payments or accruals;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing;

(6) net payments and receipts (if any) pursuant to Hedging Obligations (including amortization of fees);

(7) dividends in respect of all Disqualified Stock held by Persons other than Terex, a Subsidiary Guarantor or a Wholly Owned Subsidiary;

(8) interest Incurred in connection with investments in discontinued operations;

(9) the interest portion of any deferred payment obligations constituting Indebtedness;

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Terex) in connection with Indebtedness Incurred by such plan or trust; and minus

(11) amortization or write-off of deferred financing fees and debt issuance costs; and

(12) interest income.

For purposes of this definition, interest expense attributable to any Indebtedness represented by the guarantee (other than (a) Guarantees permitted by the terms of clause (b)(10) of the covenant described under “—Certain Covenants— Limitation on Indebtedness” and (a)(10) of the covenant described under “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries” and (b) Guarantees by Terex of Indebtedness of a consolidated Restricted Subsidiary or by a consolidated Restricted Subsidiary of Terex or another consolidated Restricted Subsidiary) by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

          “Consolidated Net Income” means, for any period, the net income or loss of Terex and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) Terex’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Terex or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below) and (B) Terex’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income of any Person acquired by Terex or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to Terex, except that (A) Terex’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash permitted to be distributed by such Restricted Subsidiary during such period to Terex or another Restricted Subsidiary as a dividend, advance or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), (B) Terex’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net income and (C) any such restrictions on a Receivables Subsidiary or an Equipment Subsidiary in connection with a Qualified Receivables Financing or Qualified Equipment Financing, as applicable, shall be disregarded for purposes of this definition of “Consolidated Net Income;”

          (4) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of Terex or its consolidated subsidiaries (including pursuant to any sale and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(5) all extraordinary, unusual or non-recurring gains, and any extraordinary or non-recurring loss;

(6) any goodwill impairment charge pursuant to GAAP;

(7) the cumulative effect of a change in accounting principles;

          (8) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights to officers, directors and employees shall be excluded;

(9) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued); and

          (10) unrealized gains and losses relating to Hedging Obligations or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133 and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of Financial Accounting Standard 52.

          “Consolidated Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) that would appear on a consolidated balance sheet of the Company, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and, to the extent otherwise included, the amounts of: (1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Company; (3) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (5) treasury stock; (6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and (7) Investments in and assets of Unrestricted Subsidiaries.

          “Credit Facility” means (1) a collective reference to any term loan and revolving credit facilities (including, but not limited to, the credit agreement, dated as of July 14, 2006, among Terex, certain of our subsidiaries, Credit Suisse, as Administrative Agent and Collateral Agent, and certain financial institutions, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facilities and/or related documents may be further amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders and irrespective of any changes in the terms and conditions thereof and (2) whether or not the credit agreement referred to in clause (1) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including any Receivables Financing or otherwise through the sale of receivables and related assets (or undivided interests therein) to lenders or to special purpose entities formed to borrow from lenders against such receivables), asset-backed financing (including any Equipment Securitization Transaction or otherwise through the sale of assets of the type specified in the definition of “Equipment Securitization Transaction” (or undivided interests therein) to lenders or to special purpose entities formed to borrow from lenders against such assets) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time. Without limiting the generality of the foregoing, the term “Credit Facility” shall include agreements in respect of reimbursement of letters of credit issued pursuant to the Credit Facility and agreements in respect of Hedging Obligations with lenders party to the Credit Facility and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Facility and all refunding, refinancings (in whole or in part) and replacements of any Credit Facility, including any agreement (i) extending the maturity of any indebtedness incurred thereunder or contemplated thereby, or (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of Terex and its Restricted Subsidiaries and their respective successors and assigns.

          “Currency Agreement Obligations” means the obligations of any person under a foreign exchange contract, currency swap agreement or other similar agreement or arrangement to protect such person against fluctuations in currency values.

          “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

          “Depository” means The Depository Trust Company, its nominees and their respective successors.

          “Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

          “Designated Senior Indebtedness” means with respect to any Person

(1) the Bank Indebtedness of such Person; and

          (2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

          “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise prior to the 91st day after the Stated Maturity of the notes;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock prior to the 91st day after the Stated Maturity of the notes; or

(3) is redeemable at the option of the holder thereof, in whole or in part on or prior to the 91st day after the Stated Maturity of the notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under “—Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control.”

          “Equipment Fees” means interest or other payments made directly or by means of discounts with respect to any participation or other interests issued or sold in connection with, and all other fees paid to a Person that is not an Equipment Subsidiary or not a Restricted Subsidiary in connection with, any Equipment Securitization Transaction.

          “Equipment Repurchase Obligation” means any obligation of a seller of assets in a Qualified Equipment Financing to repurchase assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or other asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

          “Equipment Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer (or transfer an undivided interest) to (a) an Equipment Subsidiary or (b) any other Person, or may grant a security interest in, any rental fleet equipment, loans secured by equipment, leases or rental agreements (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including all instruments, chattel paper or general intangibles relating thereto, all payments and other rights under insurance policies or warranties related thereto, all disposition proceeds received upon sale thereof, all rights under manufacturers’ repurchase programs or guaranteed depreciation programs relating thereto, all credit enhancements related thereto, all leases, loans or rental agreements related thereto, all collateral securing such assets, all contracts and all guarantees or other obligations in respect of such assets, proceeds of such assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or similar transactions involving such assets.

          “Equipment Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Equipment Financing with the Company or any Subsidiary of the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers assets of the type specified in the definition of “Equipment Securitization Transaction”) that engages in no activities other than in connection with the financing of assets of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designed by the Board of Directors of the Company (as provided below) as an Equipment Subsidiary and:

          (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is with recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (2) with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that would be obtained at the time from Persons that are not Affiliates of the Company; and

          (3) to which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

          Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conclusion.

         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Existing Notes” means Terex’s $298.3 million principal amount of 7 3/8% Senior Subordinated Notes due 2014 issued under the indenture, dated as of November 25, 2003, among Terex, the guarantors named therein and HSBC Bank USA, National Association, as trustee, as such may be amended or supplemented from time to time.

          “Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined by the Company).

          “Floor Plan Guarantees” means guarantees (including but not limited to repurchase or remarketing obligations) by Terex or a Restricted Subsidiary Incurred in the ordinary course of business consistent with past practice of Indebtedness Incurred by a franchise dealer, or other purchaser or lessor, for the purchase of inventory manufactured or sold by Terex or a Restricted Subsidiary, the proceeds of which Indebtedness is used solely to pay the purchase price of such inventory to such franchise dealer, or other purchaser or lessor, and any related reasonable fees and expenses (including financing fees), provided, however, that (1) to the extent commercially practicable, the Indebtedness so guaranteed is secured by a perfected first priority Lien on such inventory in favor of the holder of such Indebtedness and (2) if Terex or such Restricted Subsidiary is required to make payment with respect to such guarantee, Terex or such Restricted Subsidiary will have the right to receive either (q) title to such inventory, (r) a valid assignment of a perfected first priority Lien in such inventory or (s) the net proceeds of any resale of such inventory.

          “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

          “GAAP” means generally accepted accounting principles in the United States of America set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) statements and pronouncements of the Financial Accounting Standards Board, (3) in such other statement by such other entity as have been approved by a significant segment of the accounting profession, in each case that are in effect on the Issue Date.

          “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing in any manner any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include (x) endorsements of negotiable instruments for collection or deposit in the ordinary course of business or (y) Standard Securitization Undertakings. The term “Guarantee” used as a verb has a corresponding meaning.

          “Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person against changes in interest rates or foreign exchange rates.

          “holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

          “Inactive Subsidiary” means a Subsidiary which at the time of determination owns assets having a fair market value of less than $50,000, does not conduct any business activity and is not an obligor with respect to any Indebtedness.

          “Incur” means create, issue, assume, Guarantee, incur or otherwise become liable for, directly or indirectly, or otherwise become responsible for, contingently or otherwise, Indebtedness or Disqualified Stock; provided, however, that any Indebtedness or Disqualified Stock of a Person existing at the time such Person becomes a subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

          “Indebtedness” of any Person means, without duplication, and whether or not contingent:

          (1) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2) all Capital Lease Obligations of such Person;

          (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

          (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends);

(6) to the extent not otherwise included in this definition, all Hedging Obligations;

          (7) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee (other than in each case by reason of activities described in the proviso to the definition of “Guarantee”); and

          (8) all obligations of the type referred to in clauses (1) through (7) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined in good faith by the Board of Directors. For purposes hereof, the amount of any Indebtedness issued with original issue discount shall be the original purchase price plus accrued interest, provided, however, that such accretion shall not be deemed an incurrence of Indebtedness.

          “Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect Terex or any Restricted Subsidiary against fluctuations in interest rates.

          “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable or deposits on the balance sheet of the Person making the advance or loan, in each case in accordance with GAAP) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition (by means of any transfer of cash or other property to such Person or any other Person) of Capital Stock, Indebtedness or other similar instruments issued by such Person and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

          For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments:”

          (1) “Investment” shall include the portion (proportionate to Terex’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Terex at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Terex shall be deemed to continue to have a permanent investment in an Unrestricted Subsidiary in an amount (if positive) equal to (x) Terex’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Terex’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

          Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Preferred Stock or Disqualified Stock, or Capital Stock exchangeable, exercisable or convertible for any of the foregoing) of Terex in exchange for Capital Stock, property or assets of another Person constitute an Investment by Terex in such Person.

          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

          “issue” means issue, assume, Guarantee, Incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary; and the term “issuance” has a corresponding meaning.

          “Issue Date” means November          , 2007, the date on which the notes were originally issued.

          “Lien” means any mortgage, pledge, security interest, privilege, conditional sale or other title retention agreement or other similar lien (statutory or otherwise), or encumbrance upon or with respect to any property of any kind, real or personal, moveable or immovable, now owned or hereafter acquired.

          “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

          “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability or reserve under GAAP, as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness which (A) is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or (B) which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

          (4) reasonable amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by Terex or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition. Further, with respect to an Asset Disposition by a Subsidiary which is not a Wholly Owned Subsidiary, Net Available Cash shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by Terex.

          “Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale plus, in the case of an issuance of Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible exchangeable debt), of Terex that were issued for cash on or after December 17, 2001, the amount of cash originally received by Terex upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt), net of attorneys fees, accountants fees, underwriters or placement agents fees, discounts or commissions and brokerage, consultant and other fees and expenses actually Incurred or required to be Incurred in connection with such issuance or sale and also net of taxes paid or payable as a result thereof.

          “Obligations” means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

          “Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company or of a Subsidiary or parent of the Company that is designated by the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or similar position of the Company or such Subsidiary or parent that meets the requirements set forth in this Indenture.

          “Permitted Investment” means an Investment by Terex or any Restricted Subsidiary in:

          (1) Terex, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary and any Investment held by such Person; provided, however, that any Investment held by such Person was not acquired by such Person in contemplation of such Person becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation;

          (2) another Person if as a result of such Investment such other Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all its assets to, Terex or a Restricted Subsidiary and any Investment held by such Person; provided, however, that any Investment held by such Person was not acquired by such Person in contemplation of such Person becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation;

(3) Cash Equivalents;

(4) receivables owing to Terex or any Restricted Subsidiary if created or acquired in the ordinary course of business;

(5) loans or advances to employees made in the ordinary course of business;

(6) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Terex or any Restricted Subsidiary or in satisfaction of judgments;

          (7) any Person to the extent such Investment represents the non-cash portion of the consideration received for an asset sale as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;”

          (8) so long as no Default has occurred and is continuing (or would result therefrom), any Investment the payment for which consists of Equity Interests of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause 3(B) of Section (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

          (9) an aggregate amount not to exceed $100.0 million for the purposes of financing purchases and leases of inventory in connection with a “captive finance” entity whose sole business is providing financing to customers of the Company or any Restricted Subsidiary;

          (10) Floor Plan Guarantees permitted by the terms of clause (b)(10) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (a)(10) of the covenant described under “— Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries;”

          (11) any Person to the extent such Investments consist of Hedging Obligations not incurred for speculative purposes and either: (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges, or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

          (12) any Person to the extent such Investments, when taken together with all other Investments made pursuant to this clause (12) and outstanding on the date such Investment is made, do not have an aggregate Fair Market Value in excess of in the aggregate the greater of (i) $125.0 million and (ii) 3.0% of

Consolidated Tangible Assets as of the date of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (13) joint ventures of the Company or any of its Restricted Subsidiaries to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) and outstanding on the date such Investment is made, do not have a Fair Market Value in excess of in the aggregate the greater of (i) $75.0 million and (ii) 2.0% of Consolidated Tangible Assets as of the date of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (14) purchases and acquisitions of real estate, services, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business;

          (15) a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables and related assets of the type specified in the definition of “Receivables Financing,” cash and Cash Equivalents or an equity interest;

          (16) Guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Indebtedness,” “— Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries” and “—Future Subsidiary Guarantors;”

          (17) any Investment in an entity that is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable and related assets of the type specified in the definition of “Receivables Financing” or cash and Cash Equivalents pursuant to a Receivables Financing;

          (18) Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary of the Company in a transaction that is not prohibited by “—Certain Covenants—Merger and Consolidation” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

          (19) Investments resulting from the sale of financial services products, including (x) retail financing for the purchase or lease of equipment manufactured by the Company, its Restricted Subsidiaries or any other manufacturer whose products are from time to time sold through the Company or its Restricted Subsidiaries, (y) other retail and wholesale financing programs reasonably related thereto and (z) insurance and credit card products and services reasonably related thereto, together with the underwriting, marketing, servicing and other related support activities incidental to the offer and sale of such financial services products;

          (20) an Equipment Subsidiary or any Investment by a Equipment Subsidiary in any other Person in connection with a Qualified Equipment Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Equipment Financing or any related Indebtedness; provided, however, that any Investment in an Equipment Subsidiary is in the form of a Purchase Money Note, contribution of assets of the type specified in the definition of “Equipment Securitization Transaction,” cash and Cash Equivalents or an equity interest; and

          (21) any Investment in an entity that is not a Restricted Subsidiary to which a Restricted Subsidiary sells assets of the type specified in the definition of “Equipment Securitization Transaction” or cash and Cash Equivalents pursuant to an Equipment Securitization Transaction;

          “Permitted Liens” means, with respect to any Person:

          (1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (2) Liens imposed by law, including carriers , warehousemen’s and mechanics Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (3) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves have been taken on the books of Terex;

          (4) Liens to secure the performance of statutory obligations or in favor of issuers of surety bonds, performance bonds, appeal bonds or letters of credit or other obligations of a like nature issued pursuant to the request of and for the account of such Person, in each case in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) Liens securing a Hedging Obligation so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing the Hedging Obligation;

          (6) Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of any Purchase Money Indebtedness or Capital Lease Obligations relating to assets or property acquired, constructed or leased in the ordinary course of business provided that (x) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the cost of the assets or property so acquired or constructed and (y) such Liens shall not encumber any other assets or property of Terex or any Restricted Subsidiary other than such Assets or property and assets affixed or appurtenant thereto;

(7) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Terex and its Subsidiaries in the ordinary course of business;

          (8) Liens in favor of Terex and/or any of its Restricted Subsidiaries, other than such a Lien with respect to intercompany indebtedness if Terex or a Subsidiary Guarantor is not the beneficiary of such a Lien;

          (9) Liens securing Indebtedness of a Person existing at the time that such Person is acquired by, merged into or consolidated with Terex or any Restricted Subsidiary; provided, however, that such Liens were not incurred in connection with, or in contemplation of, such acquisition, merger or consolidation, and do not extend to any property or assets other than those of such Person;

          (10) Liens on property or assets existing at the time of acquisition thereof by Terex or any Restricted Subsidiary; provided, however, that such Liens were not incurred in connection with, or in contemplation of, such acquisition, and do not extend to any other property or assets;

(11) Liens existing on November 25, 2003 or on the Issue Date;

(12) Liens arising from the rendering of a final judgment or order against Terex or any Restricted Subsidiary that does not give rise to an Event of Default;

          (13) encumbrances consisting of zoning restrictions, surety exceptions, utility easements, licenses, rights of way, easements of ingress or egress over property of Terex or any Restricted Subsidiary, rights or restrictions of record on the use of real property, minor defects in title, landlords and lessors liens under leases on property located on the rented premises, in each case not interfering in any material respect with the ordinary conduct of the business of Terex and the Restricted Subsidiaries;

(14) Liens securing Senior Indebtedness;

          (15) Liens with respect to Floor Plan Guarantees permitted by the terms of clause (b)(10) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (a)(10) of the covenant described under “—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries;”

          (16) Liens on (A) receivables and related assets of the type specified in the definition of “Receivables Financing” or pledges of interests in a Receivables Subsidiary, in each case Incurred in connection with a Qualified Receivables Financing and (B) assets of the type specified in the definition of “Equipment Securitization Transaction” or pledges of interests in an Equipment Subsidiary, in each case Incurred in connection with a Qualified Equipment Transaction; and

          (17) Liens securing Indebtedness of a Foreign Subsidiary permitted to be Incurred pursuant to the covenant “—Certain Covenants—Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries;” provided, however, that such Liens do not extend to the property or assets of the Company or any Domestic Subsidiary; and

          (18) any extension, renewal, refinancing, refunding or replacement of any Permitted Lien, provided that such new Lien is limited to the property or assets that secured (or under the arrangement under which the original Permitted Lien, could secure) the obligations to which such Liens relate.

          “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

          “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

          “Public Equity Offering” means an underwritten primary or combined primary and secondary public offering of common stock (other than Disqualified Stock) of Terex pursuant to an effective registration statement under the Securities Act which public equity offering results in gross proceeds to Terex of not less than $50 million.

          “Purchase Money Indebtedness” means any Indebtedness of a Person to any seller or other Person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any after acquired real or personal tangible property or assets related to the Business of Terex or the Restricted Subsidiaries and which is incurred substantially concurrently with such acquisition and is secured only by the assets so financed.

          “Purchase Money Note” means a promissory note of a Receivables Subsidiary or an Equipment Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary or an Equipment Subsidiary in connection with a Qualified Receivables Financing or Qualified Equipment Financing, as applicable, which note is intended to finance that portion of the purchase price for accounts receivables and related assets or assets of the type described in the definition of “Equipment Securitization Transaction,” as applicable, that is not paid by cash or as a contribution of equity.

          “Qualified Equipment Financing” means any Equipment Securitization Transaction of an Equipment Subsidiary that meets the following conditions and with respect to which the Company delivers an Officers’ Certificate to the Trustee certifying as to compliance with all such conditions:

          (1) all sales of assets to the Equipment Subsidiary are made at Fair Market Value (as determined in good faith by the Company);

          (2) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company); and

          (3) shall be non-recourse to the Company and its Subsidiaries (other than the Equipment Subsidiary) except for Standard Securitization Undertakings.

          The grant of a security interest in any assets of the Company or any Subsidiaries (other than an Equipment Subsidiary or the Subsidiary undertaking such Equipment Securitization Transaction) to secure Bank Indebtedness shall not be deemed to be a Qualified Equipment Financing.

          “Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions and with respect to which the Company delivers an Officers’ Certificate to the Trustee certifying as to compliance with all such conditions:

          (1) all sales of receivables and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company);

          (2) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company); and

          (3) shall be non-recourse to the Company and its Subsidiaries (other than the Receivables Subsidiary) except for Standard Securitization Undertakings.

          The grant of a security interest in any accounts receivable of the Company or any Subsidiaries (other than a Receivables Subsidiary or the Subsidiary undertaking such Receivables Financing) to secure Bank Indebtedness shall not be deemed to be a Qualified Receivables Financing.

          “Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Terex which shall be substituted for Moody’s or S&P or both, as the case may be.

          “Receivables Fees” means interest or other payments made directly or by means of discounts with respect to any participation or other interests issued or sold in connection with, and all other fees paid to a Person that is not a Receivables Subsidiary or not a Restricted Subsidiary in connection with, any Receivables Financing.

          “Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer (or transfer an undivided interest) to (a) a Receivables Subsidiary or (b) any other Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including all instruments, chattel paper or general intangibles relating thereto, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions, factorings or similar transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

          “Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables and related assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

          “Receivables Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company or any Subsidiary of the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designed by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is with recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (2) with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that would be obtained at the time from Persons that are not Affiliates of the Company; and

          (3) to which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

          Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conclusion.

          “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

          “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Terex or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being Refinanced and (y) the Stated Maturity of the notes;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less that the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus unpaid accrued interest) under the Indebtedness being Refinanced, plus actual fees and expenses Incurred in connection with the Refinancing;

provided, further, however, that (x) Refinancing Indebtedness shall not include (1) Indebtedness of a Subsidiary that is not a Wholly Owned Subsidiary or a Subsidiary Guarantor that Refinances Indebtedness of Terex or (2) Indebtedness of Terex or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary, (y) if the Indebtedness being Refinanced is not Senior Indebtedness, then such Refinancing Indebtedness shall rank no more senior than, and shall be at least as subordinated in right of payment, to the notes as the Indebtedness being Refinanced and (z) Refinancing Indebtedness shall be secured only by assets of a similar type and in a similar amount to those that secured the Indebtedness so refinanced.

          “Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times be the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

          “Restricted Investment” means an Investment other than a Permitted Investment.

          “Restricted Subsidiary” means any Subsidiary of Terex that is not an Unrestricted Subsidiary.

          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

          “SEC” means the Securities and Exchange Commission.

          “Secured Indebtedness” means any Indebtedness of any Person secured by a Lien.

          “Senior Indebtedness” means with respect to Terex or any Subsidiary Guarantor (1) Bank Indebtedness and (2) any other Indebtedness (and all other Obligations of such Person with respect thereto) unless, in the case of clauses (1) and (2), in the instrument creating or evidencing such Indebtedness, it is provided that such Indebtness or other Obligations are subordinate or pari passu to the notes or the applicable Subsidiary Guarantee, other than:

(1) any obligation of such Person to any subsidiary of such Person or to any officer, director or employee of such Person or any such subsidiary;

(2) any liability of such Person for federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability of such Person to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness, Guarantee or obligation of such Person which is, expressly by its terms, subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of such Person;

(5) that portion of any Indebtedness of such Person which at the time of issuance is issued in violation of the Indenture;

(6) Indebtedness of such Person represented by Disqualified Stock;

(7) any Capital Stock, or

(8) Capitalized Lease Obligations.

          “Senior Subordinated Indebtedness” means the notes and any other Indebtedness of Terex that specifically provides that such Indebtedness is to rank pari passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Terex which is not Senior Indebtedness.

          “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Terex within the meanings of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

          “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

          “Stated Maturity” means, with respect to any security, the final date specified in such security as the fixed date on which all outstanding principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

          “Subordinated Obligation” means any Indebtedness of Terex or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or the relevant Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.

          “Subsidiary” means:

          (1) any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(A) Terex;

(B) Terex and one or more Subsidiaries of Terex; or

(C) one or more Subsidiaries of Terex; or

(2) any limited partnership of which Terex or any Subsidiary is a general partner; or

          (3) any other Person (other than a corporation or limited partnership) in which Terex, or one or more other Subsidiaries or Terex and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

          Unless the context otherwise requires, Subsidiary means each direct and indirect Subsidiary of Terex.

          “Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of Terex’s Obligations with respect to the notes.

          “Subsidiary Guarantor” means any Subsidiary of Terex that Guarantees Terex’s Obligations with respect to the notes.

          “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to          , 2011, in the case of the 2015 Notes, and to           , 2012, in the case of the 2017 Notes; provided, however, that if the period from the Redemption Date to such date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

          “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

          “Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

          “Unrestricted Subsidiary” means any Subsidiary of Terex designated as such pursuant to and in compliance with the covenant described under “Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a resolution of the Board of Directors of Terex delivered to the trustee, subject to the provisions of such covenant.

          “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

          “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          “Wholly Owned Subsidiary” means:

          (1) a Restricted Subsidiary all the Capital Stock of which (other than directors qualifying shares and shares held by other Persons to the extent such Shares are required by applicable law to be held by a Person other than Terex or a Restricted Subsidiary) is owned by Terex or one or more Wholly Owned Subsidiaries; and

          (2) each of Terex Cranes, Inc., PPM Cranes, Inc., P.P.M. S.A., and any future wholly owned subsidiaries of any of the foregoing, in each case so long as Terex or one or more Wholly Owned Subsidiaries maintains a percentage ownership interest in such entity equal to or greater than such ownership interest (on a fully diluted basis) on the later of (A) the Issue Date or (B) the date such entity is incorporated or acquired by Terex or one or more Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form

General

          The notes initially will be issued in the form of one or more fully registered notes in global form (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case for credit to the accounts of institutions that have accounts with DTC or its nominee (the “DTC participants”) and to the accounts of institutions that have accounts with Euroclear or its nominee participants (the “Euroclear participants” and, collectively with the DTC participants, the “participants”). Each of DTC and Euroclear is referred to herein as a “Book Entry Facility.” Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by a Book Entry Facility or its nominee (with respect to participants interests) for such Global Notes or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

          So long as DTC, or its nominee, is the registered holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such notes represented by such Global Notes for all purposes under the Indenture and the notes. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have such Global Notes or any notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery or certificated notes in exchange therefor and will not be considered to be the owners or holders of such Global Notes or any notes represented thereby for any purpose under the notes or the Indenture. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Notes desires to take any action that DTC, as the holder of such Global Notes, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

          Any payment of principal or interest due on the notes on any interest payment date or at maturity will be made available by us to the trustee by such date. As soon as possible thereafter, the trustee will make such payments to DTC or its nominee, as the case may be, as the registered owner of the Global Notes representing such notes in accordance with existing arrangements between the trustee and the depositary.

          We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form of registered in “street name,” and will be the responsibility of such participants.

          None of us, the trustee or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

          Because of time zone differences, the securities account of a Euroclear participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear participant, during the securities settlement processing day (which must be a business day for Euroclear) immediately following the DTC settlement date. Cash received in Euroclear as a result of sales of interests in a Global Note by or through a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear cash account only as of the business day following settlement in DTC.

          As long as the notes are represented by a Global Note, DTC’s nominee will be the holder of such notes and therefore will be the only entity that can exercise a right to repayment or repurchase of such notes. See “Change of Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

          Notice by participants or by owners of beneficial interests in the Global Notes held through such participants of the exercise of the option to elect repayment of beneficial interests in notes represented by the Global Note must be transmitted to the relevant Book Entry Facility in accordance with its procedures on a form required by the relevant Book Entry Facility and provided to participants. In order to ensure that DTC’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

          Unless and until exchanged in whole or in part for notes in definitive form in accordance with the terms of the notes, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of each successor.

          Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of a Book Entry Facility, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us or the trustee will have any responsibility for the performance by a Book Entry Facility or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. We and the trustee may conclusively rely on, and shall be protected in relying on, instructions from a Book Entry Facility for all purposes.

Certificated notes

          The Global Notes shall be exchangeable for corresponding notes in certificated fully registered form (“certificated notes”) registered in the name of persons other than DTC or its nominee only if (A) DTC (i) notifies Terex that it is unwilling or unable to continue as depositary for the Global Notes or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the applicable notes or (C) Terex executes and delivers to the trustee an order that the Global Notes shall be so exchangeable. Any certificated notes will be issued only in fully registered form, and shall be issued without coupons in denominations of $2,000 and integral multiples thereof. Any certificated notes so issued will be registered in such names and in such denominations as DTC shall request.

The Clearing System

          DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and “a clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby elimination the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers,dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

UNITED STATES FEDERAL TAX CONSIDERATIONS

          The following summary describes the material United States federal income tax consequences and, in the case of a non-U.S. holder (as defined below), the material United States federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary applies to you only if you are a beneficial owner of a note and you acquire the note in this offering for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

          This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities; and

•	persons that acquire the notes for a price other than their issue price.

          If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you are encouraged to consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes.

          This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. You are encouraged to consult your own tax advisor before you purchase notes regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

United States Holders

          The following summary applies to you only if you are a United States holder (as defined below).

          Definition of a United States Holder

          A “United States holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•

a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•

if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

          Sale or Other Disposition of Notes

          Your tax basis in your notes generally will be their cost. Upon the sale, redemption, exchange or other taxable disposition of the notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•

the amount realized on the disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in gross income, in the manner described under “United States Tax Considerations—United States Holders—Interest”); and

•	your tax basis in the notes.

          Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a preferential rate of United States federal income tax.

          Backup Withholding

          In general, “backup withholding” (currently at a maximum rate 28%) may apply:

•	to any payments made to you of principal of and interest on your note, and

•	to payment of the proceeds of a sale or other disposition of your note,

if you are a non-corporate United States holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

          The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service.

Non-U.S. Holders

          The following summary applies to you if you are a beneficial owner of a note and you are neither a United States holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) (a “non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways, being present in the United States:

•	on at least 31 days in the calendar year, and

•

for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

          Resident aliens are subject to United States federal income tax as if they were United States citizens.

          United States Federal Withholding Tax

          Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:

•

you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•

you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a United States trade or business; and

•

you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

•	us or our paying agent; or

•

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

          The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

          If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

          United States Federal Income Tax

          Except for the possible application of United States federal withholding tax (see “United States Federal Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above) and backup withholding tax (see “United States Federal Tax Considerations—Non-U.S. Holders-Backup Withholding and Information Reporting” below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, redemption, retirement at maturity or other disposition of your notes unless:

•

in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•

the interest or gain is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

          If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed Internal Revenue Service Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable United States income tax treaty.

          United States Federal Estate Tax

          If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes generally will not be subject to the United States federal estate tax, unless, at the time of your death:

•

you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the notes is effectively connected with your conduct of a United States trade or business.

          Backup Withholding and Information Reporting

          Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “United States Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above, and provided that neither we nor our paying agent has actual knowledge or reason to know that you are a United States holder (as described in “United States Tax Considerations—United States Holders” above). However, we or our paying agent may be required to report to the IRS and you payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

          The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax (currently at a maximum rate of 28%). If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

• one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

• the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are not a U.S. person or the conditions of any other exemption are not, in fact, satisfied.

          You are encouraged to consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

          Under the terms and subject to the conditions contained in an underwriting agreement dated          , 2007, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and UBS Securities LLC are acting as representatives, the following principal amounts of the notes:

Underwriter	Principal Amount

Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
UBS Securities LLC
Banc of America Securities LLC
ABN AMRO Incorporated
Calyon Securities (USA) Inc.
Dresdner Kleinwort Securities LLC
HSBC Securities (USA) Inc.
Morgan Stanley & Co. Incorporated
Total

          The underwriting agreement provides that the underwriters are obligated to purchase all the notes in the offering if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

          The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $          per note. The underwriters and selling group members may allow a discount of $          per note on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

          The following table summarizes the compensation and estimated expenses we will pay:

	Per Note		Total

Underwriting discounts and commissions paid by us		%	$
Expenses payable by us		%	$

          We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

          Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation. In particular, each of the representatives is a co-lead arranger and joint bookrunner, UBS Securities LLC is the syndication agent, an affiliate of Credit Suisse Securities (USA) LLC is the administrative agent and collateral agent, affiliates of ABN AMRO Incorporated, Banc of America Securities LLC and Calyon Securities (USA) Inc. are co-documentation agents and an affiliate of each of the underwriters is a lender under our revolving credit facility, the outstanding borrowings under which will be repaid with the net proceeds from this offering. In addition, an affiliate of HSBC Securities (USA) Inc. will serve as trustee under the indenture governing the notes.

          Because we will use more than 10% of the net proceeds from this offering to repay indebtedness owed by us to affiliates of the underwriters, this offering is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules. Rule 2720requires that the initial public offering price of the notes not be higher than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Credit Suisse Securities (USA) LLC is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the notes is no higher than the price recommended by Credit Suisse Securities (USA) LLC.

          Prior to the offering, there has been no market for the notes. The initial public offering price will be determined by negotiation between us and the underwriters and will not necessarily reflect the market price of the the notes following the offering. The principal factors that will be considered in determining the public offering price will include:

•	the information presented in this prospectus supplement and otherwise available to the underwriters;

•	the history of and the prospects for the industry in which we will compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the recent market prices of, and the demand for, publicly traded senior subordinated notes of generally comparable companies; and

•	the general condition of the securities markets at the time of the offering.

We offer no assurances that the initial public offering price will correspond to the price at which the notes will trade in the public market subsequent to this offering or that an active trading market for the notes will develop and continue after the offering.

          In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions if commenced, may be discontinued at any time.

          Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

          Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Hong Kong

          The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Japan

          The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          A prospectus supplement in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectus supplements electronically. The representatives may agree to allocate a principal amount of notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

LEGAL MATTERS

          The validity of the issuance of the notes will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

          The consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus supplement have been so included, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 has been so incorporated, in reliance on the report, which contains an adverse opinion on the effectiveness of internal control over financial reporting, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

          We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these reports and other information at the Securities and Exchange Commission’s Public Reference Room at Station Place, 100 F Street NE, Washington, D.C. 20549. You can call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. You can access this material at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed and through the Securities and Exchange Commission’s web site at www.sec.gov.

          The Securities and Exchange Commission allows us to “incorporate by reference” the information that we file with the Securities and Exchange Commission. This allows us to disclose important information to you by referring to those filed documents. Any information referred to in this way is considered part of this prospectus, and any information that we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and supersede this information.

          We are incorporating by reference the documents listed below, and all documents that we file after the date of this prospectus supplement with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the notes covered by this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our definitive proxy materials on Schedule 14A as filed with the SEC on April 4, 2007 and June 11, 2007;

•	Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•

Our Current Reports on Form 8-K filed on January 16, 2007, February 2, 2007, February 9, 2007, February 13, 2007, February 27, 2007, February 28, 2007, March 8, 2007, April 4, 2007, April 11, 2007, May 10, 2007, May 18, 2007, May 25, 2007, July 13, 2007, July 17, 2007, October 11, 2007, November 5, 2007 and November 6, 2007.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number: Terex Corporation, Attention: Investor Relations Department, 200 Nyala Farm Road, Westport, Connecticut 06880; telephone (203) 222-7170.

          You may also obtain a copy of these filings from our Internet web site at http://www.terex.com. Please note, however, that the information on our Internet web site, other than the documents listed above, is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

TEREX CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page No.
Audited Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statement of Income	F-4
Consolidated Balance Sheet	F-5
Consolidated Statement of Changes in Stockholders’ Equity	F-6
Consolidated Statement of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Statement of Operations - Three and nine months ended September 30, 2007 and 2006	F-47
Condensed Consolidated Balance Sheet - September 30, 2007 and December 31, 2006	F-48
Condensed Consolidated Statement of Cash Flows - Nine months ended September 30, 2007 and 2006	F-49
Notes to Condensed Consolidated Financial Statements – September 30, 2007	F-50

Financial Statement Schedule:

Schedule II – Valuation and Qualifying Accounts and Reserves	F-68

All other schedules for which provision is made in the applicable regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

and Stockholders of Terex Corporation

We have completed integrated audits of Terex Corporation’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Terex Corporation and its subsidiaries (the “Company”) at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Also, we have audited management’s assessment, included in Management’s Annual Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of Terex Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, that Terex Corporation did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of a material weakness relating to the Company not maintaining effective controls over its accounting for income taxes, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment:

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The Company did not maintain effective controls over its accounting for income taxes. Specifically, the Company did not maintain effective controls over the accuracy and completeness of the components of the income tax provision calculations and related deferred income taxes and income taxes payable, and over the monitoring of the differences between the income tax basis and the financial reporting basis of assets and liabilities to effectively reconcile the differences to the reported deferred income tax balances.

This control deficiency could result in a misstatement of the aforementioned account balances or related disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2006 consolidated financial statements and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that Terex Corporation did not maintain effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Terex Corporation has not maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP

Stamford, Connecticut

February 28, 2007

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TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)

	Year Ended December 31,
	2006	2005	2004

Net sales	$7,647.6	$6,156.5	$4,799.3
Cost of goods sold	6,204.5	5,209.2	4,119.6

Gross profit	1,443.1	947.3	679.7

Selling, general and administrative expenses	(733.6)	(573.6)	(468.1)
Goodwill impairment	—	(3.3)	—

Income from operations	709.5	370.4	211.6

Other income (expense):
Interest income	15.5	7.7	6.4
Interest expense	(90.7)	(96.3)	(90.7)
Loss on early extinguishment of debt	(23.3)	—	(2.9)
Amortization of debt issuance costs	(3.2)	(3.5)	(4.6)
Other income (expense) - net	6.9	10.6	24.1

Income from continuing operations before income taxes	614.7	288.9	143.9
(Provision for) benefit from income taxes	(218.2)	(101.3)	176.7

Income from continuing operations	396.5	187.6	320.6
Income from discontinued operations – net of tax	11.1	0.9	3.5
Loss on disposition of discontinued operations – net of tax	(7.7)	—	—

Net income	$399.9	$188.5	$324.1

PER COMMON SHARE:
Basic
Income from continuing operations	$3.94	$1.89	$3.26
Income from discontinued operations	0.11	0.01	0.04
Loss on disposition of discontinued operations	(0.08)	—	—

Net income	$3.97	$1.90	$3.30

Diluted
Income from continuing operations	$3.85	$1.84	$3.14
Income from discontinued operations	0.10	—	0.03
Loss on disposition of discontinued operations	(0.07)	—	—

Net income	$3.88	$1.84	$3.17

Weighted average number of shares outstanding in per share calculation
Basic	100.7	99.4	98.2

Diluted	103.0	102.2	102.2

The accompanying notes are an integral part of these financial statements.

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TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in millions, except par value)

	December 31,
	2006	2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$676.7	$553.6
Trade receivables (net of allowance of $60.3 and $48.7 as of December 31, 2006 and 2005, respectively)	950.5	735.0
Inventories	1,502.0	1,318.2
Deferred taxes	132.9	172.8
Other current assets	170.7	123.9

Total Current Assets	3,432.8	2,903.5

LONG-TERM ASSETS
Property, plant and equipment - net	338.5	329.9
Goodwill	632.8	555.7
Deferred taxes	172.5	159.8
Other assets	209.3	251.4

TOTAL ASSETS	$4,785.9	$4,200.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$227.0	$48.1
Trade accounts payable	1,034.3	913.4
Accrued compensation and benefits	169.3	133.3
Accrued warranties and product liability	107.6	82.8
Other current liabilities	489.0	347.0

Total Current Liabilities	2,027.2	1,524.6

NON-CURRENT LIABILITIES
Long-term debt, less current portion	536.1	1,075.8
Retirement plans and other	471.6	438.9

TOTAL LIABILITIES	3,034.9	3,039.3

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common Stock, $0.01 par value - authorized 150.0 shares; issued 104.7 and 51.3 shares at December 31, 2006 and 2005, respectively	1.0	0.5
Additional paid-in capital	923.7	861.9
Retained earnings	707.3	307.4
Accumulated other comprehensive income	155.2	26.2
Less cost of shares of common stock in treasury 3.6 and 2.0 shares at December 31, 2006 and 2005, respectively	(36.2)	(35.0)

Total Stockholders’ Equity	1,751.0	1,161.0

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,785.9	$4,200.3

The accompanying notes are an integral part of these financial statements.

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TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(in millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehen- sive Income (Loss)	Common Stock in Treasury	Total

BALANCE AT JANUARY 1, 2004	$0.5	$813.5	$(205.2)	$110.4	$(44.6)	$674.6

Net Income	—	—	324.1	—	—	324.1
Other Comprehensive Income (Loss):
Translation adjustment	—	—	—	108.3	—	108.3
Pension liability adjustment	—	—	—	(8.3)	—	(8.3)
Derivative hedging adjustment	—	—	—	(3.9)	—	(3.9)

Comprehensive Income						420.2

Issuance of Common Stock	—	22.1	—	—	—	22.1
Compensation under Stock-based Plans	—	8.9	—	—	10.3	19.2
Acquisition of Treasury Stock	—	—	—	—	(0.9)	(0.9)

BALANCE AT DECEMBER 31, 2004	0.5	844.5	118.9	206.5	(35.2)	1,135.2

Net Income	—	—	188.5	—	—	188.5
Other Comprehensive Income (Loss):
Translation adjustment	—	—	—	(163.0)	—	(163.0)
Pension liability adjustment	—	—	—	(11.7)	—	(11.7)
Derivative hedging adjustment	—	—	—	(5.6)	—	(5.6)

Comprehensive Income						8.2

Issuance of Common Stock	—	16.2	—	—	—	16.2
Compensation under Stock-based Plans	—	1.2	—	—	0.4	1.6
Acquisition of Treasury Stock	—	—	—	—	(0.2)	(0.2)

BALANCE AT DECEMBER 31, 2005	0.5	861.9	307.4	26.2	(35.0)	1,161.0

Net Income	—	—	399.9	—	—	399.9
Other Comprehensive Income (Loss):
Translation adjustment	—	—	—	137.7	—	137.7
Pension liability adjustment	—	—	—	5.6	—	5.6
Derivative hedging adjustment	—	—	—	4.0	—	4.0

Comprehensive Income						547.2

Impact of FAS No. 158 adoption	—	—	—	(18.3)	—	(18.3)
Effect of stock split	0.5	(0.5)	—	—	—	—
Issuance of Common Stock	—	46.2	—	—	—	46.2
Compensation under Stock-based Plans	—	15.6	—	—	5.6	21.2
Acquisition of Treasury Stock	—	0.5	—	—	(6.8)	(6.3)

BALANCE AT DECEMBER 31, 2006	$1.0	$923.7	$707.3	$155.2	$(36.2)	$1,751.0

The accompanying notes are an integral part of these financial statements.

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TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2006	2005	2004

OPERATING ACTIVITIES
Net income	$399.9	$188.5	$324.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	61.2	61.4	60.1
Amortization	11.8	14.2	14.3
Deferred taxes	65.9	19.1	(203.9)
Loss on early extinguishment of debt	7.2	—	2.9
Gain on sale of assets	(2.5)	(3.3)	(22.0)
Impairment charges and asset writedowns	—	3.7	—
Loss on disposition of discontinued operations	6.5	—	—
Stock-based compensation expense	43.5	10.7	8.5
Excess tax benefit from stock-based compensation	(16.9)	—	—
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(214.2)	(100.9)	(134.7)
Inventories	(168.5)	(128.3)	(158.3)
Trade accounts payable	103.0	89.0	231.6
Accrued compensation and benefits	32.6	29.1	16.2
Income taxes payable	10.2	37.3	14.3
Accrued warranties and product liability	21.7	10.5	(3.9)
Other	123.0	42.4	15.4

Net cash provided by operating activities	484.4	273.4	164.6

INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(33.2)	(5.1)	(58.0)
Capital expenditures	(78.9)	(48.6)	(35.5)
Investments in and advances to affiliates	(7.1)	(4.6)	(0.7)
Proceeds from disposition of discontinued operations – net of cash divested	55.2	—	—
Proceeds from sale of assets	12.1	1.6	32.4

Net cash used in investing activities	(51.9)	(56.7)	(61.8)

FINANCING ACTIVITIES
Principal repayments of long-term debt	(300.0)	—	(147.0)
Excess tax benefit from stock-based compensation	16.9	—	—
Net repayments under revolving line of credit agreements	(73.4)	(35.5)	(15.4)
Proceeds from stock options exercised	15.3	5.1	9.2
Other	(3.6)	(18.6)	(16.9)

Net cash used in financing activities	(344.8)	(49.0)	(170.1)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	35.4	(32.9)	18.6

Net Increase (Decrease) in Cash and Cash Equivalents	123.1	134.8	(48.7)

Cash and Cash Equivalents at Beginning of Period	553.6	418.8	467.5

Cash and Cash Equivalents at End of Period	$676.7	$553.6	$418.8

The accompanying notes are an integral part of these financial statements.

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TEREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(dollar amounts in millions, unless otherwise noted, except per share amounts)

NOTE A - BASIS OF PRESENTATION

Principles of Consolidation. The Consolidated Financial Statements include the accounts of Terex Corporation and its majority owned subsidiaries (“Terex” or the “Company”). The Company consolidates all majority-owned and controlled subsidiaries, applies the equity method of accounting for investments in which the Company is able to exercise significant influence, and applies the cost method for all other investments. All material intercompany balances, transactions and profits have been eliminated.

Reclassification. Certain prior year amounts have been reclassified to conform to the current year’s presentation, including the segment realignment, stock split and discontinued operations discussed below.

On January 1, 2006, Terex realigned certain operations in an effort to strengthen its ability to service customers and to recognize certain organizational efficiencies. The mobile crushing and screening group, formerly part of the Construction Segment, is now consolidated within the Materials Processing & Mining Segment. The European telehandlers business, formerly part of the Construction Segment, is now part of the Aerial Work Platforms Segment.

The Company executed a two-for-one split of its common stock, par value $.01 per share (“Common Stock”) effective July 14, 2006, for stockholders of record on June 15, 2006 (the “Stock Split”). Accordingly, all references to the number of shares and per share data for all periods presented have been adjusted to reflect this stock split, except in the Consolidated Balance Sheet as of December 31, 2005 and for shares authorized.

On September 29, 2006, the Company completed the sale of its ownership interest in Terex Czech s.r.o. and Tatra a.s. (collectively, “Tatra”) to a group of private equity investors. Results of Tatra through the date of its disposition are included as Income from discontinued operations - net of tax in the Consolidated Statements of Income for all periods presented.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Cash and Cash Equivalents. Cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates their fair value. Cash and cash equivalents at December 31, 2006 and 2005 include $2.5 and $1.7, respectively, which was not immediately available for use. These consist primarily of cash balances held in escrow to secure various obligations of the Company.

Inventories. Inventories are stated at the lower of cost or market value. Cost is determined principally by the first-in, first-out (“FIFO”) method. In valuing inventory, management is required to make assumptions regarding the level of reserves required to value potentially obsolete or over-valued items at the lower of cost or market. The valuation of used equipment taken in trade from customers requires the Company to use the best information available to determine the value of the equipment to potential customers. This value is subject to change based on numerous conditions. Inventory reserves are established taking into account age, frequency of use, or sale, and in the case of repair parts, the installed base of machines. While calculations are made involving these factors, significant management judgment regarding expectations for future events is involved. Future events which could significantly influence management’s judgment and related estimates include general economic conditions in markets where the Company’s products are sold, new equipment price fluctuations, competitive actions including the introduction of new products and technological advances, as well as new products and design changes introduced by the Company. At December 31, 2006, reserves for excess and obsolete inventory totaled $97.9.

Debt Issuance Costs. Debt issuance costs incurred in securing the Company’s financing arrangements are capitalized and amortized over the term of the associated debt. Capitalized debt issuance costs related to debt that is extinguished early are charged to expense at the time of retirement. Debt issuance costs before amortization totaled $15.6 and $36.0 at December 31, 2006 and 2005, respectively.

Intangible Assets. Intangible assets include purchased patents, trademarks and other specifically identifiable assets and are amortized on a straight-line basis over the respective estimated useful lives, which range from three to twelve years. Intangible assets are reviewed for impairment when circumstances warrant.

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Goodwill. Goodwill, representing the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition, is reviewed for impairment annually, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceed their fair value. The Company does not amortize goodwill, in accordance with Financial Accounting Standards Board (the “FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets.” The Company selected October 1 as the date for the required annual impairment test. The impairment test performed as of October 1, 2005 identified indicators of goodwill impairment in the Roadbuilding, Utility Products and Other segment that resulted in a pre-tax impairment charge of $3.3 (see Note L – “Goodwill”). There were no indicators of goodwill impairment in either of the tests performed as of October 1, 2006 and 2004.

The initial recognition of goodwill, as well as the annual review of the carrying value of goodwill, requires that the Company develop estimates of future business performance. These estimates are used to derive expected cash flow and include assumptions regarding future sales levels, the impact of cost reduction programs, and the level of working capital needed to support a given business. The Company relies on data developed by business segment management as well as macroeconomic data in making these calculations. The estimate also includes a determination of the Company’s weighted average cost of capital. The cost of capital is based on assumptions about interest rates as well as a risk-adjusted rate of return required by the Company’s equity investors. Changes in these estimates can impact the present value of the expected cash flow that is used in determining the fair value of acquired intangible assets as well as the overall expected value of a given business.

Property, Plant and Equipment. Property, plant and equipment are stated at cost. Expenditures for major renewals and improvements are capitalized while expenditures for maintenance and repairs not expected to extend the life of an asset beyond its normal useful life are charged to expense when incurred. Plant and equipment are depreciated over the estimated useful lives (5-40 years and 3-20 years, respectively) of the assets under the straight-line method of depreciation for financial reporting purposes and both straight-line and other methods for tax purposes.

Impairment of Long-Lived Assets. The Company’s policy is to assess the realizability of its long-lived assets, including intangible assets, and to evaluate such assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value. The amount of any impairment then recognized would be calculated as the difference between estimated fair value and the carrying value of the asset. The Company did not have any impairments in its long-lived assets for the years ended December 31, 2006, 2005 and 2004.

Accounts Receivable and Allowance for Doubtful Accounts. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines the allowance based on historical customer review. The Company reviews its allowance for doubtful accounts at least quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company determines it is probable the receivable will not be recovered. The Company has off-balance-sheet credit exposure related to guarantees provided to financial institutions as disclosed in Note S - “Litigation and Contingencies.” Substantially all receivables were trade receivables at December 31, 2006 and 2005.

Revenue Recognition. Revenue and related costs are generally recorded when products are shipped and invoiced to either independently owned and operated dealers or to customers. Shipping and handling charges are recorded in Cost of goods sold.

Revenue generated in the United States is recognized when title and risk of loss pass from the Company to its customers which occurs upon shipment when terms are FOB shipping point (which is customary for the Company) and upon delivery when terms are FOB destination. The Company also has a policy which requires it to meet certain criteria in order to recognize revenue, including satisfaction of the following requirements:

a)	Persuasive evidence that an arrangement exists;
b)	The price to the buyer is fixed or determinable;
c)	Collectibility is reasonably assured; and
d)	The Company has no significant obligations for future performance.

In the United States, the Company has the ability to enter into a security agreement and receive a security interest in the product by filing an appropriate Uniform Commercial Code (“UCC”) financing statement. However, a significant portion of the Company’s revenue is generated outside of the United States. In many countries outside of the United States, as a matter of statutory law, a seller retains title to a product until payment is made. The laws do not provide for a seller’s retention of a security interest in goods in the same manner as established in the UCC. In these countries, the Company retains title to goods delivered to a customer until the customer makes payment so that the Company can recover the goods in the event of customer default on payment. In these circumstances, where the Company only retains title to secure its recovery in the event of customer default, the Company also has a policy requiring it to meet certain criteria in order to recognize revenue, including satisfaction of the following requirements:

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a)	Persuasive evidence that an arrangement exists;
b)	Delivery has occurred or services have been rendered;
c)	The price to the buyer is fixed or determinable;
d)	Collectibility is reasonably assured;
e)	The Company has no significant obligations for future performance; and
f)

The Company is not entitled to direct the disposition of the goods, cannot rescind the transaction, cannot prohibit the customer from moving, selling, or otherwise using the goods in the ordinary course of business and has no other rights of holding title that rest with a titleholder of property that is subject to a lien under the UCC.

In circumstances where the sales transaction requires acceptance by the customer for items such as testing on site, installation, trial period or performance criteria, revenue is not recognized unless the following criteria have been met:

a)	Persuasive evidence that an arrangement exists;
b)	Delivery has occurred or services have been rendered;
c)	The price to the buyer is fixed or determinable;
d)	Collectibility is reasonably assured; and
e)

The customer has signed off on the acceptance, the time period has elapsed or the Company has otherwise objectively demonstrated that the criteria specified in the acceptance provisions have been satisfied.

In addition to performance commitments, the Company analyzes factors such as the reason for the purchase to determine if revenue should be recognized. This analysis is done before the product is shipped and includes the evaluation of factors that may affect the conclusion related to the revenue recognition criteria as follows:

a)	Persuasive evidence that an arrangement exists;
b)	Delivery has occurred or services have been rendered;
c)	The price to the buyer is fixed or determinable; and
d)	Collectibility is reasonably assured.

In limited circumstances, certain new units may be invoiced prior to the time customers take physical possession. Revenue is recognized in such cases only when the customer has a fixed commitment to purchase the units, the units have been completed, tested and made available to the customer for pickup or delivery, and the customer has requested that the Company hold the units for pickup or delivery at a time specified by the customer. In such cases, the units are invoiced under the Company’s customary billing terms, title to the units and risks of ownership pass to the customer upon invoicing, the units are segregated from the Company’s inventory and identified as belonging to the customer and the Company has no further obligations under the order.

Revenue from sales-type leases is recognized at the inception of the lease. Income from operating leases is recognized ratably over the term of the lease. The Company routinely sells equipment subject to operating leases and the related lease payments. If the Company does not retain a substantial risk of ownership in the equipment, the transaction is recorded as a sale. If the Company does retain a substantial risk of ownership, the transaction is recorded as a borrowing, the operating lease payments are recognized as revenue over the term of the lease and the debt is amortized over a similar period.

Accrued Warranties. The Company records accruals for potential warranty claims based on its claim experience. The Company’s products are typically sold with a standard warranty covering defects that arise during a fixed period of time. Each business provides a warranty specific to the products it offers. The specific warranty offered by a business is a function of customer expectations and competitive forces. Length of warranty is generally a fixed period of time, a fixed number of operating hours, or both.

A liability for estimated warranty claims is accrued at the time of sale. The non-current portion of the warranty accrual is included in Other non-current liabilities in the Company’s Consolidated Balance Sheet. The liability is established using historical warranty claim experience for each product sold. Historical claim experience may be adjusted for known design improvements or for the impact of unusual product quality issues. Warranty reserves are reviewed quarterly to ensure critical assumptions are updated for known events that may impact the potential warranty liability.

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The following table summarizes the changes in the consolidated product warranty liability:

Balance as of December 31, 2004	$74.3
Accruals for warranties issued during the year	104.6
Changes in estimates	(3.7)
Settlements during the year	(80.1)
Foreign exchange effect	(7.2)

Balance as of December 31, 2005	87.9
Accruals for warranties issued during the year	122.4
Changes in estimates	(8.8)
Settlements during the year	(87.6)
Foreign exchange effect	6.1

Balance as of December 31, 2006	$120.0

Accrued Product Liability. The Company records accruals for product liability claims based on its prior claim experience. Accruals for product liability claims are valued based upon the Company’s prior claims experience, including consideration of the jurisdiction, circumstances of the accident, type of loss or injury, identity of plaintiff, other potential responsible parties, analysis of outside legal counsel, analysis of internal product liability counsel and the experience of the Company’s director of product safety. The Company provides accruals for estimated product liability experience on known claims. The Company does not accrue for reported incidents until such time as a claim is made against the Company. Actual product liability costs could be different due to a number of variables such as the decisions of juries or judges.

Defined Benefit Pension and Other Postretirement Benefits. The Company provides postretirement benefits to certain former salaried and hourly employees and certain hourly employees covered by bargaining unit contracts that provide such benefits. The Company accounts for these benefits under SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires balance sheet recognition of the overfunded or underfunded status of pension and postretirement benefit plans. Under SFAS No. 158, actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting standards must be recognized in Accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic benefit cost. See Note Q – “Retirement Plans and Other Benefits.”

Deferred Compensation. The Company maintains a Deferred Compensation Plan, which is described more fully in Note Q - “Retirement Plans and Other Benefits.” The Company’s Common Stock held in a rabbi trust pursuant to the Company’s Deferred Compensation Plan is treated in a manner similar to treasury stock and is recorded at cost within Stockholders’ Equity as of December 31, 2006 and 2005. The plan obligation for participant deferrals in the Company’s Common Stock are classified as Additional paid-in capital within Stockholders’ Equity. The total of the Company’s Common Stock required to settle this deferred compensation obligation is included in the denominator in both basic and diluted earnings per share calculations.

Stock-Based Compensation. At December 31, 2006, the Company had stock-based employee compensation plans, which are described more fully in Note R - “Stockholders’ Equity.” The Company accounts for those plans under the recognition and measurement principles of SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires that expense resulting from all share-based payment transactions be recognized in the financial statements at fair value.

Foreign Currency Translation. Assets and liabilities of the Company’s international operations are translated at year-end exchange rates. Income and expenses are translated at average exchange rates prevailing during the year. For operations whose functional currency is the local currency, translation adjustments are accumulated in the Cumulative Translation Adjustment component of Stockholders’ Equity. Gains or losses resulting from foreign currency transactions are recorded in the accounts based on the underlying transaction.

Derivatives. Derivative financial instruments are recorded in the Consolidated Balance Sheet at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period in earnings or Accumulated other comprehensive income, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in Accumulated other comprehensive income are included in earnings in the periods in which earnings are affected by the hedged item. See Note M - “Derivative Financial Instruments.”

Environmental Policies. Environmental expenditures that relate to current operations are either expensed or capitalized depending on the nature of the expenditure. Expenditures relating to conditions caused by past operations that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial actions are probable and the costs can be reasonably estimated. Such amounts were not material at December 31, 2006 and 2005.

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Research and Development Costs. Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products are included in Selling, general and administrative expenses. Research and development costs were $52.6, $46.8 and $43.0 during 2006, 2005 and 2004, respectively.

Income Taxes. The Company accounts for income taxes using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. See Note C – “Income Taxes.”

Earnings Per Share. Basic earnings per share is computed by dividing Net Income (Loss) for the period by the weighted average number of shares of Common Stock outstanding. Diluted earnings per share is computed by dividing net income (loss) for the period by the weighted average number of shares of Common Stock outstanding and potential dilutive common shares.

Recent Accounting Pronouncements. In November 2004, the FASB issued SFAS No.151, “Inventory Costs an amendment of ARB No. 43, Chapter 4.” SFAS No.151 discusses the general principles applicable to the pricing of inventory. Paragraph 5 of Accounting Research Bulletin (“ARB”) No.43, Chapter 4 provides guidance on allocating certain costs to inventory. SFAS No.151 amends ARB No.43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No.151 requires allocation of fixed production overheads to the costs of conversion be based on normal capacity of production facilities. The Company adopted this accounting standard on January 1, 2006. Adoption of SFAS No.151 did not have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123R, which requires that expense resulting from all share-based payment transactions be recognized in the financial statements. SFAS No.123R also establishes fair value as the measurement method in accounting for share-based payments to employees. In March 2005, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No.107, “Share-Based Payment” (“SAB No.107”), which provides interpretive guidance on SFAS No.123R. SAB No.107 does not change the accounting required by SFAS No.123R. The Company adopted this accounting standard on January 1, 2006. The Company used the modified prospective method for its transition to this accounting standard. Adoption of SFAS No.123R did not have a material impact on the Company’s financial statements.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No.154 changes requirements for the accounting for and reporting of a change in accounting principle. This statement requires retrospective applications to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. In addition, this statement requires that a change in depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. The Company adopted this accounting standard on January 1, 2006. Adoption of SFAS No.154 did not have a material impact on the Company’s financial statements.

In June 2005, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 05-5 (“EITF No.05-5”), “Accounting for Early Retirement or Postemployment Programs with Specific Features (such as Terms Specified in Altersteilzeit Early Retirement Arrangements).” Altersteilzeit (“ATZ”) is an early retirement program in Germany designed to create an incentive for employees, within a certain age group, to retire before the legal retirement age. Although established by law, the actual arrangement is negotiated between the employer and employee. Under an ATZ Early Retirement Program (Type I and Type II) or an arrangement with the same terms, salary payments should be recognized ratably over the portion of the ATZ period when the employee is providing active services. Accruals for the termination benefit under Type II should be accrued ratably from the date the employee signs the ATZ contract to the end of the active service period. The Company adopted this EITF on January 1, 2006. Adoption of EITF No.05-5 did not have a material impact on the Company’s financial statements.

In June 2006, the FASB ratified EITF Issue No. 06-3 (“EITF No.06-3”), “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation).” The classification in the income statement of taxes is considered an accounting policy and any change in presentation would require the application of FASB No.154, “Accounting Changes and Error Corrections.” In addition, under the scope of EITF No.06-3, significant taxes recorded in the Statement of Income would require disclosure of the accounting policy elected and amounts reflected in gross revenue for all periods presented. Provisions of EITF No. 06-3 are effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact on its financial statements of adopting EITF No. 06-3.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN No.48”), which is effective for fiscal years beginning after December 15, 2006. This interpretation was issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company is currently evaluating the impact on its financial statements of adopting FIN No.48.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”), to address diversity in practice in quantifying financial statement misstatements. SAB No. 108 requires the Company to quantify misstatements based on their impact on each of its financial

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statements and related disclosures. SAB No. 108 is effective as of the end of the Company’s 2006 fiscal year, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006 for errors that were not previously deemed material, but are material under the guidance in SAB No. 108. The Company adopted this accounting standard in the fourth quarter of the year ended December 31, 2006. Adoption of SAB No. 108 did not have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective as of the beginning of the Company’s 2008 fiscal year. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial statements.

In September 2006, the FASB issued SFAS No. 158. SFAS No. 158 requires that the Company recognize the funded status of its defined benefit and other postretirement benefit plans in its December 31, 2006 balance sheet, with changes in the funded status recognized through comprehensive income, net of tax, in the year in which they occur. SFAS No. 158 also requires the measurement of the funded status of the Company’s plans as of its year-end balance sheet date no later than 2008. The Company currently uses its year-end balance sheet date as its measurement date. See Note Q – “Retirement Plans and Other Benefits” for the impact of SFAS No. 158 on the Consolidated Balance Sheet.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of the Company’s 2008 fiscal year. The Company is currently evaluating the impact of adopting SFAS No. 159 on its financial statements.

NOTE B - BUSINESS SEGMENT INFORMATION

Terex is a diversified global manufacturer of capital equipment focused on delivering reliable, customer relevant solutions for the construction, infrastructure, quarrying, mining, shipping, transportation, refining and utility industries. The Company operates in five reportable segments: (i) Terex Aerial Work Platforms, (ii) Terex Construction, (iii) Terex Cranes, (iv) Terex Materials Processing & Mining and (v) Terex Roadbuilding, Utility Products and Other.

The Aerial Work Platforms segment designs, manufactures and markets aerial work platform equipment, telehandlers, light construction equipment and construction trailers. Products include material lifts, portable aerial work platforms, trailer-mounted articulating booms, self-propelled articulating and telescopic booms, scissor lifts, telehandlers, construction trailers, trailer-mounted light towers, concrete finishing equipment, power buggies, generators, related components and replacement parts, and other products. Customers in the construction and building maintenance industries use these products to build and/or maintain large physical assets and structures.

The Construction segment designs, manufactures and markets two primary categories of equipment and their related components and replacement parts: heavy construction equipment (including off-highway trucks, scrapers, hydraulic excavators, large wheel loaders, material handlers and truck mounted articulated hydraulic cranes) and compact construction equipment (including loader backhoes, compaction equipment, mini and midi excavators, site dumpers and wheel loaders). Construction, logging, mining, industrial and government customers use these products in construction and infrastructure projects and in coal, minerals, sand and gravel operations.

The Cranes segment designs, manufactures and markets mobile telescopic cranes, tower cranes, lattice boom crawler cranes, truck mounted cranes (boom trucks) and telescopic container stackers, as well as their related replacement parts and components. These products are used primarily for construction, repair and maintenance of infrastructure, building and manufacturing facilities. The Company acquired Power Legend International Limited (“Power Legend”) and its affiliates, including a controlling 50% ownership interest in Sichuan Changjiang Engineering Crane Co., Ltd. (“Sichuan Crane”), on April 4, 2006. The results of Power Legend and Sichuan Crane are included in the Cranes segment from their date of acquisition.

The Materials Processing & Mining segment designs, manufactures and markets crushing and screening equipment (including crushers, impactors, washing systems, screens, trommels and feeders), hydraulic mining excavators, high capacity surface mining trucks, drilling equipment, related components and replacement parts, and other products. Construction, mining, quarrying and government customers use these products in construction and commodity mining. The Company acquired Halco Holdings Limited and its affiliates (“Halco”) on January 24, 2006, and established the Terex NHL Mining Equipment Company Ltd. (“Terex NHL”) joint venture on March 9, 2006. The results of Halco and Terex NHL are included in the Materials Processing & Mining segment from their date of acquisition.

The Roadbuilding, Utility Products and Other segment designs, manufactures and markets asphalt and concrete equipment (including pavers, plants, mixers, reclaimers, stabilizers and profilers), landfill compactors, and utility equipment (including digger derricks, aerial devices and cable placers), as well as related components and replacement parts. Government, utility and construction customers use these products to build

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roads, construct and maintain utility lines, trim trees, and for other commercial operations. The Company also owns much of the North American distribution channel for the utility products group through the Terex Utilities distribution network. These operations distribute, install and rent utility aerial devices and digger derricks as well as other products that service the utility industry. They also provide parts and service support for a variety of the Company’s other products, including mixers and aerial devices. The Company also operates a fleet of rental utility products in the United States and Canada.

The Company owns a controlling 50% interest in Duvalpilot Equipment Outfitters, LLC, a distributor of the Company’s products and other light construction equipment. The Company leases and rents a variety of equipment to third parties under the Terex Asset Services name. The Company also, through Terex Financial Services, facilitates loans and leases between customers and various financial institutions. In Europe, Terex Financial Services Holding B.V. (“TFSH”), a joint venture of the Company and a European financial institution, assists customers in the acquisition of the Company’s products.

On January 1, 2006, Terex realigned certain operations in an effort to strengthen its ability to service customers and to recognize certain organizational efficiencies. The mobile crushing and screening group, formerly part of the Construction Segment, is now consolidated within the Materials Processing & Mining Segment. The European telehandlers business, formerly part of the Construction Segment, is now part of the Aerial Work Platforms Segment.

The Company has no customers that accounted for more than 10% of consolidated sales in 2006. The results of businesses acquired during 2006, 2005 and 2004 are included from the dates of their respective acquisitions.

Included in Eliminations/Corporate are the eliminations among the five segments, as well as general and corporate expenses. Business segment information is presented below:

	Year Ended December 31,
	2006	2005	2004
Net Sales
Aerial Work Platforms	$2,090.3	$1,479.5	$958.4
Construction	1,582.4	1,489.7	1,319.3
Cranes	1,740.1	1,271.9	1,076.8
Materials Processing & Mining	1,625.0	1,359.5	951.0
Roadbuilding, Utility Products and Other	746.0	665.3	581.1
Eliminations/Corporate	(136.2)	(109.4)	(87.3)

Total	$7,647.6	$6,156.5	$4,799.3

Income (Loss) from Operations
Aerial Work Platforms	$372.6	$190.2	$110.3
Construction	16.0	29.1	10.4
Cranes	154.5	60.2	35.3
Materials Processing & Mining	190.0	116.2	72.5
Roadbuilding, Utility Products and Other	25.2	5.4	(2.2)
Eliminations/Corporate	(48.8)	(30.7)	(14.7)

Total	$709.5	$370.4	$211.6

Depreciation and Amortization
Aerial Work Platforms	$15.3	$16.5	$19.3
Construction	16.6	16.8	15.0
Cranes	14.6	16.4	16.5
Materials Processing & Mining	10.1	8.6	5.1
Roadbuilding, Utility Products and Other (1)	10.3	8.6	8.5
Corporate	3.6	3.9	4.9

Total (1)	$70.5	$70.8	$69.3

Capital Expenditures
Aerial Work Platforms	$11.4	$7.2	$4.0
Construction	10.7	8.7	8.1
Cranes	9.3	7.4	6.7
Materials Processing & Mining	19.4	7.9	5.3
Roadbuilding, Utility Products and Other (2)	5.7	7.5	4.2
Corporate	12.2	5.1	0.6

Total (2)	$68.7	$43.8	$28.9

(1)	Amounts exclude discontinued operations Depreciation and Amortization of $2.5, $4.8 and $5.1 for the years ended December 31, 2006, 2005 and 2004, respectively.
(2)	Amounts exclude discontinued operations Capital Expenditures of $10.2, $4.8 and $6.6 for the years ended December 31, 2006, 2005 and 2004, respectively.

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	December 31,
	2006	2005	2004
Identifiable Assets
Aerial Work Platforms	$838.5	$696.7	$599.9
Construction	1,467.9	1,047.5	1,111.8
Cranes	1,271.0	937.6	989.4
Materials Processing & Mining	1,743.7	1,363.0	1,239.6
Roadbuilding, Utility Products and Other	388.1	529.4	557.0
Eliminations/Corporate	(923.3)	(373.9)	(318.6)

Total	$4,785.9	$4,200.3	$4,179.1

Sales between segments are generally priced to recover costs plus a reasonable markup for profit, which is eliminated in consolidation.

Geographic segment information is presented below:

	Year Ended December 31,
	2006	2005	2004
Net Sales
United States	$2,911.9	$2,325.8	$1,842.7
United Kingdom	614.0	468.5	537.6
Germany	551.9	375.7	395.9
Other European countries	1,930.3	1,228.8	1,015.9
All other	1,639.5	1,757.7	1,007.2

Total	$7,647.6	$6,156.5	$4,799.3

	December 31,
	2006	2005	2004
Long-lived Assets
United States	$108.9	$91.9	$93.3
United Kingdom	45.9	33.9	37.0
Germany	129.0	119.8	146.1
Other European Countries	22.2	62.5	75.5
All other	32.5	21.8	10.7

Total	$338.5	$329.9	$362.6

The Company attributes sales to unaffiliated customers in different geographical areas based on the location of the customer. Long-lived assets consist of net fixed assets, which can be attributed to the specific geographic regions.

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NOTE C - INCOME TAXES

The components of Income from continuing operations before income taxes are as follows:

	Year Ended December 31,
	2006	2005	2004

United States	$309.6	$149.4	$33.6
Foreign	305.1	139.5	110.3

Income from continuing operations before income taxes	$614.7	$288.9	$143.9

Total income before income taxes including income from discontinued operations was $619.3, $289.8 and $147.4 for the years ended December 31, 2006, 2005 and 2004, respectively.

The major components of the Company’s Provision for (benefit from) income taxes on continuing operations before income taxes are summarized below:

	Year Ended December 31,
	2006	2005	2004
Current:
Federal	$56.5	$7.4	$0.9
State	7.1	3.2	2.1
Foreign	88.7	71.6	24.2

Current income tax provision	152.3	82.2	27.2
Deferred:
Federal	45.7	38.4	(186.8)
State	(5.0)	(1.1)	(5.2)
Foreign	25.2	(18.2)	(11.9)

Deferred income tax provision	65.9	19.1	(203.9)

Total provision for (benefit from) income taxes	$218.2	$101.3	$(176.7)

Including discontinued operations, the total provision for (benefit from) income taxes was $219.5, $101.3 and $(176.7) for the years ended December 31, 2006, 2005 and 2004, respectively.

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Deferred tax assets and liabilities result from differences in the bases of assets and liabilities for tax and financial statement purposes. The tax effects of the basis differences and net operating loss carry forwards as of December 31, 2006 and 2005 are summarized below for major balance sheet captions:

	2006	2005

Property, plant and equipment	$(24.3)	$(56.2)
Intangibles	(0.1)	(3.6)
Restructuring reserve	4.7	5.4
Trade receivables	24.2	19.0
Net inventories	35.8	29.8
Accrued warranties and product liability	20.4	25.7
Net operating loss carry forwards	163.7	209.9
Pension	47.3	36.4
Equipment lease revenue	(0.7)	60.0
Other	9.1	44.5
Deferred tax assets valuation allowance	(58.7)	(112.3)

Net deferred tax assets	$221.4	$258.6

Deferred tax liabilities are included in current liabilities and non-current liabilities on the Consolidated Balance Sheet. For the year ended December 31, 2006, the current portion is $30.7 and the non-current portion is $53.2. The Company provides valuation allowances for deferred tax assets where realization is not more likely than not based on estimated future taxable income in the carryforward period. To the extent that estimates of future taxable income decrease or do not materialize, potentially significant additional valuation allowances may be required. The valuation allowance for deferred tax assets as of January 1, 2005 was $222.6. The net change in the total valuation allowance for the years ended December 31, 2006 and 2005 was a decrease of $53.6 in 2006 and a decrease of $110.3 in 2005. The decrease in valuation allowance for the year ended December 31, 2006 primarily related to the disposition of Tatra. The decrease in valuation allowance for the year ended December 31, 2005 reflects the release of valuation allowances associated with certain of the Company’s German businesses, based on the implementation of activities to simplify the legal entity structure and the improved operating performance of these businesses. The 2005 decrease in valuation allowance also relates to the release of the valuation allowance previously established for the Company’s Fermec business, as it was determined that it was more likely than not that these assets would be realized. These reversals were partially offset by an increase in foreign net operating loss carryforwards for which the Company has provided a valuation allowance, and movement in foreign currency exchange rates. For the year ended December 31, 2006, approximately $19.6 of the valuation allowance relates to acquired deferred tax assets for which subsequently recognized tax benefits will be allocated to reduce goodwill or other non-current intangibles of the acquired entity.

The Company’s Provision for (benefit from) income taxes is different from the amount that would be provided by applying the statutory federal income tax rate to the Company’s Income from continuing operations before income taxes. The reasons for the difference are summarized as:

	Year Ended December 31,
	2006	2005	2004

Tax at statutory federal income tax rate	$215.2	$101.5	$51.6
State taxes (net of Federal benefit)	(0.1)	0.7	1.4
Change in valuation allowance relating to NOL and temporary differences:
U.S. Federal consolidated group	2.1	0.0	(200.7)
Other	(0.9)	(13.6)	(23.5)
Foreign tax differential on income/losses of foreign subsidiaries	(9.8)	2.9	(7.3)
Non-deductible goodwill charges	—	1.1	0.2
U.S. tax on multi-national operations including the American Jobs Creation Act	4.1	5.3	—
Other (each individually insignificant)	7.6	3.4	1.6

Total provision for (benefit from) income taxes	$218.2	$101.3	$(176.7)

The effective tax rate on income from discontinued operations in 2006 differs from the statutory rate due primarily to $1.3 of current U.S. income taxes not previously provided on the excess of the amount for financial reporting over the tax basis in the Company’s investment in the shares of its Tatra subsidiary.

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The Company does not provide for U.S. federal income taxes or tax benefits on the undistributed earnings or losses of its international subsidiaries because such earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. At December 31, 2006, these temporary differences relate primarily to unremitted earnings of approximately $610.8. If earnings of foreign subsidiaries were not considered indefinitely reinvested, deferred U.S. income taxes and foreign withholding taxes may have to be provided. However, determination of the amount of deferred federal and foreign income taxes is not practical.

At December 31, 2006, the Company had domestic federal net operating loss carryforwards of $39.9. None of the U.S. federal net operating loss carryforwards expire before 2011.

The Company also has various state net operating loss carryforwards available to reduce future state taxable income and income taxes. These net operating loss carryforwards expire at various dates through 2025. In addition, the Company’s foreign subsidiaries have approximately $127.3 of loss carryforwards, consisting of $47.7 in the United Kingdom, $9.1 in France, $61.9 in Germany and $8.6 in other countries, which are available to offset future foreign taxable income. The majority of these foreign tax loss carryforwards are available without expiration.

The Company made net income tax payments of $120.3, $43.6 and $26.2 in 2006, 2005 and 2004, respectively.

In December 2004, the FASB issued FASB Staff Position No. 109-2 “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”). FSP 109-2 provides accounting guidance for the one-time tax deduction of 85% of certain non-U.S. earnings that are repatriated from controlled foreign subsidiaries in excess of a base amount as defined in the American Jobs Creation Act of 2004 (“AJCA”). In 2005, the Company evaluated the effects of the repatriation provision and, based on the guidance published by the U.S. Treasury, the Company determined that it was eligible for the one-time tax deduction. In 2005, the Company repatriated approximately $101 from a controlled foreign subsidiary in accordance with the AJCA and recorded federal tax expense of $5.3 and a state tax expense (net of federal tax benefit) of $0.2 related to this repatriation.

NOTE D - DISCONTINUED OPERATIONS

On September 29, 2006, the Company completed the sale of Tatra to a group of private equity investors. Tatra is located in the Czech Republic and is a manufacturer of on/off road heavy-duty vehicles for commercial and military applications. The Company received $26.2 in cash consideration for the shares of Tatra. Additionally, $31.6 in cash was received in satisfaction of all intercompany note receivable balances from Tatra. The Company had previously disclosed that it did not consider Tatra to be a core business. The Company recorded an after-tax loss of $7.7 on the disposition of Tatra. Results of Tatra, through the date of its disposition, are presented as Income from discontinued operations - net of tax in the Consolidated Statements of Income for all periods presented. Tatra was previously included in the Roadbuilding, Utility Products and Other segment.

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NOTE E - EARNINGS PER SHARE

The Company executed the Stock Split effective July 14, 2006. Accordingly, all references to the number of shares and per share amounts, for all periods presented below, have been adjusted to reflect this stock split.

	(in millions, except per share data)
	2006	2005	2004

Income from continuing operations	$396.5	$187.6	$320.6
Income from discontinued operations-net of tax	11.1	0.9	3.5
Loss on disposition of discontinued operations-net of tax	(7.7)	—	—

Net income	$399.9	$188.5	$324.1

Basic Shares:
Weighted average shares outstanding	100.7	99.4	98.2

Earnings per share - basic:
Income from continuing operations	$3.94	$1.89	$3.26
Income from discontinued operations-net of tax	0.11	0.01	0.04
Loss on disposition of discontinued operations-net of tax	(0.08)	—	—

Net income	$3.97	$1.90	$3.30

Diluted shares:
Weighted average shares outstanding	100.7	99.4	98.2
Effect of dilutive securities:
Stock options and restricted stock awards	2.3	2.8	4.0

Diluted weighted average shares outstanding	103.0	102.2	102.2

Earnings per share - diluted:
Income from continuing operations	$3.85	$1.84	$3.14
Income from discontinued operations-net of tax	0.10	—	0.03
Loss on disposition of discontinued operations-net of tax	(0.07)	—	—

Net income	$3.88	$1.84	$3.17

Options to purchase 1.1 million, 4 thousand and 232 thousand shares of Common Stock were outstanding during 2006, 2005, 2004 respectively, but were not included in the computation of diluted earnings per share. These options and restricted awards were generally excluded because the exercise or grant price, as applicable, of the awards exceeded the average market price for the period and the effect would be anti-dilutive.

NOTE F - INVENTORIES

Inventories consist of the following:

	December 31,
	2006	2005

Finished equipment	$456.4	$440.8
Replacement parts	320.5	314.8
Work-in-process	267.3	243.5
Raw materials and supplies	457.8	319.1

Inventories	$1,502.0	$1,318.2

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At December 31, 2006 and 2005, the Company had inventory reserves of $97.9 and $79.9, respectively, for excess and obsolete inventory.

NOTE G - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31,
	2006	2005

Property	$49.2	$50.2
Plant	207.5	217.4
Equipment	313.8	311.8

	570.5	579.4
Less: Accumulated depreciation	(232.0)	(249.5)

Net property, plant and equipment	$338.5	$329.9

NOTE H - EQUIPMENT SUBJECT TO OPERATING LEASES

Operating leases arise from the leasing of the Company’s products to customers. Initial noncancellable lease terms typically range up to 84 months. The net book value of equipment subject to operating leases was approximately $85 and $93 (net of accumulated depreciation of approximately $40 and $37) at December 31, 2006 and 2005, respectively, and is included in Other assets on the Company’s Consolidated Balance Sheet. The equipment is depreciated on the straight-line basis over the shorter of the estimated useful life or the estimated amortization period of any borrowings secured by the asset to its estimated salvage value.

Future minimum lease payments to be received under noncancellable operating leases with lease terms in excess of one year are as follows:

Years ending December 31,
2007	$10.2
2008	3.6
2009	2.3
2010	1.1
2011	—
Thereafter	—

$17.2

The Company received approximately $16 and $11 of rental income from assets subject to operating leases with lease terms greater than one year during 2006 and 2005, respectively, none of which represented contingent rental payments.

NOTE I - NET INVESTMENT IN SALES-TYPE LEASES

From time to time, the Company leases new and used products manufactured and sold by the Company to domestic and foreign distributors, end users and rental companies. The Company provides specialized financing alternatives that include sales-type leases, operating leases and short-term rental agreements.

At the time a sales-type lease is consummated, the Company records the gross finance receivable, unearned finance income and the estimated residual value of the leased equipment. Unearned finance income represents the excess of the gross minimum lease payments receivable plus the estimated residual value over the fair value of the equipment. Residual values represent the estimate of the values of the equipment at the end of the lease contracts and are initially recorded based on industry data and management’s estimates. Realization of the residual values is dependent on the Company’s future ability to market the equipment under then prevailing market conditions. Management reviews residual values periodically to determine that recorded amounts are appropriate. Unearned finance income is recognized as financing income using the interest method over the term of the transaction. The allowance for future losses is established through charges to the provision for credit losses.

During 2006, 2005 and 2004, Genie Holdings, Inc. and its affiliates (“Genie”), part of the Aerial Work Platforms segment, entered into a number of arrangements with financial institutions to provide financing of new and eligible Genie products to distributors and rental companies. Under these programs, Genie originates leases or leasing opportunities with distributors and rental companies. If Genie originates the lease with a distributor or rental company, the financial institution will purchase the equipment and take assignment of the lease contract

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from Genie. If Genie originates a lease opportunity, the financial institution will purchase the equipment from Genie and execute a lease contract directly with the distributor or rental company. In some instances, Genie retains certain credit and/or residual recourse in these transactions. Genie’s maximum exposure, representing a contingent liability, under these transactions reflects a $25.4 credit risk and a $29.8 residual risk at December 31, 2006.

The Company’s contingent liabilities previously referred to have not taken into account various mitigating factors. These factors include the staggered timing of maturity of lease transactions, resale value of the underlying equipment, lessee return penalties and annual loss caps on credit loss pools. Further, the credit risk contingent liability assumes that the individual leases were to all default at the same time and that the repossessed equipment has no market value.

The components of net investment in sales-type leases, which are included in Other assets on the Company’s Consolidated Balance Sheet, consisted of the following at December 31, 2006:

Gross minimum lease payments receivable	$5.8
Estimated residual values	0.1
Allowance for future losses	(0.8)
Unearned finance income	(0.9)

Net investment in sales-type leases	4.2
Less: Current portion	(2.5)

Non-current net investment in sales-type leases	$1.7

Scheduled future gross minimum lease payments receivable are as follows:

Years ending December 31,
2007	$3.0
2008	1.0
2009	0.6
2010	0.6
Thereafter	0.6

Total	$5.8

NOTE J - ACQUISITIONS

2006 Acquisitions

On January 24, 2006, the Company acquired Halco for approximately $15 in cash, plus assumption of certain capitalized leases and pension liabilities. Halco is headquartered in Southowram, England, with operations also in the United States, Ireland and Australia. Halco designs, manufactures and distributes down-the-hole drill bits and hammers for drills. The results of Halco are included in the Materials Processing & Mining Segment from the date of acquisition.

On March 9, 2006, Terex’s Unit Rig mining truck business entered into a joint venture with Inner Mongolia North Hauler Joint Stock Company Limited to produce high capacity surface mining trucks in China. Terex owns a controlling 50% interest in this joint venture, Terex NHL, a company incorporated under the laws of China. The results of Terex NHL are included in the Materials Processing & Mining Segment from the date of acquisition.

On April 4, 2006, the Company acquired Power Legend and its affiliates, including a controlling 50% ownership interest in Sichuan Crane, for approximately $25 in cash. Sichuan Crane is headquartered in Luzhou, China and designs, manufactures, sells and repairs cranes and other construction equipment and components. The results of Power Legend and Sichuan Crane are included in the Cranes segment from their date of acquisition.

2004 Acquisitions

On September 7, 2004, the Company completed the acquisition of Noble CE, LLC, now known as Terex Mexico, and its Mexican subsidiary (collectively, “Terex Mexico”). Terex Mexico, with its manufacturing facility located in Mexico, manufactures high capacity surface mining trucks and performs fabrication work for other Terex businesses. In connection with the acquisition, the Company paid $5.0 cash. The results of Terex Mexico are included in the Materials Processing & Mining Segment from the date of acquisition.

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On December 31, 2004, the Company completed the acquisition of the Reedrill division of Metso Corporation (“Reedrill”). Reedrill, headquartered in Denison, Texas, is a manufacturer of surface drilling equipment for use in the mining, construction and utility industries. In connection with the acquisition, the Company paid $38.6 cash. The results of Reedrill are included in the Materials Processing & Mining Segment from the date of acquisition.

NOTE K - INVESTMENT IN JOINT VENTURE

The Company owns a forty percent (40%) interest in the TFSH joint venture. A European financial institution owns the majority sixty percent (60%) interest in TFSH. As defined by FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51,” TFSH is a variable interest entity. Based on the legal, financial and operating structure of TFSH, the Company has concluded that it is not the primary beneficiary of TFSH and that it does not control the operations of TFSH. Accordingly, the Company does not consolidate the results of TFSH into its Consolidated Financial Statements. The Company applies the equity method of accounting for its investment in TFSH. The scope of TFSH’s operations includes the opportunity to facilitate the financing of the Company’s products sold in certain areas of Europe.

As of December 31, 2006, TFSH had total assets of $452, consisting primarily of financing receivables and lease related equipment, and total liabilities of $407, consisting primarily of debt issued by the joint venture partner. Prior to March 31, 2006, the Company provided guarantees related to potential losses arising from shortfalls in the residual values of financed equipment or credit defaults by the joint venture’s customers. As of December 31, 2006, the maximum exposure to loss under these guarantees was $25. Additionally, the Company is required to maintain a capital account balance in TFSH, pursuant to the terms of the joint venture, which could result in the reimbursement to TFSH by the Company of losses to the extent of the Company’s ownership percentage. As a result of the capital account balance requirements for TFSH, during the first quarter of 2006, the Company contributed its proportional share of these requirements, which represented an additional $3.4 in cash to TFSH.

NOTE L - GOODWILL

The Company performed its most recent annual review of the carrying value of its goodwill, as required by SFAS No. 142, as of October 1, 2006. There were no indicators of goodwill impairment based on this review. Based on the review performed as of October 1, 2005, the Company determined that the ATC reporting unit, which is part of the Roadbuilding, Utility Products and Other segment, had a carrying value in excess of its projected discounted cash flow. ATC’s products are heavy-duty on and off-road vehicles for military use and ATC is dependent on government contracts for revenue. Anticipated contracts between ATC and the U.S. Marine Corps did not materialize and the Israeli Ministry of Defense did not exercise its options for additional vehicles from ATC as expected. In addition, ATC was negatively impacted by continued funding delays from the Company’s minority partner in ATC. The analysis resulted in goodwill impairment of $3.3 recognized during the fourth quarter of 2005. Also during 2005, goodwill was reduced by $5.1 upon finalization of the balance sheet for the acquisition of Reedrill. Subsequent impairment tests will be performed as of October 1 of each year and more frequently as circumstances warrant.

An analysis of changes in the Company’s goodwill by business segment is as follows:

	Aerial Work Platforms	Construction	Cranes	Materials Processing & Mining	Roadbuilding, Utility Products and Other	Total

Balance at December 31, 2004	$85.2	$167.2	$104.7	$217.8	$92.2	$667.1
Impairment	—	—	—	—	(3.3)	(3.3)
Acquisitions	—	—	—	(5.1)	—	(5.1)
Use of tax net operating losses (1)	—	(54.4)	—	—	—	(54.4)
Foreign exchange effect and other	(0.2)	(26.9)	(7.5)	(13.3)	(0.7)	(48.6)

Balance at December 31, 2005	$85.0	$85.9	$97.2	$199.4	$88.2	$555.7
Acquisitions	1.6	—	21.6	1.7	—	24.9
Use of tax net operating losses (1)	—	—	—	—	(10.3)	(10.3)
Deferred tax liability (2)	21.1	—	—	—	—	21.1
Foreign exchange effect and other	(3.5)	27.8	(3.6)	20.6	0.1	41.4

Balance at December 31, 2006	$104.2	$113.7	$115.2	$221.7	$78.0	$632.8

(1)	Reflects reversal of valuation allowance related to acquired net operating losses that were subsequently deemed to be realizable.

(2)	Reflects deferred tax liabilities related to temporary differences established in purchase accounting.

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In June 2006, the Company made a $0.7 cash payment to the previous owners of Genie, $0.3 of which includes payments to Robert Wilkerson, an employee of the Company who served as Executive Vice President of the Company during 2006. In October 2006, cash payments of $0.9 were made to the previous owners of Genie, which included a payment to Mr. Wilkerson of $0.5. These payments were related to a contingent deferred purchase price adjustment arising out of the Company’s acquisition of Genie on September 18, 2002, and were based on the collection of certain trade receivables, which were outstanding on the Genie acquisition date. Total cash payments through December 31, 2006 made to Mr. Wilkerson as a result of this collection activity were $7.1. Genie is included in the Aerial Work Platforms segment.

NOTE M - DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into two types of derivatives: hedges of fair value exposures and hedges of cash flow exposures. Fair value exposures relate to recognized assets or liabilities and firm commitments, while cash flow exposures relate to the variability of future cash flows associated with recognized assets or liabilities or forecasted transactions.

The Company operates internationally, with manufacturing and sales facilities in various locations around the world, and uses certain financial instruments to manage its foreign currency, interest rate and fair value exposures. To qualify a derivative as a hedge at inception and throughout the hedge period, the Company formally documents the nature and relationships between hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it is deemed probable that the forecasted transaction will not occur, the gain or loss is recognized in current earnings. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. The Company does not engage in trading or other speculative use of financial instruments.

The Company uses forward contracts and options to mitigate its exposure to changes in foreign currency exchange rates on third-party and intercompany forecasted transactions. The primary currencies to which the Company is exposed are the Euro and the British Pound. When using options as a hedging instrument, the Company excludes the time value from the assessment of effectiveness. The effective portion of unrealized gains and losses associated with forward contracts and the intrinsic value of option contracts are deferred as a component of Accumulated other comprehensive income until the underlying hedged transactions are reported on the Company’s Consolidated Statement of Income. The Company uses interest rate swaps to mitigate its exposure to changes in interest rates related to existing issuances of variable rate debt and to fair value changes of fixed rate debt. Primary exposure includes movements in the London Interbank Offer Rate (“LIBOR”).

Changes in the fair value of derivatives designated as fair value hedges are recognized in earnings as offsets to changes in fair value of exposures being hedged. The change in fair value of derivatives designated as cash flow hedges are deferred in Accumulated other comprehensive income and are recognized in earnings as hedged transactions occur. Transactions deemed ineffective are recognized in earnings immediately.

The Company records hedging activity related to debt instruments in interest expense and hedging activity related to foreign currency in the accounts for which the hedged items are recorded. On the Consolidated Statement of Cash Flows, the Company records cash flows from hedging activities in the same manner as it records the underlying item being hedged.

The Company entered into an interest rate swap agreement that converted a fixed rate interest payment into a variable rate interest payment. At December 31, 2006, the Company had $200.0 notional amount of this interest rate swap agreement outstanding, which matured in 2014. The fair market value of this swap at December 31, 2006 was a net loss of $5.3, which is recorded in Other non-current liabilities. This swap agreement has been designated as, and is effective as, a fair value hedge of an outstanding debt instrument. In order to maintain an appropriate balance between floating and fixed rate obligations on its mix of indebtedness, the Company exited this interest rate swap agreement on January 15, 2007 and paid $5.4. This loss will be recorded as an adjustment to the carrying value of the hedged debt and will be amortized through the original debt maturity date of 2014.

During December 2002, the Company exited an interest rate swap agreement in the notional amount of $100.0 with an original maturity date in 2011 that converted fixed rate interest payments into variable rate interest payments. The Company received $5.6 upon exiting this swap agreement. This gain was recorded as an adjustment to the carrying value of the hedged debt and was being amortized through the debt maturity date. On June 30, 2006, the Company repaid one-third of the hedged debt and, therefore, $1.1 of the unamortized gain was recognized as interest income in the second quarter of 2006. On August 14, 2006, the Company redeemed the remaining $200 outstanding principal amount of the hedged debt and, therefore, the remaining unamortized gain of $2.0 was recognized as interest income in the third quarter of 2006.

On March 31, 2005 and August 11, 2005, the Company exited interest rate swap agreements with notional amounts of $100.0 and $79.0, respectively, in order to maintain an appropriate balance between floating and fixed rate obligations on its mix of indebtedness. As a result of these transactions, the Company recorded a gain of $0.1 in interest expense during 2005.

The Company is also a party to currency exchange forward contracts that generally mature within one year to manage its exposure to changing currency exchange rates. At December 31, 2006, the Company had $943.9 of notional amount of currency exchange forward contracts outstanding, most of which mature on or before December 31, 2007. The fair market value of these swaps at December 31, 2006 was a net gain

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of $0.9. At December 31, 2006, $876.3 notional amount ($0.7 of fair value gains) of these swap agreements have been designated as, and are effective as, cash flow hedges of specifically identified transactions. During 2006, 2005 and 2004, the Company recorded the change in fair value for these cash flow hedges to Accumulated other comprehensive income, and reclassified to earnings a portion of the deferred gain or loss from Accumulated other comprehensive income as the hedged transactions occurred and were recognized in earnings.

At December 31, 2006, the fair value of all derivative instruments designated as cash flow hedges and fair value hedges has been recorded in the Consolidated Balance Sheet as an asset of $7.2 and as a liability of $11.6.

Counterparties to interest rate derivative contracts and currency exchange forward contracts are major financial institutions with credit ratings of investment grade or better and no collateral is required. There are no significant risk concentrations. Management believes the risk of incurring losses on derivative contracts related to credit risk is remote and any losses would be immaterial.

Unrealized net gains (losses) included in Other Comprehensive Income are as follows:

		For the Year Ended December 31,
	2006	2005	2004

Balance at beginning of period	$(3.0)	$2.6	$6.5
Additional gains	(6.0)	3.2	13.9
Amounts reclassified to earnings	10.0	(8.8)	(17.8)

Balance at end of period	$1.0	$(3.0)	$2.6

The estimated amount of existing pre-tax net losses for derivative contracts in Accumulated other comprehensive income as of December 31, 2006 that is expected to be reclassified into earnings during the year ending December 31, 2007 is $1.0.

NOTE N - RESTRUCTURING AND OTHER CHARGES

The Company continually evaluates its cost structure to ensure that it is appropriately positioned to respond to changing market conditions. Given recent economic trends and a decrease in the Company’s acquisition activity, the Company has been initiating fewer restructuring programs, as the Company’s facilities have been generally operating at satisfactory capacity levels. In 2004, the Company initiated several programs to reduce duplicative operating facilities, including those arising from the Company’s acquisitions, and to respond to changing market demand and to optimize facility utilization.

In the second quarter of 2004, the Company recorded a charge of $2.7 related to restructuring at its Atlas Terex facility in Loeningen, Germany, of which $2.2 has been recorded in Cost of goods sold and $0.5 has been recorded in Selling, general and administrative expenses. The Company implemented this restructuring because it concluded that it was more cost-effective to outsource the activities that had been performed previously at the Loeningen facility. The closure of this facility reduced employment by approximately 40 employees and was completed by December 31, 2005.

Also, in the second quarter of 2004, the Company recorded a charge of $4.3 in Cost of goods sold for restructuring related to the closure of its Atlas Terex truck-mounted crane facility in Hamilton, Scotland. The charge was a result of the Company’s decision to consolidate production at the Atlas Terex facility in Delmenhorst, Germany, which already manufactured truck-mounted cranes. The consolidation lowered the Company’s cost structure for this business and better utilized manufacturing capacity. As a result of the restructuring, the Company accrued for a headcount reduction of approximately 90 employees at the Hamilton facility, which was completed by December 31, 2005.

In addition, during the second quarter of 2004, the Company established a restructuring program, recorded in Cost of goods sold, to move its pump manufacturing business from its Terex Pegson facility in Coalville, England to another Materials Processing and Mining segment component manufacturing facility in Scotland. The non-cash charge to Cost of goods sold was $0.3. The Company completed the relocation of this manufacturing line at December 31, 2004 which freed needed capacity at the Terex Pegson facility for crushing equipment production. In addition, substantially all of the costs associated with this relocation have been incurred. Terex Pegson is included in the Materials Processing and Mining segment.

In the second quarter of 2004, the Company created a restructuring program to reduce the number of installation facilities in its Terex Utilities South business unit from four facilities to three facilities. Headcount related to this program was reduced by 20 employees. The Company recorded a $0.3 charge to Cost of goods sold related to this program. This charge consisted of $0.2 cash and a $0.1 non-cash component. This program was completed by December 31, 2005. Terex Utilities South is included in the Roadbuilding, Utility Products and Other segment.

In aggregate, the restructuring charges incurred during 2006, 2005 and 2004 were included in Cost of goods sold ($0.0, $1.6 and $8.2) and Selling, general and administrative expenses ($0.9, $0.3 and $1.3), respectively.

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NOTE O - LONG-TERM OBLIGATIONS

Long-term debt is summarized as follows:

	December 31,
	2006	2005

7-3/8% Senior Subordinated Notes due January 15, 2014	$298.2	$297.9
9-1/4% Senior Subordinated Notes due July 15, 2011	200.0	200.0
10-3/8% Senior Subordinated Notes due April 1, 2011	—	300.0
2006 Credit Agreement - term debt	199.0	—
2006 Credit Agreement - revolving credit facility	19.5	—
2002 Credit Agreement - term debt	—	230.6
2002 Credit Agreement - revolving credit facility	—	33.8
Notes payable	7.6	15.6
Capital lease obligations	6.4	10.1
Other	32.4	35.9

Total debt	763.1	1,123.9
Less: Notes payable and current portion of long-term debt	(227.0)	(48.1)

Long-term debt, less current portion	$536.1	$1,075.8

7-3/8% Senior Subordinated Notes

On November 25, 2003, the Company sold and issued $300 aggregate principal amount of 7-3/8% Senior Subordinated Notes Due 2014 discounted to yield 7-1/2% (“7-3/8% Notes”). The 7-3/8% Notes are jointly and severally guaranteed by certain domestic subsidiaries of the Company (see Note U - “Consolidating Financial Statements”). The 7-3/8% Notes were issued in a private placement made in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). During the second quarter of 2004, the outstanding unregistered 7-3/8% Notes were exchanged for 7-3/8% Notes registered under the Securities Act. The 7-3/8% Notes are redeemable by the Company beginning in January 2009 at an initial redemption price of 103.688% of principal amount.

9-1/4% Senior Subordinated Notes

On December 17, 2001, the Company sold and issued $200 aggregate principal amount of 9-1/4% Senior Subordinated Notes Due 2011 (“9-1/4% Notes”). The 9-1/4% Notes are jointly and severally guaranteed by certain domestic subsidiaries of the Company (see Note U - “Consolidating Financial Statements”). The 9-1/4% Notes were issued in a private placement made in reliance upon an exemption from registration under the Securities Act. During the first quarter of 2002, the outstanding unregistered 9-1/4% Notes were exchanged for 9-1/4% Notes registered under the Securities Act. The 9-1/4% Notes were redeemable by the Company beginning in January 2007 at an initial redemption price of 104.625% of principal amount.

On January 15, 2007, the Company redeemed the outstanding $200 principal amount of 9-1/4% Notes. The total cash paid was $218.5, and included a call premium of 4.625% as set forth in the indenture for the 9-1/4% Notes plus accrued interest of $46.25 per $1,000 principal amount at the redemption date. The Company recorded pre-tax charges of $12.5 in the first quarter of 2007 for the call premium and accelerated amortization of debt acquisition costs as a loss on early extinguishment of debt.

10-3/8% Senior Subordinated Notes

On March 29, 2001, the Company sold and issued $300 aggregate principal amount of 10-3/8% Senior Subordinated Notes Due 2011 (“10-3/8% Notes”). The 10-3/8% Notes were issued in a private placement made in reliance upon an exemption from registration under the Securities Act. During the third quarter of 2001, the outstanding unregistered 10-3/8% Notes were exchanged for 10-3/8% Notes registered under the Securities Act. The 10-3/8% Notes were redeemable by the Company beginning in April 2006 at an initial redemption price of 105.188% of principal amount.

On June 30, 2006, the Company completed the redemption of $100 principal amount of the $300 principal amount outstanding under the 10-3/8% Notes. The total cash paid was $107.8, and included a call premium of 5.188% as set forth in the indenture for the 10-3/8% Notes plus accrued interest of $25.65 per $1,000 principal amount at the redemption date. The Company recorded pre-tax charges of $6.7 in the second quarter of 2006 for the call premium and accelerated amortization of debt acquisition costs as a loss on early extinguishment of debt.

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On August 14, 2006, the Company redeemed the remaining $200 outstanding principal amount of the 10-3/8% Notes. The total cash paid was $218.0, and included a call premium of 5.188% as set forth in the indenture for the 10-3/8% Notes plus accrued interest of $38.33 per $1,000 principal amount at the redemption date. The Company recorded pre-tax charges of $13.2 in the third quarter of 2006 for the call premium and accelerated amortization of debt acquisition costs as a loss on early extinguishment of debt.

2006 Credit Agreement

On July 14, 2006, the Company and certain of its subsidiaries entered into a Credit Agreement (the “2006 Credit Agreement”) with the lenders party thereto (the “New Lenders”) and Credit Suisse, as administrative and collateral agent. The 2006 Credit Agreement provides the Company with a revolving line of credit of up to $700 available through July 14, 2012 and term debt of $200 that will mature on July 14, 2013. The revolving line of credit consists of $500 of domestic revolving loans and $200 of multicurrency revolving loans. The 2006 Credit Agreement also provides for incremental loan commitments of up to $300, which may be extended at the option of the New Lenders, in the form of revolving credit loans, term loans or a combination of both.

As of December 31, 2006, the Company had $199.0 of term loans outstanding under the 2006 Credit Agreement. Term loans under the 2006 Credit Agreement bear interest at a rate of LIBOR plus 1.75%. The weighted average interest rate on the term loans under the 2006 Credit Agreement at December 31, 2006 was 7.11%.

The 2006 Credit Agreement incorporates facilities for issuance of letters of credit. Letters of credit issued under the 2006 Credit Agreement decrease availability under the $700 revolving line of credit.

As of December 31, 2006, the Company had a balance of $19.5 outstanding under the revolving credit component of the 2006 Credit Agreement and letters of credit issued under the 2006 Credit Agreement totaled $120.2. The weighted average interest rate on the outstanding portion of the 2006 Credit Agreement revolving credit component was 5.32% at December 31, 2006.

The 2006 Credit Agreement requires the Company to comply with a number of covenants. These covenants require the Company to meet certain financial tests, namely (a) a requirement that the Company maintain a consolidated leverage ratio, as defined in the 2006 Credit Agreement, not in excess of 3.75 to 1.00 on the last day of any fiscal quarter, and (b) a requirement that the Company maintain a consolidated fixed charge coverage ratio, as defined in the 2006 Credit Agreement, of not less than 1.25 to 1.00 for any period of four consecutive fiscal quarters. The covenants also limit, in certain circumstances, Terex’s ability to take a variety of actions, including: incur indebtedness; create or maintain liens on its property or assets; make investments, loans and advances; engage in acquisitions, mergers, consolidations and asset sales; and pay dividends and distributions, including share repurchases. The 2006 Credit Agreement also contains customary events of default.

The Company is currently in compliance with all of its financial covenants under the New Credit Agreement. The Company’s future compliance with its financial covenants under the New Credit Agreement will depend on its ability to generate earnings and manage its assets effectively. The Company’s bank credit facilities also have various non-financial covenants, both requiring the Company to refrain from taking certain actions (as described above) and requiring the Company to take certain actions, such as keeping in good standing its corporate existence, maintaining insurance, and providing its bank lending group with financial information on a timely basis. The Company’s future ability to provide its bank lending group with financial information on timely basis will depend on its ability to file its periodic reports with the Securities and Exchange Commission (“SEC”) in a timely manner.

Furthermore, the Company and certain of its subsidiaries agreed to take certain actions to secure borrowings under the 2006 Credit Agreement. As a result, on July 14, 2006, the Company and certain of its subsidiaries entered into a Guarantee and Collateral Agreement with Credit Suisse, as collateral agent for the New Lenders, granting security to the New Lenders for amounts borrowed under the 2006 Credit Agreement. The security granted by the Company under the 2006 Credit Agreement is tied to the Company’s credit ratings. If the credit ratings of the Company’s debt under the 2006 Credit Agreement are lower than BB and Ba2 by Standard and Poor’s and Moody’s, respectively, with no negative outlook (the “Initial Ratings Threshold”), then the Company is required to (a) pledge as collateral the capital stock of the Company’s material domestic subsidiaries and 65% of the capital stock of certain of the Company’s material foreign subsidiaries (the “Stock Collateral”) and (b) provide a first priority security interest in, and mortgages on, substantially all of the Company’s domestic assets (the “Non-Stock Collateral”). If the credit ratings of the Company’s debt under the 2006 Credit Agreement exceed the Initial Ratings Threshold for a period of 90 consecutive days, then the Company is no longer required to pledge the Non-Stock Collateral. Further, if the credit ratings of the Company’s debt under the 2006 Credit Agreement are higher than BBB- and Baa3 by Standard and Poor’s and Moody’s, respectively, with no negative outlook (the “Investment Grade Threshold”), for a period of 90 consecutive days, then the Company also is no longer required to pledge the Stock Collateral.

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These security triggers operate in both directions. Should the Company exceed the Investment Grade Threshold, but subsequently declines in ratings below the Investment Grade Threshold for a period longer than 30 consecutive days, the Company would once again need to pledge the Stock Collateral. Similarly, if the Company exceeds the Initial Ratings Threshold and subsequently declines below the Initial Ratings Threshold for a period longer than 30 consecutive days, the Company would again need to grant security in the Non-Stock Collateral.

At the time the New Credit Agreement was executed, the Company was below the Initial Ratings Threshold, and had to pledge as security the Stock Collateral and the Non-Stock Collateral. Currently, the ratings of the Company’s debt under the New Credit Agreement is BB from Standard and Poor’s and Ba1 from Moody’s, which is above the Initial Ratings Threshold but below the Investment Grade Threshold. As a result, while the Company continues to pledge the Stock Collateral as security, the Company is not currently required to pledge the Non-Stock Collateral as security.

In connection with the 2006 Credit Agreement, the Company terminated its existing amended and restated credit agreement, dated as of July 3, 2002, as amended (the “2002 Credit Agreement”), among the Company and certain of its subsidiaries, the lenders thereunder and Credit Suisse, as administrative agent and collateral agent, and related agreements and documents. The Company used the proceeds from $200 of term loans under the 2006 Credit Agreement and cash on hand to pay in full all amounts outstanding under the 2002 Credit Agreement at the date of termination. In connection with the termination of the 2002 Credit Agreement, the Company recorded pre-tax charges of $3.4 for the accelerated amortization of debt acquisition costs as a loss on early extinguishment of debt.

2002 Credit Agreement

On July 3, 2002, the Company entered into the 2002 Credit Agreement with its bank lending group. The 2002 Credit Agreement provided for $375 of term debt maturing on July 3, 2009 and a revolving credit facility of $300 that was available through July 3, 2007.

As of December 31, 2005, the Company had $230.6 of term loans outstanding under the 2002 Credit Agreement. Term loans under the 2002 Credit Agreement bore interest at a rate of 2.0% to 2.5% per annum in excess of the adjusted Eurodollar rate. The weighted average interest rate on the term loans under the 2002 Credit Agreement at December 31, 2005 was 6.68%.

As of December 31, 2005, the Company had a balance of $33.8 outstanding under the revolving credit component of the 2002 Credit Agreement, and letters of credit issued under the 2002 Credit Agreement totaled $44.9. The weighted average interest rate on the outstanding portion of the 2002 Credit Agreement revolving credit component was 4.49% at December 31, 2005.

Schedule of Debt Maturities

Scheduled annual maturities of the principal portion of long-term debt outstanding at December 31, 2006 in the successive five-year period are summarized below. Amounts shown are exclusive of minimum lease payments for capital lease obligations disclosed in Note P – “Lease Commitments:”

2007	$225.1
2008	8.9
2009	4.0
2010	4.1
2011	2.0
Thereafter	517.9

Total	$762.0

The total carrying value of long-term debt at December 31, 2006 was $756.7. The $5.3 difference is due to the fair value adjustment decreasing the carrying value of debt as a result of accounting for fair value hedges for the fixed interest rate to floating interest rate swap on the 7-3/8% Notes. See Note M - “Derivative Financial Instruments.”

Based on quoted market values, the Company estimates that the fair values of the 7-3/8% Notes and the 9-1/4% Notes were approximately $302 and $209, respectively as of December 31, 2006. The Company believes that the carrying value of its other borrowings approximates fair market value, based on discounting future cash flows using rates currently available for debt of similar terms and remaining maturities.

The Company paid $117.0, $94.4 and $85.9 of interest in 2006, 2005 and 2004, respectively.

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NOTE P - LEASE COMMITMENTS

The Company leases certain facilities, machinery, equipment and vehicles with varying terms. Under most leasing arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Certain of the equipment leases are classified as capital leases and the related assets have been included in Property, Plant and Equipment. Net assets under capital leases were $18.0 and $14.8, net of accumulated amortization of $4.7 and $8.5, at December 31, 2006 and 2005, respectively.

Future minimum capital and noncancellable operating lease payments and the related present value of capital lease payments at December 31, 2006 are as follows:

	Capital Leases	Operating Leases

2007	$2.0	$56.5
2008	1.9	45.7
2009	1.0	33.8
2010	0.9	28.4
2011	0.6	22.2
Thereafter	0.4	111.0

Total minimum obligations	6.8	$297.6

Less: amount representing interest	(0.4)

Present value of net minimum obligations	6.4
Less: current portion	(2.0)

Long-term obligations	$4.4

Most of the Company’s operating leases provide the Company with the option to renew the leases for varying periods after the initial lease terms. These renewal options enable the Company to renew the leases based upon the fair rental values at the date of expiration of the initial lease. Total rental expense under operating leases was $65.6, $57.2 and $64.5 in 2006, 2005 and 2004, respectively.

NOTE Q - RETIREMENT PLANS AND OTHER BENEFITS

In September 2006, the FASB issued SFAS No. 158, which requires that the Company recognize the funded status of its defined benefit and other postretirement benefit plans in its December 31, 2006 Consolidated Balance Sheet, with changes in the funded status recognized through comprehensive income, net of tax, in the year in which they occur. SFAS No. 158 also requires the measurement of the funded status of the Company’s plans as of its year-end balance sheet date no later than 2008. The Company currently uses its year-end balance sheet date as its measurement date. SFAS 158 does not change the amount of net periodic benefit cost included in the Company’s Consolidated Statements of Income. Effective December 31, 2006, the Company adopted SFAS 158 and recognized the funded status of its defined benefit and postretirement benefits plans in the accompanying Consolidated Balance Sheet.

The incremental effect of applying SFAS No. 158 on the Consolidated Balance Sheet at December 31, 2006, was as follows:

	Before Application of SFAS No. 158	Incremental Effect of Application of SFAS No. 158	After Application of SFAS No. 158

Deferred Taxes	$25.8	$10.0	$35.8
Other Assets	$7.6	$(7.6)	$—
Total Assets	$33.4	$2.4	$35.8
Other Current Liabilities	$—	$9.0	$9.0
Total Current Liabilities	$—	$9.0	$9.0
Other Liabilities	$222.0	$11.7	$233.7
Total Liabilities	$222.0	$20.7	$242.7
Accumulated Other Comprehensive Income	$(50.5)	$(18.3)	$(68.8)
Total Stockholders’ Equity	$(50.5)	$(18.3)	$(68.8)
Total Liabilities and Stockholders’ Equity	$171.5	$2.4	$173.9

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Pension Plans

U.S. Plans - As of December 31, 2006, the Company maintained four qualified defined benefit pension plans covering certain domestic employees (the “Terex Plans”). The benefits for the plan covering salaried employees are based primarily on years of service and employees’ qualifying compensation during the final years of employment. Participation in the plan for salaried employees was frozen on or before October 15, 2000. The benefits for three plans covering bargaining unit employees are based primarily on years of service and a flat dollar amount per year of service. Participation was frozen effective December 31, 2000 for one plan, February 18, 2006 for another plan, and will be frozen effective June 29, 2007 for the third plan. This resulted in a curtailment during 2006 for two of the plans and unrecognized prior service cost without future economic benefit was recognized as a loss. For all four plans, no participants will be credited with service following the effective dates of their freeze except that participants are credited with post-freeze service for purposes of determining vesting and retirement eligibility only. It is the Company’s policy generally to fund the Terex Plans based on the minimum requirements of the Employee Retirement Income Security Act of 1974. Plan assets consist primarily of common stocks, bonds, and short-term cash equivalent funds. At December 31, 2005, the Terex Plans held 0.4 million shares of the Company’s Common Stock with market values of $11.9. All of these shares were sold during the third quarter of 2006.

The Company adopted a nonqualified Supplemental Executive Retirement Plan (“SERP”) effective October 1, 2002. The SERP provides retirement benefits to certain senior executives of the Company. Generally, the SERP provides a benefit based on average total compensation earned over a participant’s final five years of employment and years of service reduced by benefits earned under any Company retirement program excluding salary deferrals and matching contributions. In addition, benefits are reduced by Social Security Primary Insurance Amounts attributable to Company contributions. The SERP is unfunded.

Other Postemployment Benefits

The Company has several non-pension post-retirement benefit programs. The health care programs are contributory, with participants’ contributions adjusted annually, and the life insurance plan is non-contributory. The Company provides postemployment health and life insurance benefits to certain former salaried and hourly employees of Terex Cranes - Waverly Operations and Terex Corporation. The Company provides postemployment health benefits for certain former employees at its Cedarapids and Simplicity Engineering operations.

The liability of the Company’s U.S. plans, including the SERP, as of December 31, was as follows:

	Pension Benefits		Other Benefits

	2006	2005	2006	2005

Accumulated benefit obligation at end of year	$133.4	$132.4

Change in benefit obligation:
Benefit obligation at beginning of year	$134.4	$126.4	$15.2	$14.2
Service cost	1.5	1.6	0.2	0.2
Interest cost	7.6	7.4	0.8	0.8
Impact of plan amendments	—	3.0	(0.3)	(4.4)
Actuarial loss	1.5	4.2	1.2	5.8
Benefits paid	(8.4)	(8.2)	(1.3)	(1.4)

Benefit obligation at end of year	136.6	134.4	15.8	15.2

Change in plan assets:
Fair value of plan assets at beginning of year	102.8	102.4	—	—
Actual return on plan assets	14.3	6.7	—	—
Employer contribution	3.7	1.9	1.3	1.4
Benefits paid	(8.4)	(8.2)	(1.3)	(1.4)

Fair value of plan assets at end of year	112.4	102.8	—	—

Funded status	$(24.2)	$(31.6)	$(15.8)	$(15.2)

Amounts recognized in the statement of financial position consist of:
Current liabilities	$—	$5.5	$1.7	$2.2
Non-current liabilities	24.2	24.1	14.1	5.3

Total liabilities	$24.2	$29.6	$15.8	$7.5

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Amounts recognized in accumulated other comprehensive income consist of:
Actuarial net loss	$41.1	$48.4	$7.7	$—
Prior service cost	2.8	—	0.2	—

Total amounts recognized in accumulated other comprehensive income	$43.9	$48.4	$7.9	$—

	Pension Benefits		Other Benefits
	2006	2005	2006	2005

Weighted-average assumptions as of December 31:
Discount rate	5.75%	5.75%	5.75%	5.75%
Expected return on plan assets	8.00%	8.00%	N/A	N/A
Rate of compensation increase	3.75%	4.00%	N/A	N/A

	Pension Benefits			Other Benefits
	2006	2005	2004	2006	2005	2004

Components of net periodic cost:
Service cost	$1.5	$1.6	$1.2	$0.2	$0.2	$0.2
Interest cost	7.6	7.4	7.1	0.8	0.8	0.8
Expected return on plan assets	(8.0)	(7.9)	(7.4)	—	—	—
Amortization of prior service cost	0.6	1.0	0.7	0.1	0.1	0.4
Curtailment	5.2	—	—	—	—	—
Recognized actuarial loss	2.5	2.4	2.2	0.6	0.5	0.5

Net periodic cost	$9.4	$4.5	$3.8	$1.7	$1.6	$1.9

	Pension Benefits	Other Benefits
Amounts to be recognized in expense for fiscal year ending 2007:
Actuarial net loss	$2.0	$0.6
Prior service cost	0.4	0.1

Total amount to be recognized in expense for fiscal year ending 2007	$2.4	$0.7

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the U.S. pension plans, including the SERP, with accumulated benefit obligations in excess of plan assets were $136.6, $133.4 and $112.4, respectively, as of December 31, 2006, and $134.4, $132.4 and $102.8, respectively, as of December 31, 2005.

The discount rate enables the Company to estimate the present value of expected future cash flows on the measurement date. The rate used reflects a rate of return on high-quality fixed income investments that match the duration of expected benefit payments at the December 31 measurement date.

Consistent with the Company’s investment strategy, the rate used for the expected return on plan assets is based on a number of different factors. Both the historical and prospective long-term expected asset performances are considered in determining the rate of return. While the Company examines performance and future expectations annually, it also views historic asset portfolios and performance over a long period of years before recommending a change. In the short term there may be fluctuations of positive and negative yields year over year, but over the long-term, the return is expected to be approximately 8%.

At December 31, 2005, the Company’s Common Stock represented 11.6% of the assets in the Terex Plans. During the third quarter of 2006, all of the Company’s Common Stock in the Terex Plans was sold. The asset allocation, excluding the Company’s Common Stock, for the Company’s U.S. defined benefit pension plans at December 31, 2006 and 2005 and target allocation for 2007 are as follows:

	Percentage of Plan Assets at December 31,		Target Allocation
	2006	2005	2007

Equity Securities, excluding Terex Common Stock	41.4%	42.3%	32% - 48%
Fixed Income	58.6%	57.7%	54% - 66%

Total, excluding Terex Common Stock	100.0%	100.0%

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The Company plans to contribute approximately $3.7 to its U.S. defined benefit pension plans in 2007. The Company’s estimated future benefit payments under its U.S. plans are as follows:

Year Ending December 31,	Pension Benefits	Other Benefits

2007	$ 8.1	$1.7
2008	$ 8.3	$1.8
2009	$ 8.6	$1.9
2010	$ 8.8	$1.8
2011	$ 9.0	$1.8
2012-2016	$ 47.1	$6.6

For measurement purposes, a 13.00 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2007. The rate was assumed to decrease gradually to 4.75 percent for 2011 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease

Effect on total service and interest cost components	$ —	$ (0.1)
Effect on postretirement benefit obligation	$ 0.4	$ (0.8)

International Plans - As part of the acquisition of Power Legend and its affiliates, including a 50% controlling ownership interest in Sichuan Crane, on April 4, 2006, the Company acquired a pension plan in China. As part of the acquisition of Halco, the Company acquired a pension plan in the United Kingdom. The funded status and activity from date of acquisition is included in the table below.

The Company also maintains defined benefit plans in Germany, France and the United Kingdom for some of its subsidiaries. The plans in Germany, China and France are unfunded plans.

The liability of the Company’s international plans as of December 31, was as follows:

	Pension Benefits
	2006	2005

Accumulated benefit obligation at end of year	$311.3	$254.8

Change in benefit obligation:
Benefit obligation at beginning of year	$263.9	$247.8
Service cost	5.5	4.1
Interest cost	13.0	11.8
Amendments	—	7.4
Acquisitions	20.1	1.3
Actuarial (gain) loss	(3.9)	30.2
Benefits paid	(10.5)	(9.0)
Foreign exchange effect	33.3	(29.7)

Benefit obligation at end of year	321.4	263.9

Change in plan assets:
Fair value of plan assets at beginning of year	85.5	76.7
Actual return on plan assets	7.8	16.4
Employer contribution	10.2	9.7
Employee contribution	0.8	0.6
Acquisition	12.6	—
Benefits paid	(10.5)	(9.0)
Foreign exchange effect	12.3	(8.9)

Fair value of plan assets at end of year	118.7	85.5

Funded status	$(202.7)	$(178.4)

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Amounts recognized in the statement of financial position consist of:
Current liabilities	$7.3	$—
Non-current liabilities	195.4	169.4

Total liabilities	$202.7	$169.4

Amounts recognized in accumulated other comprehensive income consist of:
Actuarial net loss	$45.5	$38.5
Prior service cost	7.3	—

Total amounts recognized in accumulated other comprehensive income	$52.8	$38.5

	Pension Benefits
	2006	2005
The range of assumptions as of December 31:
Discount rate	4.00% - 5.25%	4.20% - 4.75%
Expected return on plan assets	6.50%	6.50%
Rate of compensation increase	2.20% - 10.00%	2.00% - 4.50%

	Pension Benefits
	2006	2005	2004
Components of net periodic cost:
Service cost	$5.5	$4.1	$4.0
Interest cost	13.0	11.8	11.7
Expected return on plan assets	(6.2)	(4.8)	(4.5)
Amortization of prior service cost	0.9	—	—
Employee contributions	(0.8)	(0.6)	—
Recognized actuarial loss	2.3	0.6	0.3

Net periodic cost	$14.7	$11.1	$11.5

Amounts to be recognized in expense for fiscal year ending 2007:
Actuarial net loss	$1.7
Prior Service cost	0.9

Total amount to be recognized in expense for fiscal year ending 2007	$2.6

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the international defined benefit pension plans with accumulated benefit obligations in excess of plan assets were $321.4, $311.3 and $118.7, respectively, as of December 31, 2006, and $263.9, $254.8 and $85.5, respectively, as of December 31, 2005.

The assumed discount rate reflects the rates at which the pension benefits could effectively be settled. The Company looks at redemption yields of a range of high quality corporate bonds of suitable term in each of the countries specific to the plan.

The methodology used to determine the rate of return on pension plan assets in the foreign plans was based on average rate of earnings on funds invested and to be invested. Based on historical returns and future expectations, the Company believes the investment return assumptions are reasonable. The Company’s strategy with regard to the investments in the pension plan assets is to earn a rate of return sufficient to match or exceed the long term growth of pension liabilities. The expected rate of return of plan assets represents an estimate of long term returns on the investment portfolio. This is reviewed by the trustees and varies with each plan.

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The asset allocation and target allocation for 2007 for the Company’s international defined benefit pension plans at December 31, 2006 and 2005 is as follows:

	Percentage of Plan Assets at December 31,		Target Allocation
	2006	2005	2007

Equity Securities	52.3%	90.8%	35% - 85%
Fixed Income	43.8%	9.2%	10% - 60%
Real Estate	3.9%	—%	5%

Total	100.0%	100.0%

The Company plans to contribute approximately $11.6 to its foreign defined benefit pension plans in 2007. The Company’s estimated future benefit payments under its international defined benefit pension plans are as follows:

Year Ending December 31,

2007	$10.4
2008	$10.9
2009	$11.3
2010	$11.7
2011	$12.4
2012-2016	$76.1

For the Company’s operations in Italy, there are mandatory termination indemnity plans providing a benefit that is payable upon termination of employment in substantially all cases of termination. The Company records this obligation based on the mandated requirements and government provided inflation factors. The measure of the current obligation is not dependent on the employees’ future service and therefore is measured at current value. This is consistent with Approach 1 of EITF No. 88-01, “Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan,” which measures the obligation by valuing the benefit to which the employee is entitled based on service to date if the employee separated immediately. The liability related to these plans in Italy as of December 31, was as follows:

	2006	2005	2004

Change in benefit obligation:
Benefit obligation at beginning of year	$4.4	$4.9	$4.2
Service Cost	0.9	0.7	0.7
Benefits paid	(0.4)	(0.6)	(0.4)
Foreign exchange effect	0.4	(0.6)	0.4
Benefit obligation at end of year	$5.3	$4.4	$4.9

Savings Plans

The Company maintains a deferred compensation plan (the “Deferred Compensation Plan”) for participating employees that, prior to January 1, 2004, permitted participants to transfer funds between investment options, one of which is an option to invest in shares of the Company’s Common Stock. It has been the practice of the Deferred Compensation Plan to acquire shares of the Company’s Common Stock from time to time as participants contribute to the Company’s Common Stock fund, in order to eliminate the risk associated with fluctuations in the price of the Company’s Common Stock.

Due to the ability of the Deferred Compensation Plan participants to transfer their investments between the Deferred Compensation Plan investment options prior to January 1, 2004, the Company had recorded obligations to the Deferred Compensation Plan participants invested in the Company’s Common Stock at the fair value of the Company’s Common Stock (without making a corresponding adjustment for any change in value of the shares of the Company’s Common Stock held by the Deferred Compensation Plan). Effective January 1, 2004, the Deferred Compensation Plan was revised to prohibit transfers between investment options, thereby eliminating the need for adjustments based on the changes in fair value of the Company’s Common Stock.

In addition to the Company’s Deferred Compensation Plan, the Company sponsors various tax deferred savings plans into which eligible employees may elect to contribute a portion of their compensation. The Company may, but is not obligated to, contribute to certain of these plans. The Company’s Common Stock held in a rabbi trust pursuant to the Deferred Compensation Plan is treated in a manner similar to treasury stock and is recorded at cost within Stockholders’ Equity and totaled $16.8 and $16.1, as of December 31, 2006 and 2005, respectively. The number of shares of the Company’s Common Stock held in the rabbi trust at December 31, 2006 and 2005 totaled 1.2 and 1.5, respectively. As of December 31, 2006 and 2005, the plan obligation for participant deferral in the Company’s Common Stock was

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classified as Additional paid-in capital within Stockholders’ equity and totaled $14.9 and $18.5, respectively; the participant deferral in other investment options totaled $6.0 and was recorded within current liabilities ($0.9) and non-current liabilities ($5.1), respectively.

In May 1999, the stockholders approved the Company’s 1999 Long-Term Incentive Plan (“LTIP”). The purpose of the LTIP is to attract and retain outstanding management to contribute to the long-term goals and success of the Company. The LTIP provides performance based unit awards with the value established by the level and increase of earnings per share attained. The vesting period is a term of five years from the date of the award or attainment of the maximum cumulative value of the units. The obligation related to these awards is recorded in Current Liabilities as of December 31, 2006 in the amount of $38.0 and in Non-current Liabilities as of December 31, 2005 in the amount of $18.9.

Charges recognized for the Deferred Compensation Plan and these other savings plans were $29.4, $23.1 and $12.3 for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE R - STOCKHOLDERS’ EQUITY

On December 31, 2006, there were 104.7 million shares of Common Stock issued and 101.1 million shares of Common Stock outstanding. Of the 45.3 million unissued shares of Common Stock at that date, 3.3 million shares of Common Stock were reserved for issuance for the exercise of stock options and the vesting of restricted stock.

Common Stock in Treasury. The Company values treasury stock on an average cost basis. As of December 31, 2006, the Company held 3.6 million shares of Common Stock in treasury totaling $36.2, including 1.2 million shares held in a trust for the benefit of the Company’s Deferred Compensation Plan at a total of $16.8. On December 15, 2006, the Company announced a share repurchase program, under which the Company may purchase up to $200 million of the Company’s outstanding common shares through June 30, 2008. Purchase may be made at the Company’s discretion from time to time in open market transactions at prevailing prices or through privately negotiated transactions as conditions permit.

Preferred Stock. The Company’s certificate of incorporation was amended in June 1998 to authorize 50.0 million shares of preferred stock, $0.01 par value per share. As of December 31, 2006, there were no shares of preferred stock outstanding.

Long-Term Incentive Plans. In May 2000, the stockholders approved the Terex Corporation 2000 Incentive Plan (the “2000 Plan”). The purpose of the 2000 Plan is to assist the Company in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors and employees of the Company and its subsidiaries and affiliates who will contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentive inherent in the ownership of the Common Stock. The 2000 Plan authorizes the granting of (i) options to purchase shares of Common Stock, (ii) stock appreciation rights, (iii) stock purchase awards, (iv) restricted stock awards and (v) performance awards. In May 2002, the stockholders approved an increase in the number of shares of Common Stock authorized for issuance under the 2000 Plan from 2.0 million shares to 3.5 million shares. In May 2004, the stockholders approved an increase in the number of shares of Common Stock authorized for issuance under the 2000 Plan from 3.5 million shares to 6.0 million shares. As a result of the Stock Split, 12.0 million shares are authorized for issuance under the 2000 Plan. The 2000 Plan has a term of ten years from the date of its adoption. As of December 31, 2006, 3.3 million shares were available for grant under the 2000 Plan.

During 2006, 140 thousand shares of restricted stock were granted to the chief executive officer of the Company which are performance based. The vesting of the performance based shares is subject to satisfaction of performance targets which are not yet determinable and, accordingly, the performance-based shares are not included in outstanding shares.

In May 1996, the stockholders approved the 1996 Terex Corporation Long-Term Incentive Plan (the “1996 Plan”). The 1996 Plan authorizes the granting, among other things, of (i) options to purchase shares of Common Stock, (ii) shares of Common Stock, including restricted stock, and (iii) cash bonus awards based upon a participant’s job performance. In May 1999, the stockholders approved an increase in the aggregate number of shares of Common Stock (including restricted stock, if any) optioned or granted under the 1996 Plan to 2.0 million shares. As a result of the Stock Split, 4.0 million shares are authorized for issuance under the 1996 Plan. At December 31, 2006, 87 thousand shares were available for grant under the 1996 Plan.

Effective January 1, 2006, the Company adopted SFAS No. 123R, using the modified prospective method. SFAS No. 123R requires the recognition of all stock-based payments in the financial statements based on the fair value of the award on the grant date. Under the modified prospective method, the Company is required to record stock-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption. Accordingly, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect the impact of adoption of SFAS No. 123R. Prior to the adoption of SFAS No. 123R, the Company accounted for its stock-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation.”

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The prior periods’ stock-based compensation is presented on a pro-forma basis as shown in the table below:

	Year Ended December 31, 2005	Year Ended December 31, 2004

Reported net income	$188.5	$324.1

Add: Stock-based employee compensation expense included in reported net income	6.3	5.2

Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards	(10.1)	(9.9)

Pro forma net income	$184.7	$319.4

Per common share:
Basic:
Reported net income	$1.90	$3.30

Pro forma net income	$1.86	$3.26

Diluted:
Reported net income	$1.84	$3.17

Pro forma net income	$1.81	$3.13

Substantially all stock option grants under the 2000 Plan and the 1996 Plan vest over a four year period, with 25% of each grant vesting on each of the first four anniversary dates of the grant, and have a contractual life of ten years.

During the year ended December 31, 2006, the Company recorded compensation expense related to stock options totaling $5.1, resulting from the adoption of SFAS No. 123R, which had the following effects:

Decrease in income from operations	$5.1
Decrease in income before income taxes	$5.1
Decrease in net income	$4.1
Decrease in earnings per share, basic	$0.04
Decrease in earnings per share, diluted	$0.04

As of December 31, 2006, unrecognized compensation costs related to stock options totaled approximately $5.3, which will be expensed over a weighted average period of 2.2 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. Management uses the Black-Scholes option valuation model to provide the best estimate of the fair value of its employee stock options. However, the Company’s employee stock options may have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

The expected life of stock options is the period of time the stock options are expected to be outstanding. Estimated future exercise behavior is based upon the Company’s historical patterns of exercise data. Expected volatility is based on the historical price volatility of the Company’s common stock over the expected life of the option. The risk-free interest rate represents the U.S. Treasury security yields at the time of grant for the expected life of the related stock options. No dividend yield was incorporated in the calculation of fair value as the Company has not historically paid dividends and, at the time of the grant for the options currently outstanding, dividends were not expected to be paid over the life of the options granted.

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The fair value of the options granted during the year ended December 31, 2006 and 2005 was estimated at the date of grant using the Black-Scholes option valuation model with the assumptions included in the following tables:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004

Dividend yields	0.00%	0.00%	0.00%
Expected Volatility	42.73 - 43.76%	48.48%	50.22%
Risk-free interest rates	4.36 - 4.91%	4.42%	3.74%
Expected life (in years)	5.3 - 5.7	5.7	5.7
Weighted average fair value at date of grant for options granted (per share)	$21.69	$14.91	$8.64

Total intrinsic value of options exercised	$60.4	$8.7	$8.8

The following table is a summary of stock options under all of the Company’s plans.

	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value

Outstanding at December 31, 2005	3,711,532	$9.99
Granted	338,026	$45.70
Exercised	(1,533,371)	$9.67
Canceled or expired	(57,200)	$22.88

Outstanding at December 31, 2006	2,458,987	$14.84	6.1	$122.3
Exercisable at December 31, 2006	1,702,863	$11.25	5.4	$90.8

Substantially all restricted stock awards under the 2000 Plan and the 1996 Plan vest over a four year period, with 25% of each grant vesting on each of the first four anniversary dates of the grant. During 2006, 128 thousand shares of performance based awards were granted which vest approximately over a one year period. The fair value of the restricted stock awards is based on the market price at date of grant. As of December 31, 2006, unrecognized compensation costs related to restricted stock totaled approximately $85.3, which will be expensed over a weighted average period of 2.9 years. The weighted average fair value at date of grant for restricted stock awards was $47.80, $22.89 and $17.34 for the years ended December 31, 2006, 2005 and 2004, respectively. The total fair value of shares vested for restricted stock awards was $17.6, $7.7 and $4.1 for the years ended December 31, 2006, 2005 and 2004, respectively.

The following table is a summary of restricted stock awards under all of the Company’s plans:

	Restricted Stock Awards	Weighted Average Grant Date Fair Value

Nonvested at December 31, 2005	906,954	$13.89
Granted	2,334,612	$47.80
Vested	(679,315)	$25.81
Canceled or expired	(97,830)	$36.74

Nonvested at December 31, 2006	2,464,421	$41.95

Compensation expense recognized under all stock-based compensation arrangements was $45.3, $10.7 and $8.5 for the fiscal years ended December 31, 2006, 2005 and 2004, respectively. The stock-based compensation expense was included in Selling, general and administrative expenses in the Consolidated Statements of Income. The related tax benefit reflected in the provision was $14.8, $3.8 and $3.0 for the years ended December 31, 2006, 2005 and 2004, respectively.

Cash received from option exercises under all stock-based compensation arrangements and the excess tax benefit realized for the tax deductions from all stock-based compensation arrangements totaled $14.8 and $14.2, respectively.

The excess tax benefit for all stock-based compensation is included in the Condensed Consolidated Statement of Cash Flows as an operating cash outflow and a financing cash inflow.

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Comprehensive Income (Loss). The following table reflects the accumulated balances of other comprehensive income.

	Pension Liability Adjustment	Cumulative Translation Adjustment	Derivative Hedging Adjustment	Accumulated Other Comprehensive Income (Loss)

Balance at January 1, 2004	$(36.1)	$140.0	$6.5	$110.4
Current year change	(8.3)	108.3	(3.9)	96.1

Balance at December 31, 2004	(44.4)	248.3	2.6	206.5
Current year change	(11.7)	(163.0)	(5.6)	(180.3)

Balance at December 31, 2005	(56.1)	85.3	(3.0)	26.2
Current year change	5.6	137.7	4.0	147.3
Impact of FAS No. 158 adoption	(18.3)	—	—	(18.3)

Balance at December 31, 2006	$(68.8)	$223.0	$1.0	$155.2

As of December 31, 2006, other accumulated comprehensive income for the pension liability adjustment and the derivative hedging adjustment are net of a tax benefit of $35.8 and a tax liability of $0.3, respectively.

NOTE S - LITIGATION AND CONTINGENCIES

In the Company’s lines of business, numerous suits have been filed alleging damages for accidents that have occurred during the use or operation of the Company’s products. The Company is self-insured, up to certain limits, for these product liability exposures, as well as for certain exposures related to general, workers’ compensation and automobile liability. Insurance coverage is obtained for catastrophic losses as well as those risks required to be insured by law or contract. The Company has recorded and maintains an estimated liability in the amount of management’s estimate of the Company’s aggregate exposure for such self-insured risks. For self-insured risks, the Company determines its exposure based on probable loss estimations, which requires such losses to be both probable and the amount or range of possible loss to be estimable. Management does not believe that the final outcome of such matters will have a material adverse effect on the Company’s consolidated financial position.

The Company is involved in various other legal proceedings, including workers’ compensation liability and intellectual property litigation, which have arisen in the normal course of its operations. The Company has recorded provisions for estimated losses in circumstances where a loss is probable and the amount or range of possible amounts of the loss is estimable.

The Company’s outstanding letters of credit totaled $120.2 at December 31, 2006. The letters of credit generally serve as collateral for certain liabilities included in the Consolidated Balance Sheet. Certain of the letters of credit serve as collateral guaranteeing the Company’s performance under contracts.

The Company has a letter of credit outstanding covering losses related to two former subsidiaries’ workers’ compensation obligations. The Company has recorded liabilities for these contingent obligations in circumstances where a loss is probable and the amount or range of possible amounts of the loss is estimable.

In the second quarter of 2004, the Company settled an outstanding litigation matter related to the Company’s acquisition of O&K Mining in 1998. In connection with the settlement, the Company recognized a gain of $5.8, which was recorded in Other income (expense) - net in the Consolidated Statement of Income during 2004.

Credit Guarantees

Customers of the Company from time to time may fund the acquisition of the Company’s equipment through third-party finance companies. In certain instances, the Company may provide a credit guarantee to the finance company, by which the Company agrees to make payments to the finance company should the customer default. The maximum liability of the Company is limited to the remaining payments due to the finance company at the time of default. In the event of customer default, the Company is generally able to recover and dispose of the equipment with the Company realizing the benefits of any net proceeds in excess of the remaining payments due to the finance company.

As of December 31, 2006 and 2005, the Company’s maximum exposure to such credit guarantees was $212.4 and $214.7, respectively, including total guarantees issued by Terex Demag, part of the Cranes segment, of $155.7 and $162.5, respectively, and Genie, part of the Aerial Work Platforms segment, of $25.4 and $25.2, respectively. The terms of these guarantees coincide with the financing arranged by the customer and generally do not exceed five years. Given the Company’s position as the original equipment manufacturer and its knowledge of end markets, the Company, when called upon to fulfill a guarantee, generally has been able to liquidate the financed equipment at a minimal loss, if any, to the Company.

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Residual Value and Buyback Guarantees

The Company issues residual value guarantees under sales-type leases. A residual value guarantee involves a guarantee that a piece of equipment will have a minimum fair market value at a future date. The maximum exposure for residual value guarantees issued by the Company totaled $30.1 and $31.1 as of December 31, 2006 and 2005, respectively. The Company is able to mitigate the risk associated with these guarantees because the maturity of the guarantees is staggered, limiting the amount of used equipment entering the marketplace at any one time.

The Company from time to time guarantees that it will buy equipment from its customers in the future at a stated price if certain conditions are met by the customer. Such guarantees are referred to as buyback guarantees. These conditions generally pertain to the functionality and state of repair of the machine. As of December 31, 2006 and 2005, the Company’s maximum exposure pursuant to buyback guarantees was $106.7 and $54.6, respectively. The Company is able to mitigate the risk of these guarantees by staggering the timing of the buybacks and through leveraging its access to the used equipment markets provided by the Company’s original equipment manufacturer status.

As of December 31, 2006 and 2005, the Company has recorded an aggregate liability within Other current liabilities and Other non-current liabilities in the Consolidated Balance Sheet of approximately $16 and $13, respectively, for the estimated fair value of all guarantees provided.

NOTE T - RELATED PARTY TRANSACTIONS

On November 13, 2003, the Company entered into an agreement with FILVER S.A. (“FILVER”), an entity affiliated with Fil Filipov, the President of the Company’s Cranes segment until his retirement from the Company effective January 1, 2004. Pursuant to this agreement, FILVER provided consulting services to Terex as assigned by the Chief Executive Officer of Terex. The term of the agreement was for three years commencing January 1, 2004, with an initial base consulting fee of $0.5 per year, subject to adjustment based on usage of FILVER’s services and FILVER’s performance (determined at the discretion of the Company), plus reimbursement of certain expenses. During 2006, the Company incurred a total cost of $0.5 under this contract. This contract expired on December 31, 2006.

From time to time, Terex Equipment Limited, a subsidiary of the Company located in Scotland (“TEL”), made payment of income taxes to the government on behalf of employees generally in connection with the vesting of grants of restricted stock. The employee would then reimburse TEL. Colin Robertson, Executive Vice President Operations for the Company and a former employee of TEL, participated in this practice prior to becoming an executive officer of the Company. In connection with this practice, TEL inadvertently continued to pay taxes for Mr. Robertson in connection with the vesting of grants of restricted stock awarded to him by the Company subsequent to Mr. Robertson becoming an executive officer of the Company. As of December 31, 2005, TEL was owed $0.2 from Mr. Robertson. Mr. Robertson has subsequently repaid all amounts paid on his behalf in full. This inadvertent arrangement constituted a non-permissible extension of credit under Section 402 of the Sarbanes-Oxley Act of 2002, and, accordingly, this arrangement has been terminated with respect to Mr. Robertson effective at the end of 2005.

In 2005 and 2006, Phillip Widman, Senior Vice President and Chief Financial Officer of the Company, received a housing allowance for seven months from the Company for an apartment that he rented in Westport, Connecticut, close to the Company’s headquarters. In connection with this apartment rental, Mr. Widman paid the landlord a security deposit in the amount of six thousand dollars and was reimbursed by the Company for this deposit. Upon the conclusion of the lease, Mr. Widman received the return of the security deposit and subsequently repaid this money to the Company. It is possible that this arrangement could have constituted an inadvertent non-permissible extension of credit under Section 402 of the Sarbanes-Oxley Act of 2002, and, accordingly, the Company will no longer enter into arrangements of these types on behalf of executive officers of the Company.

The Board of Directors is advised in advance of all transactions or agreements with affiliates of the Company, and utilizes such procedures in evaluating their terms and provisions as are appropriate in light of the Board’s fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. One of the responsibilities of the Audit Committee is to review related party transactions.

NOTE U - CONSOLIDATING FINANCIAL STATEMENTS

On December 17, 2001, the Company sold and issued $200 aggregate principal amount of the 9-1/4% Notes. On November 25, 2003, the Company sold and issued $300 aggregate principal amount of the 7-3/8% Notes. As of December 31, 2006, the 9-1/4% Notes and the 7-3/8% Notes were each jointly and severally guaranteed by the following wholly-owned subsidiaries of the Company (the “Wholly-owned Guarantors”): Amida Industries, Inc., Cedarapids, Inc., CMI Terex Corporation, Finlay Hydrascreen USA, Inc., Genie Financial Services, Inc., Genie Holdings, Inc., Genie Industries, Inc., Genie International, Inc., Genie Manufacturing, Inc., GFS National, Inc., Koehring Cranes, Inc., Powerscreen Holdings USA Inc., Powerscreen International LLC, Powerscreen North America Inc., Powerscreen USA, LLC, PPM Cranes, Inc., Royer Industries, Inc., Schaeff Incorporated, Spinnaker Insurance Company, Terex Advance Mixer, Inc., Terex Cranes, Inc., Terex Cranes Wilmington, Inc., Terex Financial Services, Inc., Terex Mining Equipment, Inc., Terex Utilities, Inc., Terex-RO Corporation and Terex-Telelect, Inc. All of the guarantees are full and unconditional. No subsidiaries of the Company except the Wholly-owned Guarantors have provided a guarantee of the 9-1/4% Notes and the 7-3/8% Notes.

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The following summarized condensed consolidating financial information for the Company segregates the financial information of Terex Corporation, the Wholly-owned Guarantors and the non-guarantor subsidiaries. The results and financial position of businesses acquired are included from the dates of their respective acquisitions.

Terex Corporation consists of parent company operations. Subsidiaries of the parent company are reported on the equity basis. Wholly-owned Guarantors combine the operations of the Wholly-owned Guarantor subsidiaries. Subsidiaries of Wholly-owned Guarantors that are not themselves guarantors are reported on the equity basis. Non-guarantor subsidiaries combine the operations of subsidiaries which have not provided a guarantee of the obligations of Terex Corporation under the 9-1/4% Notes and the 7-3/8% Notes. Debt and goodwill allocated to subsidiaries are presented on a “push-down” accounting basis.

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TEREX CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2006

(in millions)

	Terex Corporation	Wholly- owned Guarantors	Non- guarantor Subsidiaries	Intercompany Eliminations	Consolidated

Net sales	$648.9	$2,974.4	$4,897.1	$(872.8)	$7,647.6
Cost of goods sold	569.9	2,385.4	4,122.0	(872.8)	6,204.5

Gross profit	79.0	589.0	775.1	—	1,443.1
Selling, general & administrative expenses	99.8	217.6	416.2	—	733.6

Income (loss) from operations	(20.8)	371.4	358.9	—	709.5
Interest income	7.5	0.2	7.8	—	15.5
Interest expense	(25.1)	(22.8)	(42.8)	—	(90.7)
Loss on early extinguishment of debt	(23.3)	—	—	—	(23.3)
Income from subsidiaries	553.4	—	—	(553.4)	—
Other income (expense) - net	26.6	4.5	(27.4)	—	3.7

Income from continuing operations before income taxes	518.3	353.3	296.5	(553.4)	614.7
(Provision for) benefit from income taxes	(110.7)	2.3	(109.8)	—	(218.2)

Income from continuing operations	407.6	355.6	186.7	(553.4)	396.5
Income from discontinued operations – net of tax	—	—	11.1	—	11.1
Loss on disposition of discontinued operations – net of tax	(7.7)	—	—	—	(7.7)

Net income	$399.9	$355.6	$197.8	$(553.4)	$399.9

TEREX CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2005

(in millions)

	Terex Corporation	Wholly- owned Guarantors	Non- guarantor Subsidiaries	Intercompany Eliminations	Consolidated

Net sales	$659.4	$2,339.2	$3,827.0	$(669.1)	$6,156.5
Cost of goods sold	581.7	1,993.6	3,303.0	(669.1)	5,209.2

Gross profit	77.7	345.6	524.0	—	947.3
Selling, general & administrative expenses	73.9	170.5	329.2	—	573.6
Goodwill impairment	—	3.3	—	—	3.3

Income from operations	3.8	171.8	194.8	—	370.4
Interest income	2.5	0.6	4.6	—	7.7
Interest expense	(28.8)	(25.2)	(42.3)	—	(96.3)
Income from subsidiaries	236.1	—	—	(236.1)	—
Other income (expense) - net	25.0	7.9	(25.8)	—	7.1

Income from continuing operations before income taxes	238.6	155.1	131.3	(236.1)	288.9
Provision for income taxes	(50.1)	(0.1)	(51.1)	—	(101.3)

Income from continuing operations	188.5	155.0	80.2	(236.1)	187.6
Income from discontinued operations – net of tax	—	—	0.9	—	0.9

Net income	$188.5	$155.0	$81.1	$(236.1)	$188.5

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TEREX CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2004

(in millions)

	Terex Corporation	Wholly- owned Guarantors	Non- guarantor Subsidiaries	Intercompany Eliminations	Consolidated

Net sales	$395.3	$1,770.6	$2,906.2	$(272.8)	$4,799.3
Cost of goods sold	358.1	1,544.7	2,489.6	(272.8)	4,119.6

Gross profit	37.2	225.9	416.6	—	679.7
Selling, general & administrative expenses	38.6	150.1	279.4	—	468.1

Income (loss) from operations	(1.4)	75.8	137.2	—	211.6
Interest income	2.3	(0.7)	4.8	—	6.4
Interest expense	(22.5)	(26.5)	(41.7)	—	(90.7)
Loss on early extinguishment of debt	(2.9)	—	—	—	(2.9)
Income from subsidiaries	144.7	—	—	(144.7)	—
Other income (expense) - net	1.7	0.8	17.0	—	19.5

Income from continuing operations before income taxes	121.9	49.4	117.3	(144.7)	143.9
Benefit from (provision for) income taxes	202.2	(1.1)	(24.4)	—	176.7

Income from continuing operations	324.1	48.3	92.9	(144.7)	320.6
Income from discontinued operations – net of tax	—	—	3.5	—	3.5

Net income	$324.1	$48.3	$96.4	$(144.7)	$324.1

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TEREX CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2006

(in millions)

	Terex Corporation	Wholly- Owned Guarantors	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated

Assets
Current assets
Cash and cash equivalents	$156.4	$2.7	$517.6	$—	$676.7
Trade receivables — net	26.8	252.7	671.0	—	950.5
Intercompany receivables	18.7	44.3	168.1	(231.1)	—
Inventories	153.1	337.0	1,011.9	—	1,502.0
Other current assets	105.9	18.8	178.9	—	303.6

Total current assets	460.9	655.5	2,547.5	(231.1)	3,432.8
Property, plant & equipment — net	23.6	82.2	232.7	—	338.5
Investment in and advances to (from) subsidiaries	1,794.8	(41.7)	(735.7)	(1,017.4)	—
Goodwill	8.3	232.4	392.1	—	632.8
Other assets	(49.4)	149.5	281.7	—	381.8

Total assets	$2,238.2	$1,077.9	$2,718.3	$(1,248.5)	$4,785.9

Liabilities and stockholders’equity
Current liabilities
Notes payable and current portion of long— term debt	$203.4	$5.7	$17.9	$—	$227.0
Trade accounts payable	52.4	265.5	716.4	—	1,034.3
Intercompany payables	28.6	(141.3)	343.8	(231.1)	—
Accruals and other current liabilities	138.4	143.0	484.5	—	765.9

Total current liabilities	422.8	272.9	1,562.6	(231.1)	2,027.2
Long—term debt, less current portion	45.4	153.5	337.2	—	536.1
Retirement plans and other long—term liabilities	19.0	116.0	336.6	—	471.6
Stockholders’ equity	1,751.0	535.5	481.9	(1,017.4)	1,751.0

Total liabilities and stockholders’ equity	$2,238.2	$1,077.9	$2,718.3	$(1,248.5)	$4,785.9

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TEREX CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2005

(in millions)

	Terex Corporation	Wholly- Owned Guarantors	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated

Assets
Current assets
Cash and cash equivalents	$228.9	$2.5	$322.2	$—	$553.6
Trade receivables — net	26.5	234.9	473.6	—	735.0
Intercompany receivables	48.7	168.5	112.6	(329.8)	—
Inventories	121.9	327.8	868.5	—	1,318.2
Other current assets	133.2	20.6	142.9	—	296.7

Total current assets	559.2	754.3	1,919.8	(329.8)	2,903.5
Property, plant & equipment — net	9.8	82.0	238.1	—	329.9
Investment in and advances to (from) subsidiaries	1,085.0	(271.4)	(211.9)	(601.7)	—
Goodwill	9.7	254.0	292.0	—	555.7
Other assets	(35.7)	145.4	301.5	—	411.2

Total assets	$1,628.0	$964.3	$2,539.5	$(931.5)	$4,200.3

Liabilities and stockholders’ equity
Current liabilities
Notes payable and current portion of long— term debt	$0.1	$13.3	$34.7	$—	$48.1
Trade accounts payable	56.0	244.4	613.0	—	913.4
Intercompany payables	25.9	46.6	257.3	(329.8)	—
Accruals and other current liabilities	81.2	93.4	388.5	—	563.1

Total current liabilities	163.2	397.7	1,293.5	(329.8)	1,524.6
Long—term debt less current portion	265.1	300.1	510.6	—	1,075.8
Retirement plans and other long—term liabilities	38.7	86.6	313.6	—	438.9
Stockholders’ equity	1,161.0	179.9	421.8	(601.7)	1,161.0

Total liabilities and stockholders’ equity	$1,628.0	$964.3	$2,539.5	$(931.5)	$4,200.3

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TEREX CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2006

(in millions)

	Terex Corporation	Wholly- owned Guarantors	Non- guarantor Subsidiaries	Intercompany Eliminations	Consolidated

Net cash provided by operating activities	$64.7	$108.9	$310.8	$—	$484.4

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	—	(33.2)	—	(33.2)
Capital expenditures	(10.0)	(24.2)	(44.7)	—	(78.9)
Investments in and advances to affiliates	—	—	(7.1)	—	(7.1)
Proceeds from disposition of discontinued operations – net of cash divested	—	—	55.2	—	55.2
Proceeds from sale of assets	—	—	12.1	—	12.1

Net cash used in investing activities	(10.0)	(24.2)	(17.7)	—	(51.9)

Cash flows from financing activities
Principal repayments of long-term debt	(129.0)	(78.0)	(93.0)	—	(300.0)
Excess tax benefit from stock-based compensation	16.9	—	—	—	16.9
Proceeds from stock options exercised	15.3	—	—	—	15.3
Net repayments under credit facilities	(30.4)	(6.5)	(36.5)	—	(73.4)
Other – net	—	—	(3.6)	—	(3.6)

Net cash used in financing activities	(127.2)	(84.5)	(133.1)	—	(344.8)

Effect of exchange rate changes on cash and cash equivalents	—	—	35.4	—	35.4

Net (decrease) increase in cash and cash equivalents	(72.5)	0.2	195.4	—	123.1
Cash and cash equivalents, beginning of period	228.9	2.5	322.2	—	553.6

Cash and cash equivalents, end of period	$156.4	$2.7	$517.6	$—	$676.7

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TEREX CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2005

(in millions)

	Terex Corporation	Wholly- owned Guarantors	Non- guarantor Subsidiaries	Intercompany Eliminations	Consolidated

Net cash provided by operating activities	$118.6	$38.2	$116.6	$—	$273.4

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	—	(5.1)	—	(5.1)
Capital expenditures	(5.1)	(16.1)	(27.4)	—	(48.6)
Investments in and advances to affiliates	—	—	(4.6)	—	(4.6)
Proceeds from sale of assets	—	—	1.6	—	1.6

Net cash used in investing activities	(5.1)	(16.1)	(35.5)	—	(56.7)

Cash flows from financing activities
Proceeds from stock options exercised	5.1	—	—	—	5.1
Net repayments under credit facilities	(0.7)	(11.4)	(23.4)	—	(35.5)
Other - net	—	(11.7)	(6.9)	—	(18.6)

Net cash provided by (used in) financing activities	4.4	(23.1)	(30.3)	—	(49.0)

Effect of exchange rate changes on cash and cash equivalents	—	—	(32.9)	—	(32.9)

Net (decrease) increase in cash and cash equivalent	117.9	(1.0)	17.9	—	134.8
Cash and cash equivalents, beginning of period	111.0	3.5	304.3	—	418.8

Cash and cash equivalents, end of period	$228.9	$2.5	$322.2	$—	$553.6

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TEREX CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

(in millions)

	Terex Corporation	Wholly- owned Guarantors	Non- guarantor Subsidiaries	Intercompany Eliminations	Consolidated

Net cash provided by (used in) operating activities	$(44.1)	$147.7	$61.0	$—	$164.6

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(1.5)	(35.1)	(21.4)	—	(58.0)
Capital expenditures	(1.3)	(8.9)	(25.3)	—	(35.5)
Investments in and advances to affiliates	—	—	(0.7)	—	(0.7)
Proceeds from sale of assets	—	1.8	30.6	—	32.4

Net cash used in investing activities	(2.8)	(42.2)	(16.8)	—	(61.8)

Cash flows from financing activities
Principal repayments of long-term debt	—	(77.9)	(69.1)	—	(147.0)
Proceeds from stock options exercised	9.2	—	—	—	9.2
Net repayments under credit facilities	—	(4.6)	(10.8)	—	(15.4)
Other - net	—	(22.3)	5.4	—	(16.9)

Net cash provided by (used in) financing activities	9.2	(104.8)	(74.5)	—	(170.1)

Effect of exchange rate changes on cash and cash equivalents	—	—	18.6	—	18.6

Net (decrease) increase in cash and cash equivalent	(37.7)	0.7	(11.7)	—	(48.7)
Cash and cash equivalents, beginning of period	148.7	2.8	316.0	—	467.5

Cash and cash equivalents, end of period	$111.0	$3.5	$304.3	$—	$418.8

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TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net sales	$2,196.5	$1,903.7	$6,551.4	$5,618.1
Cost of goods sold	1,732.2	1,536.3	5,168.0	4,550.5

Gross profit	464.3	367.4	1,383.4	1,067.6
Selling, general and administrative expenses	228.0	176.3	661.9	527.5

Income from operations	236.3	191.1	721.5	540.1
Other income (expense)
Interest income	4.5	5.0	11.4	12.2
Interest expense	(14.6)	(21.3)	(43.5)	(71.9)
Loss on early extinguishment of debt	—	(16.6)	(12.5)	(23.3)
Other income (expense) – net	3.8	0.6	6.4	0.6
Income from continuing operations before income taxes	230.0	158.8	683.3	457.7

Provision for income taxes	(78.5)	(53.2)	(243.4)	(162.1)
Income from continuing operations	151.5	105.6	439.9	295.6
Income from discontinued operations – net of tax	—	3.1	—	11.1
Loss on disposition of discontinued operations – net of tax	—	(7.7)	—	(7.7)
Net income	$151.5	$101.0	$439.9	$299.0
PER COMMON SHARE:
Basic
Income from continuing operations	$1.48	$1.05	$4.29	$2.95
Income from discontinued operations	—	0.03	—	0.11
Loss on disposition of discontinued operations	—	(0.08)	—	(0.08)
Net income	$1.48	$1.00	$4.29	$2.98
Diluted
Income from continuing operations	$1.45	$1.02	$4.20	$2.88
Income from discontinued operations	—	0.03	—	0.11
Loss on disposition of discontinued operations	—	(0.07)	—	(0.08)
Net income	$1.45	$0.98	$4.20	$2.91

Weighted average number of shares outstanding in per share calculation
Basic	102.6	101.0	102.5	100.4
Diluted	104.6	103.2	104.7	102.8

The accompanying notes are an integral part of these financial statements.

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TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in millions, except par value)

	September 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$516.6	$676.7
Trade receivables (net of allowance of $70.8 at September 30, 2007 and $60.3 at December 31, 2006)	1,182.3	950.5
Inventories	2,031.1	1,502.0
Deferred taxes	137.6	132.9
Other current assets	196.0	170.7
Total current assets	4,063.6	3,432.8
Long-term assets
Property, plant and equipment - net	386.6	338.5
Goodwill	637.8	632.8
Deferred taxes	182.1	172.5
Other assets	218.9	209.3

Total assets	$5,489.0	$4,785.9
Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$27.6	$227.0
Trade accounts payable	1,178.9	1,034.3
Accrued compensation and benefits	174.4	169.3
Accrued warranties and product liability	126.4	107.6
Other current liabilities	503.7	489.0
Total current liabilities	2,011.0	2,027.2
Non-current liabilities
Long-term debt, less current portion	678.0	536.1
Retirement plans and other	545.6	471.6
Total liabilities	3,234.6	3,034.9
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 106.1 and 104.7 shares at September 30, 2007 and December 31, 2006, respectively	1.1	1.0
Additional paid-in capital	985.8	923.7
Retained earnings	1,110.7	707.3
Accumulated other comprehensive income	267.8	155.2
Less cost of shares of common stock in treasury – 4.5 shares at September 30, 2007 and 3.6 shares at December 31, 2006	(111.0)	(36.2)
Total stockholders’ equity	2,254.4	1,751.0

Total liabilities and stockholders’ equity	$5,489.0	$4,785.9

The accompanying notes are an integral part of these financial statements.

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TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in millions)

	Nine Months Ended September 30,
	2007	2006
Operating Activities
Net income	$439.9	$299.0
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation	46.9	45.3
Amortization	7.3	9.1
Deferred taxes	(3.3)	19.5
Loss on early extinguishment of debt	3.2	7.2
Gain on sale of assets	(5.7)	(1.5)
Loss on disposition of discontinued operations	—	6.5
Stock-based compensation	49.1	33.0
Excess tax benefit from stock-based compensation	(20.3)	(13.7)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(185.6)	(221.7)
Inventories	(454.9)	(205.4)
Trade accounts payable	97.4	94.7
Accrued compensation and benefits	(16.6)	19.6
Income taxes payable	18.4	46.3
Accrued warranties and product liability	10.0	12.2
Other, net	(20.3)	66.7
Net cash (used in) provided by operating activities	(34.5)	216.8
Investing Activities
Acquisition of businesses, net of cash acquired	—	(33.2)
Capital expenditures	(73.7)	(53.4)
Investments in and advances to affiliates	(0.9)	(7.1)
Proceeds from disposition of discontinued operations – net of cash divested	—	55.2
Proceeds from sale of assets	12.1	—
Net cash used in investing activities	(62.5)	(38.5)
Financing Activities
Principal repayments of long-term debt	(200.0)	(300.0)
Excess tax benefit from stock-based compensation	20.3	13.7
Proceeds from stock options exercised	9.4	8.1
Net borrowings (repayments) under credit facility	137.6	(45.4)
Share repurchase	(71.6)	—
Other, net	4.6	(2.6)
Net cash used in financing activities	(99.7)	(326.2)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	36.6	22.6
Net Decrease in Cash and Cash Equivalents	(160.1)	(125.3)
Cash and Cash Equivalents at Beginning of Period	676.7	553.6
Cash and Cash Equivalents at End of Period	$516.6	$428.3

The accompanying notes are an integral part of these financial statements.

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TEREX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

(unaudited)

(dollar amounts in millions, unless otherwise noted, except per share amounts)

NOTE A - BASIS OF PRESENTATION

Basis of Presentation. The accompanying unaudited Condensed Consolidated Financial Statements of Terex Corporation and subsidiaries as of September 30, 2007 and for the three and nine months ended September 30, 2007 and 2006 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America to be included in full year financial statements. The accompanying Condensed Consolidated Balance Sheet as of December 31, 2006 has been derived from the audited Consolidated Balance Sheet as of that date.

The Condensed Consolidated Financial Statements include the accounts of Terex Corporation, its majority-owned subsidiaries and other controlled subsidiaries (“Terex” or the “Company”). The Company consolidates all majority-owned and controlled subsidiaries, applies the equity method of accounting for investments in which the Company is able to exercise significant influence, and applies the cost method for all other investments. All material intercompany balances, transactions and profits have been eliminated.

In the opinion of management, all adjustments considered necessary for the fair statement of these interim financial statements have been made. Except as otherwise disclosed, all such adjustments consist only of those of a normal recurring nature. Operating results for the three and nine months ended September 30, 2007 are not necessarily indicative of results that may be expected for the year ending December 31, 2007. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Cash and cash equivalents at September 30, 2007 and December 31, 2006 include $4.9 and $2.5, respectively, which was not immediately available for use. These consist primarily of cash balances held in escrow to secure various obligations of the Company.

On September 29, 2006, the Company completed the sale of its ownership interest in Terex Czech s.r.o. and Tatra a.s. (collectively, “Tatra”) to a group of private equity investors. Results of Tatra are included as Income from discontinued operations - net of tax in the Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2006.

Recent Accounting Pronouncements. In September 2006, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force (“EITF”) Issue No. 06-3 (“EITF No. 06-3”), “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation).” The classification in the income statement of taxes is considered an accounting policy and any change in presentation would require the application of Statement of Financial Accounting Standard (“SFAS”) No. 154, “Accounting Changes and Error Corrections.” In addition, under the scope of EITF No. 06-3, significant taxes recorded in the Condensed Consolidated Statement of Operations would require disclosure of the accounting policy elected and amounts reflected in gross revenue for all periods presented. Provisions of EITF No. 06-3 are effective for fiscal years beginning after December 15, 2006. The Company adopted this accounting standard on January 1, 2007. Adoption of EITF No. 06-3 did not have a material impact on the Company’s financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN No. 48”), which clarifies accounting for uncertainty in tax positions. FIN No. 48 requires that the Company recognize in its financial statements the impact of a tax position, if that position is more likely than not to be sustained on audit, based on the technical merits of the position. Provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to retained earnings as of January 1, 2007. The Company adopted this accounting standard on January 1, 2007. See Note C - “Income Taxes” for the impact of adoption of FIN No. 48.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective as of the beginning of the Company’s 2008 fiscal year. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial statements.

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In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of the Company’s 2008 fiscal year. The Company is currently evaluating the impact of adopting SFAS No. 159 on its financial statements.

Accounts Receivable and Allowance for Doubtful Accounts. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines the allowance based on historical customer review. The Company reviews its allowance for doubtful accounts at least quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company determines that the receivable will not be recovered. The Company has off-balance sheet credit exposure related to guarantees provided to financial institutions as disclosed in Note O - “Litigation and Contingencies.” Substantially all receivables were trade receivables at September 30, 2007 and December 31, 2006.

Accrued Warranties. The Company records accruals for potential warranty claims based on its claim experience. The Company’s products are typically sold with a standard warranty covering defects that arise during a fixed period of time, a fixed number of operating hours, or both. Each business provides a warranty specific to the products it offers. The specific warranty offered by a business is a function of customer expectations and competitive forces.

A liability for estimated warranty claims is accrued at the time of sale. The non-current portion of the warranty accrual is included in Retirement plans and other non-current liabilities. The liability is established using historical warranty claim experience for each product sold. Historical claim experience may be adjusted for known design improvements or for the impact of unusual product quality issues. Warranty reserves are reviewed quarterly to ensure critical assumptions are updated for known events that may affect the potential warranty liability.

The following table summarizes the changes in the consolidated product warranty liability:

Nine Months Ended September 30, 2007
Balance at beginning of period	$120.0
Accruals for warranties issued during the period	92.0
Changes in estimates	(10.9)
Settlements during the period	(69.6)
Foreign exchange effect/other	6.5
Balance at end of period	$138.0

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NOTE B - BUSINESS SEGMENT INFORMATION

Terex is a diversified global manufacturer of capital equipment focused on delivering reliable, customer relevant solutions for the construction, infrastructure, quarrying, mining, shipping, transportation, refining and utility industries. The Company operates in five reportable segments: (i) Terex Aerial Work Platforms; (ii) Terex Construction; (iii) Terex Cranes; (iv) Terex Materials Processing & Mining; and (v) Terex Roadbuilding, Utility Products and Other.

The Aerial Work Platforms segment designs, manufactures and markets aerial work platform equipment, telehandlers, light construction equipment and construction trailers. Products include material lifts, portable aerial work platforms, trailer-mounted articulating booms, self-propelled articulating and telescopic booms, scissor lifts, telehandlers, construction trailers, trailer-mounted light towers, power buggies, generators, related components and replacement parts, and other products. Customers in the construction and building maintenance industries use these products to build and/or maintain large physical assets and structures.

The Construction segment designs, manufactures and markets two primary categories of equipment and their related components and replacement parts: heavy construction equipment (including off-highway trucks, scrapers, hydraulic excavators, large wheel loaders, material handlers and truck mounted articulated hydraulic cranes) and compact construction equipment (including loader backhoes, compaction equipment, mini and midi excavators, site dumpers and wheel loaders). Construction, logging, mining, industrial and government customers use these products in construction and infrastructure projects and in coal, minerals, sand and gravel operations.

The Cranes segment designs, manufactures and markets mobile telescopic cranes, tower cranes, lattice boom crawler cranes, truck mounted cranes (boom trucks) and telescopic container stackers, as well as their related replacement parts and components. These products are used primarily for construction, repair and maintenance of infrastructure, building and manufacturing facilities. The Company acquired Power Legend International Limited (“Power Legend”) and its affiliates, including a controlling 50% ownership interest in Sichuan Changjiang Engineering Crane Co., Ltd. (“Sichuan Crane”), on April 4, 2006. The results of Power Legend and Sichuan Crane are included in the Cranes segment from their date of acquisition.

The Materials Processing & Mining segment designs, manufactures and markets crushing and screening equipment (including crushers, impactors, washing systems, screens, trommels and feeders), hydraulic mining excavators, high capacity surface mining trucks, drilling equipment, related components and replacement parts, and other products. Construction, mining, quarrying and government customers use these products in construction and commodity mining. The Company acquired Halco Holdings Limited and its affiliates (“Halco”) on January 24, 2006, and established the Terex NHL Mining Equipment Company Ltd. (“Terex NHL”) joint venture on March 9, 2006. The results of Halco and Terex NHL are included in the Materials Processing & Mining segment since their date of acquisition and formation, respectively.

The Roadbuilding, Utility Products and Other segment designs, manufactures and markets asphalt and concrete equipment (including pavers, plants, mixers, reclaimers, stabilizers and profilers), landfill compactors and utility equipment (including digger derricks, aerial devices and cable placers), as well as related components and replacement parts. Government, utility and construction customers use these products to build roads, construct and maintain utility lines, trim trees and for other commercial operations. The Company owns much of the North American distribution channel for the utility products group through the Terex Utilities distribution network. These operations distribute, install and rent utility aerial devices and digger derricks as well as other products that service the utility industry. They also provide parts and service support for a variety of the Company’s other products, including mixers and aerial devices. Additionally, the Company operates a fleet of rental utility products in the United States and Canada. On April 27, 2007, the Company acquired the remaining 50% interest in Duvalpilot Equipment Outfitters, LLC, a distributor of the Company’s products and other light construction equipment, which it did not already own. The Company, through Terex Financial Services, also facilitates loans and leases between customers and various financial institutions. In Europe, Terex Financial Services Holding B.V. (“TFSH”), a joint venture of the Company and a European financial institution, assists customers in the acquisition of the Company’s products.

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Included in Eliminations/Corporate are the eliminations among the five segments, as well as general and corporate expenses for the three and nine months ended September 30, 2007 and 2006. Business segment information is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net Sales
Aerial Work Platforms	$563.9	$538.2	$1,751.9	$1,576.3
Construction	452.1	387.7	1,362.4	1,150.1
Cranes	526.6	429.0	1,571.9	1,238.3
Materials Processing & Mining	527.8	404.1	1,438.7	1,191.1
Roadbuilding, Utility Products and Other	148.9	178.2	496.5	552.3
Eliminations/Corporate	(22.8)	(33.5)	(70.0)	(90.0)
Total	$2,196.5	$1,903.7	$6,551.4	$5,618.1

Income (loss) from Operations
Aerial Work Platforms	$112.2	$99.1	$358.5	$289.1
Construction	13.8	5.1	43.6	24.7
Cranes	63.2	38.9	173.0	101.8
Materials Processing & Mining	59.8	48.6	169.3	138.7
Roadbuilding, Utility Products and Other	(2.5)	5.3	4.0	24.3
Eliminations/Corporate	(10.2)	(5.9)	(26.9)	(38.5)
Total	$236.3	$191.1	$721.5	$540.1

	September 30, 2007	December 31, 2006
Identifiable Assets
Aerial Work Platforms	$972.1	$838.5
Construction	1,635.4	1,467.9
Cranes	1,449.0	1,271.0
Materials Processing & Mining	2,085.1	1,743.7
Roadbuilding, Utility Products and Other	436.1	388.1
Eliminations/Corporate	(1,088.7)	(923.3)
Total	$5,489.0	$4,785.9

NOTE C - INCOME TAXES

The effective tax rate on continuing operations for the three months ended September 30, 2007 was 34.1%, as compared to an effective tax rate of 33.5% for the three months ended September 30, 2006. The effective tax rate on continuing operations for the three months ended September 30, 2007 was higher than in the prior year period primarily due to changes in the jurisdictional mix of income and the impact of discrete tax items, including changes in the statutory tax rates in Germany and the United Kingdom, as discussed below. The effective tax rate on continuing operations for the nine months ended September 30, 2007 and 2006 was 35.6% and 35.4%, respectively. An income tax benefit of $0.8 was recorded within Income from discontinued operations for the three months ended September 30, 2006. This benefit offset the Provision for income taxes recorded in the six months ended June 30, 2006 for discontinued operations. Utilization of net operating loss carry forwards resulted in no Provision for income taxes in the nine months ended September 30, 2006 for discontinued operations.

In the third quarter of 2007, legislation was enacted to reduce the statutory tax rates in Germany and the United Kingdom for years beginning on or after January 1, 2008 and April 1, 2008, respectively. These statutory tax rate reductions caused the revaluation of deferred tax assets and liabilities in these jurisdictions. The revaluation of the German and United Kingdom deferred tax balances caused a discrete charge increasing the tax provision $3.1 in the third quarter of 2007.

The Company adopted the provisions of FIN No. 48 on January 1, 2007. The cumulative effect of the change on retained earnings as of January 1, 2007 as a result of the adoption of FIN No. 48 was a reduction of $36.5. As of January 1, 2007, the Company had approximately $87.2 of unrecognized tax benefits. Of these, approximately $69.9, if recognized, would affect the effective tax rate. The Company continues to classify interest and penalties associated with uncertain tax positions as income tax expense. Upon adoption of FIN No. 48, the Company had $5.7 of accrued interest and penalties recorded.

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The Company conducts business globally and, as a result, the Company or one or more of its subsidiaries files income tax returns in the U.S. and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Germany, the United Kingdom and the U.S. Certain subsidiaries of the Company are currently under audit in Germany, the United Kingdom and the U.S. It is reasonably possible that these audits may be completed during the next twelve months. While the amount of uncertain tax benefits with respect to these audits may change within the next twelve months, it is not anticipated that any of the changes will be significant. With few exceptions, including net operating loss carry forwards in the U.S. and Australia, the Company and its subsidiaries are generally no longer subject to U.S. federal, state and local, or non-U.S., income tax examinations for years before 1999.

NOTE D - DISCONTINUED OPERATIONS

On September 29, 2006, the Company completed the sale of Tatra to a group of private equity investors. Tatra is located in the Czech Republic and is a manufacturer of on/off road heavy-duty vehicles for commercial and military applications. The Company received $26.2 in cash consideration for the shares of Tatra. Additionally, $31.6 in cash was received in satisfaction of all intercompany note receivable balances from Tatra. The Company had previously disclosed that it did not consider Tatra to be a core business. The Company recorded an after-tax loss of $7.7 on the disposition of Tatra. Results of Tatra, through the date of its disposition, are presented as Income from discontinued operations - net of tax in the Condensed Consolidated Statement of Operations for the three and nine months ended September 30, 2006. Tatra was previously included in the Roadbuilding, Utility Products and Other segment.

NOTE E - EARNINGS PER SHARE

	Three Months Ended September 30, (in millions, except per share data)		Nine Months Ended September 30, (in millions, except per share data)
	2007	2006	2007	2006

Income from continuing operations	$151.5	$105.6	$439.9	$295.6
Income from discontinued operations—net of tax	—	3.1	—	11.1
Loss on disposition of discontinued operations — net of tax	—	(7.7)	—	(7.7)
Net income	$151.5	$101.0	$439.9	$299.0

Basic Shares:
Weighted average shares outstanding	102.6	101.0	102.5	100.4

Earnings per share — basic:
Income from continuing operations	$1.48	$1.05	$4.29	$2.95
Income from discontinued operations—net of tax	—	0.03	—	0.11
Loss on disposition of discontinued operations — net of tax	—	(0.08)	—	(0.08)
Net income	$1.48	$1.00	$4.29	$2.98

Diluted shares:
Weighted average shares outstanding	102.6	101.0	102.5	100.4
Effect of dilutive securities:
Stock options and restricted stock awards	2.0	2.2	2.2	2.4

Diluted weighted average shares outstanding	104.6	103.2	104.7	102.8

Earnings per share — diluted:
Income from continuing operations	$1.45	$1.02	$4.20	$2.88
Income from discontinued operations—net of tax	—	0.03	—	0.11
Loss on disposition of discontinued operations — net of tax	—	(0.07)	—	(0.08)
Net income	$1.45	$0.98	$4.20	$2.91

Options to purchase 309 thousand and 137 thousand shares of Terex common stock, par value $.01 (“Common Stock”), were outstanding during the three months and nine months ended September 30, 2006, respectively, but were not included in the computation of diluted shares as the exercise price of these awards exceeded the average market price for the period and the effect

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would have been anti-dilutive. Restricted stock awards of 174 thousand and 1.4 million shares were outstanding during the three months ended September 30, 2007 and 2006, respectively, and restricted stock awards of 142 thousand and 594 thousand shares were outstanding during the nine months ended September 30, 2007 and 2006, respectively, but were not included in the computation of diluted shares because the effect would be anti-dilutive or because performance targets were not yet achieved for awards contingent upon performance.

NOTE F - INVENTORIES

Inventories consist of the following:

	September 30, 2007	December 31, 2006
Finished equipment	$669.8	$456.4
Replacement parts	364.5	320.5
Work-in-process	406.3	267.3
Raw materials and supplies	590.5	457.8
Inventories	$2,031.1	$1,502.0

Reserves for excess and obsolete inventory were $105.8 and $97.9 at September 30, 2007 and December 31, 2006, respectively.

NOTE G - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	September 30, 2007	December 31, 2006
Property	$50.7	$49.2
Plant	239.0	207.5
Equipment	384.1	313.8
	673.8	570.5
Less: Accumulated depreciation	(287.2)	(232.0)
Property, plant and equipment - net	$386.6	$338.5

NOTE H - EQUIPMENT SUBJECT TO OPERATING LEASES

Operating leases arise from the leasing of the Company’s products to customers. Initial noncancellable lease terms typically range up to 84 months. The net book value of equipment subject to operating leases was approximately $84 and $85 (net of accumulated depreciation of approximately $34 and $40) at September 30, 2007 and December 31, 2006, and is included within Other assets in the Company’s Condensed Consolidated Balance Sheet. The equipment is depreciated on the straight-line basis over the shorter of the estimated useful life or the estimated amortization period of any borrowings collateralized by the asset to its estimated salvage value.

NOTE I - ACQUISITIONS

On January 24, 2006, the Company acquired Halco for approximately $15 in cash, plus assumption of certain capitalized leases and pension liabilities. Halco is headquartered in Southowram, England, with operations also in the United States, Ireland and Australia. Halco designs, manufactures and distributes down-the-hole drill bits and hammers for drills. The results of Halco are included in the Materials Processing & Mining segment from the date of acquisition.

On March 9, 2006, Terex’s Unit Rig mining truck business entered into a joint venture with Inner Mongolia North Hauler Joint Stock Company Limited to produce high capacity surface mining trucks in China. Terex owns a controlling 50% interest in this joint venture, Terex NHL, a company incorporated under the laws of China. The results of Terex NHL are included in the Materials Processing & Mining segment from the date of formation.

On April 4, 2006, the Company acquired Power Legend and its affiliates, including a controlling 50% ownership interest in Sichuan Crane, for approximately $25 in cash. Sichuan Crane is headquartered in Luzhou, China and designs, manufactures, sells and repairs cranes and other construction equipment and components. The results of Power Legend and Sichuan Crane are included in the Cranes segment from their date of acquisition.

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NOTE J - INVESTMENT IN JOINT VENTURE

The Company owns a forty percent (40%) interest in the TFSH joint venture originally entered into on September 18, 2002. A European financial institution owns the majority sixty percent (60%) interest in TFSH. As defined by FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51,” TFSH is a variable interest entity. Based on the legal, financial and operating structure of TFSH, the Company has concluded that it is not the primary beneficiary of TFSH and that it does not control the operations of TFSH. Accordingly, the Company does not consolidate the results of TFSH into its consolidated financial statements. The Company applies the equity method of accounting for its investment in TFSH. The scope of TFSH’s operations includes the opportunity to facilitate the financing of the Company’s products sold in certain areas of Europe.

As of September 30, 2007, TFSH had total assets of approximately $555, consisting primarily of financing receivables and lease-related equipment, and total liabilities of approximately $504, consisting primarily of debt issued by the joint venture partner. Prior to March 31, 2006, the Company provided guarantees related to potential losses arising from shortfalls in the residual values of financed equipment or credit defaults by the joint venture’s customers. As of September 30, 2007, the maximum exposure to loss under these guarantees was approximately $19. Additionally, the Company is required to maintain a capital account balance in TFSH, pursuant to the terms of the joint venture, which could result in the reimbursement to TFSH by the Company of losses to the extent of the Company’s ownership percentage. Because of the capital account balance requirements for TFSH, during the first quarter of 2006, the Company contributed its proportional share of these requirements, which represented an additional $3.4 in cash to TFSH.

NOTE K – GOODWILL

An analysis of changes in the Company’s goodwill by business segment is as follows:

	Aerial Work Platforms	Construction	Cranes	Materials Processing & Mining	Roadbuilding, Utility Products and Other	Total
Balance at December 31, 2006	$104.2	$113.7	$115.2	$221.7	$78.0	$632.8

Acquisitions	-	-	(6.2)	(0.5)	-	(6.7)
Deferred taxes (1)	(9.3)	-	-	-	-	(9.3)
Foreign exchange effect and other	1.5	5.8	5.4	8.2	0.1	21.0

Balance at September 30, 2007	$96.4	$119.5	$114.4	$229.4	$78.1	$637.8

(1) Reflects deferred tax asset related to temporary differences established in purchase accounting.

NOTE L - DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into two types of derivatives: hedges of fair value exposures and hedges of cash flow exposures. Fair value exposures relate to recognized assets or liabilities and firm commitments, while cash flow exposures relate to the variability of future cash flows associated with recognized assets or liabilities or forecasted transactions.

The Company operates internationally, with manufacturing and sales facilities in various locations around the world, and uses certain financial instruments to manage its foreign currency, interest rate and fair value exposures. To qualify a derivative as a hedge at inception and throughout the hedge period, the Company formally documents the nature and relationships between hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it is deemed probable the forecasted transaction will not occur, the gain or loss would be recognized in current earnings. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. The Company does not engage in trading or other speculative use of financial instruments.

The Company uses forward contracts and options to mitigate its exposure to changes in foreign currency exchange rates on third-party and intercompany forecasted transactions. The primary currencies to which the Company is exposed are the Euro and British Pound. When using options as a hedging instrument, the Company excludes time value from assessment of effectiveness. The effective portion of unrealized gains and losses associated with forward contracts and the intrinsic value of option contracts are deferred as a component of Accumulated other comprehensive income until the underlying hedged transactions are reported in the Company’s Condensed Consolidated Statement of Operations. The Company has used interest rate swaps to mitigate its exposure to changes in interest rates related to existing issuances of variable rate debt and to fair value changes of fixed rate debt. Primary exposure includes movements in the London Interbank Offer Rate (“LIBOR”).

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Changes in the fair value of derivatives designated as fair value hedges are recognized in earnings as offsets to changes in fair value of exposures being hedged. The change in fair value of derivatives designated as cash flow hedges are deferred in Accumulated other comprehensive income and are recognized in earnings as hedged transactions occur. Transactions deemed ineffective are recognized in earnings immediately.

The Company records hedging activity related to debt instruments in Interest expense and hedging activity related to foreign currency primarily in Cost of goods sold. In the Condensed Consolidated Statement of Cash Flows, the Company records cash flows from hedging activities in the same manner as it records the underlying item being hedged.

The Company entered into an interest rate swap agreement that converted a fixed rate interest payment into a variable rate interest payment. At December 31, 2006, the Company had $200.0 notional amount of this interest rate swap agreement outstanding, which was scheduled to mature in 2014. In order to maintain an appropriate balance between floating and fixed rate obligations on its mix of indebtedness, the Company exited this interest rate swap agreement on January 15, 2007 and paid $5.4. This loss is recorded as an adjustment to the carrying value of the hedged debt and is being amortized through the original debt maturity date of 2014.

During December 2002, the Company exited an interest rate swap agreement in the notional amount of $100.0 with an original maturity date in 2011 that converted fixed rate interest payments into variable rate interest payments. The Company received $5.6 upon exiting this swap agreement. This gain was recorded as an adjustment to the carrying value of the hedged debt and was being amortized through the debt maturity date. On June 30, 2006, the Company repaid one-third of the hedged debt and, therefore, $1.1 of the unamortized gain was recognized as interest income in the second quarter of 2006. On August 14, 2006, the Company redeemed the remaining $200 outstanding principal amount of the hedged debt and, therefore, the remaining unamortized gain of $2.0 was recognized as interest income in the third quarter of 2006.

The Company is also a party to currency exchange forward contracts that generally mature within one year to manage its exposure to changing currency exchange rates. At September 30, 2007, the Company had $1,102.7 of notional amount of currency exchange forward contracts outstanding, most of which mature on or before September 30, 2008. The fair market value of these swaps at September 30, 2007 was a net gain of $1.2. At September 30, 2007, $1,037.7 notional amount ($1.1 of fair value gain) of these swap agreements have been designated as, and are effective as, cash flow hedges of specifically identified transactions. During 2007 and 2006, the Company recorded the change in fair value for these cash flow hedges to Accumulated other comprehensive income, and reclassified to earnings a portion of the deferred gain or loss from Accumulated other comprehensive income as the hedged transactions occurred and were recognized in earnings.

At September 30, 2007, the fair value of all derivative instruments designated as cash flow hedges and fair value hedges have been recorded in the Condensed Consolidated Balance Sheet as an asset of $11.3 and as a liability of $10.9.

Counterparties to currency exchange forward contracts are major financial institutions with credit ratings of investment grade or better and no collateral is required. There are no significant risk concentrations. Management believes the risk of incurring losses on derivative contracts related to credit risk is remote and any losses would be immaterial.

Unrealized net gains (losses) included in Accumulated Other Comprehensive Income (Loss) are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Balance at beginning of period	$(0.9)	$4.8	$1.0	$(3.0)
Additional gains (losses)	3.3	1.1	2.8	8.6
Amounts reclassified to earnings	(2.0)	(3.8)	(3.4)	(3.5)
Balance at end of period	$0.4	$2.1	$0.4	$2.1

The estimated amount of existing pre-tax net gain for derivative contracts recorded in Accumulated other comprehensive income as of September 30, 2007 expected to be reclassified into earnings in the next twelve months is $0.4.

NOTE M - LONG-TERM OBLIGATIONS

7-3/8% Senior Subordinated Notes

As of September 30, 2007, the Company had $298.3 aggregate principal amount of 7-3/8% Senior Subordinated Notes Due 2014 (“7-3/8% Notes”) outstanding. The 7-3/8% Notes are jointly and severally guaranteed by certain domestic subsidiaries of the

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Company (see Note Q - “Consolidating Financial Statements”). The 7-3/8% Notes are redeemable by the Company beginning in January 2009 at an initial redemption price of 103.688% of principal amount.

9-1/4% Senior Subordinated Notes

On January 15, 2007, the Company redeemed the outstanding $200 principal amount of its 9-1/4% Senior Subordinated Notes due 2011 (“9-1/4% Notes”). The total cash paid was $218.5, and included a call premium of 4.625% as set forth in the indenture for the 9-1/4% Notes plus accrued interest of $46.25 per $1,000 principal amount at the redemption date. The 9-1/4% Notes were originally issued December 17, 2001. The Company recorded pre-tax charges of $12.5 in the first quarter of 2007 for the call premium and accelerated amortization of debt acquisition costs as a loss on early extinguishment of debt.

10-3/8% Senior Subordinated Notes

On June 30, 2006, the Company completed the redemption of $100 principal amount of the $300 principal amount outstanding of its 10-3/8% Senior Subordinated Notes due 2011 (the “10-3/8% Notes”). The total cash paid was $107.8, and included a call premium of 5.188% as set forth in the indenture for the 10-3/8% Notes plus accrued interest of $25.65 per $1,000 principal amount at the redemption date. The 10-3/8% Notes were originally issued March 29, 2001. The Company recorded pre-tax charges of $6.7 in the second quarter of 2006 for the call premium and accelerated amortization of debt acquisition costs as a loss on early extinguishment of debt.

On August 14, 2006, the Company redeemed the remaining $200 outstanding principal amount of the 10-3/8% Notes. The total cash paid was $218.0, and included a call premium of 5.188% as set forth in the indenture for the 10-3/8% Notes plus accrued interest of $38.33 per $1,000 principal amount at the redemption date. The Company recorded pre-tax charges of $13.2 in the third quarter of 2006 for the call premium and accelerated amortization of debt acquisition costs as a loss on early extinguishment of debt.

2006 Credit Agreement

On July 14, 2006, the Company and certain of its subsidiaries entered into a Credit Agreement (the “2006 Credit Agreement”) with the lenders party thereto (the “Lenders”) and Credit Suisse, as administrative agent and collateral agent. The 2006 Credit Agreement provides the Company with a revolving line of credit of up to $700 available through July 14, 2012 and term debt of $200 that will mature on July 14, 2013. The revolving line of credit consists of $500 of domestic revolving loans and $200 of multicurrency revolving loans. The 2006 Credit Agreement also provides for incremental loan commitments of up to $300, which may be extended at the option of the Lenders, in the form of revolving credit loans, term loans or a combination of both.

As of September 30, 2007, the Company had $197.5 of term loans outstanding under the 2006 Credit Agreement. Term loans under the 2006 Credit Agreement bear interest at a rate based on LIBOR plus 1.75%. The weighted average interest rate on the term loans under the 2006 Credit Agreement at September 30, 2007 and December 31, 2006 was 6.95% and 7.11%, respectively.

The 2006 Credit Agreement incorporates facilities for issuance of letters of credit. Letters of credit issued under the 2006 Credit Agreement decrease availability under the $700 revolving line of credit.

As of September 30, 2007, the Company had a balance of $161.8 outstanding under the revolving credit component of the 2006 Credit Agreement and letters of credit issued under the 2006 Credit Agreement totaled $153.3. The weighted average interest rate on the outstanding portion of the 2006 Credit Agreement revolving credit component was 7.75% and 5.32% at September 30, 2007 and December 31, 2006, respectively.

The 2006 Credit Agreement requires the Company to comply with a number of covenants. These covenants require the Company to meet certain financial tests, namely (a) a requirement that the Company maintain a consolidated leverage ratio, as defined in the 2006 Credit Agreement, not in excess of 3.75 to 1.00 on the last day of any fiscal quarter, and (b) a requirement that the Company maintain a consolidated fixed charge coverage ratio, as defined in the 2006 Credit Agreement, of not less than 1.25 to 1.00 for any period of four consecutive fiscal quarters. The covenants also limit, in certain circumstances, Terex’s ability to take a variety of actions, including: incur indebtedness; create or maintain liens on its property or assets; make investments, loans and advances; engage in acquisitions, mergers, consolidations and asset sales; and pay dividends and distributions, including share repurchases. The 2006 Credit Agreement also contains customary events of default.

In connection with the 2006 Credit Agreement, the Company terminated its existing amended and restated credit agreement, dated as of July 3, 2002, as amended (the “2002 Credit Agreement”), among the Company and certain of its subsidiaries, the lenders thereunder and Credit Suisse, as administrative agent and collateral agent, and related agreements and documents. The Company used the proceeds from $200 of term loans under the 2006 Credit Agreement and cash on hand to pay in full all amounts

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outstanding under the 2002 Credit Agreement at the date of termination. In connection with the termination of the 2002 Credit Agreement, the Company recorded pre-tax charges of $3.4 for the accelerated amortization of debt acquisition costs as a loss on early extinguishment of debt during the third quarter of 2006.

NOTE N - RETIREMENT PLANS AND OTHER BENEFITS

Pension Plans

U.S. Plans - As of September 30, 2007, the Company maintained four qualified defined benefit pension plans covering certain domestic employees (the “Terex Plans”). The benefits for the plan covering salaried employees are based primarily on years of service and employees’ qualifying compensation during the final years of employment. Participation in the plan for salaried employees was frozen on or before October 15, 2000. The benefits for three plans covering collective bargaining unit employees are based primarily on years of service and a flat dollar amount per year of service. Participation was frozen effective December 31, 2000 for one plan, February 18, 2006 for another plan, and June 29, 2007 for the third plan. This resulted in a curtailment as defined by SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” during 2006 for two of the plans and unrecognized prior service cost without future economic benefit was recognized as a loss. For all four plans, no participants will be credited with service following the effective dates of their freeze except that participants are credited with post-freeze service for purposes of determining vesting and retirement eligibility only. It is the Company’s policy generally to fund the Terex Plans based on the minimum requirements of the Employee Retirement Income Security Act of 1974. Plan assets consist primarily of common stocks, bonds, and short-term cash equivalent funds.

The Company adopted a nonqualified Supplemental Executive Retirement Plan (“SERP”) effective October 1, 2002. The SERP provides retirement benefits to certain senior executives of the Company. Generally, the SERP provides a benefit based on average total compensation earned over a participant’s final five years of employment and years of service reduced by benefits earned under any Company retirement program excluding salary deferrals and matching contributions. In addition, benefits are reduced by Social Security Primary Insurance Amounts attributable to Company contributions. The SERP is unfunded.

Other Post-employment Benefits

The Company has several non-pension post-retirement benefit programs. The health care programs are contributory, with participants’ contributions adjusted annually, and the life insurance plan is noncontributory. The Company provides postemployment health and life insurance benefits to certain former salaried and hourly employees of Terex Cranes - Waverly Operations and Terex Corporation. The Company provides post-employment health benefits for certain former employees at its Cedarapids and Simplicity Engineering operations, part of the Materials Processing & Mining segment.

	Pension Benefits
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Components of net periodic cost:
Service cost	$0.6	$0.6	$1.8	$1.6
Interest cost	1.9	2.3	5.7	6.0
Expected return on plan assets	(2.1)	(2.3)	(6.3)	(5.9)
Amortization of prior service cost	-	0.4	-	0.9
Recognized actuarial loss	0.7	0.7	2.0	1.7
Net periodic cost	$1.1	$1.7	$3.2	$4.3

	Other Benefits
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Components of net periodic cost:
Service cost	$-	$0.1	$0.1	$0.1
Interest cost	0.2	0.2	0.7	0.6
Amortization of prior service cost	-	-	-	0.1
Recognized actuarial loss	0.2	0.1	0.5	0.4
Net periodic cost	$0.4	$0.4	$1.3	$1.2

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The Company plans to contribute approximately $3 to its U.S. defined benefit pension plans for the year ending December 31, 2007. During the nine months ended September 30, 2007, the Company contributed $2.2 to its U.S. defined benefit pension plans.

International Plans – As part of the acquisition of Power Legend and its affiliates, including a controlling 50% ownership interest in Sichuan Crane, on April 4, 2006, the Company acquired a pension plan in China. As part of the acquisition of Halco on January 24, 2006, the Company acquired a pension plan in the United Kingdom. The net periodic costs from the dates of acquisition are included in the table below.

The Company maintains defined benefit plans in Germany, China, France and the United Kingdom for some of its subsidiaries. The plans in Germany, China and France are unfunded. For the Company’s operations in Italy, there are mandatory termination indemnity plans providing a benefit that is payable upon termination of employment in substantially all cases of termination.

	Pension Benefits
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Components of net periodic cost:
Service cost	$1.7	$1.6	$5.0	$4.7
Interest cost	3.9	3.3	11.5	9.6
Expected return on plan assets	(1.9)	(1.4)	(5.5)	(3.9)
Amortization of prior service cost	0.3	0.2	0.9	0.6
Recognized actuarial loss	0.4	0.4	1.2	1.2
Net periodic cost	$4.4	$4.1	$13.1	$12.2

The Company plans to contribute approximately $13 to its international defined benefit pension plans for the year ending December 31, 2007. During the nine months ended September 30, 2007, the Company contributed $9.6 to its international defined benefit pension plans.

NOTE O - LITIGATION AND CONTINGENCIES

Litigation

In the Company’s lines of business, numerous suits have been filed alleging damages for accidents that have occurred during the use or operation of the Company’s products. The Company is self-insured, up to certain limits, for these product liability exposures, as well as for certain exposures related to general, workers’ compensation and automobile liability. Insurance coverage is obtained for catastrophic losses as well as those risks required to be insured by law or contract. The Company has recorded and maintains an estimated liability in the amount of management’s estimate of the Company’s aggregate exposure for such self-insured risks. For self-insured risks, the Company determines its exposure based on probable loss estimations, which requires such losses to be both probable and the amount or range of possible loss to be estimable. Management does not believe that the final outcome of such matters will have a material adverse effect on the Company’s consolidated financial position.

The Company is involved in various other legal proceedings, including workers’ compensation liability and intellectual property litigation, which have arisen in the normal course of its operations. The Company has recorded provisions for estimated losses in circumstances where a loss is probable and the amount or range of possible amounts of the loss is estimable.

Letters of Credit

The Company’s outstanding letters of credit totaled $153.3 at September 30, 2007. The letters of credit generally serve as collateral for certain liabilities included in the Condensed Consolidated Balance Sheet. Certain of the letters of credit serve as collateral guaranteeing the Company’s performance under contracts.

The Company has a letter of credit outstanding covering losses related to two former subsidiaries’ worker compensation obligations. The Company has recorded liabilities for these contingent obligations in circumstances where a loss is probable and the amount or range of possible amounts of the loss is estimable.

Credit Guarantees

Customers of the Company from time to time may fund the acquisition of the Company’s equipment through third-party finance companies. In certain instances, the Company may provide a credit guarantee to the finance company, by which the Company agrees to make payments to the finance company should the customer default. The maximum liability of the Company is generally

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limited to the remaining payments due to the finance company at the time of default. In the event of a customer default, the Company is generally able to recover and dispose of the equipment at a minimal loss, if any, to the Company.

As of September 30, 2007, the Company’s maximum exposure to such credit guarantees was $242.7, including total guarantees issued by Terex Demag, part of the Cranes segment, and Genie, part of the Aerial Work Platforms segment, of $162.0 and $41.7, respectively. The terms of these guarantees coincide with the financing arranged by the customer and generally do not exceed five years. Given the Company’s position as the original equipment manufacturer and its knowledge of end markets, the Company, when called upon to fulfill a guarantee, generally has been able to liquidate the financed equipment at a minimal loss, if any, to the Company.

Residual Value and Buyback Guarantees

The Company issues residual value guarantees under sales-type leases. A residual value guarantee involves a guarantee that a piece of equipment will have a minimum fair market value at a future date. The maximum exposure for residual value guarantees issued by the Company totaled $38.0 as of September 30, 2007. The Company is able to mitigate the risk associated with these guarantees because the maturity of these guarantees is staggered, limiting the amount of used equipment entering the marketplace at any one time.

The Company from time to time guarantees that it will buy equipment from its customers in the future at a stated price if certain conditions are met by the customer. Such guarantees are referred to as buyback guarantees. These conditions generally pertain to the functionality and state of repair of the machine. As of September 30, 2007, the Company’s maximum exposure pursuant to buyback guarantees was $127.3. The Company is able to mitigate the risk of these guarantees because the timing of the buybacks is staggered and through leveraging its access to the used equipment markets provided by the Company’s original equipment manufacturer status.

The Company has recorded an aggregate liability within Other current liabilities and Retirement plans and other non-current liabilities in the Condensed Consolidated Balance Sheet of approximately $18 for the estimated fair value of all guarantees provided as of September 30, 2007.

NOTE P - STOCKHOLDERS’ EQUITY

Total non-stockholder changes in equity (comprehensive income) include all changes in equity during a period except those resulting from investments by, and distributions to, stockholders. The specific components include: net income, deferred gains and losses resulting from foreign currency translation, pension liability adjustments and deferred gains and losses resulting from derivative hedging transactions. Total non-stockholder changes in equity were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$151.5	$101.0	$439.9	$299.0
Other comprehensive income (loss):
Pension liability adjustment	(0.4)	(0.2)	0.9	(2.2)
Translation adjustment	62.7	(9.2)	112.3	84.2
Derivative hedging adjustment	1.3	(2.7)	(0.6)	5.1
Comprehensive income	$215.1	$88.9	$552.5	$386.1

During the first quarter of 2007, the Company granted 650 thousand shares of restricted stock to its employees, with 274 thousand of these shares based on performance targets. Substantially all of these restricted stock awards vest over a four-year period, except 89 thousand of the performance-based awards that vest approximately over a one-year period.

Also, during the first quarter of 2007, 30 thousand shares of restricted stock were granted to executive officers of the Company subject to future performance periods and satisfaction of performance-based targets which are not yet determinable. Accordingly, no expense related to these performance-based shares is included in the Condensed Consolidated Statement of Operations.

During the three and nine months ended September 30, 2007, the Company acquired 627 thousand and 936 thousand shares at an aggregate cost of $49.6 and $74.2, respectively, pursuant to a $200 share repurchase program authorized December 15, 2006 and continuing through June 30, 2008. The average price paid per share repurchased under this program was $79.10 and $79.29 for the three and nine months ended September 30, 2007, respectively.

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On July 17, 2007, the Company’s stockholders’ approved an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company by 150,000,000. As of July 17, 2007, the total number of authorized shares of Common Stock is 300,000,000.

NOTE Q - CONSOLIDATING FINANCIAL STATEMENTS

On November 25, 2003, the Company sold and issued $300 aggregate principal amount of the 7-3/8% Notes. As of September 30, 2007, the 7-3/8% Notes were jointly and severally guaranteed by the following wholly-owned subsidiaries of the Company (the “Wholly-owned Guarantors”): Amida Industries, Inc., Cedarapids, Inc., CMI Terex Corporation, Finlay Hydrascreen USA, Inc., Genie Financial Services, Inc., Genie Holdings, Inc., Genie Industries, Inc., Genie International, Inc., Genie Manufacturing, Inc., GFS National, Inc., Koehring Cranes, Inc., Powerscreen Holdings USA Inc., Powerscreen International LLC, Powerscreen North America Inc., Powerscreen USA LLC, PPM Cranes, Inc., Royer Industries, Inc., Schaeff Incorporated, Spinnaker Insurance Company, Terex Advance Mixer, Inc., Terex Cranes, Inc., Terex Cranes Wilmington, Inc., Terex Financial Services, Inc., Terex Mining Equipment, Inc., Terex Utilities, Inc., Terex-RO Corporation and Terex-Telelect, Inc. All of the guarantees are full and unconditional. No subsidiaries of the Company except the Wholly-owned Guarantors have provided a guarantee of the 7-3/8% Notes.

The following summarized condensed consolidating financial information for the Company segregates the financial information of Terex Corporation, the Wholly-owned Guarantors and the non-guarantor subsidiaries. The results and financial position of businesses acquired or formed are included from the dates of their respective acquisitions or formation.

Terex Corporation consists of parent company operations. Subsidiaries of the parent company are reported on the equity basis. Wholly-owned Guarantors combine the operations of the Wholly-owned Guarantor subsidiaries. Subsidiaries of Wholly-owned Guarantors that are not themselves guarantors are reported on the equity basis. Non-guarantor subsidiaries combine the operations of subsidiaries which have not provided a guarantee of the obligations of Terex Corporation under the 7-3/8% Notes. Debt and goodwill allocated to subsidiaries are presented on a “push-down” accounting basis.

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TEREX CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2007

(in millions)

	Terex Corporation	Wholly-owned Guarantors	Non- guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net sales	$194.2	$715.7	$1,531.3	$(244.7)	$2,196.5
Cost of goods sold	(167.9)	(539.4)	(1,269.6)	244.7	(1,732.2)
Gross profit	26.3	176.3	261.7	-	464.3
Selling, general and administrative expenses	(26.9)	(64.0)	(137.1)	-	(228.0)
Income (loss) from operations	(0.6)	112.3	124.6	-	236.3
Interest income	0.3	-	4.2	-	4.5
Interest expense	(1.9)	(4.8)	(7.9)	-	(14.6)
Income from subsidiaries	147.4	-	-	(147.4)	-
Other income (expense) - net	8.1	0.6	(4.9)	-	3.8
Income from continuing operations before income taxes	153.3	108.1	116.0	(147.4)	230.0
Provision for income taxes	(1.8)	(32.3)	(44.4)	-	(78.5)
Income from continuing operations	151.5	75.8	71.6	(147.4)	151.5
Income from discontinued operations – net of tax	-	-	-	-	-
Net income	$151.5	$75.8	$71.6	$(147.4)	$151.5

TEREX CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2006

(in millions)

	Terex Corporation	Wholly-owned Guarantors	Non- guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net sales	$159.2	$737.0	$1,231.2	$(223.7)	$1,903.7
Cost of goods sold	(134.0)	(585.8)	(1,040.2)	223.7	(1,536.3)
Gross profit	25.2	151.2	191.0	-	367.4
Selling, general and administrative expenses	(21.2)	(52.5)	(102.6)	-	(176.3)
Income from operations	4.0	98.7	88.4	-	191.1
Interest income	3.1	-	1.9	-	5.0
Interest expense	(4.6)	(5.6)	(11.1)	-	(21.3)
Loss on early extinguishment of debt	(16.6)	-	-	-	(16.6)
Income from subsidiaries	133.2	-	-	(133.2)	-
Other income (expense) - net	7.5	0.1	(7.0)	-	0.6
Income from continuing operations before income taxes	126.6	93.2	72.2	(133.2)	158.8
Provision for income taxes	(17.9)	-	(35.3)	-	(53.2)
Income from continuing operations	108.7	93.2	36.9	(133.2)	105.6
Income from discontinued operations – net of tax	-	-	3.1	-	3.1
Loss on disposition of discontinued operations - net of tax	(7.7)	-	-	-	(7.7)
Net income	$101.0	$93.2	$40.0	$(133.2)	$101.0

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TEREX CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2007

(in millions)

	Terex Corporation	Wholly-owned Guarantors	Non- guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net sales	$574.8	$2,243.3	$4,376.3	$(643.0)	$6,551.4
Cost of goods sold	(496.4)	(1,679.2)	(3,635.4)	643.0	(5,168.0)
Gross profit	78.4	564.1	740.9	-	1,383.4
Selling, general and administrative expenses	(76.0)	(189.8)	(396.1)	-	(661.9)
Income from operations	2.4	374.3	344.8	-	721.5
Interest income	0.8	0.3	10.3	-	11.4
Interest expense	(6.3)	(13.8)	(23.4)	-	(43.5)
Loss on early extinguishment of debt	(12.5)	-	-	-	(12.5)
Income from subsidiaries	433.4	-	-	(433.4)	-
Other income (expense) - net	30.0	2.1	(25.7)	-	6.4
Income from continuing operations before income taxes	447.8	362.9	306.0	(433.4)	683.3
Provision for income taxes	(7.9)	(117.3)	(118.2)	-	(243.4)
Income from continuing operations	439.9	245.6	187.8	(433.4)	439.9
Income from discontinued operations – net of tax	-	-	-	-	-
Net income	$439.9	$245.6	$187.8	$(433.4)	$439.9

TEREX CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2006

(in millions)

	Terex Corporation	Wholly-owned Guarantors	Non- guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net sales	$502.0	$2,237.7	$3,493.9	$(615.5)	$5,618.1
Cost of goods sold	(433.3)	(1,791.7)	(2,941.0)	615.5	(4,550.5)
Gross profit	68.7	446.0	552.9	-	1,067.6
Selling, general and administrative expenses	(75.2)	(154.8)	(297.5)	-	(527.5)
Income (loss) from operations	(6.5)	291.2	255.4	-	540.1
Interest income	7.1	0.2	4.9	-	12.2
Interest expense	(20.1)	(18.6)	(33.2)	-	(71.9)
Loss on early extinguishment of debt	(23.3)	-	-	-	(23.3)
Income from subsidiaries	398.1	-	-	(398.1)	-
Other income (expense) - net	16.1	4.3	(19.8)	-	0.6
Income from continuing operations before income taxes	371.4	277.1	207.3	(398.1)	457.7
Provision for income taxes	(64.7)	(0.4)	(97.0)	-	(162.1)
Income from continuing operations	306.7	276.7	110.3	(398.1)	295.6
Income from discontinued operations – net of tax	-	-	11.1	-	11.1
Loss on disposition of discontinued operations - net of tax	(7.7)	-	-	-	(7.7)
Net income	$299.0	$276.7	$121.4	$(398.1)	$299.0

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TEREX CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET

SEPTEMBER 30, 2007

(in millions)

	Terex Corporation	Wholly- Owned Guarantors	Non- Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$1.3	$3.8	$511.5	$-	$516.6
Trade receivables - net	64.1	286.6	831.6	-	1,182.3
Intercompany receivables	51.1	57.0	178.1	(286.2)	-
Inventories	258.5	353.2	1,419.4	-	2,031.1
Other current assets	125.4	19.4	188.8	-	333.6
Total current assets	500.4	720.0	3,129.4	(286.2)	4,063.6
Property, plant & equipment - net	37.2	87.8	261.6	-	386.6
Investment in and advances to (from) subsidiaries	2,173.1	75.9	(902.4)	(1,346.6)	-
Goodwill	9.0	236.2	392.6	-	637.8
Other assets	43.3	88.2	269.5	-	401.0

Total assets	$2,763.0	$1,208.1	$3,150.7	$(1,632.8)	$5,489.0

Liabilities and stockholders’ equity
Current liabilities
Notes payable and current portion of long-term debt	$2.0	$7.2	$18.4	$-	$27.6
Trade accounts payable	65.8	277.8	835.3	-	1,178.9
Intercompany payables	43.2	(250.3)	493.3	(286.2)	-
Accruals and other current liabilities	83.4	145.2	575.9	-	804.5
Total current liabilities	194.4	179.9	1,922.9	(286.2)	2,011.0
Long-term debt, less current portion	207.3	152.6	318.1	-	678.0
Retirement plans and other	106.9	68.0	370.7	-	545.6
Stockholders’ equity	2,254.4	807.6	539.0	(1,346.6)	2,254.4

Total liabilities and stockholders’ equity	$2,763.0	$1,208.1	$3,150.7	$(1,632.8)	$5,489.0

Back to Index

TEREX CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2006

(in millions)

	Terex Corporation	Wholly- Owned Guarantors	Non- Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$156.4	$2.7	$517.6	$-	$676.7
Trade receivables - net	26.8	252.7	671.0	-	950.5
Intercompany receivables	18.7	44.3	168.1	(231.1)	-
Inventories	153.1	337.0	1,011.9	-	1,502.0
Other current assets	105.9	18.8	178.9	-	303.6
Total current assets	460.9	655.5	2,547.5	(231.1)	3,432.8
Property, plant & equipment - net	23.6	82.2	232.7	-	338.5
Investment in and advances to (from) subsidiaries	1,794.8	(41.7)	(735.7)	(1,017.4)	-
Goodwill	8.3	232.4	392.1	-	632.8
Other assets	(49.4)	149.5	281.7	-	381.8

Total assets	$2,238.2	$1,077.9	$2,718.3	$(1,248.5)	$4,785.9

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$203.4	$5.7	$17.9	$-	$227.0
Trade accounts payable	52.4	265.5	716.4	-	1,034.3
Intercompany payables	28.6	(141.3)	343.8	(231.1)	-
Accruals and other current liabilities	138.4	143.0	484.5	-	765.9
Total current liabilities	422.8	272.9	1,562.6	(231.1)	2,027.2
Long-term debt, less current portion	45.4	153.5	337.2	-	536.1
Retirement plans and other	19.0	116.0	336.6	-	471.6
Stockholders’ equity	1,751.0	535.5	481.9	(1,017.4)	1,751.0

Total liabilities and stockholders’ equity	$2,238.2	$1,077.9	$2,718.3	$(1,248.5)	$4,785.9

Back to Index

TEREX CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2007

(in millions)

	Terex Corporation	Wholly- owned Guarantors	Non- guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(171.1)	$70.1	$66.5	$-	$(34.5)
Cash flows from investing activities
Capital expenditures	(15.0)	(21.4)	(37.3)	-	(73.7)
Investments in and advances to affiliates	-	-	(0.9)	-	(0.9)
Proceeds from sale of assets	-	4.0	8.1	-	12.1
Net cash used in investing activities	(15.0)	(17.4)	(30.1)	-	(62.5)
Cash flows from financing activities
Principal repayments of long-term debt	(86.0)	(52.0)	(62.0)	-	(200.0)
Excess tax benefit from stock-based compensation	20.3	-	-	-	20.3
Proceeds from stock options exercised	9.4	-	-	-	9.4
Net borrowings (repayments) under credit facility	158.9	0.4	(21.7)	-	137.6
Share repurchase	(71.6)	-	-	-	(71.6)
Other – net	-	-	4.6	-	4.6
Net cash provided by (used in) financing activities	31.0	(51.6)	(79.1)	-	(99.7)
Effect of exchange rate changes on cash and cash equivalents	-	-	36.6	-	36.6
Net (decrease) increase in cash and cash equivalents	(155.1)	1.1	(6.1)	-	(160.1)
Cash and cash equivalents, beginning of period	156.4	2.7	517.6	-	676.7
Cash and cash equivalents, end of period	$1.3	$3.8	$511.5	$-	$516.6

TEREX CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2006

(in millions)

	Terex Corporation	Wholly- owned Guarantors	Non- guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(71.9)	$101.3	$187.4	$-	$216.8
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	-	-	(33.2)	-	(33.2)
Capital expenditures	(5.6)	(15.2)	(32.6)	-	(53.4)
Investments in and advances to affiliates	-	-	(7.1)	-	(7.1)
Proceeds from disposition of discontinued operations – net of cash divested	-	-	55.2	-	55.2
Net cash used in investing activities	(5.6)	(15.2)	(17.7)	-	(38.5)
Cash flows from financing activities
Principal repayments of long-term debt	(129.0)	(78.0)	(93.0)	-	(300.0)
Excess tax benefit from stock-based compensation	13.7	-	-	-	13.7
Proceeds from stock options exercised	8.1	-	-	-	8.1
Net repayments under credit facilities	(31.1)	(7.4)	(6.9)	-	(45.4)
Other – net	-	-	(2.6)	-	(2.6)
Net cash used in financing activities	(138.3)	(85.4)	(102.5)	-	(326.2)
Effect of exchange rate changes on cash and cash equivalents	-	-	22.6	-	22.6
Net (decrease) increase in cash and cash equivalents	(215.8)	0.7	89.8	-	(125.3)
Cash and cash equivalents, beginning of period	228.9	2.5	322.2	-	553.6
Cash and cash equivalents, end of period	$13.1	$3.2	$412.0	$-	$428.3

Back to Index

TEREX CORPORATION AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

(Amounts in millions)

		Additions
	Balance Beginning of Year	Charges to Earnings (3)	Other (1)	Deductions (2)	Balance End of Year

Year ended December 31, 2006
Deducted from asset accounts:
Allowance for doubtful accounts	$48.7	$16.0	$5.0	$(9.4)	$60.3
Reserve for excess and obsolete inventory	79.9	37.1	9.9	(29.0)	97.9
Valuation allowances for deferred tax assets	112.3	1.2	(54.8)	—	58.7

Totals	$240.9	$54.3	$(39.9)	$(38.4)	$216.9

Year ended December 31, 2005
Deducted from asset accounts:
Allowance for doubtful accounts	$52.3	$26.5	$(15.0)	$(15.1)	$48.7
Reserve for excess and obsolete inventory	73.2	42.0	(8.8)	(26.5)	79.9
Valuation allowances for deferred tax assets	222.6	(13.6)	(96.7)	—	112.3

Totals	$348.1	$54.9	$(120.5)	$(41.6)	$240.9

Year ended December 31, 2004
Deducted from asset accounts:
Allowance for doubtful accounts	$38.3	$20.1	$0.5	$(6.6)	$52.3
Reserve for excess and obsolete inventory	59.9	40.1	4.6	(31.4)	73.2
Valuation allowances for deferred tax assets	434.5	(224.2)	12.3	—	222.6

Totals	$532.7	$(164.0)	$17.4	$(38.0)	$348.1

(1)	Primarily represents the impact of foreign currency exchange, release of valuation allowance initially recorded in goodwill and the disposition of Tatra.

(2)	Primarily represents the utilization of established reserves, net of recoveries.

(3)	The valuation allowance recorded in 2003 for U.S. deferred tax assets was reversed in 2004 and represents substantially all of the activity in 2004.

Prospectus

TEREX CORPORATION

Debt Securities

Preferred Stock

Securities Warrants

Common Stock

Depositary Shares

Guarantees of Debt Securities

          We may offer and sell, from time to time, in one or more offerings, any combination of the securities we describe in this prospectus. This prospectus also covers guarantees, if any, of our obligations under any debt securities, which may be given by one or more of our subsidiaries.

          We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference before you make your investment decision.

          Our common stock is quoted on the New York Stock Exchange under the symbol “TEX.” If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

          Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents we incorporate by reference.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2007.

i

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s “shelf” registration rules. Under the shelf registration rules, using this prospectus, together with any prospectus supplement, we may sell from time to time, in one or more offerings, any of the securities described in this prospectus.

          In this prospectus “Terex,” “we,” “us,” “our” and the “Company” refer to Terex Corporation, a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

          This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described below under “Where You Can Find Additional Information” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

          You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

          This prospectus, any prospectus supplement and any documents we incorporate by reference may include forward looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding future events or our future financial performance that involve certain contingencies and uncertainties. In addition, when included in this prospectus, any prospectus supplement or any documents incorporated herein by reference, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:

•	our businesses are highly cyclical and weak general economic conditions may affect the sales of our products and financial results;

•	our business is sensitive to fluctuations in interest rates and government spending;

•	our ability to successfully integrate acquired businesses;

•	our retention of key management personnel;

•	our businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors;

•	the effects of changes in laws and regulations;

•	our business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics;

•	our continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices;

•	the financial condition of suppliers and customers, and their continued access to capital;

•	our ability to timely manufacture and deliver products to customers;

•	possible work stoppages and other labor matters;

•	our debt outstanding and the need to comply with restrictive covenants contained in our debt agreements;

•	our ability to maintain adequate disclosure controls and procedures, maintain adequate internal control over financial reporting and file our periodic reports with the SEC on a timely basis;

•	our implementation of a global enterprise system and its performance;

•	the investigations by the SEC and the U.S. Department of Justice, Antitrust Division;

•	compliance with applicable environmental laws and regulations;

•	product liability claims and other liabilities arising out of our business; and

•	other factors, including those described under the caption “Risk Factors” in our periodic reports filed with the SEC.

          Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements contained herein speak only as of the date of this prospectus and the forward-looking statements contained in documents incorporated herein by reference speak only as of the date of the respective documents. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, in each case, except as required by law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We are a reporting company under the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at the SEC’s Internet web site, http://www.sec.gov, or through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

          We also make available free of charge on or through our Internet web site (http://www.terex.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file these materials with the SEC. Except as set forth under “Incorporation of Certain Documents by Reference,” information on our Internet website is not incorporated into this prospectus by reference and should not be considered a part of this prospectus. In addition, you may request copies of these filings at no cost through our Investor Relations Department at: Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut 06880, Attn: Investor Relations Department; Phone: (203) 222-7170; or at our Internet web site.

          We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document of ours, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference into the registration statement by the filing of a Form 8-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet web site as listed above.

v

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on February 28, 2007;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 filed on May 4, 2007;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 filed on August 3, 2007;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 filed on November 5, 2007;

•	our Definitive Proxy Statement filed on April 4, 2007;

•

our Current Reports on Form 8-K filed on January 16, 2007, February 2, 2007, February 9, 2007, February 13, 2007, February 27, 2007, February 28, 2007, March 8, 2007, April 4, 2007, April 11, 2007, May 10, 2007, May 18, 2007, May 25, 2007, July 13, 2007, July 17, 2007, October 11, 2007 and November 5, 2007; and

•	the description of our common stock on our Registration Statement on Form 8-A filed on February 22, 1991.

          You may request a copy of these filings at no cost, by writing or telephoning us as follows:

Terex Corporation
200 Nyala Farm Road
Westport, Connecticut 06880
Attn: Investor Relations Department
(203) 222-7170

          You may also obtain a copy of these filings from our Internet web site at http://www.terex.com. Please note, however, that the information on our Internet web site, other than the documents listed above, is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

OUR COMPANY

          Terex is a diversified global manufacturer of capital equipment focused on delivering reliable, customer relevant solutions for the construction, infrastructure, quarrying, mining, shipping, transportation, refining and utility industries. We operate in five reportable segments: (i) Terex Aerial Work Platforms, (ii) Terex Construction, (iii) Terex Cranes, (iv) Terex Materials Processing & Mining and (v) Terex Roadbuilding, Utility Products and Other. We remain focused on delivering products that are reliable, cost-effective and improve our customers’ return on invested capital. Our products are manufactured at plants in North America, Europe, Australia, Asia and South America, and are sold worldwide.

          Our Company was originally incorporated in Delaware in October 1986 as Terex U.S.A., Inc. We have grown a tremendous amount since that time, achieving $7.6 billion of net sales in 2006, up from $6.2 billion of net sales in 2005.

          We continue to focus on integrating the companies that we have acquired. In the past, our Company operated in a decentralized manner. However, we have increasingly coordinated our operations to improve and streamline our business. We are becoming a more unified operating company, one that combines the strengths of many different people, products and technologies under one global umbrella. We have concentrated on improving our financial reporting and will continue to focus on integrating other aspects of our business as well.

          Our Aerial Work Platforms segment designs, manufactures and markets aerial work platform equipment, telehandlers, light construction equipment and construction trailers. Our Construction segment designs, manufactures and markets heavy construction equipment and compact construction equipment. Our Cranes segment designs, manufactures and markets mobile telescopic cranes, tower cranes, lattice boom crawler cranes, truck mounted cranes (boom trucks) and telescopic container stackers. Our Materials Processing & Mining segment designs, manufactures and markets crushing and screening equipment, hydraulic mining excavators, high capacity surface mining trucks, drilling equipment and other products. Our Roadbuilding, Utility Products and Other segment designs, manufactures and markets asphalt and concrete equipment, landfill compactors, and utility equipment.

          Our principal offices are located at 200 Nyala Farm Road, Westport, Connecticut 06880, and our telephone number is (203) 222-7170.

USE OF PROCEEDS

          Unless indicated otherwise in any applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities for our operations and for other general corporate purposes, including repayment or refinancing of borrowings, working capital, capital expenditures, investments, acquisitions and the repurchase of our outstanding securities. Additional information on the use of net proceeds from the sale of securities that we may offer from time to time by this prospectus may be set forth in the applicable prospectus supplement relating to a particular offering.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table shows our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30,	For the Year Ended December 31,

(dollars in millions)	2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges (1) (2)	11.5x	6.0x	3.4x	2.2x	— (3)	— (3)
Amount of earnings deficiency for coverage of fixed charges	—	—	—	—	$51.5	$55.3

(1)

For purposes of this definition, earnings are defined as income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle excluding minority interest in consolidated subsidiaries and undistributed (income) loss of less than 50% owned investments, plus distributions from less than 50% owned investments and fixed charges. Fixed charges are the sum of interest expense, including debt discount amortization, amortization/writeoff of debt issuance costs and portion of rental expense representative of interest factor.

(2)	There are no shares of preferred stock outstanding.

(3)	Less than 1.0x.

DESCRIPTION OF THE SECURITIES WE MAY ISSUE

Overview

          This prospectus describes the securities we may issue from time to time. The remainder of this section provides some background information about the manner in which the securities may be held. The three sections following this section of the prospectus describe the terms of the basic categories of securities that we may issue pursuant to this prospectus:

•	our debt securities, which may be senior or subordinated, and the guarantees of the debt securities by one or more of our subsidiaries;

•	warrants to purchase our debt securities, preferred stock, depositary shares and common stock; and

•	our common stock, preferred stock and depositary shares representing fractional shares of our preferred stock.

Prospectus Supplements

          This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

          Any applicable prospectus supplement to be attached to the front of this prospectus will describe the terms of any securities that we offer, as well as the other specific terms related to that offering. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part, including any future filings we will make with the SEC that are incorporated by reference into the registration statement.

Legal Ownership of Securities

          Holders of Securities

          Book-Entry Holders. We will issue debt securities under this prospectus in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. We may, but are not obligated to, issue shares of common stock, shares of preferred stock and securities warrants under this prospectus in book-entry form. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

          We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and all payments on the securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers, who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers. They are not obligated to do so under the terms of the securities.

          As a result, investors of securities in book-entry form will not own these securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities. For more information about securities issued in global form, see “—Global Securities” below.

          Street Name Holders. Alternatively, we may initially issue securities under this prospectus in non-global form. We may also terminate a global security at any time after it is issued. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses. In that event, the investor would hold only a beneficial interest in those securities through an account that the investor maintains at that institution.

          For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

          Legal Holders. We, and any third parties employed by us or acting on your behalf, including trustees, depositories and transfer agents, generally are obligated only to the legal holders of the securities. In a number of respects, we do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

          For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders to amend an indenture, to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for any other purpose, we would seek the approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is determined by the legal holders.

          When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

          Special Considerations for Indirect Holders. If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

          What is a Global Security? A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.

          Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominee. The financial institution that is selected for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form. Beneficial interests in global securities will be shown on, and transfers of global securities will be reflected through, records maintained by DTC and its participants.

          A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise or as otherwise described in the applicable prospectus supplement. We describe those situations under “—Special Situations When a Global Security Will Be Terminated” below. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

          Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead will deal only with the depositary that holds the global security.

          If securities are issued only in the form of a global security, an investor should be aware of the following:

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an investor cannot cause the securities to be registered in the name of the investor, and cannot obtain physical certificates for the investor’s interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to the investor’s own broker, bank or other financial institution for payments on the securities and protection of the investor’s legal rights relating to the securities, as we describe under “—Legal Ownership of Securities—Holders of Securities” above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge the investor’s interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, including trustees and transfer agents, have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. Neither we, the trustee, the transfer agent nor any other third parties supervise the depositary in any way;

•

DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker, bank or other financial institution may require you to do so as well; and

•

brokers, banks and other financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

          Special Situations When a Global Security Will Be Terminated. In some situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names so that they will be holders. We have described the rights of holders and street name investors above under “—Legal Ownership of Securities—Holders of Securities” above.

          The special situations for termination of a global security are as follows:

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if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within a specified time period; or

•	if we elect to terminate that global security.

          A prospectus supplement may also list additional situations for terminating a global security that would apply to that particular series of securities covered by that prospectus supplement. If a global security is terminated, the depositary has the sole responsibility for determining the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

          We may issue debt securities from time to time in one or more distinct series. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Unless otherwise specified in the applicable prospectus supplement the trustee under the indentures will be HSBC Bank USA, National Association. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including whether any series is guaranteed and the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the debt securities, their indentures and their guarantees, if any, are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities, their indentures (including any amendments or supplements we may enter into from time to time which are permitted under each indenture) and their guarantees, if any.

          Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of Terex Corporation, and, unless otherwise specified in a prospectus supplement, the debt securities will not be guaranteed by any of our subsidiaries. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

          The applicable prospectus supplement will set forth the terms of each series of notes, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•	if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, if other than or in addition to the Borough of Manhattan, The City of New York, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

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the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	if a person other than HSBC Bank USA, National Association is to act as trustee for the debt securities, the name and location of the corporate trust office of that trustee;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if the debt securities do not bear interest, the dates on which we will furnish to the trustee the names and addresses of the holders of the debt securities;

•

if other than as set forth in the indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

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whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be convertible and the terms of any conversion provisions;

•	the forms of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

          This prospectus is part of a registration statement that does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

          We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

          Debt securities may be guaranteed by one or more of our subsidiaries, if so provided in the applicable prospectus supplement or other offering material. The prospectus supplement or other offering material will describe the terms of any guarantees, including, among other things, the ranking of the guarantee, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

DESCRIPTION OF THE CAPITAL STOCK

          Our authorized capital stock consists of 350,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of September 30, 2007, there were 106,097,570 shares of common stock issued and 102,772,092 shares of common stock outstanding. Of the unissued shares of common stock at that date, 4,004,397 shares were reserved for issuance for the exercise of stock options and the vesting of restricted stock. As of September 30, 2007, there were no shares of preferred stock outstanding.

Common Stock

          The following is a summary of the material terms of our common stock. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of our restated certificate of incorporation and amended and restated bylaws.

          Each outstanding share of our common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election. Subject to preferences which may be applicable to any outstanding shares of preferred stock, holders of common stock have equal ratable rights to any dividends that may be declared by the board of directors out of legally available funds.

          Holders of our common stock have no conversion, redemption or preemptive rights to subscribe for any of our securities. All outstanding shares of our common stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors and preferences applicable to outstanding shares of preferred stock. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

          Our restated certificate of incorporation provides that directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director except to the extent otherwise required by Delaware law. Our amended and restated bylaws provide for indemnification of our officers and directors to the fullest extent permitted by Delaware law.

          Our amended and restated bylaws provide that our stockholders must provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meeting. This provision could be considered an “anti-takeover” provision.

          Our common stock is traded on the New York Stock Exchange under the symbol “TEX.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock and Depositary Shares Representing Fractional Shares of Preferred Stock

          The following describes the general terms and provisions of the preferred stock we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

          This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our restated certificate of incorporation and the certificate of designation we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock.

          Our board of directors may, without further action of the stockholders, determine the following for each series of preferred stock, and any applicable prospectus supplement will describe:

•	the distinctive serial designation and the number of shares;

•

the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

•	any voting powers of the shares;

•	whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

•

the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

•

whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

•

whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•

any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our restated certificate of incorporation.

          The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock and any depositary shares will be specified in the applicable prospectus supplement.

          We may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest in a share of preferred stock with the amount of the fractional interest to be specified in the applicable prospectus supplement. If we issue depositary shares representing interests in shares of preferred stock, those shares of preferred stock will be deposited with a depositary.

          The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

          The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

DESCRIPTION OF THE SECURITIES WARRANTS

          This section describes the general terms and provisions of the securities warrants that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the securities warrants then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

          We may issue securities warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued alone or together with senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under warrant agreements between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial holders of securities warrants.

          If securities warrants for the purchase of senior debt securities or subordinated debt securities are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the securities warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the senior debt securities or subordinated debt securities that can be purchased upon exercise;

•

the designation and terms of any series of senior debt securities or subordinated debt securities with which the securities warrants are being offered and the number of securities warrants offered with each senior debt security or subordinated debt security;

•	the date on and after which the holder of the securities warrants can transfer them separately from the series of senior debt securities or subordinated debt securities;

•

the principal amount of the series of senior debt securities or subordinated debt securities that can be purchased upon exercise and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires; and

•	any other terms of the securities warrants.

          If securities warrants for the purchase of preferred stock are offered, the applicable prospectus supplement will also describe the terms of the preferred stock into which the securities warrants are exercisable as described under “Description of the Capital Stock – Preferred Stock and Depositary Shares Representing Fractional Shares of Preferred Stock.”

PLAN OF DISTRIBUTION

General

          The Registrants may offer and sell securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

          A prospectus supplement relating to a particular offering of securities may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

          The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices in block trades, or in underwritten offerings or in other types of trades.

Underwriting Compensation

          The Registrants may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of securities, underwriters may receive compensation from the Registrants or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

          If the Registrants use an underwriter or underwriters in the sale of particular securities, the Registrants will execute an underwriting agreement with those underwriters at the time of sale of those securities. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

          Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from the Registrants and any profit that they receive on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us.

Indemnification

          The Registrants may enter agreements under which underwriters and agents who participate in the distribution of securities may be entitled to indemnification by the Registrants against various liabilities, including liabilities under the Securities Act of 1933, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions

          Various of the underwriters who participate in the distribution of securities, and their affiliates, may perform various commercial banking and investment banking services for us or our affiliates from time to time in the ordinary course of business.

Delayed Delivery Contracts

          The Registrants may authorize underwriters or other persons acting as its agents to solicit offers by institutions to purchase securities from the Registrants pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases the Registrants must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Price Stabilization and Short Positions

          If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

          The Registrants make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the Registrants make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

          Unless otherwise specified in a prospectus supplement, the validity of any securities issued hereunder will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York and by Eric I Cohen, Esq., General Counsel of the Company.

EXPERTS

          The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report, which contains an adverse opinion on the effectiveness of internal control over financial reporting, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.